Exhibit 2.1

Executed Version

TRANSACTION AGREEMENT

dated as of

February 20, 2020

between

SP VS BUYER LP

and

L BRANDS, INC.

TABLE OF CONTENTS

i

ii

iii

Appendix I	Net Tangible Assets
Appendix II-A	Restructuring Plan
Appendix II-B	Restructuring Plan

Exhibits:

Exhibit A	Sold VS Interests Assignment Agreement
Exhibit B	VS Holdco Operating Agreement
Exhibit C	GP Assignment Agreement
Exhibit D	GP Agreement
Exhibit E	Specified Policies
Exhibit F	Transition Services Agreement
Exhibit G	Reverse Transition Services Agreement

iv

Exhibit H	[Intentionally Omitted]
Exhibit I	Reimbursement Agreement
Exhibit J	Construction Management Agreement Term Sheet
Exhibit K	DC2 Lease Term Sheet
Exhibit L	DC7 Lease Term Sheet
Exhibit M	Shipping Building Sublease Term Sheet
Exhibit N	Reynoldsburg Campus
Exhibit O	Distribution Centers Site Plan
Exhibit P	DC6 Construction Management Agreement

v

TRANSACTION AGREEMENT

TRANSACTION AGREEMENT (this “Agreement”) dated as of February 20, 2020 between SP VS Buyer LP, a Delaware limited partnership (“Buyer”), and L Brands, Inc., a Delaware corporation (“Parent”).

W I T N E S S E T H :

WHEREAS, Parent and its Subsidiaries are engaged in, among other things, the conduct of the Business;

WHEREAS, after the date hereof and prior to the Closing, Parent will form, or will cause to be formed, a wholly owned Subsidiary of Parent (“VS Holdco”), and a wholly owned Subsidiary of Parent that will be the general partner of VS Holdco (the “VS Holdco GP”);

WHEREAS, as of immediately prior to the Closing, Parent and its Subsidiaries will be the record and beneficial owners of all of the equity interests of VS Holdco (the “VS Holdco Interests”) and all of the equity interests of the VS Holdco GP (the “VS Holdco GP Interests”);

WHEREAS, Parent desires to, and to cause its Subsidiaries to, sell to Buyer 55% of the VS Holdco Interests (the “Sold VS Interests”) and 55% of the VS Holdco GP Interests (the “Sold GP Interests”), and Buyer desires to purchase the Sold VS Interests and the Sold GP Interests from Parent or one or more of its Subsidiaries, upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, Parent and its Subsidiaries desire to transfer to the Acquired Companies certain assets and liabilities of the Business, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto hereby agree as follows:

Article 1
Definitions

Section 1.01.   Definitions. (a) As used herein, the following terms have the following meanings:

“Acceptable Replacement Facility” means a credit facility provided by, at the option of Parent, either (i) a third party commercial lender or financing source reasonably satisfactory to Buyer (an “Acceptable Third Party Lender”) or (ii) Parent, in each case, on terms and conditions substantially the same as, and, in any event, no less favorable in the aggregate to the Acquired Companies that constitute obligors thereunder than, the China Facility as in effect on the date hereof; provided that (1) such Acceptable Replacement Facility will provide that on and following the Closing Date:

(A) there is revolving financing or other similar working capital financing that satisfies the Revolving Commitment Condition (as defined in clause (ii)(A) of Item 1 of Section 5.09(b) of the Parent Disclosure Schedule) in effect on the Closing Date; provided further that if Parent provides the Acceptable Replacement Facility but elects not to provide the revolving financing or similar working capital financing described in this clause (A), Parent covenants to take all necessary steps so that an Acceptable Third Party Lender satisfies the Revolving Commitment Condition on and following the Closing Date (otherwise, the Acceptable Replacement Facility provided by Parent on and following the Closing Date shall satisfy the Revolving Commitment Condition),

(B) there are term loans (or similar funded Indebtedness) outstanding on the Closing Date that satisfy the Funded Term Loan Financing Condition (as defined in clause (ii)(B) of Item 1 of Section 5.09(b) of the Parent Disclosure Schedule), which will be assumed by an Acquired Company in China designated by Buyer on the Closing Date in accordance with Section 2.04(d), and

(C) (1) there is a bank guarantee facility that satisfies the Bank Guarantee Commitment Condition (as defined in clause (iii) of Item 1 of Section 5.09(b) of the Parent Disclosure Schedule) in effect on the Closing Date; provided further that if Parent provides the Acceptable Replacement Facility and elects not to provide the bank guarantee facility described in this clause (C), Parent covenants to take all necessary steps so that an Acceptable Third Party Lender satisfies the Bank Guarantee Commitment Condition on and following the Closing Date (otherwise, the Acceptable Replacement Facility provided by Parent on and following the Closing Date shall satisfy the Bank Guarantee Commitment Condition), and (2) which credit facility shall be otherwise documented in a manner reasonably satisfactory to Buyer and, in the case of clause (ii), Parent (but only with respect to an Acceptable Replacement Facility described in the foregoing clauses (A), (B) and (C), which is provided by Parent).

“Accounting Policies” means (i) GAAP, and (ii) only to the extent consistent with GAAP, the accounting policies, principles, practices and methodologies used in the preparation of the Balance Sheet, in each case of clause (i) and (ii), subject to the specific policies, principles, practices and methodologies set forth in Exhibit E (the “Specified Policies”). In the event of a conflict between GAAP and the Specified Policies, the Specified Policies will control.

“Acquired Companies” means VS Holdco and the VS Holdco Subsidiaries.

“Affiliate” means, with respect to any Person, any other Person who, as of the relevant time for which the determination of affiliation is being made, directly or indirectly controls, is controlled by or is under common control with such Person; provided that, from and after the Closing, (i) no Acquired Company shall be considered an Affiliate of Parent or any of its Affiliates and (ii) none of Parent or any of its Affiliates shall be considered an Affiliate of any Acquired Company or any of its Affiliates. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.

“Base Net Tangible Assets” means $1,241,000,000.

“Business” means (i) the specialty retail business of Parent and its Subsidiaries (including the Acquired Companies) with respect to women’s intimate and other apparel, accessories, beauty care products and fragrances that is conducted under the Victoria’s Secret or PINK brands, and (ii) the global development, production and sourcing functions of Parent and its Subsidiaries (including the Acquired Companies) solely to the extent related to women’s intimate and other apparel that is conducted under the Victoria’s Secret or PINK brands, in each case, as conducted as of the date hereof (or, with respect to clause (ii), as contemplated to be conducted pursuant to the Transaction Documents) by VS Holdco and its Subsidiaries.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Buyer United States Shareholder” means a Person if Buyer demonstrates to the reasonable satisfaction of Parent (i) that, at the close of the taxable year of each Acquired Company that includes the Closing Date, such Person was a United States Shareholder of an Acquired Company that was, at that time, a Controlled Foreign Corporation and (ii) the percentage of each Acquired Company’s stock that such Person owned (within the meaning of Section 958(a) of the Code) for purposes of determining such Person’s “pro rata share” (within the meaning of Section 951(a)(2)) in respect of such Acquired Company at such time (such Person’s “Ownership Percentage” for an Acquired Company).

“Buyer US Shareholder Corporate Percentage” means, for each Acquired Company, the sum of the Ownership Percentages of the Buyer United States Shareholders for such Acquired Company that are treated as corporations for U.S. federal income tax purposes.

“Buyer US Shareholder Individual Percentage” means, for each Acquired Company, the sum of the Ownership Percentages of the Buyer United States Shareholders for such Acquired Company that are not treated as corporations for U.S. federal income tax purposes.

“Buyer United States Shareholder Corporate Tax Amount” means an amount (not less than $0) equal to the amount of U.S. federal, state and local income tax that a hypothetical corporation, resident in New York, NY and owning, directly, the Buyer US

Shareholder Corporate Percentage of each Acquired Company’s stock on the Closing Date, would have been required to pay in respect of amounts includible in income under Sections 951 and 951A of the Code if (i) the taxable year of each Acquired Company closed on the Closing Date and (ii) such hypothetical corporation had no items of income, gain, loss or deduction for the taxable year, other than those attributable to its ownership of the Acquired Companies (but assuming such hypothetical corporation is subject to the highest marginal rate of tax permitted to be imposed on such income under relevant federal, state, and local Applicable Law).

“Buyer United States Shareholder Individual Tax Amount” means an amount (not less than $0) equal to the amount of U.S. federal, state and local income tax that a hypothetical individual, resident in New York, NY and owning, directly, the Buyer US Shareholder Individual Percentage of each Acquired Company’s stock on the Closing Date, would have been required to pay in respect of amounts includible in income under Sections 951 and 951A of the Code if (i) the taxable year of each Acquired Company closed on the Closing Date and (ii) such hypothetical individual had no items of income, gain, loss or deduction for the taxable year, other than those attributable to its ownership of the Acquired Companies (but assuming such hypothetical individual is subject to the highest marginal rate of tax permitted to be imposed on such income under relevant federal, state, and local Applicable Law).

“Buyer United States Shareholder Tax Amount” means the sum of (i) the Buyer United States Shareholder Corporate Tax Amount and (ii) the Buyer United States Shareholder Individual Tax Amount.

“Canadian Competition Act” means Canada’s Competition Act, (R.S.C. 1985, c. C-34).

“Cash” of any Person means, as of any time, all cash, cash equivalents, certificates of deposit, time deposits, marketable securities, negotiable instruments and short-term investments of such Person, but excluding cash or cash equivalents not freely distributable due to legal, regulatory or contractual constraints or otherwise of the type commonly referred to as restricted cash, calculated in accordance with the Accounting Policies. For the avoidance of doubt, Cash shall exclude (i) cash and cash equivalents held in store registers, bank accounts or investment accounts in China by the Acquired Companies or for the benefit of the Acquired Companies or by the Acquired Companies incorporated or formed in China (collectively, “China Cash”), (ii) cash in store registers and store bank accounts (collectively, “Store Cash”), and (iii) credit card receivables (“Credit Card AR”).

“China” means the People’s Republic of China, excluding Hong Kong and Macau.

“China Facility” means that certain China Credit Facility Agreement (as defined in Section 2.04(d) of the Parent Disclosure Schedule), including, for the avoidance of doubt, all related loan documents, schedules and exhibits entered into in connection therewith or otherwise related thereto.

“Closing Cash” means the amount of all Cash of the Acquired Companies as of immediately prior to the Closing; provided that Closing Cash shall (i) include the total amount of outstanding checks and drafts issued for the benefit of any Acquired Company but not yet cleared as of immediately prior to the Closing and (ii) calculated net of the total amount of outstanding checks and drafts issued by any Acquired Company but not yet cashed as of immediately prior to the Closing. Notwithstanding anything to the contrary contained herein, (A) the total amount of Closing Cash held by Acquired Companies incorporated or formed outside of the United States and in bank accounts and investment accounts located outside of the United States shall be the lesser of (x) the actual amount of such Closing Cash and (y) $20,000,000 and (B) in no event shall Closing Cash exceed the Maximum Cash Amount, and, for clarity, any determination of Closing Cash shall exclude any and all China Cash, Store Cash and Credit Card AR.

“Closing Date” means the date of the Closing.

“Closing Indebtedness” means the amount of all Indebtedness of the Acquired Companies as of immediately prior to the Closing; provided that Closing Indebtedness shall exclude (i) any intercompany obligations between any Acquired Company, on the one hand, and any other Acquired Company, on the other hand and (ii) any liabilities, obligations or indebtedness under the ABL Debt Facility.

“Closing Net Tangible Assets” means the amount of the Net Tangible Assets of the Acquired Companies as of immediately prior to the Closing; provided that Closing Net Tangible Assets shall not include (i) any amount expressly included in the definition of Closing Cash, (ii) any amount expressly included in the definition of Closing Indebtedness, (iii) any Excluded Asset, (iv) any Excluded Liability, (v) any Excluded Tax, (vi) any Restructuring Costs, (vii) any Transaction Expenses, (viii) the amount of any retention or stay bonuses granted by Parent or any of its Subsidiaries from the Retention Reserve Amount after the date hereof in accordance with Section 1.01(a)(i) of the Parent Disclosure Schedule, or (ix) any liabilities, obligations or indebtedness under the ABL Debt Facility.

“COBRA” means the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985.

“Collective Bargaining Agreement” means any agreement, memorandum of understanding or other contractual obligation between any Acquired Company, on the one hand, and any labor organization or other authorized employee representative representing Service Providers, on the other hand.

“Code” means the U.S. Internal Revenue Code of 1986.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of September 19, 2019 between Parent and Sycamore Partners Management, L.P., as amended.

“Construction Management Agreement” means the construction management agreement to be entered into on the Closing Date by and between Parent and VS Holdco

(or a Subsidiary of VS Holdco), on substantially the terms set forth in the Construction Management Agreement Term Sheet.

“Construction Management Agreement Term Sheet” means the term sheet attached hereto as Exhibit J.

“Continuing Employee” means each Service Provider who is employed by Parent or any of its Affiliates (including any Acquired Company) as of immediately prior to the Closing.

“Controlled Foreign Corporation” means “controlled foreign corporation” as defined under Section 957 of the Code.

“DC2” means Distribution Center 2 located at Two Limited Parkway, Columbus, Ohio, 43230.

“DC2 Lease” means the lease to be entered into on the Closing Date by and between Parent (or a Subsidiary of Parent), as landlord, and VS Holdco (or a Subsidiary of VS Holdco), as tenant, with respect to all of DC2, on substantially the terms set forth in the DC2 Lease Term Sheet.

“DC2 Lease Term Sheet” means the term sheet attached hereto as Exhibit K.

“DC3” means Distribution Center 3 located at Three Limited Parkway, Columbus, Ohio, 43230.

“DC6” means the real property commonly known as DC6, located at 3425 Morse Crossing, Columbus, Ohio, 43219, together with all buildings, structures, improvements and fixtures currently located or to be located thereon, and all easements and other rights and interests appurtenant thereto.

“DC6 Construction Management Agreement” means the construction management agreement attached hereto as Exhibit P.

“DC 7” means Distribution Center 7 located at Seven Limited Parkway, Reynoldsburg, Ohio, 43068.

“DC7 Lease” means the lease to be entered into on the Closing Date by and between VS Holdco (or a Subsidiary of VS Holdco), as landlord, and Parent (or a Subsidiary of Parent), as tenant, with respect to portions of the Reynoldsburg Campus, on substantially the terms set forth in the DC7 Lease Term Sheet.

“DC7 Lease Term Sheet” means the term sheet attached hereto as Exhibit L.

“Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case that is in force as of the date of this Agreement and is sponsored, maintained, administered, contributed to, or required to be contributed to, or entered into by Parent, any Acquired Company or any Affiliate of Parent or any Acquired Company for the current or future benefit of any current or former Service Provider (or with respect to which any such Person would reasonably be expected to have any liability (contingent or otherwise)).

“Environmental Law” means any Applicable Law that relates to pollution or public or worker health or safety (solely with respect to Hazardous Substances) or has as its principal purpose the protection of the environment.

“Equity Commitment Letter” means that certain Equity Commitment Letter, dated as of the date hereof, to Buyer from Sycamore Partners III, L.P., a Cayman Islands exempted limited partnership and Sycamore Partners III-A, L.P., a Cayman Islands exempted limited partnership (a copy of which was provided to Parent on the date hereof).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any entity, any other entity that at the relevant time, together with such first entity, would be treated as a single employer under Section 414 of the Code.

“Excluded Services” means the services set forth on Section 5.22(i) of the Parent Disclosure Schedule.

“Excluded Taxes” means, without duplication, any and all (i) income Taxes of any Acquired Company for any Pre-Closing Tax Period or incurred in connection with the Restructuring Transactions, (ii) Taxes of Parent, its Subsidiaries (other than the Acquired Companies), or a Parent Tax Group, other than non-income Taxes taken into account in the calculation of Net Tangible Assets; (iii) Taxes related to compensation arrangements of Parent or its Subsidiaries with employees (including Continuing Employees) that are not being assumed by the Acquired Companies (including Taxes resulting from the exercise of an option to acquire Parent shares); (iv) Taxes set forth on Section 1.01(a)(ii) of the Parent Disclosure Schedule, in each case, excluding any Transfer Taxes to the extent included in Assumed Restructuring Costs; and (v) Taxes of the Acquired Companies resulting from any action taken on or prior to the Closing described in the last paragraph of Section 5.01 (including any upstream loans from an Acquired Company to another Acquired Company or Parent and its Affiliates made prior to Closing to repatriate cash or the settlement of such loans prior to Closing) (other than non-income Taxes taken into account in Net Tangible Assets).

“Formulas” means any and all trade secrets and know-how (including formulas, manufacturing or production processes and techniques, recipes, innovations, concepts and other methodologies) relating to any and all beauty and personal care products (including moisturizers, lotions, oils, cosmetics, makeup, lip scrubs, body washes, soaps, sanitizers, body scrubs, face masks, face wipes and other body care) or fragrances (including perfumes and body sprays and mists).

“Fragrance House Contracts” means the contracts set forth in Section 2.02(f)(iv) of the Parent Disclosure Schedule.

“Fraud” means, with respect to any party to this Agreement, an actual and intentional fraud with respect to the making of representations and warranties contained in this Agreement and not with respect to any other matters; provided that such actual and intentional fraud of such party hereto shall only be deemed to exist if (i) such party or any of its Representatives had actual knowledge that the representations and warranties made by such party were actually inaccurate when made, (ii) such representations and warranties were made with the intent to induce another party to this Agreement to rely thereon (or with the expectation that such other party would rely thereon) and with the intent to induce such other party to act or refrain from acting in such context, (iii) such other party acted or refrained from acting in justifiable reliance on such representations and warranties, and (iv) such action or inaction resulted in actual damages to such other party.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“GP Agreement” means the Amended and Restated Limited Liability Company Agreement of the VS Holdco GP substantially in the form attached hereto as Exhibit D.

“GP Assignment Agreement” means the Assignment and Assumption Agreement among each Selling Entity holding Sold GP Interests and Buyer, substantially in the form attached hereto as Exhibit C.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance or material, in each case that is regulated under any Environmental Law.

“Home Campus” means the real property and facilities at DC2 and DC3.

“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” of any Person means, as of any time, without duplication, (i) the outstanding principal amount of and accrued and unpaid interest (only to the extent in a liability position) in respect of (A) indebtedness of such Person for borrowed money, including indebtedness for borrowed money under either (x) the China Facility or (y) if Parent has replaced the China Facility with an Acceptable Replacement Facility, the Acceptable Replacement Facility, (B) indebtedness of such Person evidenced by notes, debentures, bonds or other similar instruments and (C) indebtedness of such Person evidenced by letters of credit, banker’s acceptances, bank guarantees, performance and surety bonds or similar credit instruments (in each case, solely to the extent drawn), (ii) all capitalized lease obligations that are required to be classified as a balance sheet liability of such Person in accordance with the Accounting Policies (excluding any real estate lease obligations required to be capitalized in accordance with the Financial Accounting Standards Codification Topic 842 and any leases or subleases that are Transaction Documents), (iii) the obligations of such Person for the deferred purchase price of businesses, properties, securities, goods or services (including any “earn-outs” to the extent required to be classified as a balance sheet liability in accordance with the Accounting Policies), excluding in each case of the foregoing any trade payables and any such obligations pursuant to any of the Transaction Documents, (iv) all liabilities for accrued but unpaid severance obligations for officers, employees and individual service providers of the Acquired Companies whose employment has terminated at or prior to the Closing, together with the employer portion of payroll Taxes related thereto, (v) all liabilities for accrued but unpaid bonuses, together with the employer portion of any payroll Taxes related thereto, (vi) all liabilities for compensation or benefit plan arrangements that come due (in whole or in part) as a result of the transactions contemplated by this Agreement (to the extent such amounts would not otherwise be due in the absence of the transactions contemplated by this Agreement) (excluding for all purposes of this clause (vi) the Retention Reserve Amount and the Restructuring Costs), in each case, together with the employer portion of any payroll Taxes related thereto, (vii) all liabilities accrued as of immediately prior to the Closing under the SRP with respect to Continuing Employees to whom the Acquired Companies are obligated to make payment pursuant to Section 7.11, the aggregate amount of which shall be no less than the amount set forth on Section 1.01(a)(iii) of the Parent Disclosure Schedule, together with the employer portion of any payroll Taxes related thereto, (viii) all obligations of another Person secured by any Lien on any property or asset of such first Person (whether or not such obligation is assumed by such first Person), and (ix) in each case of clauses (i) through (viii) including any and all prepayment fees and penalties payable in connection with any prepayment of amounts that become payable solely as a result of the transactions contemplated by this Agreement.

“Intellectual Property Right” means any Trademark, mask work, invention, patent, copyright, trade secrets and know-how (such as formulas, manufacturing or production processes and techniques, methods, schematics, technical data and designs) or rights in software, data, databases, and any other similar or other type of proprietary or intellectual property right worldwide, including any registrations or applications for registration of any of the foregoing.

“International Plan” means any Employee Plan that is not a US Plan.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge of Parent” or any other similar knowledge qualification in this Agreement means to the actual knowledge of the persons set forth in Section 1.01(a)(iv) of the Parent Disclosure Schedule.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, pledge, charge, security interest, license or encumbrance in respect of such property or asset.

“Material Adverse Effect” means any state of facts, circumstance, condition, event, change, development, occurrence, result or effect (i) that would prevent, materially delay or materially impede the performance by Parent of its obligations under this Agreement or Parent’s consummation of the transactions contemplated by this Agreement; or (ii) that has a material adverse effect on the financial condition, business, assets, or results of operations of the Business, excluding, in the case of clause (ii), any state of facts, circumstance, condition, event, change, development, occurrence, result or effect to the extent directly or indirectly resulting from (A) national, international, foreign, domestic or regional social or political conditions (including changes therein) or events in general, including the results of any primary or general elections, or any statements or other proclamations of public officials, or changes in policy related thereto, (B) changes in any economic, financial, monetary, debt, credit, capital or banking markets or conditions (including any disruption thereof) or trends, (C) changes in interest, currency or exchange rates or the price of any commodity, security or market index, (D) changes in legal or regulatory conditions, including changes or proposed changes to Applicable Law (including any proposed Applicable Law), GAAP or other accounting principles or requirements applicable to the Business, or standards, interpretations or enforcement thereof, (E) changes or conditions generally affecting the industry of the Business, (F) changes in, or any failure of the Business to meet, or the publication of any report regarding, any internal or public projections, forecasts, budgets or estimates of or relating to the Business for any period, including with respect to revenue, earnings, cash flow or cash position (it being understood that the underlying causes of such change or failure may, if they are not otherwise excluded from the definition of Material Adverse Effect, be taken into account in determining whether a Material Adverse Effect has occurred), (G) the occurrence, escalation, outbreak or worsening of any hostilities, war, civil unrest, police action, acts of terrorism, cyberattacks or military conflicts, whether or not pursuant to the declaration of an emergency or war, (H) the existence, occurrence or continuation of any pandemics, tsunamis, typhoons, hail storms, blizzards, tornadoes, droughts, cyclones, earthquakes, floods, hurricanes, tropical storms, fires or other natural or manmade disasters or acts of God or any national, international or regional calamity, (I) the execution, announcement, performance or existence of this Agreement, the identity of the parties hereto or any of their respective Affiliates or Representatives, the taking of any action to the extent expressly required or contemplated by this Agreement (including the Restructuring Transactions) or the pendency or contemplated consummation of the transactions contemplated by this Agreement, including any actual or potential loss or impairment after the date hereof of any agreement or contract or any customer, supplier, investor, landlord, partner, employee or other business relation due to any of the foregoing in this subclause (I), it being understood that this clause (I) shall not apply to the representations and warranties and related conditions contained in this Agreement that are primarily intended to address the consequences of the execution, announcement, performance or consummation of this Agreement or the transactions contemplated by this Agreement, or (J) actions taken, or not taken, at the written request of Buyer, except in the case of clauses (A) through (D), (G) and (H) to the extent (and only to the extent) that the Business is materially and disproportionately adversely affected thereby as compared to similarly situated businesses in the industry of the Business.

“Maximum Cash Amount” means $50,000,000 in the aggregate.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) or Section 4001(3) of ERISA.

“Net Tangible Assets” means, as of any time, the amount calculated by subtracting (i) the total liabilities of the Acquired Companies as determined in accordance with the Accounting Policies (provided that such liabilities shall be limited to the line items set forth under the “Liabilities” header of Appendix I) from (ii) the total assets of the Acquired Companies as determined in accordance with the Accounting Policies (provided that such assets shall be limited to the line items set forth under the “Assets” header of Appendix I).

“Organizational Documents” of any Person means the articles of formation, limited liability company agreement, operating company agreement, certificate of incorporation, bylaws and other similar organizational documents of such Person.

“Parent Disclosure Schedule” means the disclosure schedule dated as of the date hereof regarding this Agreement that has been provided by Parent to Buyer.

“Parent Employee Plan” means any Employee Plan in force as of the date of this Agreement that is sponsored, maintained, contributed to, required to be contributed to, or entered into by Parent or any Affiliate of Parent, other than an Acquired Company.

“Parent Member” means each Subsidiary of Parent, designated by Parent prior to the Closing Date, that will hold any Retained VS Holdco Interests as of after the Closing.

“Parent Tax Group” means any affiliated, consolidated, combined or unitary group (including any affiliated group of corporations as defined in Section 1504(a) of the Code) of which Parent or any of its Affiliates is a member.

“PBGC” means the U.S. Pension Benefit Guaranty Corporation.

“Permitted Lien” means (i) Liens for Taxes, assessments or other governmental charges or levies that (A) are not yet delinquent, (B) may be paid without penalty or (C) are being contested by appropriate proceedings and for which appropriate reserves have been established in the Balance Sheet to the extent required by the Accounting Policies;

(ii) mechanics’, carriers’, warehousemens’, materialmens’, workers’, repairers’, landlords’ and similar Liens arising or incurred in the ordinary course of business that (A) are not yet delinquent or (B) are being contested by appropriate proceedings and for which appropriate reserves have been established in the Balance Sheet to the extent required by the Accounting Policies; (iii) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance or other types of social security; (iv) zoning, entitlement and other land use regulations imposed by any Governmental Authority which are not violated by the current use or occupancy of any real property or the operation of the Business thereon; (v) easements, declarations, covenants, variances, rights-of-way and other restrictions that do not and would not reasonably be expected to, individually or in the aggregate, materially impair the continued use of the applicable real property or which are imposed in connection with subdividing the Transferred Distribution Centers; (vi) any Lien that an accurate up-to-date land survey would show; (vii) any right, title or interest of a lessor, sublessor or licensor of any leased property; (viii) with respect to any leased property, any Lien to which the fee simple interest (or any superior leasehold interest) is subject; (ix) limitations or restrictions on the ownership or transfer of equity interests under applicable securities laws; (x) licenses of, covenants not to sue under or other rights to use Intellectual Property Rights to any third party, in each case, in the ordinary course of business; (xi) imperfections of title that do not and would not reasonably be expected to, individually or in the aggregate, materially impair the continued use of the applicable property; (xii) Liens disclosed on or reflected in the Balance Sheet; or (xiii) any memorandum of lease or sublease of the leases or sublease being entered into in connection with this Agreement.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Personal Information” means “personal information,” “personally identifiable information”, “personal data” or any term of similar intent (including attributable payment card information and the like), in each case as defined under Applicable Law pertaining to data privacy, including, as and to the extent applicable, (i) any “personal information” as defined under the California Consumer Privacy Act and (ii) any “personal data” as defined under the E.U. General Data Protection Regulation.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date, and for any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, and for any Straddle Period, the portion of such Straddle Period up to and including the Closing Date.

“Prepaid Restructuring Costs” means all Restructuring Costs actually paid by Parent or any of its Subsidiaries (including the Acquired Companies) prior to the Closing.

“Reference Date” means November 2, 2019.

“Reimbursement Agreement” means the Reimbursement Agreement between Parent, on the one hand, and either VS Holdco or the Applicable VS Subsidiary, on the other hand, substantially in the form attached hereto as Exhibit I.

“Representatives” of any Person means the officers, directors, employees, attorneys, accountants, financial advisors and other agents of such Person.

“Restructuring Costs” means all liabilities, fees, costs and expenses incurred or paid by Parent or any of its Subsidiaries (including the Acquired Companies) in connection with the Restructuring Transactions, including any Transfer Taxes but excluding (i) Excluded Taxes and (ii) any Taxes included in Net Tangible Assets.

“Restructuring Plan” means, (i) Appendix II-A, if Parent elects Appendix II-A pursuant to the procedures set forth in Section 2.07(a), and (ii) Appendix II-B, if Parent elects Appendix II-B pursuant to the procedures set forth in Section 2.07(a), in each case, as may be amended from time to time in accordance with the provisions of Section 2.07(a).

“Retained Marks” means any and all Trademarks and other source or business identifiers incorporating or including any Trademark not included in the Transferred IP, along with any variations or derivatives thereof and any names, marks, logos or other identifiers similar to any of the foregoing and not included in the Transferred IP. For the avoidance of doubt, the “Retained Marks” include the Trademarks set forth on Section 2.03(f) of the Parent Disclosure Schedule.

“Retained VS Holdco Interests” means the VS Holdco Interests other than the Sold VS Interests.

“Retention Reserve Amount” shall mean the amount set forth on and administered in accordance with Section 1.01(a)(i) of the Parent Disclosure Schedule.

“Reverse Transition Services Agreement” means the Reverse Transition Services Agreement between Parent, on the one hand, and either VS Holdco or the Applicable VS Subsidiary, on the other hand, substantially in the form attached hereto as Exhibit G.

“Reynoldsburg Campus” means the real property and facilities, including DC4, DC5 and DC7, which is more particularly described in Exhibit N.

“Selling Entity” means each Subsidiary of Parent identified on the Restructuring Plan that will hold any of the Sold VS Interests immediately prior to the Closing, and each Subsidiary of Parent that will hold any of the Sold GP Interests immediately prior to the Closing.

“Service Provider” means any officer or employee of Parent or any of its Affiliates (including any Acquired Company) engaged to provide services primarily relating to the Business.

“Shipping Building Sublease” means the sublease to be entered into on the Closing Date by and between VS Holdco (or a Subsidiary of VS Holdco), as sublandlord, and Parent (or a Subsidiary of Parent), as subtenant, with respect to the portion of DC2 designated as the “Shipping Building”, on substantially the terms set forth in the Shipping Building Sublease Term Sheet.

“Shipping Building Sublease Term Sheet” means the term sheet attached hereto as Exhibit M.

“Sold VS Interests Assignment Agreement” means the Deed of Assignment and Assumption of Limited Partnership Units among each Selling Entity holding Sold VS Interests, Buyer and the VS Holdco GP substantially in the form attached hereto as Exhibit A.

“Straddle Period” means any taxable period beginning on, or prior to, and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any entity of which (i) a majority of the voting securities or (ii) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, are at the time directly or indirectly owned by such first Person; provided that, from and after the Closing, no Acquired Company shall be considered a Subsidiary of Parent or any of its Subsidiaries.

“Tax” means (i) any tax or other like assessment or charge in the nature of a tax (including estimated taxes and any withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed with respect thereto and (ii) in the case of any Acquired Company, liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of the Acquired Company being (or having been) before the Closing a member of (or leaving) any Parent Tax Group (other than any such Parent Tax Group the only members of which were Acquired Companies).

“Taxing Authority” means the IRS and any other Governmental Authority having jurisdiction with respect to Taxes.

“Tax Return” means any report, form, return, declaration, claim for refund, election, disclosure, estimate, information report or return or statement required to be or otherwise supplied to a Taxing Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Trademark” means trademarks, service marks, trade names, service names, domain names, social media identifiers and accounts, trade dress, logos, slogans and other identifiers of same, including all goodwill associated therewith, and all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing.

“Transaction Documents” means this Agreement, the VS Holdco Operating Agreement, the GP Agreement, the Confidentiality Agreement, the Sold VS Interests Assignment Agreement, the GP Assignment Agreement, the Transition Services Agreement, the Reverse Transition Services Agreement, the Reimbursement Agreement, the Construction Management Agreement Term Sheet, the Construction Management Agreement, the DC2 Lease Term Sheet, the DC2 Lease, the DC7 Lease Term Sheet, the DC7 Lease, the Shipping Building Sublease Term Sheet, the Shipping Building Sublease, the DC6 Construction Management Agreement, the Advisory Agreements (as such term is defined in the VS Holdco Operating Agreement), the Equity Commitment Letter and the Limited Guaranty.

“Transferred Distribution Centers” means the following distribution centers and offices of Parent and its Subsidiaries: (i) DC7, (ii) Distribution Center 4 located at Four Limited Parkway, Reynoldsburg, Ohio, 43068 (“DC4”), (iii) Distribution Center 5 located at Five Limited Parkway, Reynoldsburg, Ohio, 43068 (“DC5”), and (iv) DC6. Locations of the Transferred Distribution Centers are shown on Exhibit O, with each Transferred Distribution Center identified thereon.

“Transferred IP” means all Intellectual Property Rights included in the Transferred Assets.

“Transition Services Agreement” means the Transition Services Agreement between Parent, on the one hand, and either VS Holdco or the Applicable VS Subsidiary, on the other hand, substantially in the form attached hereto as Exhibit F.

“United States Shareholder” means “United States shareholder” as defined under Section 951(b) of the Code.

“US Person” means a “United States person” within the meaning of Code Section 7701(a)(30).

“US Plan” means any Employee Plan that covers Service Providers located primarily within the United States.

“VS Holdco Employee Plan” means any Employee Plan in force as of the date of this Agreement that is sponsored or maintained by any Acquired Company.

“VS Holdco Operating Agreement” means the Amended and Restated Agreement of Exempted Limited Partnership of VS Holdco substantially in the form attached hereto as Exhibit B.

“VS Holdco Subsidiary” means each Transferred Entity and any other Person that is or will be a Subsidiary of VS Holdco as of the Closing, as set forth on the Restructuring Plan.

“WARN” means the U.S. Worker Adjustment and Retraining Notification Act and any comparable foreign, state or local law.

(b)   Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
ABL Debt Facility	5.19(b)
ABL Debt Financing	5.19(b)
ABL Funded Adjustment Amount	2.13(a)
Acceptable Third Party Lender	1.01(a)
Acquired Companies SRP Termination	7.11
Agreement	Preamble
Allocation	6.05(b)
Allocation Notice	6.05(b)
Allocation Principles	6.05(a)
Allocation Schedule	6.05(b)
Anti-Corruption Laws	3.13(b)(i)
Applicable Senior Liens	5.09(c)
Applicable VS Subsidiary	2.09(a)(vi)
Assumed Liabilities	2.04
Assumed Restructuring Costs	2.04(f)
Balance Sheet	3.08
Buyer	Preamble
Buyer Indemnified Parties	9.02(a)
Buyer Related Parties	10.02
Buyer Released Parties	5.12(b)
Buyer Releasing Parties	5.12(a)
Cap	10.02
Cash Incentives	7.09
China Cash	1.01(a)
China Revolver	2.14
Chosen Courts	11.06
Closing	2.09
Closing Statement	2.10
Commerce	3.13(b)(vii)
Company’s FSA	7.06
Continuation Period	7.01
control	1.01(a)
Credit Card AR	1.01(a)
Current Representation	5.10
D&O Indemnitees	5.11(a)
Damages	9.02
DC2	1.01(a)
DC4	1.01(a)
DC5	1.01(a)
DC6	1.01(a)
DC7	1.01(a)
Designated Person	5.10

Term	Section

Downward Adjustment Amount	2.13(b)
Draft Delivery Date	6.02(b)
Draft Review Period	6.02(b)
e-mail	11.01
Equity Financing	4.05
Equity Value	2.01
Estimated Equity Value	2.10
Estimated Purchase Price	2.10
Excluded Assets	2.03
Excluded Distribution Center Equipment	2.02(d)
Excluded Liabilities	2.05
Final Equity Value	2.12
Final Purchase Price	2.12
Financial Statements	3.08
Fully Insured Parent Plan	7.05
Indemnified Party	9.03
Indemnifying Party	9.03
Independent Accountant	2.11(c)
Insurance Policies	3.17
Leases	5.25(a)
Licensed IP	5.18(a)
Limited Guaranty	4.05(b)
Material Contract	3.11(b)
Material Permits	3.18
New Company Plans	7.05
New Fragrance House Contract	5.26
OFAC	3.13(b)(iii)
Ownership Percentage	1.01(a)
Parent	Preamble
Parent Disputed Items	2.11(b)
Parent Insurance Policies	5.14(a)
Parent Released Parties	5.12(a)
Parent Releasing Parties	5.12(b)
Parent Savings Plans	7.08
Parent’s FSA	7.06
Post-Closing DC Plan	7.08
Post-Closing Occurrences	5.14(a)
Post-Closing Representation	5.10
Post-Closing Statement	2.11(a)
Pre-Closing Occurrences	5.14(b)
Preliminary Allocation	6.05(a)
Purchase Price	2.01
Related Party Agreements	3.11(a)(xvi)
Released Parties	5.12(b)
Releasing Parties	5.12(b)

Term	Section

Remaining Disputed Items	2.11(c)
Restructuring Transactions	2.07(a)
Retained Records	2.03(d)
Sanctions	3.13(b)(v)
Scheduled Guarantees	5.09(a)
Selling Agent	6.05(a)
Severance Scheme	7.03
Shared Contract	2.06(a)
Shared Formulas	5.26
Sold GP Interests	Recitals
Sold VS Interests	Recitals
Solvent	4.09
Specified Guarantee	5.09(a)
Specified Policies	1.01(a)
SRP	7.11
Store Cash	1.01(a)
Subdivision Outside Date	5.25(a)(ii)
Subdivision Transaction	5.25(a)(ii)
Surviving Related Party Agreement	5.05
Termination Date	10.01(d)
Third Party Claim	9.03
Trade Controls	3.13(b)(vii)
Transaction Expenses	11.03
Transferred Assets	2.02
Transferred Contracts	2.02(f)(iv)
Transferred Entities	2.02(a)
Transferred Equity Interests	2.02(a)
Transferred Formulas	2.02(b)
Transfer Taxes	5.13
Transition Date	7.01
USRPIs	6.07
Upward Adjustment Amount	2.13(a)
VS Holdco	Recitals
VS Holdco GP	Recitals
VS Holdco GP Interests	Recitals
VS Holdco Interests	Recitals
VS Holdco GP Securities	3.05(c)
VS Holdco Securities	3.05(b)
VSS LLC	5.09(a)(ii)
VS Subsidiary Securities	3.07(b)

Section 1.02.   Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Appendices and Schedules are to Articles, Sections, Exhibits, Appendices and Schedules of this Agreement unless otherwise specified. All Exhibits, Appendices and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Appendix or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law. The word “or” means “and/or” unless the context provides otherwise. References to “dollars” or “$” shall mean U.S. dollars, and whenever conversion of values to or from any currency other than U.S. dollars for a particular date shall be required, such conversion shall be made using the closing rate provided by Bloomberg as of the date that is one Business Day prior to such date. References to one gender shall be held to include the other gender as the context requires. To the extent any agreement to be entered into pursuant to this Agreement indicates that such agreement will be entered into by VS Holdco (or a Subsidiary of VS Holdco), the determination of whether such agreement will be entered into by VS Holdco (or a Subsidiary of VS Holdco) shall be made by Buyer.

Article 2
Purchase and Sale

Section 2.01.   Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Parent shall cause the Selling Entities to sell to Buyer, and Buyer shall purchase from the Selling Entities, the Sold VS Interests and the Sold GP Interests, in each case, free and clear of all Liens (except for any Liens on the ownership or transfer of the Sold VS Interests or Sold GP Interests under applicable securities laws or pursuant to the Organizational Documents of VS Holdco or the VS Holdco GP). The aggregate purchase price for the Sold VS Interests and the Sold GP Interests is an amount equal to 55% of the Equity Value in cash (the “Purchase Price”). The “Equity Value” is an amount equal to (i) $1,168,000,000.00, plus (ii) the amount, if any, by which the Closing Net Tangible Assets exceeds the Base Net Tangible Assets (which amount is a positive number), minus (iii) the amount, if any, by which the Base Net Tangible Assets exceeds the Closing Net Tangible Assets (which amount is a positive number), plus (iv)

Closing Cash, minus (v) Closing Indebtedness, minus (vi) the Retention Reserve Amount. The Purchase Price shall be paid as provided in Section 2.09 (subject to Section 2.13, as applicable), and shall be subject to adjustment as provided in Section 2.12.

Section 2.02.   Transferred Assets. Except as otherwise provided below, upon the terms and subject to the conditions of this Agreement, at or prior to the Closing, Parent shall, or shall cause its Subsidiaries (other than the Acquired Companies) to, convey, transfer, assign and deliver to the Acquired Companies, in each case, free and clear of all Liens (other than Permitted Liens and Liens in respect of obligations for Indebtedness included in Closing Indebtedness and not being repaid at the Closing):

(a)   all of Parent’s and its Subsidiaries’ right, title and interest in, to and under (i) the equity interests of the entities set forth on Section 2.02(a)(i) of the Parent Disclosure Schedule (which shall be deemed amended from time to time to reflect amendments made to the Restructuring Plan in accordance with Section 2.07) (or any successor entity thereof) (such entities, the “Transferred Entities”) and (ii) the equity interests of the entities set forth on Section 2.02(a)(ii) of the Parent Disclosure Schedule (which shall be deemed amended from time to time to reflect amendments made to the Restructuring Plan in accordance with Section 2.07) (or any successor entity thereof) (the equity interests described in clauses (i) and (ii) the “Transferred Equity Interests”);

(b)   (i) all Trademarks owned by Parent or any of its Subsidiaries and primarily used in the conduct of the Business by Parent and its Subsidiaries as the same shall exist on the Closing Date (including the Trademarks set forth on Section 2.02(b) of the Parent Disclosure Schedule, but expressly excluding all Trademarks set forth on Section 2.03(f) of the Parent Disclosure Schedule) together with all corresponding rights that may be secured throughout the world with respect to any of the foregoing and (ii) Formulas owned by Parent or any of its Subsidiaries and exclusively used in the conduct of the Business by Parent and its Subsidiaries as the same shall exist on the Closing Date (the “Transferred Formulas”);

(c)   the Cash included in Closing Cash, the assets included in Closing Net Tangible Assets (including Store Cash and Credit Card AR), and all China Cash (regardless of whether such China Cash is included in Closing Net Tangible Assets);

(d)   fee or leasehold interests, as the case may be, in, to and under the Transferred Distribution Centers, together with all buildings, fixtures and improvements erected thereon, and all equipment (excluding (i) information technology hardware and (ii) the equipment set forth on Section 2.02(d) of the Parent Disclosure Schedule (the “Excluded Distribution Center Equipment”)) located at the Transferred Distribution Centers;

(e)   all (i) information technology hardware (A) owned by Parent or any of its Subsidiaries and (B) physically located within the Business’ retail stores, including any point-of-sale terminals or equipment and (ii) Parent’s and its Subsidiaries’ right, title and interest in and to any personal computers and cellular phones assigned to any Continuing Employee who is employed by an Acquired Company as of the Closing Date; and

(f)   all right, title and interest of Parent and its Subsidiaries in, to and under the assets, properties, rights and businesses of Parent and its Subsidiaries to the extent owned, held or used in each case primarily in the conduct of the Business by Parent and its Subsidiaries as the same shall exist on the Closing Date, including the following:

(i)   all leases of, and other interests in, real property, in each case together with all buildings, fixtures and improvements erected thereon, that are owned, held or used in each case primarily in the conduct of the Business by Parent and its Subsidiaries as the same shall exist on the Closing Date;

(ii)   all personal property and interests therein that are owned, held or used in each case primarily in the conduct of the Business by Parent and its Subsidiaries as the same shall exist on the Closing Date;

(iii)   all raw materials, work-in-process, finished goods, supplies and other inventories that are owned, held or used in each case primarily in the conduct of the Business by Parent and its Subsidiaries as the same shall exist on the Closing Date;

(iv)   all (A) contracts, agreements, leases, licenses, commitments, sales and purchase orders (other than the Fragrance House Contracts) that are owned, held or used in each case primarily in the conduct of the Business by Parent and its Subsidiaries as the same shall exist on the Closing Date and (B) all Fragrance House Contracts but solely to the extent such contracts exclusively relate to the Transferred Formulas (clauses (A) and (B) collectively (the “Transferred Contracts”));

(v)   all accounts, notes, claims and other receivables and rights of recovery that are owned, held or used in each case primarily in or to the extent attributable to the conduct of the Business by Parent and its Subsidiaries as the same shall exist on the Closing Date;

(vi)   all prepaid expenses, including ad valorem taxes, leases and rentals that are owned, held or used in each case primarily in or to the extent attributable to the conduct of the Business by Parent and its Subsidiaries as the same shall exist on the Closing Date;

(vii)   all Intellectual Property Rights (excluding all Intellectual Property Rights set forth on Section 2.03(f) of the Parent Disclosure Schedule, all Trademarks (except as set forth in Section 2.02(b)(i) above) and all Formulas (except the Transferred Formulas)), together with all corresponding rights that may be secured throughout the world with respect to any of the foregoing, that are owned, held or used in each case primarily in the conduct of the Business by Parent and its Subsidiaries as the same shall exist on the Closing Date;

(viii)   all transferable licenses, permits or other governmental authorizations that are owned, held or used in each case primarily in the conduct of the Business by Parent and its Subsidiaries as the same shall exist on the Closing Date;

(ix)   all books, records, files and papers, other than the Retained Records, that are owned, held or used in each case primarily in the conduct of the Business by Parent and its Subsidiaries as the same shall exist on the Closing Date; and

(x)   except with respect to the litigation matters set forth in Section 2.05 of the Parent Disclosure Schedule, all rights under warranties, indemnitees, guarantees, refunds, causes of action, rights of recovery, and similar rights of Parent and its Subsidiaries against third parties, in each case, to the extent related to the Business or arising out of or related to any Transferred Asset or Assumed Liability.

(the items in clauses (a) through (d) above, the “Transferred Assets”), it being understood and agreed that Parent shall transfer each Transferred Asset to the Acquired Companies in a manner consistent with the Restructuring Plan (to the extent set forth in the Restructuring Plan). Notwithstanding anything to the contrary herein, nothing in this Agreement shall require Parent or any of its Subsidiaries to convey, transfer, assign or deliver to any Acquired Company any Transferred Asset that is held or owned by an Acquired Company as of the date hereof, which will continue to be an asset, property or business, as applicable, of such Acquired Company.

Section 2.03.   Excluded Assets. Each of Buyer and VS Holdco, on behalf of itself and each other Acquired Company, expressly understands and agrees that (i) all assets, properties and businesses of Parent and its Subsidiaries that are not included in the Transferred Assets and (ii) the following assets, properties and businesses of Parent and its Subsidiaries (regardless of whether they are owned, held or used in each case primarily in the conduct of the Business) (the items in clauses (i) and (ii), the “Excluded Assets”) shall be excluded from the Transferred Assets:

(a)   all of the equity interests of any Person, other than the Transferred Equity Interests and the equity interests of any Acquired Company;

(b)   except as set forth in Section 2.02(c), all Cash of Parent and its Subsidiaries;

(c)   all insurance policies of Parent and its Subsidiaries;

(d)   all books, records, files and papers, whether in hard copy or computer format, prepared in connection with this Agreement or the transactions contemplated hereby and all minute books and corporate records of Parent and its Subsidiaries (the “Retained Records”);

(e)   all rights of Parent arising under this Agreement or the transactions contemplated hereby;

(f)   all Intellectual Property Rights owned by Parent or any of its Subsidiaries that are not included in the Transferred IP, including all Retained Marks and the Intellectual Property Rights set forth on Section 2.03(f) of the Parent Disclosure Schedule;

(g)   subject to Section 5.01(b), any Transferred Assets sold or otherwise disposed of in the ordinary course of business during the period from the date hereof until the Closing Date;

(h)   the assets, properties and businesses set forth on Section 2.03(h) of the Parent Disclosure Schedule; and

(i)   the Excluded Distribution Center Equipment.

Section 2.04.   Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at or prior to the Closing, Parent shall, or shall cause its Subsidiaries to, convey, transfer, assign and deliver to the Acquired Companies, and Parent shall cause the Acquired Companies to assume from Parent and its Subsidiaries, all debts, obligations, contracts and liabilities of Parent and its Subsidiaries (or any predecessor of Parent or any of its Subsidiaries or any prior owner of all or part of their respective businesses and assets) of any kind, character or description (whether known or unknown, accrued, absolute, contingent or otherwise) to the extent arising out of the Transferred Assets or to the extent relating to or to the extent arising out of the conduct of the Business (as currently or formerly conducted) (collectively, the “Assumed Liabilities”), it being understood and agreed that with respect to each Assumed Liability, Parent shall cause each Assumed Liability to be assumed by the Acquired Companies in a manner consistent with the Restructuring Plan (to the extent set forth in the Restructuring Plan). Notwithstanding anything to the contrary herein, the Assumed Liabilities shall also include (regardless of whether they relate to or arise out of the Transferred Assets or the conduct of the Business, but in any event, excluding Excluded Taxes):

(a)   all Indebtedness included in Closing Indebtedness and not being repaid at or prior to the Closing;

(b)   all liabilities and obligations of Parent and its Subsidiaries arising under the Transferred Contracts;

(c)   all liabilities and obligations relating to any products manufactured or sold by the Business on or prior to the Closing Date;

(d)   the debts, obligations, contracts and liabilities set forth on Section 2.04(d) of the Parent Disclosure Schedule;

(e)   the Assumed Liabilities that are assumed by any Acquired Company as set forth in Article 7;

(f)   the Restructuring Costs (other than the Prepaid Restructuring Costs), in aggregate amount not to exceed $5,000,000 (the “Assumed Restructuring Costs”); and

(g)   the liabilities included in Closing Net Tangible Assets.

Notwithstanding anything to the contrary herein, nothing in this Agreement shall require Parent or any of its Subsidiaries to convey, transfer, assign or deliver to any Acquired Company any Assumed Liability that is held by an Acquired Company as of the date hereof, which will continue to be a debt, obligation, contract or liability, as applicable, of such Acquired Company; it being understood and agreed that Parent shall cause each Acquired Company to convey, transfer, assign and deliver effective as of the Closing, to one or more of Parent or its Subsidiaries (other than the Acquired Companies), and Parent shall cause one or more of its Subsidiaries (other than the Acquired Companies) to assume, in each case, effective as of the Closing, all debts, obligations, contracts and liabilities of the Acquired Companies (or any predecessor of any of them or any prior owner of all or part of their respective businesses and assets) of any kind, character or description (whether known or unknown, accrued, absolute, contingent or otherwise) that are not Assumed Liabilities (all of which shall be Excluded Liabilities).

Section 2.05.   Excluded Liabilities. Parent agrees that the Acquired Companies shall assume only the Assumed Liabilities and shall not assume or otherwise be responsible for any other liability or obligation of Parent or its Subsidiaries of whatever nature, whether presently in existence or arising hereafter, including those liabilities set forth on Section 2.05 of the Parent Disclosure Schedule. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Parent and its Subsidiaries (other than the Acquired Companies) (all such retained liabilities and obligations, including those liabilities set forth on Section 2.05 of the Parent Disclosure Schedule, being herein referred to as the “Excluded Liabilities”).

Section 2.06.   Shared Contracts. (a) Any Transferred Contract to be conveyed, transferred, assigned and delivered in accordance with Section 2.02(f)(iv) or Section 2.02(f)(i) that does not exclusively relate to the Business (each, a “Shared Contract”) shall be conveyed, transferred, assigned and delivered only with respect to (and preserving the meaning of) those parts that relate to the Business, to an Acquired Company, if so assignable, transferrable or conveyable, or appropriately amended prior to, on or after the Closing, so that an Acquired Company shall be entitled to the rights and benefit of those parts of such Shared Contract that relate to the Business and shall assume the related liabilities with respect to such Shared Contract, as contemplated by Section 2.02(f)(iv), Section 2.02(f)(i) and Section 2.04(b), respectively; provided that (i) in no event shall any Person be required to convey, transfer, assign or deliver (or amend), either in whole or in part, any Shared Contract that is not assignable (or cannot be amended) by its terms without the consent or approval of any other Person and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended, without such consent or approval, (A) until such time that such consent or approval is obtained, Parent will cooperate with VS Holdco to establish an agency type or other similar arrangement reasonably satisfactory to Parent and VS Holdco intended to both (x) provide an Acquired Company, to the fullest extent practicable under such Shared Contract, the claims, rights and benefits of those parts that relate to the Business and (y) cause such Acquired Company to bear the related costs and liabilities thereunder from and after the Closing in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement) and in furtherance of the foregoing, VS Holdco shall, or shall cause another Acquired Company to, and Buyer shall cause VS Holdco or another Acquired Company to, promptly pay, perform or discharge when due any such debt, obligation or liability (including any liability for Taxes (other than Excluded Taxes)) arising after the Closing Date, and (B) the failure to so assign or amend such Shared Contract prior to the Closing shall not, in and of itself, be deemed to be a failure of the closing conditions set forth in Article 8 or delay the Closing.

(b)   For so long as Parent or any of its Affiliates are parties to any Shared Contract and provide any Acquired Company any claims, rights and benefits of any such Shared Contract pursuant to an arrangement described in Section 2.06(a), (x) such Acquired Company shall indemnify Parent and its Affiliates against and shall hold each of them harmless from any and all Damages actually suffered by Parent or any of its Affiliates arising out of Parent’s or such Affiliate’s post-Closing direct or indirect ownership, management or operation of any such Shared Contract (to the extent that such Damages relate to the Business) and (y) Parent shall indemnify VS Holdco and its Affiliates against and shall hold each of them harmless from any and all Damages actually suffered by VS Holdco or any of its Affiliates arising out of Parent’s or its Affiliates’ breach of any such Shared Contract (to the extent that such Damages relate to Parent’s and its Affiliates’ business(es), other than the Business).

(c)   Notwithstanding anything in this Section 2.06 to the contrary, with respect to the Fragrance House Contracts, the obligations and rights set forth in this Section 2.06 shall apply to the Fragrance House Contracts solely to the extent they exclusively relate to the Transferred Formulas (it being understood that Section 5.26 shall apply with respect to the treatment of Shared Formulas).

Section 2.07.   Restructuring Transactions. (a) As promptly as reasonably practicable after the date hereof but in any event no later than 30 days after the date hereof, Parent shall designate one of Appendix II-A and Appendix II-B to be the Restructuring Plan by delivering written notice of such designation to Buyer. From and after the delivery of the notice described in the preceding sentence, Parent shall use reasonable best efforts to take, and shall cause its Affiliates to use reasonable best efforts to take, any and all actions necessary to effect the transactions contemplated by Section 2.02 through Section 2.06 and the other transactions detailed on the Restructuring Plan, including conveying, transferring, assigning and delivering any Transferred Asset or Assumed Liability from Parent or any of its Subsidiaries to any Acquired Company, conveying, transferring, assigning and delivering any Excluded Asset or Excluded Liability from any Acquired Company to Parent or any of its Subsidiaries (other than an Acquired Company), creating new Persons that will be Acquired Companies or changing the form of any Acquired Company, in each case, in a manner consistent with the Restructuring Plan (to the extent set forth in the Restructuring Plan) (the Restructuring Plan and the foregoing transactions collectively, together with the actions set forth in Article 7 to be taken by Parent or any of its Subsidiaries as of or prior to the Closing, and after taking into account any amendments, modifications or deviations described in the next sentence, the “Restructuring Transactions”) as promptly as reasonably practicable; provided that Parent and its Affiliates shall not be required to effect any transaction detailed on the Restructuring Plan that would result in a violation of any Applicable Law. Further, Parent and its Affiliates may amend, modify and deviate from any of the Restructuring Transactions detailed in the Restructuring Plan so long as Parent and/or its Affiliates obtain Buyer’s prior written consent (email being sufficient) with respect to any such amendment, modification or deviation (such consent not to be unreasonably withheld, conditioned or delayed) and which consent shall be required for any such amendment, modification or deviation notwithstanding anything to the contrary contained in this Agreement. For clarity, it is understood and agreed (by way of example and not limitation) that it shall be reasonable for Buyer to withhold, condition or delay its consent with respect to any amendment, modification or deviation to or from the Restructuring Plan described on Section 2.07 of the Parent Disclosure Schedule. For the avoidance of doubt, any amendment, modification or deviation from the Restructuring Transactions detailed in the Restructuring Plan for which Buyer provides prior written consent shall not be considered a breach of this Section 2.07.

(b)   Notwithstanding anything herein to the contrary, in no event shall any Person be required to take, effect or complete any action or transaction contemplated by the Restructuring Transactions (i) that requires the consent or approval of any other Person until such consent or approval has been received, or (ii) in a chronological order that differs from that set forth in the Restructuring Plan.

Section 2.08.   Assignment of Contracts and Rights. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Transferred Asset or Excluded Asset or any right thereunder or any Assumed Liability or Excluded Liability if an attempted assignment, without the consent of a third party, would constitute a breach or in any way adversely affect the rights of Parent or any of its Subsidiaries or any Acquired Company thereunder. If such consent is not obtained, the failure to obtain such consent shall not in and of itself be deemed to be a breach of any provision of this Agreement or a failure of any of the closing conditions set forth in Article 8 or delay the Closing, and Parent and Buyer will cooperate in a mutually agreeable arrangement under which the applicable party would obtain the benefits and assume the obligations thereunder in accordance with this Agreement.

Section 2.09.   Closing. The closing (the “Closing”) of the purchase and sale of the Sold VS Interests and the Sold GP Interests hereunder shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, as soon as possible, but in no event later than five Business Days, after satisfaction or, to the extent permissible, waiver by the party or parties hereto entitled to the benefit of the conditions set forth in Article 8 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), or at such other time or place as Buyer and Parent may agree. If the Closing occurs, the Closing shall be deemed to be effective at 12:01 a.m. Eastern Time on the Closing Date. At the Closing:

(a)   Buyer shall deliver (or cause to be delivered) to Parent:

(i)   for the benefit of the Selling Entities, subject to Section 2.13(a), the Estimated Purchase Price in immediately available funds by wire transfer to one or more accounts of Parent or any of its Subsidiaries designated by Parent, by notice to Buyer, which notice shall be delivered not later than two Business Days prior to the Closing Date;

(ii)   a signature page to the Sold VS Interests Assignment Agreement, duly executed by Buyer;

(iii)   a signature page to the GP Assignment Agreement, duly executed by Buyer;

(iv)   a signature page to the VS Holdco Operating Agreement, duly executed by Buyer;

(v)   a signature page to the GP Agreement, duly executed by Buyer;

(vi)   signature pages to the Transition Services Agreement, duly executed either by VS Holdco or by the Subsidiary of VS Holdco set forth on Section 2.09(a) of the Parent Disclosure Schedule (the “Applicable VS Subsidiary”);

(vii)   signature pages to the Reverse Transition Services Agreement, duly executed either by VS Holdco or by the Applicable VS Subsidiary;

(viii)   a signature page to the Reimbursement Agreement, duly executed by either VS Holdco or by the Applicable VS Subsidiary; and

(ix)   a signature page to the DC6 Construction Management Agreement, duly executed by VS Holdco or a Subsidiary of VS Holdco.

(b)   Parent shall deliver, or cause to be delivered, to Buyer:

(i)   a signature page to the Sold VS Interests Assignment Agreement, duly executed by each Selling Entity holding Sold VS Interests;

(ii)   a signature page to the GP Assignment Agreement, duly executed by each Selling Entity holding Sold GP Interests;

(iii)   a signature page to the VS Holdco Operating Agreement, duly executed by each Parent Member that will hold Retained VS Holdco Interests as of after the Closing;

(iv)   a signature page to the GP Agreement, duly executed by each Parent Member that will hold Retained VS Holdco Interests as of after the Closing;

(v)   a signature page to the Transition Services Agreement, duly executed by Parent;

(vi)   a signature page to the Reverse Transition Services Agreement, duly executed by Parent;

(vii)   a signature page to the Reimbursement Agreement, duly executed by Parent;

(viii)   a signature page to the DC6 Construction Management Agreement, duly executed by Parent; and

(ix)   the payoff letters referred to in Section 2.14.

Section 2.10.   Determination of Estimated Purchase Price. Not less than three Business Days prior to the Closing Date, Parent shall deliver to Buyer a statement (the “Closing Statement”) setting forth (i) its good faith estimates of (A) Closing Net Tangible Assets, (B) Closing Cash, and (C) Closing Indebtedness, and (ii) using the amounts set forth in the preceding clause (i) and the Retention Reserve Amount, a calculation of the Purchase Price (the “Estimated Purchase Price” and the calculation of the Equity Value contained therein, the “Estimated Equity Value”), in each case of the foregoing determined solely based on the definitions in and the provisions of this Agreement.

Section 2.11.   Post-Closing Adjustments. (a) As promptly as practicable, but no later than 90 days, after the Closing Date, Buyer will cause to be prepared and delivered to Parent a statement (the “Post-Closing Statement”) setting forth (i) its calculations of (A) Closing Net Tangible Assets, (B) Closing Cash, and (C) Closing Indebtedness, and (ii) using the amounts set forth in the preceding clause (i) and the Retention Reserve Amount, a calculation of the Purchase Price, in each case of the foregoing determined solely based on the definitions in and the provisions of this Agreement.

(b)   If Parent disagrees with Buyer’s calculation of the Purchase Price delivered pursuant to Section 2.11(a), Parent may, within 30 days after delivery of the Post-Closing Statement, deliver a notice to Buyer disagreeing with such calculation and specifying the items and amounts in the Post-Closing Statement with which Parent disagrees (the “Parent Disputed Items”), Parent’s calculation of each Parent Disputed Item and the resulting Purchase Price and, in reasonable detail, Parent’s grounds for such disagreement, in each case of the foregoing determined solely based on the definitions in and the provisions of this Agreement.

(c)   If a notice of disagreement shall be duly delivered pursuant to Section 2.11(b), Buyer and Parent shall, during the 30 days following such delivery, use their reasonable best efforts to reach agreement on the Parent Disputed Items in order to determine, as may be required, the Purchase Price, which amount shall not be more than the amount thereof shown in Parent’s calculations in Section 2.11(b) nor less than the amount thereof shown in Buyer’s calculation in the Post-Closing Statement. If Buyer and Parent are unable to reach such agreement on all of the Parent Disputed Items during such period, they shall promptly thereafter cause independent accountants of nationally recognized standing reasonably satisfactory to Buyer and Parent (who shall not have any material relationship with Buyer or Parent) (the “Independent Accountant”), promptly to review this Agreement and the remaining Parent Disputed Items on which Parent and Buyer were not able to reach agreement pursuant to the first sentence of this Section 2.11(c) (the “Remaining Disputed Items”) for the purpose of calculating the Purchase Price. Parent and Buyer shall (i) submit only the Remaining Disputed Items to the Independent Accountant and (ii) each prepare a written submission to the Independent Accountant containing such Person’s proposed resolution with respect to each Remaining Disputed Item together with reasonable supporting detail. In making its calculation of the Purchase Price, the Independent Accountant shall be instructed by Buyer and Parent to, and shall, (A) consider only the Remaining Disputed Items, (B) with respect to each Remaining Disputed Item, determine an amount that shall not be in excess of the higher, nor less than the lower, of the amounts proposed by Parent and Buyer in their written submission to the Independent Accountant, and (C) determine the amount of each Remaining Disputed Item solely based on whether each such item was calculated in accordance with the definitions in and provisions of this Agreement. The Independent Accountant shall deliver to Buyer and Parent, as promptly as practicable, a report setting forth its calculation of the Purchase Price in accordance with the foregoing. Such report shall be final and binding upon Buyer and Parent. The cost of such review and report shall be borne (i) by Parent if the difference between the Final Purchase Price and Parent’s calculation of the Purchase Price delivered pursuant to Section 2.11(b) is greater than the difference between the Final Purchase Price and Buyer’s calculation of the Purchase Price delivered pursuant to Section 2.11(a), (ii) by Buyer if the first such difference is less than the second such difference and (iii) otherwise equally by Buyer and Parent.

(d)   Buyer and Parent agree that they will, and agree to cause their respective independent accountants and each Acquired Company to, cooperate and assist in the preparation of the Post-Closing Statement and the calculation of the Purchase Price and in the conduct of the reviews referred to in this Section 2.11, including the making available to the extent necessary of books, records, work papers (subject to customary confidentiality agreements and access letters if requested by the independent accountants) and personnel. Buyer agrees that, from and after the Closing until such time that the Final Purchase Price has been finally determined pursuant to this Section 2.11, it shall not, and shall cause the Acquired Companies not to, take any actions with respect to any accounting books, records, policies, practices or procedures on which the Post-Closing Statement is to be based, that are inconsistent with the Accounting Policies. Without limiting the foregoing, Buyer and Parent agree that any changes resulting from the consummation of the transactions contemplated by this Agreement, including any plans, transactions or changes which Buyer intends to initiate or make or actually causes to be initiated or made, in each case, from and after the Closing with respect to the Acquired Companies, shall be disregarded for purposes of determining the Final Purchase Price pursuant to this Section 2.11.

Section 2.12.   Adjustment of Purchase Price. (a) If the Estimated Purchase Price exceeds the Final Purchase Price, Parent shall pay, or cause to be paid, to VS Holdco, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 2.12(b), the amount of the excess of the Estimated Equity Value over the Final Equity Value. If the Final Purchase Price exceeds the Estimated Purchase Price, VS Holdco shall pay to Parent (or a Subsidiary of Parent designated by Parent), in the manner and with interest as provided in Section 2.12(b), the amount of the excess of the Final Equity Value over the Estimated Equity Value. The “Final Purchase Price” means the Purchase Price (and the “Final Equity Value” means the Equity Value) (i) as shown in the Post-Closing Statement, if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.11(b); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Buyer and Parent pursuant to Section 2.11(c) or (B) in the absence of such agreement, as shown in the Independent Accountant’s calculation delivered pursuant to Section 2.11(c); provided that in no event shall the Final Purchase Price be more than Parent’s calculation of the Purchase Price delivered pursuant to Section 2.11(b) or less than Buyer’s calculation of the Purchase Price delivered pursuant to Section 2.11(a).

(b)   Any payment pursuant to Section 2.12(a) shall be made at a mutually convenient time and place within 10 days after the Final Purchase Price has been determined, in immediately available funds to an account of the recipient party designated by such recipient party. The amount of any payment to be made pursuant to this Section 2.12 shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the prime rate as published in the Wall Street Journal, Eastern Edition in effect from time to time during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

Section 2.13.   Funding of Purchase Price Adjustments.

(a)   In the event that the Upward Adjustment Amount is a positive number, then, in Buyer’s sole discretion, but solely to the extent the ABL Debt Facility is then effective, Buyer may cause any portion of the Upward Adjustment Amount to be funded on the Closing Date through the incurrence by VS Holdco of indebtedness under the ABL Debt Facility; provided that Buyer notifies Parent in writing no less than one Business Day prior to the Closing Date that Buyer intends to cause VS Holdco to pay the ABL Funded Adjustment Amount to Parent pursuant to this Section 2.13(a) and the amount of the ABL Funded Adjustment Amount. In such case, (i) Buyer shall cause VS Holdco or a direct or indirect Subsidiary thereof to draw upon the ABL Debt Facility (and, in the case of a direct or indirect Subsidiary of VS Holdco, cause such Subsidiary to distribute or otherwise transfer such debt proceeds to VS Holdco) in an aggregate amount equal to any such portion of the Upward Adjustment Amount as determined by Buyer in its sole discretion (any such portion, the “ABL Funded Adjustment Amount”); (ii) Buyer shall cause VS Holdco or such Subsidiary to pay the ABL Funded Adjustment Amount to Parent; and (iii) subject to compliance with this Section 2.13(a), Buyer may make a payment of the Estimated Purchase Price to Parent pursuant to Section 2.09(a)(i) that is calculated based on the Estimated Equity Value minus any amounts reflecting (A) the difference between Closing Net Tangible Assets and Base Net Tangible Assets and (B) Closing Cash, in each case of clauses (A) and (B) to the extent that such amounts are reflected in the ABL Funded Adjustment Amount on a dollar-for-dollar basis. The “Upward Adjustment Amount” means the sum of (1) Closing Net Tangible Assets minus (2) Base Net Tangible Assets plus (3) Closing Cash, in each case of clauses (1), (2) and (3) as reflected in the Closing Statement, plus (4) $50,000,000.

(b)   In the event that the sum of (1) Closing Net Tangible Assets minus (2) Base Net Tangible Assets, as reflected in the Closing Statement, is a negative number (such sum, expressed as a positive number, the “Downward Adjustment Amount”), then, Buyer may, in its sole discretion, require that each of Buyer and Parent contribute to VS Holdco up to its pro rata portion of the Downward Adjustment Amount (i.e., 55% of the Downward Adjustment Amount in the case of Buyer and 45% thereof in the case of Parent), in which case, (i) Buyer shall promptly contribute to VS Holdco an amount (which amount shall be determined by Buyer in its sole discretion) up to 55% of the Downward Adjustment Amount and (ii) Parent shall promptly contribute to VS Holdco its corresponding pro rata percentage, not to exceed 45%, of the Downward Adjustment Amount. Payments to be made pursuant to this Section 2.13(b), if any, shall be made in immediately available funds by wire transfer to one or more accounts of VS Holdco, in each case, by notice to Buyer, which notice shall be delivered not later than two Business Days prior to the Closing Date.

(c)   For the avoidance of doubt, (i) none of the capital contributions to VS Holdco pursuant to or any of the debt proceeds drawn by VS Holdco under the ABL Debt Facility pursuant to this Section 2.13 shall be taken into account when determining Final Purchase Price or Final Equity Value, or comparing Final Purchase Price and Final Equity Value to Estimated Purchase Price and Estimated Equity Value, respectively, and (ii) upon the determination of the Upward Adjustment Amount and/or the Downward Adjustment Amount, as applicable, either Section 2.13(a) or Section 2.13(b), as determined by Buyer in its sole discretion, but not both, shall apply.

Section 2.14.   Payment of Indebtedness. At or prior to the Closing, Parent shall or shall cause its Subsidiaries to repay all indebtedness for borrowed money outstanding as of immediately prior to the Closing under that certain Amended and Restated Revolving Credit Agreement, dated as of August 2, 2019, among Mast Commercial Trading (Shanghai) Company Limited, L Brands Trading (Shanghai) Company Limited, L Brands Management (Shanghai) Company Limited, the Borrowing Subsidiaries party thereto, the Lenders party thereto, and Bank of America, N.A. Shanghai Branch, as Administrative Agent and Collateral Agent, and certain other parties thereto (the “China Revolver”), including any obligations related thereto (including any accrued interest or prepayment penalties) (other than contingent obligations and obligations that by their terms survive the termination of the China Revolver), all in accordance with a customary payoff letter, which payoff letter shall be in form and substance reasonably satisfactory to Buyer.

Article 3
Representations and Warranties of Parent

Except (i) as set forth in the Parent Disclosure Schedule (subject to Section 11.11), or (ii) other than with respect to the representations and warranties set forth in Section 3.02, Section 3.05, Section 3.09(a) or the first sentence of Section 3.14(b), as set forth in or qualified by any matter set forth in the filings of Parent with the U.S. Securities and Exchange Commission filed on or after January 1, 2018 and prior to the date hereof (and excluding any disclosures set forth in such filings under the captions “Risk Factors” or “Forward-Looking Statements” or words of similar import), Parent represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

Section 3.01.   Corporate Existence and Power. Each of Parent and each Selling Entity is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of its jurisdiction of organization and has all corporate or limited liability company powers required to carry on its business as now conducted and as contemplated to be conducted immediately prior to the Closing. As of the Closing, each of VS Holdco and the VS Holdco GP will be an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of its jurisdiction of organization and will have all corporate powers required to carry on its business as then conducted. As of the Closing, each of VS Holdco and the VS Holdco GP will be duly qualified to do business as a foreign entity and will be in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified will not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.02.   Corporate Authorization. The execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby by Parent are within Parent’s corporate powers and have been duly authorized by all necessary corporate action on the part of Parent. The consummation of the transactions contemplated hereby are within each Selling Entity’s corporate powers and have been duly authorized by all necessary corporate action on the part of each Selling Entity. This Agreement constitutes a valid and binding agreement of Parent enforceable against Parent in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 3.03.   Governmental Authorization. The execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby by Parent and each Selling Entity require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act, (ii) compliance with the requirements of the Applicable Laws set forth on Section 3.03 of the Parent Disclosure Schedule and (iii) any such action or filing the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.04.   Noncontravention. The execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby by Parent and each Selling Entity do not and will not (with or without the passage of time or notice or both) (i) conflict with, breach or violate the Organizational Documents of Parent, such Selling Entity or any Acquired Company, (ii) assuming compliance with the matters referred to in Section 3.03, result in a breach of or violate any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of any Acquired Company or to a loss of any benefit to which any Acquired Company is entitled under, any provision of any Material Contract, or (iv) result in the creation or imposition of any Lien on any equity securities of any Acquired Company or any Transferred Asset, other than Permitted Liens, except, in the case of clauses (ii) through (iv), as would not reasonably be expected to be, individually or in the aggregate, material to the Business or the Acquired Companies (taken as a whole), or prevent or materially delay the ability of Parent or any Selling Entity to enter into and perform its obligations under this Agreement.

Section 3.05.   Capitalization. (a) As of the Closing, all of the issued and outstanding equity interests of VS Holdco will be owned, directly or indirectly, by Parent as set forth in the Restructuring Plan.

(b)   As of the Closing, all outstanding equity interests of VS Holdco will be duly authorized and validly issued. Except as set forth in Section 3.05(a) and except for VS Holdco GP’s interest in VS Holdco solely in its capacity as the general partner of VS Holdco, as of the Closing there will be no outstanding (i) shares of capital stock, voting securities or equity interests of VS Holdco, (ii) securities of VS Holdco convertible into or exchangeable for shares of capital stock, voting securities or equity interests of VS Holdco or (iii) options or other rights to acquire from VS Holdco, or other obligation of VS Holdco to issue, any capital stock, voting securities or equity interests or securities convertible into or exchangeable for capital stock, voting securities or equity interests of VS Holdco (the items in clauses (i), (ii) and (iii) being referred to collectively as the “VS Holdco Securities”). As of the Closing, there will be no outstanding obligations of VS Holdco to repurchase, redeem or otherwise acquire any VS Holdco Securities except pursuant to the Organizational Documents of VS Holdco. Except for this Agreement, the Organizational Documents of VS Holdco, agreements relating to the creation of VS Holdco as a wholly owned Subsidiary of Parent and a Subsidiary of one or more Subsidiaries of Parent and the agreements and instruments to the extent necessary to consummate the Restructuring Transactions, there are no agreements or other instruments relating to the issuance, sale or transfer of any capital stock, voting securities or equity interests of VS Holdco.

(c)   As of the Closing, all of the issued and outstanding equity interests of the VS Holdco GP will be owned, directly or indirectly, by Parent as set forth in the Restructuring Plan. As of the Closing, all outstanding equity interests of the VS Holdco GP will be duly authorized and validly issued. Except as set forth in the first sentence of this Section 3.05(c), as of the Closing there will be no outstanding (i) shares of capital stock, voting securities or equity interests of the VS Holdco GP, (ii) securities of the VS Holdco GP convertible into or exchangeable for shares of capital stock, voting securities or equity interests of the VS Holdco GP or (iii) options or other rights to acquire from the VS Holdco GP, or other obligation of the VS Holdco GP to issue, any capital stock, voting securities or equity interests or securities convertible into or exchangeable for capital stock, voting securities or equity interests of the VS Holdco GP (the items in clauses (i), (ii) and (iii) being referred to collectively as the “VS Holdco GP Securities”). As of the Closing, there will be no outstanding obligations of the VS Holdco GP to repurchase, redeem or otherwise acquire any VS Holdco GP Securities except pursuant to the Organizational Documents of the VS Holdco GP. Except for this Agreement, the Organizational Documents of the VS Holdco GP, agreements relating to the creation of the VS Holdco GP as a wholly owned Subsidiary of Parent and a Subsidiary of one or more Subsidiaries of Parent and the agreements and instruments to the extent necessary to consummate the Restructuring Transactions, there are no agreements or other instruments relating to the issuance, sale or transfer of any capital stock, voting securities or equity interests of the VS Holdco GP.

Section 3.06.   Ownership of Shares. As of the Closing, the Selling Entities (i) will be the record and beneficial owners of the Sold VS Interests and of the Sold GP Interests as set forth in the Restructuring Plan, in each case, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Sold VS Interests or the Sold GP Interests), except for any such limitation or restriction on the ownership or transfer of the Sold VS Interests or the Sold GP Interests under applicable securities laws or pursuant to the Organizational Documents of VS Holdco or the VS Holdco GP, (ii) will have the right, authority and power to sell, assign and transfer the Sold VS Interests and the Sold GP Interests to Buyer free and clear of all Liens (except for any such limitation or restriction on the ownership or transfer of the Sold VS Interests or the Sold GP Interests under applicable securities laws or pursuant to the Organizational Documents of VS Holdco or the VS Holdco GP), and (iii) will transfer and deliver to Buyer at the Closing good, valid and marketable title to the Sold VS Interests and the Sold GP Interests, in each case, free and clear of any Lien and any such limitation or restriction, except for any such limitation or restriction on the ownership or transfer of the Sold VS Interests or the Sold GP Interests under applicable securities laws or pursuant to the Organizational Documents of VS Holdco or the VS Holdco GP.

Section 3.07.   Subsidiaries. (a) Each VS Holdco Subsidiary that exists as of the date hereof is, and as of the Closing each VS Holdco Subsidiary will be, an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of its jurisdiction of organization and has, or will have as of the Closing, as applicable, all necessary power and authority to carry on its business as conducted now or as of the Closing, as applicable (except where failure to so exist and be in good standing would not reasonably be expected to be, individually or in the aggregate, material to the Business or the Acquired Companies (taken as a whole)). Each VS Holdco Subsidiary that exists as of the date hereof is, and as of the Closing each VS Holdco Subsidiary will be, duly qualified to do business as a foreign entity, and each VS Holdco Subsidiary that exists as of the date hereof is, and as of the Closing each VS Holdco Subsidiary will be, in good standing (with respect to jurisdictions that recognize such concept), in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing (with respect to jurisdictions that recognize such concept) would not reasonably be expected to be, individually or in the aggregate, material to the Business and the Acquired Companies (taken as a whole).

(b)   As of the date hereof, all of the outstanding shares of capital stock, voting securities and equity interests of each VS Holdco Subsidiary that exists as of the date hereof are owned by Parent, directly or indirectly, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or equity interests), except for any such limitation or restriction on the ownership or transfer of such capital stock, voting securities or equity interests under applicable securities laws or pursuant to the Organizational Documents of such VS Holdco Subsidiary. Except as set forth in this first sentence of this Section 3.07(b) or resulting from the consummation of the Restructuring Transactions, there are no outstanding (i) shares of capital stock, voting securities or equity interests of any VS Holdco Subsidiary, (ii) securities of any Acquired Company convertible into or exchangeable for shares of capital stock, voting securities or equity interests of any VS Holdco Subsidiary or (iii) options or other rights to acquire from any Acquired Company, or other obligation of any Acquired Company to issue, any capital stock, voting securities or equity interests or securities convertible into or exchangeable for capital stock, voting securities or equity interests of any VS Holdco Subsidiary (the items in clauses (i), (ii) and (iii) being referred to collectively as the “VS Holdco Subsidiary Securities”). There are no outstanding obligations of any Acquired Company to repurchase, redeem or otherwise acquire any VS Holdco Subsidiary Securities except pursuant to the Organizational Documents of any Acquired Company or the Restructuring Transactions. Except for this Agreement, the Organizational Documents of the VS Holdco Subsidiaries and the agreements and instruments to the extent necessary to consummate the Restructuring Transactions, there are no agreements or other instruments relating to the issuance, sale or transfer of any capital stock, voting securities or equity interests of any VS Holdco Subsidiary. As of the Closing, all of the outstanding capital stock, voting securities and equity interests of (i) the VS Holdco Subsidiaries that are owned, directly or indirectly, by Parent as of the date hereof, and (ii) the VS Holdco Subsidiaries that are formed after the date hereof pursuant to the Restructuring Transactions will, except for changes since the date hereof resulting from transactions or actions taken with Buyer’s prior written consent pursuant to Section 5.01(b) or pursuant to the Restructuring Transactions, be owned, directly or indirectly, by VS Holdco as set forth in the Restructuring Plan, free and clear of all Liens and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or equity interests), except for any such limitation or restriction on the ownership or transfer of such capital stock, voting securities or equity interests under applicable securities laws or pursuant to the Organizational Documents of the applicable VS Holdco Subsidiary. Except as set forth on Section 3.07(b) of the Parent Disclosure Schedule, as of the Closing, VS Holdco will not own any equity interests in any Person other than a VS Holdco Subsidiary.

Section 3.08.   Financial Statements. Section 3.08 of the Parent Disclosure Schedule sets forth (a) the unaudited balance sheet of the Business as of November 2, 2019 (the “Balance Sheet”) and the related unaudited statement of income for the nine-month period ended November 2, 2019, and (b) the unaudited balance sheet of the Business as of February 2, 2019 and the related unaudited statement of income for the fiscal year ended February 2, 2019 (collectively, the “Financial Statements”). The Financial Statements fairly present, in all material respects, in conformity with GAAP applied on a consistent basis, subject to the exceptions set forth in Section 3.08(i) of the Parent Disclosure Schedule, the financial position of the Business as of the dates thereof and the results of operations for the Business for the periods then ended (subject to, with respect to interim financial statements, normal and recurring year-end adjustments which are not material individually or in the aggregate), except for the absence of footnote disclosures (which if presented would not materially alter the financial position of the Business as of the dates thereof and the results of operations for the Business for the periods then ended); provided that the Financial Statements and the foregoing representations and warranties are qualified by the fact that the Financial Statements include allocations for costs for the corporate and administrative services provided by Parent or its Subsidiaries (other than the Acquired Companies), which allocations may not be indicative of the costs that would have resulted if the Business were operated as a standalone entity.

Section 3.09.   Absence of Certain Changes. (a) Since the Reference Date, there has not been any state of facts, circumstance, condition, event, change, development, occurrence, result or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)   Since the Reference Date, except for transactions contemplated by this Agreement (including the Restructuring Transactions), as set forth on Section 5.01(a) of the Parent Disclosure Schedule or for transactions undertaken with the prior written consent of Buyer, the Business has been conducted in the ordinary course of business consistent with past practice in all material respects.

(c)   Since the Reference Date, except for the Restructuring Transactions, transactions set forth on Section 5.01(b) of the Parent Disclosure Schedule, and transactions undertaken with the prior written consent of Buyer, there has not been any action taken by Parent or any of its Subsidiaries (including any Acquired Company) that, if taken during the period from the date of this Agreement through the Closing Date without Buyer’s consent, would constitute a material breach of Section 5.01(b).

Section 3.10.   No Undisclosed Material Liabilities. Except as set forth on Section 3.10 of the Parent Disclosure Schedule, there are no liabilities of the Business or any Acquired Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a)   the Assumed Liabilities;

(b)   liabilities provided for in the Balance Sheet or disclosed in the notes thereto;

(c)   liabilities incurred in the ordinary course of business since the Reference Date (none of which arises out of or relates to any breach of contract, breach of warranty, tort, infringement or violation of Applicable Law);

(d)   Excluded Liabilities;

(e)   executory obligations under Material Contracts set forth on Section 3.11(a) of the Parent Disclosure Schedule or under Material Contracts entered into in the ordinary course of business which are not required to be disclosed on Section 3.11(a) of the Parent Disclosure Schedule (which liabilities are not liabilities for any breach of any such Material Contract); and

(f)   other undisclosed liabilities which are not, individually or in the aggregate, material to the Business and the Acquired Companies (taken as a whole).

Section 3.11.   Material Contracts. (a) Except as set forth on Section 3.11(a) of the Parent Disclosure Schedule, as of the date of this Agreement, with respect to the Business, none of Parent or any of its Subsidiaries is a party to or bound by any of the following leases or agreements:

(i)   any lease of real property providing for annual fixed base rent of $2,000,000 or more payable by the Acquired Companies;

(ii)   any lease of personal property providing for annual rentals of $1,000,000 or more payable by the Acquired Companies;

(iii)   any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for (A) annual payments by the Acquired Companies of $1,000,000 or more or (B) aggregate payments by the Acquired Companies of $5,000,000 or more, in each case (x) that cannot be terminated on not more than one year’s notice without payment of any material penalty and (y) excluding purchases of inventory in the ordinary course of business;

(iv)   any franchise or similar agreement pursuant to which the Acquired Companies receive (A) annual payments of $1,000,000 or more or (B) aggregate payments of $5,000,000 or more;

(v)   any material agency, dealer, sales representative, marketing or other similar agreement;

(vi)   any agreement relating to capital expenditures that requires, following the Closing, (A) annual payments by Parent and/or its Subsidiaries of $1,000,000 or more or (B) aggregate payments by Parent and/or its Subsidiaries of $5,000,000 or more;

(vii)   (A) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property, except any such agreement or contract with an aggregate outstanding principal amount not exceeding $1,000,000 (with respect to the obligations of the Acquired Companies) and which may be prepaid on not more than 30 days’ notice without the payment of any penalty, (B) letters of credit incurred or entered into in the ordinary course of business in excess of $1,000,000 (with respect to the obligations of the Acquired Companies) or (C) any agreement pursuant to which any Acquired Company with respect to the Business lends money to any supplier and that has an aggregate outstanding committed principal amount in excess of $1,000,000;

(viii)   any agreement pursuant to which Parent or any of its Subsidiaries has made or is required to make any loan, advance or capital contribution to, or investment in, any Person (other than Parent or any of its Subsidiaries), in each case in excess of $1,000,000 individually or $5,000,000 in the aggregate, other than (A) advances to employees for business expenses in the ordinary course of business, (B) transactions with customers or suppliers on credit in the ordinary course of business or (C) advances to directors, officers or employees in respect of indemnity obligations;

(ix)   any material partnership or joint venture agreement;

(x)   any agreement relating to the acquisition or disposition of any business or Person (whether by merger, sale of stock, sale of assets or otherwise) that is not yet consummated or pursuant to which Parent or any of its Subsidiaries has an obligation with respect to an “earn out”, contingent purchase price, or similar contingent payment obligation in each case that has not been paid;

(xi)   any agreement material to the Business pursuant to which Parent or any of its Subsidiaries receives or grants an exclusive license to any material Transferred IP;

(xii)   any agreement for the employment or engagement of any Continuing Employee or independent contractor providing services to the Business on a full-time, part-time, consulting or other basis (A) providing annual base compensation in excess of $500,000, (B) not terminable by Parent or its Subsidiaries without notice of less than 12 months or severance payment or liability of less than $500,000, or (C) providing for payments or benefits triggered solely by the transactions contemplated by this Agreement;

(xiii)   any agreement with any director or officer of any Acquired Company, other than Employee Plans or indemnification agreements entered into in the ordinary course of business;

(xiv)   any material Collective Bargaining Agreement;

(xv)   any agreement that limits the freedom of Parent or any of its Subsidiaries to compete in any line of business or with any Person or in any area or which would so limit the freedom of any Acquired Company or any of its Affiliates after the Closing Date, excluding (A) any real property leases to the extent containing customary radius restrictions and (B) any such agreement to the extent such limitations arise solely from employee non-solicitation covenants contained in non-disclosure or other similar agreements entered into in the ordinary course of business;

(xvi)   any (A) material agreement pursuant to which Parent or any of its Subsidiaries grants any “most favored nation” provision to a third party or (B) material “requirements” contract in favor of a third party; or

(xvii)   any agreement between Parent or any of its Subsidiaries (other than an Acquired Company), on the one hand, and an Acquired Company, on the other hand (the “Related Party Agreements”).

(b)   Each agreement or lease disclosed in Section 3.11(a) of the Parent Disclosure Schedule or required to be disclosed in Section 3.11(a) of the Parent Disclosure Schedule (each, a “Material Contract”) is a valid and binding agreement of Parent or its applicable Subsidiary and is in full force and effect (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity), other than such agreements or leases that have expired or terminated in accordance with their terms. None of Parent or any of its Subsidiaries or, to the Knowledge of Parent, any other party thereto is in material default or material breach under the terms of any Material Contract, and no event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute any material event of default thereunder. Parent has heretofore delivered to Buyer true and complete copies in all material respects of each Material Contract.

(c)   Prior to the Closing, Parent will deliver to Buyer true and complete copies of the Organizational Documents of VS Holdco as then in effect. As of the Closing, VS Holdco will not be in violation of any of the provisions of its Organizational Documents in any material respect.

Section 3.12.   Litigation. There is no, and since January 1, 2018 there has not been any, action, suit or proceeding or, investigation or audit pending against, or to the Knowledge of Parent threatened against, or affecting the Business or any Acquired Company or any of their respective properties before (or, in the case of threatened actions, suits, proceedings or investigations, would be before) any Governmental

Authority or arbitrator which, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to be, individually or in the aggregate, material to the Business and the Acquired Companies (taken as a whole) or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement.

Section 3.13.   Compliance with Laws and Court Orders. (a) None of Parent or any of its Subsidiaries is, or since January 1, 2018 has been, in violation of any Applicable Law relating to the Transferred Assets or the conduct of the Business, except for violations that have not been and would not reasonably be expected to be, individually or in the aggregate, material to the Business and the Acquired Companies (taken as a whole). There is no, and since January 1, 2018 there has not been any, judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against Parent or any of its Subsidiaries relating to the Transferred Assets or the conduct of the Business that have been or would reasonably be expected to be, individually or in the aggregate, material to the Business and the Acquired Companies (taken as a whole) or that in any manner seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement.

(b)   Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Business and the Acquired Companies (taken as a whole), with respect to the Business, Parent and its Subsidiaries and (except for clause (i) below), to the Knowledge of Parent, their Representatives:

(i)   have in place policies, procedures and controls that are reasonably designed to promote and ensure compliance with the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act 2010 and other applicable anti-bribery laws (collectively, “Anti-Corruption Laws”);

(ii)   in the past three years (A) have not offered, promised, given or authorized the giving of money or anything else of value, whether directly or indirectly, to (x) any government official or (y) any other Person with the actual knowledge that all or any portion of such money or thing of value will be offered or given to a government official, in each case of clauses (x) and (y) for the purpose of unlawfully influencing any action or decision of the government official in his official capacity; and (B) have not made any unlawful payments or transfers of value which have the purpose or effect of commercial bribery;

(iii)   are not and have not in the past three years been in violation of any laws imposing economic sanctions that are administered by the U.S. Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or Her Majesty’s Treasury or otherwise;

(iv)   are not and have not in the past three years been Persons that are designated as a Specially Designated National or Blocked Person by OFAC;

(v)   are not and have not in the past three years been (A) the subject of economic sanctions administered by OFAC or the U.S. Department of State, the United Nations Security Council or the European Union (collectively, “Sanctions”), or (B) located, organized or resident in a country or territory that is the subject of Sanctions (currently Crimea, Cuba, Iran, North Korea, Venezuela and Syria);

(vi)   are not and have not in the past three years been engaged in any dealings or transactions with any Person that, at the time of the dealing or transaction, was the subject of Sanctions, in each case to the extent prohibited by Sanctions;

(vii)   are not and have not in the past three years been in violation of (A) any Applicable Law relating to the importation of goods, including U.S. import laws administered by U.S. Customs and Border Protection, (B) any applicable export control laws, including the Export Administration Regulations administered by the U.S. Department of Commerce (“Commerce”), or (C) the anti-boycott regulations administered by Commerce and the U.S. Department of the Treasury (collectively, “Trade Controls”); and

(viii)   are not and have not been in the past three years the subject of any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions or Trade Controls (including by virtue of having made any disclosure relating to any offense or alleged offense), and, no such investigation, inquiry or proceedings are pending or, to the Knowledge of Parent, threatened.

Section 3.14.   Properties. (a) As of the Closing, except as set forth on Section 2.07, the Acquired Companies will have good and marketable, indefeasible, fee simple title to, or in the case of leased property and assets valid and enforceable leasehold or subleasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Reference Date, except for properties and assets sold since the Reference Date in the ordinary course of business, and will be in possession of the properties purported to be leased, subleased or licensed under such leased or subleased property, except as would not be material to VS Holdco and its Subsidiaries. None of such property or assets is subject to any Lien (other than Permitted Liens, Liens in respect of obligations for Indebtedness included in Closing Indebtedness, and Liens that will be released at the Closing), except as would not be material to VS Holdco and its Subsidiaries. With respect to the leases that are Material Contracts, the Acquired Companies are not in material breach or material default under such leases, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or material default, or permit the termination, modification or acceleration of any material amount of rent under such lease.

(b)   The property and assets (other than Intellectual Property Rights) that will be owned or leased by the Acquired Companies as of the Closing, together with the property and assets that they will otherwise have the right to use as of the Closing and the rights and services to be provided to the Acquired Companies pursuant to the Transition Services Agreement, and taking into account Section 2.06, Section 2.07 and the exclusion of the Excluded Services, and subject to Section 2.08 constitute all of the property and assets (other than Intellectual Property Rights) used in or necessary for the conduct of the Business substantially as conducted as of the date hereof and as of the Closing in all material respects and will be adequate to conduct the Business substantially as conducted as of the date hereof and as of the Closing in all material respects.

(c)   With respect to the Business, none of Parent or any of its Subsidiaries is a party to any agreement or option to purchase any material real property or interest therein that is not set forth on Section 3.11(a) of the Parent Disclosure Schedule.

(d)   None of Parent, any of its Subsidiaries or any of their directors or named executive officers (or, to the Knowledge of Parent, based solely upon responses received by Parent to its directors’ and officers’ questionnaires for the fiscal year ended February 2, 2019, as of the time of such responses, such director’s or named executive officer’s spouse, descendants (by birth or adoption), any trust solely for the benefit of such Person and/or such Person’s spouse and/or descendants (by birth or adoption), parents, dependents, or charitable trust the grantor of which is such Person) is party to any Material Contract (other than employment agreements, indemnification agreements, restricted stock agreements, option agreements or other agreements that will be terminated at the Closing) with any Acquired Company or has any material interest in any material asset or property used by any Acquired Company.

Section 3.15.   Products. Each of the products produced or sold by the Business is, and since January 1, 2018 has been, (i) in compliance in all material respects with all Applicable Laws and (ii) fit for the ordinary purposes for which it is intended to be used.

Section 3.16.   Intellectual Property. Section 3.16 of the Parent Disclosure Schedule contains a true and complete list of all material registrations and applications for registration of Intellectual Property Rights included in the Transferred IP. Except as set forth on Section 3.16 of the Parent Disclosure Schedule (i) Parent or one or more of its Subsidiaries are, and one or more of the Acquired Companies will be at the Closing, the exclusive owners of all right, title and interest to the Transferred IP, free and clear of any Lien (other than Permitted Liens, Liens in respect of obligations for Indebtedness included in Closing Indebtedness, and Liens that will be released at the Closing), and all such Intellectual Property Rights are valid, subsisting and, to the Knowledge of Parent, enforceable, (ii) there is no pending or, to the Knowledge of Parent, threatened, action, suit or proceeding (including any lawsuit, opposition, cancellation, interference, inter partes review or re-examination) that challenges the validity, enforceability or ownership of any material Transferred IP or alleging that the conduct of the Business is infringing or misappropriating the valid and enforceable Intellectual Property Rights of any third party in any material respect, (iii) the conduct of the Business is not infringing or misappropriating, and since January 1, 2018 has not infringed or misappropriated, the Intellectual Property Rights of any third party in any material respect, (iv) to the Knowledge of Parent, no third party is infringing, misappropriating or otherwise violating any Transferred IP, (v) as of the Closing, subject to Section 2.06 and Section 2.08, and taking into account the Transition Services Agreement (and the rights granted and services to be performed thereunder), Section 5.17, Section 5.18, and the exclusion of the Excluded Services, the Acquired Companies will own, or otherwise have sufficient rights to all Intellectual Property Rights necessary to conduct the Business substantially as conducted as of the date hereof and as of the Closing, which such Intellectual Property Rights will be adequate in all material respects to conduct the Business substantially as conducted as of the date hereof and as of the Closing, (vi) the Acquired Companies and Parent and its Subsidiaries (but solely with respect to the Business) have taken commercially reasonable steps to maintain and protect the Transferred IP (including to maintain the secrecy of any trade secrets included in the Transferred IP) and to secure ownership of any Transferred IP, whether by employees or contractors, (vii) except as would not reasonably be expected to be, individually or in the aggregate, material to the Business and the Acquired Companies (taken as a whole), since January 1, 2018, the Acquired Companies and Parent and its Subsidiaries (but solely with respect to the Business) (A) have complied in all material respects with all Applicable Laws, their own privacy policies, the Payment Card Industry Data Security Standard and any applicable contractual obligations, in each case with respect to the collection, use, processing, transfer or disposition of Personal Information, and (B) have not experienced any data breaches or security incidents involving the unauthorized access to, or use or theft of, any Personal Information, and (viii) the information technology systems included in the Transferred Assets or used to provide services under the Transition Services Agreement are reasonably sufficient for the operation of the Business in all material respects and since January 1, 2018 there have been no outages, disruptions or other incidents with respect to such systems that have resulted in any material disruption to the conduct of the Business.

Section 3.17.   Insurance Coverage. Section 3.17 of the Parent Disclosure Schedule provides a true and complete list of all material insurance policies relating to the Transferred Assets and the business, title, operations, employees, officers or directors of the Business (the “Insurance Policies”). There is no material claim relating to the Business pending under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums payable under all Insurance Policies have been timely paid and the Insurance Policies remain in full force and effect, except as would not be material to the Business and the Acquired Companies (taken as a whole), and neither Parent nor any of its Subsidiaries is in default with respect to its obligations under any of such Insurance Policies, except where such defaults would not have a Material Adverse Effect. The Insurance Policies are in all material respects of the type and in amounts customarily carried by Persons conducting businesses similar to the Business.

Section 3.18.   Licenses and Permits. As of the Closing, except as provided in Section 2.07, all material licenses, permits, certificates, approvals or other similar authorizations from a Governmental Authority that are necessary for the lawful conduct of the Business (the “Material Permits”) will be held by an Acquired Company, except where the absence of any such Material Permit is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Business and the

Acquired Companies (taken as a whole). Except as set forth on Section 3.18 of the Parent Disclosure Schedule, (i) each Material Permit is valid and is in full force and effect, (ii) none of Parent or any of its Subsidiaries is in default or breach under the terms of any Material Permit, and no condition exists that with or without notice or lapse of time or both would constitute any event of default under any Material Permit, and (iii) no Material Permit will be terminated or impaired as a result of the transactions contemplated hereby, except in each case of clauses (i) through (iii) as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Business and the Acquired Companies (taken as a whole).

Section 3.19.   Finders’ Fees. Except for PJT Partners LP and BridgePark Advisors LLC whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.20.   Tax Matters. (a) All income and other material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Acquired Companies (or otherwise relating to the Business or Transferred Assets) have been filed when due in accordance with all Applicable Law, and all such Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

(b)   All material Taxes required to be paid by the Acquired Companies (or otherwise relating to the Business or Transferred Assets) have been timely paid (whether or not shown on Tax Returns), except for those that are being contested by appropriate proceedings as set forth on the Parent Disclosure Schedule and for which appropriate reserves have been established in the Balance Sheet. Parent and its Subsidiaries have timely paid all Taxes required to be paid by Parent and its Subsidiaries (other than the Acquired Companies), the non-payment of which would result in a Lien (other than a Permitted Lien) on any asset of any Acquired Company or any Transferred Asset.

(c)   The unpaid non-income Taxes of the Acquired Companies (or otherwise relating to the Business or Transferred Assets), other than any Taxes described in Section 1.01(a)(iii) of the Parent Disclosure Schedule, do not exceed the amounts set forth on the Balance Sheet (without regard to deferred tax items and as adjusted for the passage of time between the date of the Balance Sheet and the Closing), and since the date of the Balance Sheet no non-income Tax, other than any Tax described in Section 1.01(a)(iii) of the Parent Disclosure Schedule, has been incurred by an Acquired Company (or otherwise with respect to the Business or Transferred Assets) in connection with any transaction engaged in outside of the ordinary course of business other than those contemplated by the Restructuring Transactions.

(d)   No extensions or waivers of statutes of limitations have been given or requested in respect of Taxes of any Acquired Company (or otherwise relating to the Business or Transferred Assets).

(e)   There is no claim, audit, action, suit, proceeding or, to the Knowledge of Parent, investigation, now pending or, to the Knowledge of Parent, threatened against or with respect to any Acquired Company (or otherwise relating to the Business or Transferred Assets) in respect of any material Tax or Tax asset.

(f)    No Acquired Company has received any written claim from any Taxing Authority in a jurisdiction where such Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(g)   During the two-year period ending on the date hereof, none of the Acquired Companies was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(h)   None of the Acquired Companies has participated in a “listed transaction” within the meaning of the Treasury Regulation Section 1.6011-4(b).

(i)    The Acquired Companies have (i) withheld and timely paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equity holder or other Person, and (ii) correctly classified those individuals performing services as common law employees, leased employees, independent contractors, or agents.

(j)    All sales, use, valued added and similar Taxes with respect to sales or leases made or services provided to customers by an Acquired Company or in connection with the Business have been properly collected and remitted. For all sales, leases or provision of services made by an Acquired Company or with respect to the Business for which sales, use, valued added or similar Taxes were not remitted or charged, such transactions were exempt from such Taxes, and the applicable Acquired Company (or other applicable Person), received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale, lease or provision of services as exempt.

(k)   There are no Liens for Taxes upon the assets or properties of any Acquired Company or the Transferred Assets, except for Permitted Liens.

(l)    As of the Closing, each Selling Entity will be a separate regarded entity (or owned by a separate regarded entity) such that, as of the Closing, VS Holdco will be classified as a partnership, and will have been for its entire existence, classified as a partnership or a disregarded entity, in each case, for U.S. federal (and relevant state) income tax purposes, no election will be pending with respect to the income tax classification of VS Holdco and no Person will have been designated as a “partnership representative” or “designated individual” for VS Holdco within the meaning of Section 6223 and the Treasury Regulations thereunder. The U.S. federal (and relevant state) income Tax classification of each Acquired Company as of the date hereof and following the completion of the Restructuring Transactions is set forth on the Parent Disclosure Schedule and, except as required to effect the Restructuring Transactions in accordance with the Restructuring Plan, no election is pending to change the income Tax classification of any Acquired Company.

(m)    No closing agreements, private letter rulings, technical advance memoranda or similar agreements or rulings have been entered into, requested, or issued by any Taxing Authority with respect to any of the Acquired Companies that will have a material impact on the Tax liabilities (or the net taxable income or loss) of the Acquired Companies after Closing.

(n)   No Acquired Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in or use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) intercompany transactions occurring at or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) agreements with any Taxing Authority, or (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date.

(o)   No Acquired Company (i) has been a member of an affiliated, consolidated, combined, unitary or other group filing a combined, consolidated, unitary or similar Tax Return (other than a Parent Tax Group), or (ii) has any material liability for the Taxes of any Person as a transferee, successor, or other provision of Applicable Law.

(p)   No Acquired Company is a party to any Tax sharing, indemnification or similar agreement pursuant to which it could have a material liability for Taxes of any other Person (including Parent or its Subsidiaries) other than (i) pursuant to typical arrangements included in agreements entered into in the ordinary course of business for which Taxes are not the principal subject matter, (ii) agreements solely between Acquired Companies, or (iii) agreements that will be terminated on or prior to the Closing such that no Acquired Company will have any liability under such agreement after the Closing. No Acquired Company is subject to any agreement requiring it to share any Tax benefits with any other Person.

(q)   The Acquired Companies and Business are in compliance in all material respects with Applicable Laws relating to abandoned or unclaimed property or escheat, including, to the extent required by Applicable Laws, reporting and remitting all amounts held, due or owing by the Acquired Companies or the Business that remain unclaimed or unpaid.

(r)    Parent and its Subsidiaries have complied in all material respects with all performance agreements included in any “enterprise zone tax incentive” agreement governing DC2, DC4, DC5, or DC6 or other material property owned by, or leased to, an Acquired Company.

Section 3.21.   Employee Benefit Plans. (a) Section 3.21(a) of the Parent Disclosure Schedule contains a true and complete list of each material Employee Plan and marks with an asterisk (*) those Employee Plans that are VS Holdco Employee

Plans. For each material VS Holdco Employee Plan, Parent has made available to Buyer (i) a copy of such plan (or a description, if such plan is not written) and all amendments thereto; (ii) the most recent annual returns/reports (Form 5500) and accompanying schedules and attachments thereto; (iii) all trust agreements, insurance contracts or other funding arrangements and amendments thereto; (iv) the current prospectus or summary plan description and all summaries of material modifications; (v) the most recent favorable determination or opinion letter from the IRS; (vi) the most recently prepared actuarial reports and the three most recently prepared financial statements; (vii) all documents and correspondence relating thereto received from or provided to the IRS, the U.S. Department of Labor, the PBGC or any other Governmental Authority or the plan sponsor of any Multiemployer Plan during the past two years; (viii) all current employee handbooks, manuals and policies; and (ix) if such plan is an International Plan, documents that are substantially comparable (taking into account differences in Applicable Law and practices) to the documents required to be provided in clauses (ii) through (viii). For each material Employee Plan that is not a VS Holdco Employee Plan, Parent has made available to Buyer the documents listed in items (i) and (ii) and (v) of this Section 3.21(a).

(b)   No Employee Plan is, and no Acquired Company (or any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or otherwise has any liability with respect to, any plan that is or was subject to Title IV or Section 302 of ERISA or Sections 412 or 430 of the Code, including any Multiemployer Plan, or is reasonably expected to have any direct or indirect material liability with respect to any such plan at any time sponsored, maintained or contributed to by any ERISA Affiliate of an Acquired Company prior to the Closing.

(c)   None of the Acquired Companies have any current or projected liability for, and no Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Service Provider (other than coverage mandated by Applicable Law, including COBRA, for which the covered Person pays the full cost of coverage (except in the case of temporary COBRA subsidies under severance benefit arrangements)).

(d)   With respect to each Employee Plan covered by Subtitle B, Part 4 of Title I of ERISA or Section 4975 of the Code, no non-exempt prohibited transaction has occurred that has caused or would reasonably be expected to cause any Acquired Company or any of its Affiliates to incur any material liability under ERISA or the Code.

(e)   Each Employee Plan has been established, funded (to the extent required to be funded), operated and maintained in material compliance with its terms and Applicable Law, including ERISA and the Code. No action, suit, audit, proceeding, investigation or claim (other than routine claims for benefits) is pending or, to the Knowledge of Parent, threatened against or threatened with respect to or involving, any Employee Plan before any arbitrator or Governmental Authority, including the IRS, the U.S. Department of Labor or the PBGC.

(f)    Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired and, to the Knowledge of Parent, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being issued or reissued or a penalty under the IRS Closing Agreement Program if discovered during an IRS audit or investigation. Each trust created under any such Employee Plan is exempt from Tax under Section 501(a) of the Code and has been so exempt since its creation.

(g)   To the Knowledge of Parent, no events have occurred with respect to any Employee Plan that would reasonably be expected to result in the assessment of any material excise tax against any Acquired Company with respect to any Employee Plan. None of the Acquired Companies has incurred (whether or not assessed) or would reasonably be expected to incur any material Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(h)   Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) could (directly or indirectly) (i) entitle any current or former Service Provider to any payment (whether in cash, property or the vesting of property) or benefit, including any bonus, retention, severance, retirement or job security payment or benefit or (ii) accelerate the time of payment or vesting, trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits due, or increase the amount of any compensation or benefits due, to any current or former Service Provider.

(i)    No Employee Plan or other compensation or benefit arrangement, individually or collectively, would reasonably be expected to result in the payment to any current or former Service Provider of any amount or provision of any benefit that would not be deductible under Section 280G of the Code or would be subject to the imposition of an excise tax under Section 4999 of the Code, in each case, by reason of being an “excess parachute payment” within the meaning of Section 280G of the Code. No Employee Plan provides any current or former Service Provider with any gross up, reimbursement or indemnification rights in respect of any taxes and/or penalties under Section 409A or 4999 of the Code for which any Acquired Company has any liability in connection with the transactions contemplated under this Agreement or otherwise.

(j)    Each International Plan (i) is in compliance with its terms and Applicable Law, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment, (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles, and (iv) is not a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) except in case of clauses (i) through (iii) as has not had and would not reasonably be expected to result in material liability to any of the Acquired Companies.

Section 3.22.   Labor Matters. (a) Each of the Acquired Companies is, and since January 1, 2018 has been, in compliance in all material respects with all Applicable Laws relating to the conduct of the Business relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes.

(b)   None of the Acquired Companies are a party to or subject to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement, no current Service Providers are represented by any labor union, works council or other labor organization, and, to the Knowledge of Parent, there is not, and has not been any pending or threatened organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any Service Provider.

(c)   There are no material unfair labor practice complaints pending or, to the Knowledge of Parent, threatened against any Acquired Company before the U.S. National Labor Relations Board or any other Governmental Authority or any current union representation questions involving Service Providers.

(d)   There is, and for the past three years there has been, no material labor strike, slowdown, stoppage, picketing, interruption of work, lockout, or other material labor dispute pending or, to the Knowledge of Parent, threatened against or affecting any Acquired Company.

(e)   Each Acquired Company is in compliance with WARN in all material respects and has no material liabilities or other obligations thereunder.

(f)    To the Knowledge of Parent as of the date of this Agreement, no senior executive of any Acquired Company intends to terminate his or her employment or relationship with any Acquired Company within the first 12 months following the Closing. To the Knowledge of Parent as of the date of this Agreement, no senior executive of any Acquired Company is a party to or bound by any confidentiality, non-competition, proprietary rights or other agreement that would materially restrict the performance of such person’s current job duties or otherwise materially affect the operations of any Acquired Company’s business following the Closing (except to the extent that such restrictions may be waived and are waived by Parent and its Affiliates as of the Closing).

Section 3.23.   Environmental Matters. Except as set forth on Section 3.23 of the Parent Disclosure Schedule, or as would not reasonably be expected to be, individually or in the aggregate, material to the Business and the Acquired Companies (taken as a whole):

(a)   Parent and its Subsidiaries are, and since January 1, 2018 have been, in compliance with all Environmental Laws relating to the Transferred Assets or the Business and all Material Permits required by Environmental Laws;

(b)   no unresolved written notice, order, request for information, complaint or penalty relating to the Transferred Assets or Business has been received by Parent or any of its Subsidiaries, and there are no pending, or to the Knowledge of Parent threatened, judicial or administrative actions, suits or proceedings, in each case, that allege a violation by or liability of the Business (or with respect to the Transferred Assets) of or under any Environmental Law; and

(c)   no Hazardous Substance has been released and there has been no contamination by, or exposure of any Person to, any Hazardous Substance, including by Parent or any of its Subsidiaries at, on or under any real property or facility currently owned, leased or operated by Parent or such Subsidiary, in each case, that has given or would give rise to any liability under Environmental Laws with respect to the Transferred Assets or the Business.

Section 3.24.   No Other Representations. (a) Except for the representations and warranties set forth in this Article 3, no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of Parent to Buyer, and Parent hereby disclaims any such representation or warranty, notwithstanding the delivery or disclosure to Buyer, or any of its Representatives or Affiliates of any documentation or other information by Parent or any of its Representatives or Affiliates.

(b)   Parent makes no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Business or any Acquired Company or the future business, operations or affairs of the Business or any Acquired Company heretofore or hereafter delivered to or made available to Buyer or any of its Representatives or Affiliates.

Article 4
Representations and Warranties of Buyer

Buyer represents and warrants to Parent as of the date hereof and as of the Closing Date that:

Section 4.01.   Corporate Existence and Power. Buyer is a limited partnership duly formed, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted.

Section 4.02.   Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby by Buyer are within Buyer’s corporate powers and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 4.03.   Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby by Buyer require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act, (ii) compliance with the requirements of the Applicable Laws set forth on Section 3.03 of the Parent Disclosure Schedule and (iii) any other action or filing the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the performance by Buyer of its obligations under this Agreement or Buyer’s consummation of the transactions contemplated by this Agreement.

Section 4.04.   Noncontravention. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby by Buyer do not and will not (i) violate the Organizational Documents of Buyer, (ii) assuming compliance with the matters referred to in Section 4.03, violate any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under, any provision of any material agreement binding upon Buyer or (iv) result in the creation or imposition of any Lien on any asset of Buyer, except, in the case of clauses (ii) through (iv), as would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the performance by Buyer of its obligations under this Agreement or Buyer’s consummation of the transactions contemplated by this Agreement.

Section 4.05.   Financing; Guaranty. (a) Buyer has delivered to Parent true and complete copies of the Equity Commitment Letter confirming their commitment to provide Buyer with equity financing in connection with the transactions contemplated hereby in the amounts set forth therein (the “Equity Financing”). The Equity Commitment Letter is in full force and effect and is a valid and binding obligation of Buyer and the other parties thereto. As of the date hereof, (i) the Equity Commitment Letter has not been amended or modified in any respect, and the respective commitments contained therein have not been withdrawn, rescinded or otherwise modified in any respect and (ii) no event has occurred that, with or without notice, lapse of time or both, would constitute a default or a material breach thereunder on the part of Buyer or the other parties thereto. There are no conditions precedent to the funding of the full amount of the Equity Financing other than the conditions that are expressly set forth in the Equity Commitment Letter, and, as of the date hereof, Buyer has no reason to believe that it will not be able to satisfy any term or condition of closing of the Equity Financing that is required to be satisfied as a condition of the Equity Financing, or that the Equity Financing will not be made available to Buyer on the Closing Date. Subject to the terms and conditions of the Equity Commitment Letter, the aggregate proceeds of the Equity Financing are in an amount sufficient to enable Buyer to make payment of the Purchase Price and any other amounts to be paid by it at the Closing hereunder.

(b)   Concurrently with the execution of this Agreement, Buyer has delivered to Parent the Limited Guaranty executed by Sycamore Partners III, L.P., a Cayman Islands exempted limited partnership, and Sycamore Partners III-A, L.P., a Cayman Islands exempted limited partnership (the “Limited Guaranty”). The Limited Guaranty is in full force and effect and is a valid and binding obligation of the parties thereto and no event has occurred that, with or without notice, lapse of time or both, would constitute a default or a material breach thereunder on the part of the parties thereto.

Section 4.06.   Purchase for Investment. Buyer is purchasing the Sold VS Interests and the Sold GP Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Sold VS Interests and the Sold GP Interests and is capable of bearing the economic risks of such investment.

Section 4.07.   Litigation. As of the date hereof, there is no action, suit or proceeding or, to the knowledge of Buyer, investigation, pending against, or to the knowledge of Buyer, threatened against or affecting, Buyer or any of its properties before (or, in the case of threatened actions, suits, proceedings or investigations, would be before) any Governmental Authority or arbitrator which, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the performance by Buyer of its obligations under this Agreement or Buyer’s consummation of the transactions contemplated by this Agreement or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 4.08.   Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.09.   Solvency. Assuming (i) the satisfaction of the conditions to Buyer’s obligation to consummate the transactions contemplated by this Agreement, (ii) the accuracy of the representations and warranties set forth in Article 3 (disregarding, for this purpose any “material,” Material Adverse Effect, “knowledge” or other qualifications or limitations therein) and (iii) that the Acquired Companies (including VS Holdco) on a consolidated basis are Solvent immediately prior to the Closing, immediately after giving effect to the transactions contemplated by this Agreement, including the ABL Debt Financing and the Equity Financing, VS Holdco on a consolidated basis will be Solvent.

For purposes of this Agreement, “Solvent” when used with respect to any Person, means that, as of any date of determination, (A) the amount of the “fair saleable value” of the assets and properties of such Person will, as of such date, exceed (x) the amount of all “liabilities of such Person, including a reasonable estimate of the amount of contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (y) the amount that will be required to pay the probable and foreseeable liabilities of such Person on its existing debts (including a reasonable estimate of the amount of contingent liabilities) as such debts become absolute and matured, (B) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged and (C) such Person will be able to pay its liabilities, including a reasonable estimate of the contingent and other liabilities, as they mature.

Section 4.10.   Inspections; No Other Representations. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of businesses such as the Business and companies such as the Acquired Companies as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Buyer acknowledges that Parent has given Buyer access to the key employees, documents and facilities of the Business and the Acquired Companies. Buyer will undertake prior to Closing such further investigation and request such additional documents and information as it deems necessary. Buyer agrees to accept the Sold VS Interests, the Sold GP Interests, the Business and the Acquired Companies in the condition they are in on the Closing Date based upon its own inspection, examination and determination with respect thereto as to all matters. Buyer is not relying (and Buyer has not relied) on any express or implied representations or warranties of any nature (including as to the accuracy or completeness of any information provided to Buyer) made by or on behalf of, or imputed to Parent, except as expressly set forth in Article 3. Without limiting the generality of the foregoing, Buyer acknowledges that Parent makes no representation or warranty with respect to (i) any projections, forecasts or other estimates, plans or budgets delivered to or made available to Buyer or any of its Representatives or Affiliates of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business or the Acquired Companies or the future business, operations or affairs of the Business or any Acquired Company or (ii) any other information or documents made available to Buyer or any of its Representatives or Affiliates with respect to the Business or the Acquired Companies or their respective businesses or operations (including as to the accuracy and completeness of any such information), except as expressly set forth in Article 3.

Article 5
Covenants

Section 5.01.   Conduct of the Company. (a) From the date hereof until the Closing Date, except as contemplated by this Agreement or pursuant to the Restructuring

Transactions, as required by Applicable Law or any Governmental Authority, as disclosed on Section 5.01(a) of the Parent Disclosure Schedule or as consented to in writing by Buyer (such consent not to be unreasonably withheld, conditioned or delayed), Parent shall and shall cause its Subsidiaries to conduct the Business in the ordinary course consistent with past practice and to use their reasonable best efforts to preserve intact the business organizations of the Business and the relationships of the Business with third parties and to keep available the services of the Business’s present officers and employees; provided that no action by Parent or any of its Subsidiaries that is set forth on Section 5.01(b) of the Parent Disclosure Schedule or consented to in writing by Buyer in accordance with Section 5.01(b) shall be deemed to be a breach of this Section 5.01(a).

(b)   Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as contemplated by this Agreement or pursuant to the Restructuring Transactions, as required by Applicable Law or any Governmental Authority, as disclosed on Section 5.01(b) of the Parent Disclosure Schedule or as consented to in writing by Buyer (such consent not to be unreasonably withheld, conditioned or delayed), Parent shall not, and shall cause its Subsidiaries not to, in each case solely with respect to the Business or the Acquired Companies:

(i)   adopt or propose any change to any Organizational Document of any Acquired Company;

(ii)   issue, deliver, transfer, pledge, encumber, or sell, or authorize the issuance, delivery, transfer, pledge, encumbrance or sale of, any VS Holdco Securities, VS Holdco GP Securities or VS Holdco Subsidiary Securities, other than (A) the issuance of any VS Holdco Subsidiary Securities to VS Holdco or any other VS Holdco Subsidiary pursuant to the Restructuring Transactions or in respect of a capital contribution in the ordinary course of business, and (B) the issuance, delivery, transfer and sale of VS Holdco Securities in connection with the formation and creation of VS Holdco as a wholly owned Subsidiary of Parent and as a Subsidiary of one or more Subsidiaries of Parent, (C) the issuance, delivery, transfer and sale of VS Holdco GP Securities in connection with the formation and creation of the VS Holdco GP as a wholly owned Subsidiary of Parent and as a Subsidiary of one or more Subsidiaries of Parent and (D) the issuance, delivery, transfer and sale of VS Holdco Securities to the VS Holdco GP as the general partner of VS Holdco pursuant to the Restructuring Transactions;

(iii)   merge or consolidate any Acquired Company with any other Person, other than the merger of any VS Holdco Subsidiary into VS Holdco or any other VS Holdco Subsidiary pursuant to the Restructuring Transactions, or permit VS Holdco or any VS Holdco Subsidiary to acquire assets in excess of $2,500,000 in the aggregate from any other Person other than another Acquired Company pursuant to the Restructuring Transactions (other than (A) pursuant to the Restructuring Transactions, (B) pursuant to existing contracts disclosed in the Parent Disclosure Schedule, or (C) the acquisition of inventory, materials or supplies in the ordinary course of business);

(iv)   with respect to VS Holdco or any VS Holdco Subsidiary, adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization or file for bankruptcy;

(v)   incur or guarantee any additional indebtedness for borrowed money (as compared to the aggregate indebtedness for borrowed money as of the date hereof) in excess of $30,000,000 in the aggregate, other than indebtedness of an Acquired Company, on the one hand, to an Acquired Company, on the other hand;

(vi)   (A) incur any additional capital expenditures (excluding the capital expenditures contemplated to be made pursuant to clause (B)), other than capital expenditures not exceeding $2,500,000 individually or $12,500,000 in the aggregate, or (B) fail to make capital expenditures in accordance with the capital expenditures budget set forth on Section 5.01(b)(vi)(B) of the Parent Disclosure Schedule;

(vii)   make any loans, advances or capital contributions to, or investments in, any Person (other than an Acquired Company pursuant to the Restructuring Transactions or an Acquired Company in the ordinary course of business), other than (A) pursuant to an agreement in effect as of the date hereof and set forth on the Parent Disclosure Schedule, (B) advances to employees for business expenses in the ordinary course of business, (C) transactions with customers or suppliers on credit in the ordinary course of business, (D) advances to directors, officers or employees in respect of indemnity obligations pursuant to indemnity agreements entered into in the ordinary course of business, (E) loans between Parent or any of its Subsidiaries (excluding the Acquired Companies) on the one hand, and an Acquired Company, on the other hand; provided that such loans are fully paid off or discharged for equivalent value prior to the Closing Date without any adverse consequences to any Acquired Company (other than an Excluded Tax or other Excluded Liability), and (F) loans solely among the Acquired Companies in the ordinary course of business or set forth in the Restructuring Plan or solely among Acquired Companies that are in non-U.S. jurisdictions that are entered into to facilitate the distribution of excess cash;

(viii)   sell, assign, transfer, convey, encumber or otherwise dispose of, or mortgage or subject to any Lien (other than Permitted Liens), any Transferred Assets (other than Intellectual Property Rights) in excess of $2,500,000 in the aggregate, other than (A) sales of inventory in the ordinary course of business, (B) disposition of obsolete inventory in the ordinary course of business consistent with past practice, (C) pursuant to an agreement in effect as of the date hereof and set forth on the Parent Disclosure Schedule, or (D) sales, transfers or dispositions between an Acquired Company on the one hand, and an Acquired Company, on the other hand;

(ix)   sell, assign, transfer, convey, encumber, license, permit to expire or lapse, abandon or otherwise dispose of, or mortgage, pledge or subject to any

Lien (other than Permitted Liens), any Transferred IP material to the Business, other than (A) in the ordinary course of business, (B) for the purpose of disposing of obsolete or worthless assets, or (C) pursuant to an agreement in effect as of the date hereof and set forth on Section 5.01(b)(ix) of the Parent Disclosure Schedule;

(x)   (A) grant any severance, retention, termination, change-in-control or transaction pay or benefits to, or enter into or amend any severance, retention, termination, employment, consulting, bonus, change-in-control, transaction bonus or severance agreement with, any current or former Service Provider or other individual service provider (other than, in connection with a termination not prohibited by clause (G)(y) of this Section 5.01(b)(x), providing severance no more favorable to the applicable Service Provider or other individual service provider than that required under the Severance Guidelines (as defined in the Parent Disclosure Schedule)), (B) increase the compensation or benefits payable or provided to any current or former Service Provider (other than increases in base compensation in the ordinary course of business consistent with past practice of not more than 3.5% of base compensation payroll as of the date hereof and competitive and seasonal increases for hourly employees at distribution centers and other facilities), (C) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former Service Provider (except for equity award grants relating to Parent securities made in the ordinary course of business consistent with past practice), (D) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Employee Plan, (E) establish, adopt, enter into or amend or terminate any Employee Plan or Collective Bargaining Agreement (or any plan, program, policy, agreement or arrangement that would be an Employee Plan or Collective Bargaining Agreement if in effect as of the date hereof), other than (x) any amendment with respect to any broad-based Employee Plan disclosed on Section 3.21(a) of the Parent Disclosure Schedule that (I) applies uniformly to Service Providers and other individual service providers of Parent and its Affiliates and (II) is not targeted at, and does not materially increase the benefits or compensation provided or to be provided to, Service Providers or (y) as required by the existing terms of any Employee Plan existing on the date hereof and disclosed on Section 3.21(a) of the Parent Disclosure Schedule, (F) through negotiations or otherwise, recognize or certify any labor union, works council or other labor organization, or make any commitment to incur any material liability to any labor organization, except as required by Applicable Law, or (G) (x) hire any Service Provider (or independent contractor) with annual base compensation or fees in excess of $400,000 other than to fill vacancies arising due to terminations of employment of a Service Provider (or engagement of an independent contractor) or (y) terminate the employment of any Service Provider (or engagement of an independent contractor) whose annual base compensation or fees are in excess of $400,000 other than for cause;

(xi)   (1) enter into (A) any Material Contract of the type described in Section 3.11(a)(xv) or (2) renew, materially amend or terminate any Material Contract of the type described in Section 3.11(a)(i) (for this purpose, the reference to “$2,000,000 or more” in this clause shall be replaced with “$1,000,000 or more or aggregate rentals of $5,000,000 or more”), Section 3.11(a)(iii) (for this purpose, the reference to “$1,000,000” in this clause shall be replaced with “$5,000,000” and the reference to “$5,000,000” in this clause shall be replaced with “$10,000,000”), Section 3.11(a)(iv) (for this purpose, the reference to “$1,000,000” in this clause shall be replaced with “$5,000,000” and the reference to “$5,000,000” in this clause shall be replaced with “$10,000,000”), Section 3.11(a)(ix), Section 3.11(a)(x), Section 3.11(a)(xi), Section 3.11(a)(xi), or Section 3.11(a)(xvi) of this Agreement or enter into any contract that if in effect on the date hereof would be a Material Contract of the type described in Section 3.11(a)(i) (for this purpose, the reference to “$1,000,000” in this clause shall be replaced with “$5,000,000”), Section 3.11(a)(iii) (for this purpose, the reference to “$1,000,000” in this clause shall be replaced with “$5,000,000” and the reference to “$5,000,000” in this clause shall be replaced with “$10,000,000”), Section 3.11(a)(iv) (for this purpose, the reference to “$1,000,000” in this clause shall be replaced with “$5,000,000” and the reference to “$5,000,000” in this clause shall be replaced with “$10,000,000”), Section 3.11(a)(ix), Section 3.11(a)(x), Section 3.11(a)(xi), Section 3.11(a)(xi), or Section 3.11(a)(xvi) of this Agreement;

(xii)   settle or offer to settle any action, suit or proceeding, other than (A) any such settlement that (x) involves solely money damages less than $2,500,000, and (y) does not contain any admission of fault, (B) between Buyer, on the one hand, and Parent or any of its Affiliates, on the other hand, that relates to the transactions contemplated by this Agreement;

(xiii)   (A) make or change any material Tax election, (B) adopt or change any accounting method for Tax purposes that has a material effect on Taxes, (C) agree to any extension or waiver of the statute of limitations relating to a material amount of Taxes, (D) file any amendment to any Tax Return in respect of a material amount of Taxes, (E) take any action to surrender any right to claim a material Tax refund or (F) settle or compromise any material Tax liability, in each case, if taking such action could reasonably be expected to increase the liability of any Acquired Company for Taxes that are not (x) Excluded Taxes or (y) taken into account in the calculation of the Final Purchase Price;

(xiv)   implement or announce any employee layoffs that would be reasonably likely to implicate WARN (other than employee layoffs pursuant to the Restructuring Transactions);

(xv)   (x) change any financial accounting policies, practices, principles or methodologies used with respect to the Business or (y) change any cash management policies, practices, principles or methodologies used with respect to the Business (including with respect to cash of the type included in Closing Net

Tangible Assets and described in items 13, 14 and 15 of the Specified Policies), in each case of clauses (x) and (y), unless required by GAAP or Applicable Law; or

(xvi)   agree or commit to do any of the foregoing.

Notwithstanding anything to the contrary in this Agreement (except for, and subject to, the following sentence), prior to the Closing, nothing in this Agreement shall prohibit or otherwise restrict any Acquired Company from declaring and paying any dividends or distributions of cash and cash equivalents of any Acquired Company, from repaying any Indebtedness of any Acquired Company or from repaying any loans solely among the Acquired Companies or between Parent or any of its Subsidiaries (other than an Acquired Company), on the one hand, and an Acquired Company, on the other hand. Notwithstanding the foregoing, to the extent any action described in this paragraph is inconsistent with the Restructuring Plan (to the extent set forth in the Restructuring Plan), such act shall only be permitted if it complies with Section 2.07.

Section 5.02.   Reasonable Best Efforts; Further Assurances. (a) Subject to the terms and conditions of this Agreement, each of Buyer and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority all filings, notices, petitions, statements, registrations, submissions of information, applications and other documents required in connection with the consummation of the transactions contemplated by this Agreement, (ii) supplying as promptly as practicable any additional information and documentary material that may be requested from any Governmental Authority in connection with this Agreement or the transactions contemplated by this Agreement and (iii) obtaining and maintaining all approvals, consents, waivers, permits, authorizations, orders and other confirmations required to be obtained from any Governmental Authority that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement. Buyer shall not take or cause to be taken any action that it is aware or should reasonably be aware would have the effect of delaying, impairing or impeding the receipt of any approval, consent, waiver, permit, authorization, order or confirmation of any Governmental Authority referred to in the preceding sentence. Without limiting the generality of the foregoing, Buyer shall not, and shall cause its controlled Affiliates not to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to (A) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any approval, consent, waiver, permit, authorization, order or other confirmation of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (B) materially increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated by this Agreement, or (C) materially delay the consummation of the transactions contemplated by this Agreement.

(b)   In furtherance and not in limitation of Section 5.02(a), each of Buyer and Parent shall make (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten Business Days of the date hereof, and (ii) an appropriate filing pursuant to the Canadian Competition Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 15 Business Days of the date thereof, and shall supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or the Canadian Competition Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and the Canadian Competition Act as soon as practicable.

(c)   Without limiting the generality of Section 5.02(a), Buyer shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary or desirable to avoid or eliminate each and every impediment that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur expeditiously after the date hereof, including (i) the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Governmental Authority seeking to, and the appeal of, and posting of a bond required by, any injunction or other order, decree, decision, determination or judgment that would, delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions and (ii) proposing, negotiating, committing to, effecting or entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority to (A) sell, lease, license, divest or otherwise hold separate (including by establishing a trust or otherwise), the businesses, assets or properties of any Acquired Company or Buyer or any of its controlled Affiliates, in each case after the Closing, (B) terminate, modify or extend any existing relationships or contractual rights and obligations of any Acquired Company or Buyer or any of its controlled Affiliates, in each case after the Closing, (C) establish or create relationships and contractual rights and obligations of any Acquired Company or Buyer or any of its controlled Affiliates, in each case after the Closing or (D) make any other change to or restructuring of the Acquired Companies after the Closing, in each case of clauses (A) through (D) as may be required in order to obtain any approval, consent, waiver, permit, authorization, order or other confirmation of any Governmental Authority in connection with the transactions contemplated by this Agreement or avoid the entry of, or to effect the dissolution of, any injunction, order, decree, decision, determination or judgment in any action, suit or proceeding which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement under Applicable Law. Buyer shall be responsible for all filing fees and payments to any Governmental Authority in order to obtain any approvals, consents, waivers, permits, orders or other confirmations pursuant to this Section 5.02.

(d)   Notwithstanding anything to the contrary in this Agreement, Buyer and Parent shall not be required to commit to or effect any action contemplated by this Section 5.02 that is not conditioned upon the consummation of the transactions contemplated by this Agreement.

(e)   Each of Buyer and Parent shall, to the extent permitted by Applicable Law, (i) (A) promptly inform the other upon its receipt of any material communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement, and (B) (x) in the case of such a communication that is written, provide the other with a copy of any such communication or (y) in the case of such a communication that is oral, notify the other of the substance of such communication, (ii) not participate in any meeting or engage in any material substantive conversation with any Governmental Authority without first giving the other (A) reasonable prior notice of the meeting or conversation and (B) unless prohibited by such Governmental Authority, the opportunity to attend or participate in such meeting or conversation, and (iii) provide the other with a reasonable advance opportunity to discuss, review and comment upon, and consider in good faith the views of the other in connection with, all proposed filings and communications with any Governmental Authority regarding the transactions contemplated by this Agreement; provided that, with respect to clauses (i)(B) and (iii), valuation, privileged and/or confidential information may be redacted.

(f)    Each of Buyer and Parent may, as it deems advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 5.02 as “outside counsel only”, and any such materials so designated and the information contained therein shall be given only to outside counsel of the receiving party and will not be disclosed by such outside counsel to employees, officers, or directors of the receiving party without the advance written consent of the Person providing such materials.

(g)   Each of Parent and Buyer agree to, and Parent, prior to the Closing, and Buyer, after the Closing, agree to cause each Acquired Company to, execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement, including, without limitation, such documents reasonably requested by Buyer’s title company in connection with the conveyance of any real property pursuant to the terms of this Agreement.

Section 5.03.   Certain Consents. Parent and Buyer shall cooperate with each other (i) in determining whether any actions, consents, approvals or waivers are required to be obtained from any third parties (other than any Governmental Authority) in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking actions to obtain any such actions, consents, approvals or waivers; provided that no party hereto shall be obligated to pay any consideration in any form, grant any accommodation (financial or otherwise, regardless of any provision to the contrary in any applicable agreement) or provide any security or guarantee to any Person from whom any such action, consent, approval or waiver is requested, or commence or participate in any litigation to obtain any such action, consent, approval or waiver, except for Buyer’s obligations pursuant to Section 5.02.

Section 5.04.   Access to Information. (a) From the date hereof until the Closing, Parent will use reasonable best efforts to (i) give, and cause each Selling Entity and Acquired Company to use reasonable best efforts to give, Buyer and its Representatives and Affiliates reasonable access during normal business hours to the offices, properties and books and records of the Acquired Companies and to the books and records of Parent and the Selling Entities relating to the Acquired Companies as reasonably requested by Buyer, and (ii) furnish, and cause each Acquired Company to use reasonable best efforts to furnish, to Buyer and its Representatives and Affiliates such information relating to the Business or any Acquired Company or to the services contemplated under the Transition Services Agreement (including with respect to associated personnel, systems, resources, third-party providers, costs and historical allocations, in each case, to the extent relating to the Business) as reasonably requested by Buyer. Any access pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Parent, the Selling Entities or any Acquired Company. Notwithstanding the foregoing, Buyer shall not (A) have access to personnel records of the Acquired Companies relating to individual performance or evaluation records, medical histories or other information which in Parent’s good faith opinion is sensitive or the disclosure of which could subject Parent or any of its Affiliates to risk of liability or (B) conduct or cause to be conducted any sampling, testing or other invasive investigation of the air, soil, soil gas, surface water, groundwater, building materials or other environmental media at any real property or facility owned, leased or operated by the Business or any Acquired Company.

(b)   For a period of five years from and after the Closing, Parent will, and will cause the Selling Entities to, use reasonable best efforts to give Buyer and its Representatives and Affiliates reasonable access during normal business hours to the books and records of Parent and the Selling Entities relating to the Acquired Companies in respect of any period ending on or before the Closing Date to the extent necessary for Buyer in connection with any audit, investigation, dispute or litigation, or as required for any financial reporting or Tax purposes, as reasonably requested by Buyer; provided that Parent and the Selling Entities shall not be required to provide any such access with respect to any dispute or litigation between Parent or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand. Any access pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Parent or any of its Affiliates.

(c)   For a period of five years from and after the Closing, Buyer will cause each Acquired Company to use reasonable best efforts to give Parent and its Representatives and Affiliates reasonable access during normal business hours to the books and records of the Acquired Companies in respect of any period ending on or before the Closing Date to the extent necessary for Parent in connection with any audit, investigation, dispute or litigation, or as required for any financial reporting and Tax purposes; provided that Buyer shall not be required to provide any such access with respect to any dispute or litigation between Parent or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand. Any access pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Acquired Companies.

(d)   Nothing in this Section 5.04 shall require any Person or any of its Affiliates to disclose information to the extent such disclosure (i) may result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (ii) may violate any Applicable Law or any confidentiality obligation of such Person (including any privacy policy); provided that such Person shall use commercially reasonable efforts to provide the requesting party, to the extent possible, with access to the relevant information in a manner that would not reasonably be expected to result in the waiver of any such attorney-client privilege, work product doctrine or similar privilege or a violation of such confidentiality obligations.

Section 5.05.   Intercompany Arrangements. Prior to the Closing, except for the Transaction Documents and the transactions contemplated thereunder, and except for those arrangements set forth on Section 5.05 of the Parent Disclosure Schedule (each, a “Surviving Related Party Agreement”), Parent shall, and shall cause its Subsidiaries to, (i) settle all intercompany accounts (including any loans referred to in clause (E) of Section 5.01(b)(vii)) between Parent or any of its Subsidiaries (other than an Acquired Company), on the one hand, and an Acquired Company, on the other hand, and (ii) terminate all Related Party Agreements, in each case of clauses (i) and (ii) without further liability or obligation of any party thereunder.

Section 5.06.   Resignations. On or prior to the Closing Date, Parent will use reasonable best efforts to deliver to Buyer the resignations of all officers and directors of each Acquired Company who will be officers, directors or employees of Parent or any of its Subsidiaries after the Closing Date from their positions with each Acquired Company.

Section 5.07.   Notices of Certain Events. Each of Parent and Buyer shall promptly notify the other of:

(a)   any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

(b)   any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.

Section 5.08.   Public Announcements. Each of Buyer and Parent agrees to consult with the other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public announcements the making of which may be required by Applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation; provided that each of Buyer and Parent agrees to consult with the other on the initial press release with respect to this Agreement and the transactions contemplated hereby.

Section 5.09.   Guarantees; China Facility.

(a)

(i)   From and after the date hereof, VS Holdco shall use reasonable best efforts to cause Parent and its Affiliates to be unconditionally released, in respect of any and all obligations of Parent or any of its Affiliates under any guarantee, letter of credit, keepwell, surety or performance bond, indemnity, support agreement or other similar arrangement provided by Parent or any of its Affiliates in respect of any contract or other liability of any Acquired Company set forth on Section 5.09 of the Parent Disclosure Schedule (the “Scheduled Guarantees”) and marked with an asterisk (*), in each case effective as of or after the Closing (it being understood and agreed that in no event shall Buyer or any Acquired Company be obligated to pay any consideration in any form to any Person to obtain any such unconditional release, grant any accommodation (financial or otherwise, regardless of any provision to the contrary in any applicable agreement) or provide any security or guarantee to any Person from whom any such unconditional release is requested, or commence or participate in any litigation to obtain any such unconditional release, and in no event will the failure of Parent or any of its Affiliates to be substituted as a guarantor in respect of, or in substitution for, any such arrangements in order to obtain any such unconditional release in and of itself be deemed to be a breach of this Agreement). From and after the Closing, VS Holdco shall, and shall cause its Subsidiaries to, jointly and severally indemnify Parent and its Affiliates against any and all liabilities and other Damages incurred or suffered by Parent or any of its Affiliates arising out of or resulting from the exercise by any third party of its rights against Parent or any of its Affiliates after the Closing under any Scheduled Guarantee solely to the extent related to the Business or any of the Transferred Assets. With respect to the foregoing, VS Holdco shall be entitled to participate in and control any such matter in the same manner as provided in Section 9.03. Except as expressly set forth in this Section 5.09(a)(i) with respect to the Scheduled Guarantees or in Section 5.09(a)(ii) below with respect to the Specified Guarantee, VS Holdco shall have no obligations in respect of any other obligations of Parent or any of its Affiliates under any other guarantee, letter of credit, keepwell, surety or performance bond, indemnity, support agreement or other similar arrangement provided by Parent or any of its Affiliates.

(ii)   With respect to the obligations of Parent or any of its Affiliates under the guarantee identified as the “Specified Guarantee” set forth on Section 5.09 of the Parent Disclosure Schedule (the “Specified Guarantee”), (A) Buyer shall cause Victoria’s Secret Stores LLC or its predecessor (collectively, “VSS LLC”) not to (x) amend or modify the agreement (as amended) that is the subject of the Specified Guarantee in a manner that would adversely affect the release of the Specified Guarantee or (y) knowingly cause or create any breach or default under such agreement, in each case of clauses (x) and (y), during the 30-day period from and after the Closing Date, and (B) Buyer shall, and shall cause VSS LLC to, take all actions reasonably requested by Parent to cause the conditions for the release of the Specified Guarantee to be satisfied and that do not have an adverse effect on Buyer or any of its Affiliates (it being understood and agreed that in no event shall VS Holdco or VSS LLC be obligated to pay any money to any Person or substitute any Person as guarantor in respect of, or in substitution for, the Specified Guarantee in order to obtain any such release), and will not take any action during the 30-day period from and after the Closing Date that may reasonably be expected to cause the conditions for the release of the Specified Guarantee not to be satisfied, or that would reasonably be expected to cause the release of the Specified Guarantee to be invalid after the Closing.

(iii)   Notwithstanding anything to the contrary contained herein, for purposes of Section 5.09(a)(ii), it is understood and agreed that any modification or changes to the Restructuring Plan which require Buyer’s prior written consent and/or for which Buyer may reasonably withhold, condition or delay its consent hereunder, including in accordance with Section 2.07 of the Parent Disclosure Schedule, shall be deemed to have an adverse effect on Buyer.

(b)   Parent agrees to the covenants, agreements and undertakings set forth on Section 5.09(b) of the Parent Disclosure Schedule. From and after the date hereof until the earlier of the Closing Date and the date on which Parent has delivered evidence (which is reasonably satisfactory to Buyer) to Buyer that an Acceptable Replacement Facility will be in full force and effect on the Closing Date in accordance with the terms and conditions described herein, Parent and its applicable Affiliates shall take all steps reasonably necessary, including, obtaining any consents from the lenders under the China Facility and to the extent reasonably requested by Buyer, entering into such amendments and/or other modifications to the China Facility so that at and immediately following the Closing, either (i) the China Facility is in full force and effect, or (ii) an Acceptable Replacement Facility is in full force and effect, in each case, on the terms and conditions set forth in Item 1 of Section 5.09(b) of the Parent Disclosure Schedule and in any event, on terms and conditions reasonably satisfactory to Buyer; provided that Buyer shall use commercially reasonable efforts to provide cooperation reasonably requested by Parent for the purpose of obtaining consents from the lenders under the China Facility for the purposes of clause (i), or for the purpose of obtaining an Acceptable Replacement Facility from an Acceptable Third Party Lender for the purposes of clause (ii). In connection with the foregoing, to the extent necessary to satisfy the covenant set forth in Item 1 of Section 5.09(b) of the Parent Disclosure Schedule, Parent and its applicable Affiliates shall enter into any amendments or modifications to the China Facility necessary to cause the guarantee provided by Parent under the China Facility as in effect on the date hereof to remain in full force and effect at and immediately following the Closing on terms and conditions substantially the same as the applicable guarantee in effect on the date hereof, and otherwise on terms and conditions no less favorable in the aggregate to Parent and the Acquired Companies that constitute obligors thereunder, or as may otherwise be agreed by Buyer in writing. Notwithstanding the foregoing, no such amendment, modification, consent or other arrangement contemplated by this Section 5.09(b) shall be required to become effective prior to the Closing.

(c)   From and after the Closing, Buyer and VS Holdco shall not, and shall cause their respective Affiliates not to, encumber, mortgage or subject to any Lien, any assets, properties, rights or businesses of any Acquired Company incorporated or formed in China or of the Business that is located in China, other than (1) any Liens that secure the China Facility or an Acceptable Replacement Facility (provided that if an Acceptable Third Party Lender provides all or a portion of the Acceptable Replacement Facility (as described in the definition thereof), then the Liens securing the Acceptable Replacement

Facility provided such Acceptable Third Party Lender shall be senior (such senior liens, “Applicable Senior Liens”) to any Liens granted in favor of Parent to the extent Parent provides a portion of the Acceptable Replacement Facility (and Parent hereby agrees to subordinate (and/or release) any Liens granted in favor of it to permit the Applicable Senior Liens and in connection therewith enter into customary intercreditor and/or subordination documentation reasonably requested by such Acceptable Third Party Lender) and (2) Liens that secure financing provided by Affiliates of Buyer, which may be secured on any assets, properties, rights or businesses of any Acquired Company incorporated or formed in China or of the Business that is located in China on a junior basis (subject to Lien subordination terms reasonably satisfactory to Parent (to the extent Parent provides such Acceptable Replacement Facility)) to the Liens securing the Acceptable Replacement Facility; provided that, for the avoidance of doubt, an Acceptable Replacement Facility shall not be required to be any more permissive with respect to the ability to grant subordinated Liens than the China Facility (as in effect on the date hereof) (other than, with respect to an Acceptable Replacement Facility or any portion thereof, in each case, provided by Parent, as described in this clause (2)).

Section 5.10.   Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege. (a) Buyer waives and shall not assert, and, after the Closing, shall cause each Acquired Company to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Parent or any of its Affiliates or any equity holder, officer, employee or director of any Acquired Company (any such Person, a “Designated Person”) in any matter involving this Agreement or any other agreements or transactions contemplated hereby, including any action, suit or other proceeding between or among Buyer or any of its Affiliates (including any Acquired Company), on the one hand, and any Designated Person, on the other hand, by any legal counsel currently representing any Acquired Company in connection with this Agreement or any other agreements or transactions contemplated hereby (whether or not such legal counsel also represented Parent) (the “Current Representation”), even though the interests of such Designated Person may be directly adverse to Buyer or such Affiliate.

(b)   It is the intention of the parties hereto that all rights to any attorney-client privilege applicable to communications between any legal counsel currently representing any Acquired Company in connection with the Current Representation (whether or not such legal counsel also represented Parent) shall be retained solely by Parent (and not any Acquired Company); provided that the foregoing waiver and acknowledgement of retention shall not extend to any communication not involving this Agreement or any other agreements or transactions contemplated hereby; provided further, that in the event of a dispute between Parent or any of its Affiliates and a third party (other than Buyer or any of its Affiliates), Parent and its Affiliates shall not waive such privilege without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed). Accordingly, no Acquired Company shall have access to any such communications, or to the files of any legal counsel currently representing such Acquired Company (whether or not such legal counsel also represented Parent) in connection with the Current Representation, from and after the Closing. Without limiting the generality of the foregoing, upon and after the Closing, (i) Parent and its Affiliates shall be the sole holders of the attorney-client privilege with respect to the Current Representation, and no Acquired Company shall be the holder thereof, and (ii) to the extent that files of any legal counsel currently representing any Acquired Company in connection with the Current Representation (whether or not such legal counsel also represented Parent) constitute property of a client, only Parent and its Affiliates shall hold such property rights.

(c)   Buyer agrees, on its own behalf and on behalf of its Affiliates (including, after the Closing, the Acquired Companies), that in the event of a dispute between Parent or any of its Affiliates, on the one hand, and any Acquired Company, on the other hand, arising out of or relating to any matter in which any legal counsel currently representing any Acquired Company in connection with the Current Representation jointly represented both Parent and such Acquired Company, neither the attorney-client privilege, the expectation of client confidence, nor any right to any other evidentiary privilege or any work product doctrine will protect against or prevent disclosure by any legal counsel currently representing an Acquired Company in connection with the Current Representation to Parent or any of its Affiliates of any information or documents developed or shared during the course of any such joint representation.

(d)   In the event that any third party shall seek to obtain from Buyer or its Affiliates (including, after the Closing, the Acquired Companies) attorney-client communications involving any legal counsel currently representing any Acquired Company in connection with the Current Representation, then Buyer shall notify Parent of such application sufficiently in advance of any hearing on the application to permit Parent to participate in any such proceedings.

Section 5.11.   Directors and Officers. (a) From and after the Closing and for a period of six years from the Closing Date, Buyer shall cause the Acquired Companies to not repeal, amend or modify the rights to indemnification, advancement of expenses, exculpation and other limitations on liability in a manner adverse to any current or former director or officer of any Acquired Company (including any predecessors thereof) (such directors and officers, the “D&O Indemnitees”) under, and the D&O Indemnitees shall continue to be entitled to such rights on terms no less favorable than those contained in, the Organizational Documents of the Acquired Companies in effect on the date of this Agreement to the fullest extent permitted by Applicable Law.

(b)   In the event that Buyer or any Acquired Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then in each such case, proper provision shall be made so that the successors and assigns of Buyer or such Acquired Company, as the case may be, shall succeed to and be bound by the obligations set forth in this Section 5.11.

(c)   The obligations of Buyer under this Section 5.11 shall not be terminated or modified in such a manner as to materially and adversely affect any D&O Indemnitee without the written consent of such affected D&O Indemnitee (it being expressly agreed that each D&O Indemnitee shall be a third-party beneficiary of this Section 5.11).

Section 5.12.   Releases. (a) Effective as of the Closing, except for any rights or obligations under this Agreement, any other Transaction Document, any Surviving Related Party Agreement or any indemnification, exculpation or related advancement of expenses provision in any Organizational Document of Parent or any of its Affiliates, and except for claims for Fraud, Buyer, on behalf of itself and its Affiliates (including the Acquired Companies), and each of its and their respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, advisors, stockholders, equity holders, controlling Persons, other Representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing in each case solely in their capacity as such (collectively, the “Buyer Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Parent and its Subsidiaries, and each of the foregoing’s respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, advisors, stockholders, equity holders, controlling Persons, other Representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing in each case solely in their capacity as such (collectively, the “Parent Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts, agreements and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise) that the Buyer Releasing Parties may have against each of the Parent Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to any Acquired Company or the Business or any actions taken or failed to be taken by any of the Parent Released Parties in any capacity related to any Acquired Company or the Business occurring or arising prior to the Closing.

(b)   Effective as of the Closing, except for any rights or obligations under this Agreement, any other Transaction Document, any Surviving Related Party Agreement or any indemnification, exculpation or related advancement of expenses provision in any Organizational Document of any Acquired Company, Parent, on behalf of itself and its Subsidiaries and each of its and their respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, advisors, stockholders, equity holders, controlling Persons, other representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing in each case solely in their capacity as such (collectively, the “Parent Releasing Parties” and, together with the Buyer Releasing Parties, the “Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Buyer and its Affiliates (including the Acquired Companies), and each of the foregoing’s respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, advisors, stockholders, equity holders, controlling Persons, other representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing in each case solely in their capacity as such (collectively, the “Buyer Released Parties” and, together with the Parent Released Parties, the “Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts, agreements and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise) that the Parent Releasing Parties may have against each of the Buyer Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to any Acquired Company or the Business or any actions taken or failed to be taken by any of the Buyer Released Parties in any capacity related to any Acquired Company or the Business occurring or arising prior to the Closing.

(c)   The foregoing releases extend to any and all claims of any nature whatsoever, whether known, unknown or capable or incapable of being known as of the Closing or thereafter, and includes any and all claims, actions, demands, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, agreements, controversies, agreements, promises, variances, trespasses, damages, judgments, expenses, executions, affirmative defenses, demands and other obligations or liabilities whatsoever, in law or equity. As of the Closing, each Releasing Party (in its capacity as such) hereby irrevocably agrees to refrain from, directly or indirectly, asserting, commencing, instituting or causing to be commenced, any action, suit or proceeding of any kind against any applicable Released Party, based upon any matter purported to be released hereby.

Section 5.13.   Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (including, for the avoidance of doubt, the Restructuring Transactions) including any real property transfer Tax and any similar Tax (collectively, the “Transfer Taxes”) shall be borne 100% by VS Holdco. For sake of clarity, Transfer Taxes shall exclude any Taxes imposed on income or gains (and such Taxes shall be treated as income Taxes).

Section 5.14.   Insurance. (a) From the date hereof until the Closing Date, Parent shall, and shall cause its Affiliates to, use reasonable efforts to maintain their respective insurance policies in effect as of the date hereof that provide coverage for the properties, assets, business, operations, employees, officers or directors of the Business and/or any Acquired Company, in each case, with such coverage amounts and scope consistent in all material respects with those in effect as of the date hereof. From and after the Closing, the Acquired Companies shall cease to be insured by the current and historical insurance policies or programs of Parent or any of its Subsidiaries (other than an Acquired Company), whether provided by a third-party insurer, “captive insurer”, self-insurance or a co-insurance program (the “Parent Insurance Policies”), in each case in respect of events, acts, errors, accidents, omissions, incidents, injuries or other forms of occurrences to the extent relating to any Acquired Company or the properties, assets, business, operations, employees, officers or directors of any Acquired Company that, in each case, occur after the Closing (collectively, the “Post-Closing Occurrences”). No Acquired Company shall have any access, right, title or interest to or in any Parent Insurance Policy (including to any claims or rights to make claims or any rights to proceeds) to cover any Post-Closing Occurrences.

(b)   After the Closing, (i) Parent shall use commercially reasonable efforts to report in good faith to the applicable third-party insurance provider, if applicable, all events, acts, errors, accidents, omissions, incidents, injuries or other forms of occurrences to the extent relating to any Acquired Company or the properties, assets, business, operations, employees, officers or directors of the Business or any Acquired Company that, in each case, occur at or prior to the Closing (collectively, the “Pre-Closing Occurrences”) reasonably requested by Buyer to the extent covered by an occurrence-based Parent Insurance Policy, (ii) Buyer shall cause such Acquired Company to comply with the terms of any such Parent Insurance Policy, and (iii) Parent shall, and shall cause its applicable Subsidiaries to, use commercially reasonable efforts to obtain the benefit of the applicable insurance coverage under any such Parent Insurance Policy and pay such benefit to the applicable Acquired Company, net of (A) any deductibles, co-payments, self-insured amounts payable by Parent or any of its Subsidiaries, premium increases (to the extent attributable directly to the applicable benefit to such Acquired Company) or other out-of-pocket costs and expenses (including reasonable legal fees and expenses, if any) actually and reasonably incurred by Parent or any of its Subsidiaries in seeking such insurance proceeds and (B) any Taxes imposed on Parent or any of its Subsidiaries in respect of the receipt or accrual of such insurance proceeds; provided that the Acquired Companies shall be fully liable for all uninsured or self-insured amounts (including any such amounts payable by Parent or any of its Subsidiaries) in respect of any Pre-Closing Occurrence.

Section 5.15.   Payments. (a) Parent shall, or shall cause its applicable Subsidiary to, promptly pay or deliver to Buyer (or its designated Affiliate) any monies or checks that have been sent to Parent or any of its Subsidiaries after the Closing Date by customers, suppliers or other contracting parties of any Acquired Company to the extent that they are in respect of a Transferred Asset or Assumed Liability or are for the account of an Acquired Company.

(b)   Buyer shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Parent (or its designated Subsidiary) any monies or checks that have been sent to Buyer or any of its Affiliates (including any Acquired Company) after the Closing Date by customers, suppliers or other contracting parties of Parent or any of its Subsidiaries to the extent that they are in respect of an Excluded Asset or Excluded Liability or are for the account of Parent or any of its Subsidiaries.

Section 5.16.   Misallocated Assets. (a) If, following the Closing, any right, property or asset not included in the Transferred Assets is found to have been transferred to, or retained by, an Acquired Company in error, either directly or indirectly (including as a result of the Restructuring Transactions), Buyer shall transfer, or shall cause its Affiliates (including the Acquired Companies) to transfer, at no additional cost to Parent, such right, property or asset as soon as practicable to Parent or its designated Subsidiary.

(b)   If, following the Closing, any right, property or asset included in the Transferred Assets is found to have been retained by Parent or any of its Subsidiaries in error, either directly or indirectly (including as a result of the Restructuring Transactions), Parent shall transfer, or shall cause its Subsidiaries to transfer, at no additional cost to Buyer, such right, property or asset as soon as practicable to Buyer or its designated Affiliate.

Section 5.17.   Name Changes; Parent Marks. (a) As soon as reasonably practicable after the Closing, but in no event later than 90 days after the Closing Date, Buyer shall and shall cause its Subsidiaries (including the Acquired Companies) to (i) cease any and all use of the Retained Marks, (ii) take any and all actions necessary (including the filing of amended Organizational Documents and any other required documentation with the relevant Governmental Authorities) to initiate a change to the corporate name, “doing business as” name, trade name and any other similar corporate identifier of each of the Acquired Companies to a corporate name, “doing business as” name, trade name or any other similar corporate identifier that does not contain any Retained Marks, and (iii) destroy or remove any and all Retained Marks from any and all materials in their possession or control that contain or incorporate the Retained Marks.

(b)   Buyer agrees that (i) the Retained Marks are, as of the date of this Agreement, and shall continue to be following the Closing, owned by Parent or an Affiliate of Parent, as applicable, (ii) neither Buyer nor any Affiliate of Buyer (including following the Closing, any Acquired Company) has any rights in, and shall not use in any manner, any of the Retained Marks after the 90-day period set forth in Section 5.17(a), and (iii) neither Buyer nor any Affiliate of Buyer (including following the Closing, any Acquired Company) shall contest the ownership, enforceability or validity of any rights of Parent or any Affiliate of Parent in or to any of the Retained Marks.

Section 5.18.   Intellectual Property License. (a) Effective from and after the Closing, Parent (on behalf of itself and its Subsidiaries) hereby grants to the Acquired Companies a non-exclusive, worldwide, perpetual, irrevocable, fully paid-up, royalty-free, non-transferable, non-sublicensable (except as set forth in Section 5.18(d)) license under the Intellectual Property Rights (other than any and all Trademarks, Formulas and Personal Information) (i) that are owned by Parent or its Subsidiaries as of the Closing and (ii) that have been used or held for use in the Business on or prior to the Closing but are not included in the Transferred IP (collectively, the “Licensed IP”), in each case, to use, reproduce, create derivative works of, modify, distribute, make, have made, sell, offer for sale, import or otherwise commercially exploit products and services solely in connection with the operation of the Business and any reasonable evolution thereof.

(b)   Effective from and after the Closing, Buyer (on behalf of itself and the Acquired Companies) hereby grants to Parent and its Subsidiaries a non-exclusive, worldwide, perpetual, irrevocable, fully paid-up, royalty-free, non-transferable, non-sublicensable (except as set forth in Section 5.18(d)) license under the Transferred IP (other than any and all Trademarks, Formulas and Personal Information) that has been used or held for use by Parent or its Subsidiaries in the operation of any business of Parent or its Subsidiaries (other than the Business) on or prior to the Closing, in each case, to use, reproduce, create derivative works of, modify, distribute, make, have made, sell, offer for sale, import or otherwise commercially exploit products and services solely in connection with the operation of any business of Parent or its Subsidiaries and any reasonable evolution thereof (other than the Business).

(c)   Notwithstanding the assignment provision in Section 11.04, Parent and Buyer may assign their respective licenses set forth in this Section 5.18, in whole or in part, in connection with a merger, consolidation or sale of all or substantially all of, or any portion of the assets of, their respective businesses to which the licenses relate.

(d)   Parent and Buyer may sublicense their respective licenses set forth in this Section 5.18 to (i) their vendors, consultants, contractors and suppliers, in connection with the provision of services to their respective businesses to which the licenses relate and (ii) their distributors, customers and end-users, in connection with the distribution, licensing, offering and sale of the current and future products and services of their respective businesses to which the licenses relate.

(e)   Each license granted in this Section 5.18 is, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, a license of rights to “intellectual property” (as defined under Section 101 of the United States Bankruptcy Code), and Parent and Buyer will retain and may fully exercise all of their respective rights and elections under the United States Bankruptcy Code (or any similar foreign law) with respect thereto.

(f)    For the avoidance of doubt, this Section 5.18 shall survive in perpetuity.

Section 5.19.   Financing. (a) Buyer hereby affirms that it is not a condition to the Closing or to any of its obligations under this Agreement that Buyer (or any of its Affiliates) obtain financing for the transactions contemplated by this Agreement.

(b)   Prior to the Closing, Parent and its Subsidiaries (including the Acquired Companies) shall, and shall cause their respective Representatives to, use their commercially reasonable efforts (except to the extent it would reasonably be expected to unreasonably interfere with the ongoing operations of Parent and its Subsidiaries (including the Acquired Companies)) to provide on a timely basis cooperation that is necessary in connection with the arrangement, implementation, consummation, obtaining and establishment of an asset-based (including any asset-based term loan) debt financing facility (the “ABL Debt Facility”) by Buyer (or any of its Affiliates) in connection with the transactions contemplated by this Agreement (the “ABL Debt Financing”) as Buyer (or any of its Affiliates) may reasonably request from time to time, including (in each case, solely relating to the Business or the Acquired Companies) (i) facilitating the pledging of collateral and executing and delivering definitive documentation (including security documentation) with respect to such ABL Debt Financing; provided that, any such pledges, executions and deliveries shall become effective only at, or as of, the Closing, (ii) take actions reasonably requested by Buyer (or any of its Affiliates) necessary to permit prospective debt financing sources to evaluate the Business’ inventory, current assets, intellectual property, cash management systems, real property and furniture, fixtures and equipment for the purpose of establishing collateral arrangements (including, without limitation, sufficient access to allow such prospective debt financing sources to complete field exams and conduct appraisals of such assets), (iii) delivering or causing to be delivered to Buyer the unaudited balance sheet of the Business as of the date ending on the last date of each fiscal quarter that commences after the fiscal quarter ended November 2, 2019 and that ends on or prior to 45 days prior to the Closing Date, the related unaudited statement of income for the Business for the period ending on such fiscal quarter and such other pertinent and customary information, to the extent reasonably available to Parent or any of its Subsidiaries, regarding the Business as may be reasonably requested by Buyer in order to consummate the arrangement of the ABL Debt Financing, in each case, together with customary authorization letters for use of such financial information in any marketing of the ABL Debt Financing, if any, and (iv) reasonably cooperating with marketing efforts, if any, with respect to such ABL Debt Financing.

(c)   Buyer shall promptly, upon request by Parent, reimburse Parent for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Parent or any of its Subsidiaries in connection with the cooperation of Parent and its Subsidiaries contemplated by Section 5.19(b) and shall indemnify and hold harmless Parent, its Subsidiaries and their respective Representatives from and against any and all Damages actually suffered or incurred by any of them in connection with the arrangement of any ABL Debt Financing and any information used in connection therewith, except with respect to any information prepared or provided by Parent or any of its Subsidiaries or any of their respective Representatives or to the extent such Damages result from the gross negligence, willful misconduct or bad faith of, or a material breach of this Agreement, by Parent, any of its Subsidiaries or their respective Representatives.

Section 5.20.   Confidentiality. Buyer acknowledges that the information being provided to it in connection with the transactions contemplated by this Agreement is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Effective upon the Closing, the provisions in the Confidentiality Agreement relating to the use and disclosure of Confidential Information (as such term is defined in the Confidentiality Agreement) will terminate with respect to such Confidential Information (as such term is defined in the Confidentiality Agreement) relating solely to the Business or the Acquired Companies; provided, however, that Buyer acknowledges that any and all other information provided to it by Parent, its Affiliates, or its Representatives concerning Parent or any of its Affiliates (other than the Acquired Companies with respect to the Business) shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

Section 5.21.   VS Holdco Obligations. After the date hereof and prior to the Closing, Parent shall (i) form, or cause to be formed, VS Holdco, as a wholly owned Subsidiary of Parent (whether direct or indirect), and (ii) cause VS Holdco to execute a joinder to this Agreement to become a party to this Agreement and become entitled to, and subject to, all of the rights and obligations of “VS Holdco” under this Agreement, and Buyer consents in all respects to each of the foregoing actions.

Section 5.22.   Service Schedules. Parent and Buyer acknowledge and agree that: (i) as of the date hereof, the Service Schedules (as defined in the Transition Services Agreement and Reverse Transition Services Agreement, respectively) reflect the material terms and conditions regarding the Services (as defined in the Transition Services Agreement and Reverse Transition Services Agreement, respectively) and shall be binding on the parties, subject to the remaining clauses (ii) - (iv) of this sentence; (ii) the parties shall continue to negotiate in good faith the Service Schedules during the period between the date hereof and the Closing Date and shall update such Service Schedules with such additional details regarding the Services (including the scope thereof and the allocation of ownership of any newly developed Intellectual Property created for the benefit of the Business that is not otherwise addressed in Section 2.09(d) of the Transition Services Agreement) upon which they mutually agree, in which case, such updated Service Schedules shall become the Service Schedules referred to in the Transition Services Agreement and Reverse Transition Services Agreement, as applicable; (iii) if, during the period between the date hereof and the Closing Date, Parent or Buyer learns of (A) any additional services (other than the Excluded Services) provided by the Service Provider Parties (as defined in the Transition Services Agreement) to the Business during the Reference Period (as defined in the Transition Services Agreement), or (B) any changes to the Services set forth on the Service Schedules that are reasonably necessary to reflect the services (other than Excluded Services) provided by the Service Provider Parties to the Business during the Reference Period (as defined in the Transition Services Agreement), in each case that are needed by the Service Recipients (as defined in the Transition Services Agreement) during the term of the Transition Services Agreement to operate the Business in substantially the same manner as the Business had been operated during the Reference Period (as defined in the Transition Services Agreement), then the parties shall add such additional services and changes to the Service Schedules and such additional services and changes shall be billed consistent with the billing methods used by Parent and its Affiliates for the applicable services to the Business during the Reference Period (or, with respect to any such changes pursuant to clause (B) with respect to (1)(t) Treasury & Cash Management, (u) Insurance, (v) Financial Reporting, (w) Internal Audit, (x) transition or migration related Services or (y) 8% Administrative Charge applied to landed cost of Beauty receipts, consistent with the allocation and billing methodologies used to determine the estimated costs set forth in Annex C to the Transition Services Agreement or (2) Tax, consistent with the hourly rate set forth in the “Tax” Service Schedule to the Transition Services Agreement); and (iv) during the period between the date hereof and the Closing Date, Parent and Buyer agree to the covenants, agreements and undertakings set forth on Section 5.22(iv) of the Parent Disclosure Schedule. Notwithstanding anything to the contrary herein, in no event shall Parent be required to include in the Service Schedules, or provide to Service Recipients, any Excluded Services.

Section 5.23.   Other Matters. Each of Parent and Buyer agrees to the covenants, agreements and undertakings set forth on Section 5.23 of the Parent Disclosure Schedule.

Section 5.24.   Payments to Parent. Any payment to Parent pursuant to this Agreement shall be made to Parent or any Subsidiary of Parent, as directed by Parent; provided that if no recipient of such payment is specified by Parent, such payment shall be made to the Parent Members pro rata in respect of their interests in VS Holdco.

Section 5.25.   Real Estate Matters.

(a)   Campus Distribution Centers Transfer Plan.

(i)   Prior to the Closing, Parent shall, and shall cause its Subsidiaries to, convey fee title to the Reynoldsburg Campus to the Subsidiary of VS Holdco set forth on Section 5.25(c) of the Parent Disclosure Schedule. Between the date hereof and the Closing, the parties hereto shall each use commercially reasonable efforts to negotiate in good faith the terms and conditions of the DC2 Lease, the DC7 Lease and the Shipping Building Sublease (collectively, the “Leases”); provided that the Closing shall not be conditioned upon or delayed pending the entry into any Lease (and the failure to do so shall not constitute the failure in and of itself of any condition to be satisfied on the Closing Date), and the parties hereto agree that the DC7 Lease Term Sheet, the DC2 Lease Term Sheet and the Shipping Building Sublease Term Sheet contain all material terms necessary to the transactions contemplated by each such term sheet and each such term sheet shall be binding on the applicable parties from and after the Closing, in each case, unless and until the applicable Lease has been executed and delivered in accordance with this Agreement. The parties hereto shall continue to use reasonable best efforts to execute and deliver the definitive Leases, as applicable, to the extent not executed at or prior to the Closing.

(ii)   Commencing on the date hereof, and continuing until the earlier to occur of the consummation of a Subdivision Transaction and the date that is 30 months after the Closing Date (the “Subdivision Outside Date”), the parties hereto shall in good faith work together to effectuate a mutually agreeable subdivision of both the Home Campus and the Reynoldsburg Campus (the “Subdivision Transaction”). If the Subdivision Transaction is completed, (A) Parent and VS Holdco shall, and shall cause their respective Subsidiaries to, terminate the DC7 Lease, (B) VS Holdco shall, and shall cause its Subsidiaries to, convey fee title to DC7 to Parent or a Subsidiary of Parent designated by Parent “as is”, subject only to Permitted Liens, (C) Parent and VS Holdco shall, and shall cause their respective Subsidiaries to, terminate the DC2 Lease and (D) Parent shall, and shall cause its Subsidiaries to, convey fee title to DC2 to VS Holdco or a Subsidiary of VS Holdco designated by VS Holdco “as is”, subject only to Permitted Liens; provided that, for the avoidance of doubt, the Shipping Building Sublease shall remain in full force and effect following the completion of the Subdivision Transaction. If the completion of the Subdivision Transaction does not occur by the Subdivision Outside Date, then the Leases shall remain in full force and effect. For the avoidance of doubt, the Subdivision Transaction means both (and not just one) of the Home Campus and the Reynoldsburg Campus have been subdivided. For the avoidance of doubt, in no event shall the Subdivision Transaction be deemed to be a transaction contemplated by the Restructuring Plan.

(b)   DC6 Construction. Prior to the Closing, Parent shall convey fee simple title to DC6 to the Subsidiary of VS Holdco set forth on Section 5.25(c) of the Parent Disclosure Schedule. Notwithstanding any provision to the contrary in this Agreement, Parent shall pay all Transfer Taxes in connection with the conveyance of DC6 to VS Holdco (or one of its Subsidiaries designated by Buyer). At the Closing, Parent and VS

Holdco (or one of its Subsidiaries designated by Buyer) shall enter into a construction management agreement, in substantially the form attached hereto as Exhibit P.

(c)   Other Real Estate Matters.

(i)   Each of Parent and Buyer agrees to the covenants, agreements and undertakings set forth on Section 5.25(c) of the Parent Disclosure Schedule.

(ii)   Parent and Buyer acknowledge and agree that: (A) the parties hereto shall use commercially reasonable efforts to negotiate in good faith and finalize the Construction Management Agreement in accordance with the Construction Management Agreement Term Sheet, and (B) if the parties hereto are unable to reach agreement on the Construction Management Agreement such that a definitive Construction Management Agreement is not executed and delivered at the time of Closing, the Closing shall not be delayed (and the failure to execute a definitive Construction Management Agreement shall not in and of itself constitute the failure of any condition to be satisfied on the Closing Date) but instead (x) the Construction Management Agreement Term Sheet shall become a binding obligation on VS Holdco or a Subsidiary of VS Holdco designated by Buyer and Parent and shall remain in effect until a definitive agreement replacing such Construction Management Agreement Term Sheet has been mutually negotiated and executed by Parent and VS Holdco or a Subsidiary of VS Holdco designated by Buyer. The parties hereto shall continue to use commercially reasonable efforts to execute and deliver the definitive Construction Management Agreement to the extent not executed at or prior to the Closing.

Section 5.26.   Shared Formulas. From and after the date hereof until the expiration or termination of the “Production and Sourcing Support (Beauty and Home)” Service Schedule set forth in the Service Schedules (as defined in the Transition Services Agreement) in accordance with the Transition Services Agreement, Parent shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to assist VS Holdco and its Subsidiaries to obtain a New Fragrance House Contract for each of the Formulas that are (i) owned by Parent or any of its Subsidiaries, (ii) used in the conduct of the Business at Closing by Parent and its Subsidiaries (as the same shall exist on the Closing Date), and (iii) not included in the Transferred Formulas ( “Shared Formulas”). In furtherance of the foregoing, Parent shall, and shall cause its Subsidiaries to, waive all exclusivity commitments or other restrictions imposed upon Parent and/or its Subsidiaries by the fragrance houses or suppliers of the Shared Formulas to the extent necessary to enable VS Holdco and its Subsidiaries to obtain such New Fragrance House Contracts. In the event that VS Holdco and/or its Subsidiaries are unable to obtain a New Fragrance House Contract with respect to any material Shared Formula prior to the expiration or termination of the “Production and Sourcing Support (Beauty and Home)” Service Schedule under the Transition Services Agreement, then Parent and VS Holdco (and/or their respective Subsidiaries) shall negotiate in good faith an arrangement (e.g., a supply agreement or other commercial agreement) pursuant to which Parent and its Subsidiaries will continue to provide VS Holdco and its Subsidiaries with access to such Shared Formula until the date on which VS Holdco and/or its Subsidiaries are able to obtain a

New Fragrance House Contract for such Shared Formula. A “New Fragrance House Contract” shall mean, with respect to a Shared Formula, a contract entered into by an Acquired Company and the applicable fragrance house or other supplier of such Shared Formula, on terms and conditions comparable to the terms and conditions of the applicable Fragrance House Contracts with such fragrance house or supplier and on such other terms as are reasonably satisfactory to such Acquired Company.

Article 6
Tax Matters

Section 6.01.   Intended Tax Treatment.

(a)   The parties agree to treat the transactions described in Section 2.01 for U.S. federal income tax and applicable state income tax purposes as an acquisition of a partnership interest in VS Holdco by Buyer from each of the Selling Entities (or if a Selling Entity is disregarded, from its regarded owner) in a transaction governed by Sections 741, 751 and 743 of the Code (and any similar provisions of applicable state law).

(b)   Each party hereto agrees not to treat the formation of VS Holdco pursuant to the Restructuring Transactions as governed by Code Section 721(c).

(c)   The parties agree to treat, for U.S. federal income tax and applicable state income tax purposes, (i) any payment by VS Holdco to Parent pursuant to Section 2.13(a) or Section 2.12 as a distribution of 45% of such amount to Parent and as a distribution of 55% of such amount to Buyer immediately followed by a payment of such amount to Parent as an adjustment to the purchase price Buyer paid to Parent for its interests in VS Holdco, and (ii) any payment by Parent to VS Holdco pursuant to Section 2.12 as a payment of 45% of such amount to VS Holdco as contribution and as a payment of 55% of such amount to Buyer as an adjustment to the purchase price paid by Buyer for its interests in VS Holdco immediately followed by a contribution of such amount to VS Holdco.

(d)   The parties agree to treat, for U.S. federal income tax and applicable state income tax purposes, (i) DC4, DC5, DC6 and DC2 as having been contributed to VS Holdco prior to the Closing and (ii) any capital expenditures of Parent pursuant to the DC6 Construction Management Agreement that occur following the Closing as having occurred immediately prior to the Closing.

(e)   The parties agree to treat, for U.S. federal income tax and applicable income tax purposes, DC7 as having been retained by Parent (or its Affiliates).

(f)    The parties agree to treat, for U.S. federal income tax and applicable state income tax purposes, the financial arrangements between Parent and VS Holdco pursuant to the Construction Management Agreement and the Reimbursement Agreement as a loan from Parent to VS Holdco.

(g)   None of Parent, Buyer and VS Holdco shall (or shall permit any of their respective Affiliates) to take any position inconsistent with the provisions of this Section 6.01 on any applicable Tax Return or in any proceeding before any Taxing Authority.

Section 6.02.   Tax Returns.

(a)   Parent shall prepare or cause to be prepared all Tax Returns that any Acquired Company files jointly with Parent or any of its Affiliates (excluding, for the avoidance of doubt, any Acquired Company). Any Taxes shown as due and payable on any Tax Return described in this clause (a) shall be paid by Parent.

(b)   Parent shall prepare or cause to be prepared, at its expense, all income Tax Returns for the Acquired Companies for any taxable period that ends on or before the Closing Date the due date of which is after the Closing Date (taking into account applicable extensions). Each such Tax Return shall be prepared by treating items on such Tax Return in a manner consistent with the past practices of Parent and the Acquired Companies with respect to such items, except as required by Applicable Law. Parent shall deliver to Buyer and VS Holdco, for Buyer and VS Holdco’s review and comment, a draft of each such Tax Return no later than the Draft Delivery Date for such Tax Return. Buyer and VS Holdco shall have the Draft Review Period for such Tax Return to provide comments, and Parent shall consider Buyer and VS Holdco’s comments in good faith. Buyer shall cause such Tax Return, as prepared by Parent in accordance with this Section 6.02(b), to be filed at Parent’s direction. For this purpose, (i) “Draft Delivery Date” means 45 days prior to the earlier of the due date for such Tax Return (taking into account any applicable extensions) and the date such Tax Return is actually filed, and (ii) the “Draft Review Period” means 30 days. Any Taxes shown as due and payable on any Tax Return described in this clause (b) shall be timely paid by Parent or, to the extent any Acquired Company has paid such Tax, promptly reimbursed by Parent.

(c)   VS Holdco shall prepare or cause to be prepared, at its expense, all income Tax Returns for the Acquired Companies for any Straddle Period. Each such Tax Return shall be prepared by treating items on such Tax Return in a manner consistent with the past practices of Parent and the Acquired Companies with respect to such items, except as required by Applicable Law. VS Holdco shall deliver to Buyer and Parent, for Buyer and Parent’s review and comment, a draft of each such Tax Return no later than 45 days prior to the earlier of the due date for such Tax Return (taking into account any applicable extensions) and the date such Tax Return is actually filed. Buyer and Parent shall have 30 days to provide comments, and VS Holdco shall consider Buyer and Parent’s comments in good faith. Without limiting the foregoing, provided Parent has submitted timely comments to the draft copy of such Tax Return and such comments have not been fully incorporated or otherwise omitted after good faith discussions, VS Holdco shall not file, or permit to be filed, any Tax Return described in this Section 6.02(c) without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Any Tax shown on any such Tax Return that is attributable to a Pre-Closing Tax Period shall be timely paid by Parent or, to the extent any Acquired Company has paid such Tax, promptly reimbursed by Parent.

(d)   From and after the Closing, VS Holdco shall not, and shall not permit any of its Affiliates (including, for the avoidance of doubt, the Acquired Companies), to amend any income Tax Return with respect to any Pre-Closing Tax Period if such action could (i) increase (A) Parent’s liability for Taxes for a Pre-Closing Tax Period or (B) the amount of any indemnification obligation of Parent pursuant to this Agreement or (ii) reduce the amount of any Tax refund to which Parent is entitled pursuant to this Agreement, in each case without Parent’s prior written consent, unless required by Applicable Law (either as agreed to between Parent and VS Holdco or based on advice that VS Holdco has received from an accounting firm or law firm of recognized standing in the jurisdiction in which the amendment is to be filed that such amendment is more likely than not required to be filed under Applicable Law). To the extent that VS Holdco or any Acquired Company determines that it is required under Applicable Law to amend any income Tax Return, VS Holdco shall give to Parent reasonable notice of such determination and consider in good faith any comments of Parent to such determination, and shall deliver a draft of such amendments at least 45 days prior to its intended filing and shall incorporate all reasonable comments of Parent prior to filing.

Section 6.03.   Tax Refunds. From and after the Closing, VS Holdco shall promptly (i) pay to Parent the amount of any refunds or credits received by the Acquired Companies in respect of any Excluded Tax and (ii) without duplication, reimburse Parent for any estimated tax payment made by Parent or any Acquired Company prior to the Closing to the extent, and at the time, such payment (or any portion thereof) is refunded to any Acquired Company or is used to offset or reduce any Tax liability of Buyer or any of its Affiliates (including, for the avoidance of doubt, any Acquired Company) with respect to any Post-Closing Tax Period (in each case, net of any Taxes imposed thereon or Taxes imposed on any Acquired Company or any other direct or indirect equity holders (other than Parent) on repatriating the amount of such refund to Buyer and any reasonable third-party out-of-pocket expenses incurred by Buyer or the Acquired Companies, as the case may be, in obtaining such refund or credit). Notwithstanding the foregoing, VS Holdco shall have no obligation to pay to Parent any amount of a refund or credit with respect to a Tax that was paid by an Acquired Company after the Closing Date and for which Parent has not provided indemnification for such Tax. Any refunds of any Transfer Taxes shall be for the sole benefit of VS Holdco and to the extent Buyer or Parent or their respective Affiliates (other than any Acquired Company) receives any such refund, such refund (net of any Taxes imposed thereon and reasonable third-party costs borne by such party to obtain such refund) shall be promptly paid to VS Holdco.

Section 6.04.   Allocation of Straddle Period Taxes. For purposes of this Agreement, in the case of any Straddle Period, all income Taxes shall be apportioned between the Pre-Closing Tax Period, on the one hand, and the Post-Closing Tax Period, on the other hand, as though such taxable period terminated as of the close of business on the Closing Date; provided, that any exemptions, allowances or deductions that are calculated on an annual basis or benefits of graduated rates, shall be apportioned between the two periods on a daily basis.

Section 6.05.   Purchase Price Allocation.

(a)   Prior to the Closing Date, Parent and Buyer shall agree on an allocation of the Estimated Purchase Price among the Selling Entities, determined in accordance with the principles set forth on Section 6.05 of the Parent Disclosure Schedule (the “Preliminary Allocation” and such principles, the “Allocation Principles”); provided that if Parent and Buyer have not agreed on such an allocation prior to the date on which the Closing otherwise would occur, then (i) the failure to so agree shall not constitute the failure of any condition to be satisfied on the Closing Date, the Closing shall occur and, pending the Independent Accountant’s determination of the Preliminary Allocation as provided in the following clause (ii), any and all payments which otherwise would be made to or by, the Selling Entities pursuant to this Agreement shall instead be made to or by an Affiliate of Parent (which Affiliate shall be designated by Parent by written notice to Buyer) acting as agent of the Selling Entities (the “Selling Agent”), (ii) the matter shall be referred to the Independent Accountant for prompt determination (the costs of which shall be borne equally by Parent and Buyer, with each of Parent and Buyer paying its own costs and expenses), (iii) the Preliminary Allocation shall be the allocation as determined by the Independent Accountant and (iv) promptly following the Independent Accountant’s determination of the Preliminary Allocation, (A) the Selling Agent shall disburse to the appropriate Selling Entities any amounts received by it in its capacity as such and (B) the appropriate Selling Entities shall reimburse the Selling Agent for any amounts paid by the Selling Agent on their respective behalves.

(b)   Not later than 90 days after the Final Equity Value is determined pursuant to Section 2.11, VS Holdco shall deliver to Buyer and Parent a schedule allocating the Final Purchase Price and any other applicable amounts required for Tax purposes, among the assets of VS Holdco (and its Subsidiaries that are disregarded entities), in a manner consistent with the Preliminary Allocation, the Allocation Principles and applicable Tax law (such schedule, the “Allocation Schedule”). If Buyer or Parent disagree with any aspect of the Allocation Schedule, such party may, within 20 days after delivery of the Allocation Schedule, deliver a notice (the “Allocation Notice”) to VS Holdco and Buyer or Parent, as the case may be, to such effect, specifying those items as to which such party disagrees, the basis for such disagreement, and setting forth such party’s proposed allocation. If an Allocation Notice is duly and timely delivered, Parent, Buyer and VS Holdco shall, during the 20 days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts to determine the allocation of the Final Purchase Price and any other amounts properly included for Tax purposes. If Parent, Buyer and VS Holdco are unable to reach such agreement, they shall promptly thereafter jointly retain and cause the Independent Accountant (the costs of which shall be borne equally by Parent and Buyer with each of Parent and Buyer paying its own costs and expenses) to resolve any remaining disputes in a manner that is consistent with the Preliminary Allocation and the Allocation Principles. The allocation, as prepared by VS Holdco if no Allocation Notice has been given, as adjusted pursuant to any agreement between Parent, Buyer and VS Holdco, or as determined by the Independent Accountant, as applicable (the “Allocation”), shall be conclusive, final and binding on the parties. The Allocation Schedule, the Allocation Notice and the Allocation (and any adjustments thereto) each shall be prepared consistently with the Preliminary Allocation and in accordance with the Allocation Principles and Sections 751, 755 and 1060 of the Code and the Treasury Regulations promulgated thereunder.

(c)   None of Parent, Buyer or VS Holdco shall (and they shall cause their respective Affiliates not to) take any position inconsistent with the Allocation on any Tax Return or in any proceeding before any Governmental Authority, in each case, except to the extent otherwise required by Applicable Law.

Section 6.06.   Cooperation. Parent and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party or VS Holdco, in connection with the preparation and filing of any Tax Return, any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s reasonable request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent, Buyer and VS Holdco agree (i) to retain all books and records with respect to Tax matters pertinent to Acquired Companies relating to any Pre-Closing Tax Period until the expiration of any applicable statute of limitations, and to abide by all record retention agreements entered into with any Governmental Authority for all periods required by such Governmental Authority, and (ii) to use commercially reasonable efforts to provide the other party with at least 30 days’ prior written notice before destroying any such books and records, during which period the party receiving the notice can elect to take possession, at its own expense, of such books and records. Notwithstanding anything to the contrary in this Agreement, in no event shall Parent be required to deliver a copy of, or information in respect of, any Tax Return of a Parent Tax Group (other than a group that consists exclusively of Acquired Companies).

Section 6.07.   Withholding Certificates.

(a)   Prior to the Closing Date, Parent shall deliver to Buyer (i) a properly executed IRS Form W-9 or certificate of non-foreign status in form and substance required under Code Sections 1445 and 1446 from a Selling Entity that is a US Person (or for a Selling Entity that is disregarded as an entity separate from its owner and is owned by a regarded entity that is a US Person, from such US Person); (ii) a certificate duly executed by VS Holdco in form and substance required under Treasury Regulations Section 1.1445-11T, stating that either (A) 50% or more of the value of the gross assets of VS Holdco does not consist of U.S. real property interests within the meaning of Section 897 of the Code and the Treasury Regulations thereunder (“USRPIs”), or (B) 90% or more of the value of the gross assets of VS Holdco does not consist of USRPIs plus cash or cash equivalents; and (iii) one or more certifications in form and substance required under IRS Notice 2018-29 or Proposed Treasury Regulations Section 1.1446(f)-2 (or any replacement authority that supersedes IRS Notice 2018-29 and/or Proposed Treasury Regulations Section 1.1446(f)-2 after the date hereof) upon which Buyer can properly rely (in Buyer’s reasonable discretion) to avoid or reduce withholding under Section 1446(f)(1) of the Code with respect to any Selling Entity which is not a US Person.

(b)   In connection with preparing any certification pursuant to Section 6.07(a)(iii), or determining whether any such certification can reasonably be relied on to avoid or reduce withholding under Section 1446(f)(1) of the Code, each of Parent and

Buyer shall, and shall cause each of its Affiliates and VS Holdco to, treat Cayman Co2 (as defined in the Restructuring Plan) as not engaged in the conduct of a trade or business within the United States within the meaning of Section 864 of the Code.

(c)   Notwithstanding anything in this Agreement to the contrary, Buyer, its Affiliates and the Acquired Companies will be entitled to withhold and deduct from any amounts otherwise payable pursuant to this Agreement such amounts as any such Person is required to deduct and withhold with respect to the making of such payment under the Code or any provision of Applicable Law. Any amounts deducted and withheld in accordance with this Section 6.07(c) will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. To the extent that Buyer determines it is required to withhold (other than from the failure to provide any certificates under Section 6.07(a) that exempt the transactions contemplated by this Agreement from withholding under Sections 1445 and 1446 of the Code), it shall give prompt notice to Parent of such requirement and shall work in good faith to avoid or reduce such withholding in accordance with Applicable Law

Section 6.08.   Buyer United States Shareholder. If Buyer demonstrates, on or prior to March 31, 2021 (or the Independent Accountant makes a determination after such date or Buyer and Parent enter into a settlement in respect of a matter referred to the Independent Accountant after such date) that Buyer or any of its direct or indirect equityholders is a Buyer United States Shareholder, Parent shall promptly pay to Buyer (or its designees) the Buyer United States Shareholder Tax Amount (if any). If Buyer and Parent are unable to agree as to whether a Person is a Buyer United States Shareholder or the Buyer United States Shareholder Tax Amount for any Buyer United States Shareholder, Buyer and Parent shall work in good faith to resolve their differences; provided that if they are unable to resolve their differences by March 31, 2021, then Parent and Buyer shall retain the Independent Accountant (the costs of which shall be borne equally by Parent and Buyer) to resolve their differences. The determination of the Independent Accountant regarding any such disputes shall be binding on Parent, Buyer and VS Holdco for purposes of this Agreement.

Section 6.09.   Push-Out Elections. To the extent permitted by Applicable Law, Buyer, Parent, and the Selling Entities will cause (and will cooperate in connection with causing) any Acquired Company treated as a partnership for U.S. federal income tax purposes on or prior to the Closing to make “push-out” elections pursuant to Code Section 6226 and the Treasury Regulations promulgated thereunder with respect to any Pre-Closing Tax Periods.

Section 6.10.   Tax Sharing Agreements. Prior to Closing, Parent shall take all actions necessary to terminate each Acquired Company’s obligations under any Tax sharing, Tax indemnity, or similar agreement to indemnify or pay the obligations of Parent or its Subsidiaries (other than any Acquired Company) such that no Acquired Company shall have any obligation to pay or reimburse Parent or its Subsidiaries (other than any Acquired Company) for any Taxes after the Closing (other than as contemplated by this Agreement).

Article 7
Employee Benefits

Section 7.01.   Continuation of Employment of Service Providers. Parent and its Affiliates, and at all times the Acquired Companies, shall take all necessary and appropriate actions to provide for (i) in the case of each Continuing Employee who is employed by an Acquired Company as of the Closing Date, the continuation of such Continuing Employee’s employment with such Acquired Company following the Closing, and (ii) in the case of each Continuing Employee who is employed between the date hereof and the Closing by Parent or an Affiliate of Parent other than an Acquired Company, the transfer of such Continuing Employee’s employment to an appropriate Acquired Company effective on or before the Closing Date or, subject to the terms and conditions of the Transition Services Agreement, effective as of such later date agreed in writing between Parent and the Acquired Companies (the Closing Date, or such later date as relates to any such Continuing Employee, the Continuing Employee’s “Transition Date”). The terms of employment of each such Continuing Employee with the Acquired Companies as of and after such Continuing Employee’s Transition Date shall be consistent with the terms and conditions set out in this Article 7; provided, that for each such Continuing Employee the Acquired Companies will take all measures that are required or appropriate in order to (i) effectuate any such continuation or transfer of employment of any such Continuing Employee and (ii) avoid and mitigate to the maximum extent possible the triggering of a termination of employment or the incurrence of any severance obligations or termination-related obligations (including, without limitation, by the provision of all appropriate notices, assurances, offers of employment and the assignment and assumption of obligations or undertakings with respect to the employment, compensation, benefits, protections or other obligations relating to any such Continuing Employee). To the extent relevant and practicable, with respect to each Continuing Employee, Parent and the Acquired Companies shall (i) treat the Acquired Companies as a “successor employer” and Parent and its other Affiliates as “predecessors,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, for purposes of taxes imposed under the U.S. Federal Unemployment Tax Act or the U.S. Federal Insurance Contributions Act, and (ii) cooperate and use reasonable best efforts to implement the alternate procedure described in Section 5 of Revenue Procedure 2004-53. Notwithstanding any other provision of this Article 7, neither Buyer nor any of its Affiliates (including the Acquired Companies) shall be obligated to continue to employ any Continuing Employee for any specific period following such Continuing Employee’s Transition Date, subject to Applicable Law and any applicable contractual obligations; provided, however, that VS Holdco shall assume and pay and shall indemnify and hold Parent and its Affiliates (not including the Acquired Companies) harmless for any severance obligations or termination-related obligations that arise in part or in whole from the failure of any Acquired Company to take the measures required (to the extent permitted by Applicable Law) of the Acquired Companies under this Article 7. Except as otherwise expressly provided herein and under the Transition Services Agreement, effective as of the Closing the Acquired Companies shall assume or retain, as the case may be, any and all liabilities (contingent or otherwise) relating to, arising out of, or resulting from the employment or services, or termination of employment or services, of such Continuing Employee, whether arising before, on or after the Closing Date of such Continuing Employee.

Section 7.02.   Maintenance of Compensation and Benefits. For the period beginning on the Closing Date and ending on the 12-month anniversary thereof (or, if earlier, until the date of termination of the relevant Continuing Employee) (the “Continuation Period”), Buyer shall cause the Acquired Companies to provide each Continuing Employee with (i) a base salary or wage rate and target incentive compensation opportunity that, in each case, is no less favorable than the base salary, wage rate and target incentive compensation opportunity provided to such Continuing Employee immediately prior to the Closing Date or, if later, such Continuing Employee’s Transition Date, (ii) the benefits set forth on Section 7.02 of the Parent Disclosure Schedule, and (iii) employee benefits, other than severance, defined benefit pension or post-termination or retiree welfare benefits, nonqualified deferred compensation, excess benefit plans, and transaction-related compensation provided by Parent and its Affiliates in connection with the transactions contemplated by this Agreement, that are substantially comparable in the aggregate to the employee benefits (subject to the same exclusions) provided to such Continuing Employee immediately prior to the Closing Date or, if later, such Continuing Employee’s Transition Date, in each case, pursuant to the existing terms of the Employee Plans. Buyer shall cause the Acquired Companies to allocate and administer the Retention Reserve Amount in accordance with Section 1.01(a)(i) of the Parent Disclosure Schedule.

Section 7.03.   Severance. Buyer shall cause the Acquired Companies to provide to each Continuing Employee whose employment is terminated in a qualifying termination (as determined pursuant to the applicable Severance Scheme (as defined below)) during the Continuation Period severance payments and benefits equal to the aggregate value of the severance payments and benefits that such Continuing Employee would have received under (i) the severance plan or other similar contractual or discretionary practice, policy or employment agreement listed on Section 7.03 of the Parent Disclosure Schedule applicable to the Continuing Employee immediately prior to the Closing or, if later, such Continuing Employee’s Transition Date or (ii) if more favorable to the Continuing Employee, any applicable statutory or regulatory scheme applicable to such Continuing Employee (in each case, the “Severance Scheme”); provided that the Acquired Companies’ provision of such severance benefits may be subject to such Continuing Employee’s execution, delivery and non-revocation of a general release in favor of the Acquired Companies, Parent and their respective Affiliates, if permitted under Applicable Law.

Section 7.04.   Assumption of Continuing Employee Agreements. Parent and its Affiliates, and at all times the Acquired Companies, shall take all necessary and appropriate actions to provide for the assignment to and retention and assumption by the Acquired Companies of each employment, retention, termination, severance, indemnification or similar agreement relating to each Continuing Employee set forth on Section 7.04 of the Parent Disclosure Schedule and the assumption, payment and fulfillment of all obligations under and in accordance with such agreements by the Acquired Companies, in each case as of and after such Continuing Employee’s Transition

Date, which such obligations and related liabilities shall be Assumed Liabilities. Without limiting the foregoing, effective as of the Closing Date, VS Holdco shall assume all obligations and liabilities of Parent and its Affiliates under the employment agreements listed on Section 7.04 of the Parent Disclosure Schedule (other than, for the avoidance of doubt, obligations and liabilities under Parent Employee Plans).

Section 7.05.   Allocation of Employee and Benefit Liabilities. Except as otherwise expressly provided under the Transition Services Agreement, the Acquired Companies shall be responsible for all liabilities incurred after the Closing relating to any employee benefit with respect to any Continuing Employee (other than those pursuant to a Parent Employee Plan under which the liabilities are fully funded by a third-party insurer (in each case, a “Fully Insured Parent Plan”)), and VS Holdco shall indemnify and hold Parent and its Affiliates (other than the Acquired Companies) harmless for any cost, expense or liability of Parent or its Affiliates (other than the Acquired Companies) arising from the failure of the Acquired Companies to assume and defray such employee benefit liabilities. Except as expressly assumed by VS Holdco under this Article 7 or otherwise expressly provided in the Transition Services Agreement, Parent and its Affiliates shall be responsible for and shall indemnify and hold Buyer, its Affiliates and the Acquired Companies harmless for any cost or expense and any and all liabilities under all Parent Employee Plans accrued or incurred (i) prior to the Closing or (ii) after the Closing under a Fully Insured Parent Plan, in each case with respect to any Continuing Employee. For purposes of this Section 7.05 (i) a medical, dental or vision benefit claim shall be “incurred” when the relevant service is provided or item purchased and (ii) other benefit claims shall be “incurred” when payable in accordance with the terms of the relevant Employee Plan, regardless of the time of the circumstance or event giving rise to such claims. Parent and its Affiliates shall be responsible for and shall indemnify and hold Buyer, its Affiliates and the Acquired Companies harmless from and against any cost or expense and any and all liabilities related to any person claiming that (A) prior to Closing they were improperly classified as an independent contractor of an Acquired Company rather than an employee of the Acquired Company or (B) as of Closing their employment relationship should have continued with an Acquired Company but Parent caused that not to occur, by withholding or transferring the person out of the Acquired Company and not making the person available for hire by the Acquired Company.

Section 7.06.   Benefit Plans; Flexible Spending. With respect to any employee benefit plan maintained by Buyer or any of its Affiliates (the “New Company Plans”) that replaces a Parent Employee Plan and in which any Continuing Employee becomes eligible to participate on or after the Closing Date (or, if later, the end of the applicable transition period under the Transition Services Agreement), Buyer shall cause the Acquired Companies to: (i) recognize the service with Parent or its Affiliates of such Continuing Employees accrued prior to the Closing Date or, if later, a Continuing Employee’s Transition Date for purposes of eligibility to participate and vesting and, solely with respect to paid-time off, sick leave, and severance, level of benefits under any New Company Plan in which any such Continuing Employee may be eligible to participate after the Closing Date or, if later, such Continuing Employee’s Transition Date (excluding any plans or arrangements providing for defined benefit pension or post-

retirement or retiree health or welfare benefits); provided that (x) such service was recognized prior to the Closing Date or, if later, such Continuing Employee’s Transition Date, under the analogous Parent Employee Plan and (y) in no event shall any credit be given to the extent it would result in the duplication of benefits for the same period of service, (ii) use commercially reasonable efforts to waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Continuing Employee under any New Company Plan in which such Continuing Employee may be eligible to participate after the Closing Date, except to the extent such pre-existing condition, exclusion or waiting period would have applied to such individual under such corresponding Parent Employee Plan immediately prior to the date on which such Continuing Employee becomes eligible to participate in the applicable New Company Plan, and (iii) credit such Continuing Employee for any coinsurance or deductibles paid prior to the date such Continuing Employee becomes a participant in the New Company Plans, if any, with respect to the plan year falling within the calendar year in which such participation commences. Such dollar credit, if any, shall be given to the same extent and for the same purpose as credited under the corresponding Parent Employee Plan providing group health benefits for purposes of satisfying any applicable coinsurance or deductible requirements under any of the corresponding New Company Plans in which such Continuing Employee is eligible to participate after the Closing Date (or, if later, the end of the applicable transition period under the Transition Services Agreement). Except as otherwise expressly provided under the Transition Services Agreement, as of the Closing Date, VS Holdco (or an Acquired Company) shall establish flexible spending accounts for medical and dependent care expenses under a new or existing plan (“Company’s FSA”) for each Continuing Employee who, on or prior to the Closing Date or, if later, a Continuing Employee’s Transition Date or the date on which Company’s FSA is established, is a participant in a flexible spending account for medical and dependent care expenses under an Employee Plan (“Parent’s FSA”) or who elects to participate in Company’s FSA. Subject to Buyer and VS Holdco being provided all information reasonably necessary to permit the administrator of Company’s FSA to accommodate the inclusion of the Continuing Employees in Company’s FSA on the basis described herein, VS Holdco shall credit or debit, as applicable, effective as of the Closing Date or, if later, the Continuing Employee’s Transition Date or the date on which Company’s FSA is established, the applicable account of each Continuing Employee under Company’s FSA with an amount equal to the balance of each such Continuing Employee’s account under Parent’s FSA as of immediately prior to such date. As soon as practicable after the Closing or, if later, a Continuing Employee’s Transition Date or the date on which Company’s FSA is established, with respect to the affected Continuing Employees Parent shall pay to Buyer (or its designee) the net aggregate amount of the account balances credited under Company’s FSA, if such amount is positive, and VS Holdco shall pay to Parent the net aggregate amount of the account balances credited under Company’s FSA, if such amount is negative. Buyer covenants that, with respect to Continuing Employees, the New Company Plans shall not treat any transaction contemplated hereby as an event which, in and of itself, would cause any Continuing Employees to be subject to any preexisting condition limitation and shall otherwise satisfy the requirements of Section 4980B(f) of the code with respect to any “qualifying events” (as such term is defined under Section 4980B(f)(3) of the Code) for purposes of Section 4980B of the Code or any similar state law that occur under the New Company Plans on or after the Closing Date. Parent, and not Buyer, VS Holdco or any of Buyer’s or VS Holdco’s ERISA Affiliates or their Subsidiaries, shall be responsible for providing health continuation benefits under COBRA or similar state law to all individuals who are “M&A Qualified Beneficiaries” as defined in Treas. Reg. Section 54.4980B-9 with respect to any Employee Plan as a result of any termination of employment of any Continuing Employee in respect of the transactions contemplated by this Agreement. Parent and its Affiliates shall be responsible for ensuring that each Service Provider who, prior to the Closing Date, became disabled as defined in the Parent Employee Plans that provide short- and long-term disability benefits shall continue to receive or be entitled to receive such disability benefits under such Parent Employee Plan until the end of the benefit period described in such plan.

Section 7.07.   Workers Compensation. Effective as of the Closing or, if later, a Continuing Employee’s Transition Date, all workers’ compensation liabilities relating to, arising out of or resulting from any claim by any Continuing Employee that result from an accident or from an occupational disease incurred before, on or after the Closing Date or, if later, a Continuing Employee’s Transition Date shall be assumed by the Acquired Companies and shall constitute Assumed Liabilities. The parties shall cooperate with respect to any notification to appropriate Governmental Authorities of the disposition and the issuance of new, or the transfer of existing, workers’ compensation insurance policies and contracts governing the handling of claims.

Section 7.08.   Savings and Retirement Plans. Effective as of the Closing Date, Parent shall amend each of the tax-qualified defined contribution plans in which Continuing Employees participate (the “Parent Savings Plans”) to cause the active participation of each Continuing Employee in the Parent Savings Plans to cease as of the Closing Date or, if later, such Continuing Employee’s Transition Date. Parent shall take any steps necessary to (i) cause each Continuing Employee to be fully vested in their account balances under the relevant Parent Savings Plan as of the Closing Date or, if later, such Continuing Employee’s Transition Date, (ii) make the matching, profit sharing and any other employer contributions to the Parent Savings Plans on behalf of the Service Providers employed with an Acquired Company as of the Closing for all periods prior to the Closing (including those that would have been made irrespective of any end-of-year service requirements otherwise applicable to such contributions, prorated for the portion of the plan year ending on the Closing Date), and (iii) permit the Continuing Employees to receive a distribution of their account balances under each of the Parent Savings Plans as a result of the transactions contemplated by this Agreement. As of the Closing Date, a tax-qualified savings plan established or maintained by Buyer or one of its Affiliates, including VS Holdco or any of the Acquired Companies, (the “Post-Closing DC Plan”) shall be in operation to facilitate post-Closing deferrals from electing Continuing Employees and shall, if elected by Continuing Employees, accept individual rollovers of Continuing Employees’ distributions from the Parent Savings Plans in cash and participant loan notes. Parent and Buyer further agree to reasonably cooperate to amend the Parent Savings Plans and/or the Post-Closing DC Plan (as necessary) in order to accommodate the rollover of outstanding loan notes.

Section 7.09.   Cash Incentives. As of the Closing or, if later, the Continuing Employee’s Transition Date, the Acquired Companies shall assume all obligations of Parent and any of its Affiliates to each Continuing Employee pursuant to any cash incentive plan or program set forth on Section 3.21(a) of the Parent Disclosure Schedule, including, without limitation, any seasonal incentive, store incentive or sales- or commission-based programs with respect to the Continuing Employee’s service with Parent or its Affiliates (including the Acquired Companies), including with respect to any performance period or cycle continuing as of the Closing or, if later, the Continuing Employee’s Transition Date (collectively, the “Cash Incentives”). Each Continuing Employee participating in any Cash Incentive with respect to any performance period continuing as of the Closing or, if later, the Continuing Employee’s Transition Date, shall remain eligible to receive the appropriate cash bonus with respect to such performance period in accordance with the terms of the Cash Incentive; provided, that Parent may at its discretion modify and adjust such Cash Incentive to reduce or prorate the amount payable under such Cash Incentive or, after good faith consultation with the Acquired Companies, adjust the applicable performance conditions in light of the transactions contemplated by the Agreement. Any Cash Incentive payable to a Continuing Employee will be paid by the Acquired Companies on behalf of Parent in accordance with the terms of such Cash Incentive (as so modified or adjusted in accordance with this Section 7.09 and including terms relating to the timing of payment), which such obligations and amounts shall constitute Assumed Liabilities. To the extent any Cash Incentive relating to any performance period or cycle continuing as of the Closing or, if later, the Continuing Employee’s Transition Date requires the determination of performance against any qualitative component or individual performance goal, the achievement of such component or performance shall be determined by Parent in its sole discretion after good faith consultation with the Acquired Companies and such determination shall be applied by in the calculation and payment of the relevant Cash Incentive.

Section 7.10.   Paid Time Off. Except where the payment of accrued but unused paid time off is required under Applicable Law, effective as of the Closing or, if later, a Continuing Employee’s Transition Date, the Acquired Companies shall assume or retain, as the case may be, all obligations of Parent and its Affiliates for the accrued, unused paid time off for such Continuing Employee, which such obligations and amounts shall be Assumed Liabilities. Following the Closing or, if later, a Continued Employee’s Transition Date, the Acquired Companies shall administer such accrued and unused paid time off rights for the benefit of such Continuing Employee in a manner no less favorable to such Continuing Employee than under the programs of Parent and its Affiliates in place as of the Closing or, if later, the Continuing Employee’s Transition Date.

Section 7.11.   Supplemental Retirement Plan. Following the date of this Agreement, Parent will take action to terminate the Parent Supplemental Retirement Plan (the “SRP”) (i) on or prior to the Closing as it relates to all participants in the SRP who are employees of the Acquired Companies (the “Acquired Companies SRP Termination”) and (ii) within six months following the date hereof or, if later, on the date that the Acquired Companies SRP Termination occurs, as it relates to all other participants in the SRP, in each case, in accordance with applicable regulations under Section 409A of the Code. Subject to the foregoing, the parties hereto shall coordinate and cooperate in good faith with respect to the timing and effectuation of such termination and the distribution of the related plan participant SRP account balances with the objective of maintaining reasonably equitable treatment as amongst the employees of the Acquired Companies, on the one hand, and the employees of Parent, on the other, it being agreed that such amounts will be paid out to the applicable plan participants by the Acquired Companies (in the case of plan participants who are employees of the Acquired Companies) and Parent (in the case of plan participants who are employees of Parent), as applicable, within the required periods applicable under Section 409A of the Code. Buyer shall cause the appropriate Acquired Companies to cooperate and coordinate with Parent to facilitate and execute the payment of the SRP distributions due to the employees of the Acquired Companies prior to and in connection with the termination of the SRP as directed by Parent, including the making of such distribution payments through the payroll of the appropriate Acquired Company, the withholding and payment of applicable employee and employer payroll Tax withholding and the required tax reporting with respect to such payments.

Section 7.12.   Necessary Action. Parent and Buyer agree to take all action, or cause such action to be taken, which may be necessary in order to effectuate the transactions contemplated by this Article 7, including, without limitation, adopting any necessary amendments to the Employee Plans and making all filings and submissions to the appropriate governmental agencies required to be made in connection with the events and actions contemplated or triggered by this Agreement as relates to employees and employee benefit matters.

Section 7.13.   No Third Party Beneficiaries. Without limiting the generality of Section 11.08, nothing in this Article 7, express or implied, (i) is intended to or shall confer upon any Person other than the parties hereto and their respective successors and assigns, including any current or former Service Provider or Continuing Employee, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (ii) shall establish or constitute an amendment, termination or modification of, or an undertaking to establish, amend, terminate or modify, any benefit plan (including any Employee Plan), program, agreement or arrangement, or (iii) shall create any obligation on the part of any of the parties hereto to employ any Service Provider for any period of time following the Closing or (iv) shall prevent the amendment, modification or termination of any Employee Plan or prohibit Buyer or any of its Affiliates (including, following the Closing, the Acquired Companies) from terminating the employment of any Continuing Employee at any time following the Closing.

Section 7.14.   Employee Matters. Notwithstanding anything to the contrary contained in this Agreement, Parent, Buyer and VS Holdco shall take, and shall cause their respective Affiliates to take, the actions set forth on Section 7.14 of the Parent Disclosure Schedule.

Article 8
Conditions to Closing

Section 8.01.   Conditions to Obligations of Buyer and Parent. The obligations of Buyer and Parent to consummate the Closing are subject to the satisfaction (or, to the extent permissible, waiver by the party or parties hereto entitled to the benefit of the following conditions) of the following conditions:

(a)   Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

(b)   The approvals set forth on Section 3.03(ii)(A) of the Parent Disclosure Schedule shall have been obtained.

(c)   No provision of any Applicable Law shall prohibit the consummation of the Closing.

(d)   The transactions contemplated by the Restructuring Plan shall have been completed.

Section 8.02.   Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction (or, to the extent permissible, waiver by Buyer) of the following further conditions:

(a)   (i) Parent shall have performed in all respects all of its obligations under Item 1 of Section 5.09(b) of the Parent Disclosure Schedule and Buyer shall have received evidence thereof (reasonably satisfactory to Buyer) and (ii) Parent shall have performed in all material respects all of its other obligations hereunder required to be performed by it on or prior to the Closing Date.

(b)   (i) The representations and warranties of Parent contained in Section 3.09(a) shall be true and correct at and as of the Closing Date, as if made at and as of such date, (ii) the representations and warranties of Parent contained in Section 3.01, Section 3.02, Section 3.05, Section 3.06 and Section 3.19 (determined without regard to any qualification or exception contained therein relating to “material”, “materiality”, “Material Adverse Effect” or any similar qualification or standard) shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date (except with respect to representations and warranties that are made expressly as of a specific date, which representations and warranties shall be true and correct in all material respects as of such date), and (iii) the representations and warranties of Parent contained in Article 3 other than Section 3.09(a), Section 3.01, Section 3.02, Section 3.05, Section 3.06 and Section 3.19 (determined without regard to any qualification or exception contained therein relating to “material”, “materiality”, “Material Adverse Effect” or any similar qualification or standard) shall be true and correct at and as of the Closing Date, as if made at and as of such date (except with respect to representations and warranties that are made expressly as of a specific date, which representations and warranties shall be true and correct as of such date), in the case of this clause (iii) with only such exceptions as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)   Buyer shall have received a certificate signed by an officer of Parent certifying as to the matters set forth in Section 8.02(a) and Section 8.02(b).

(d)   Buyer shall have received evidence (reasonably satisfactory to Buyer) of (i) the release of all Liens on the Transferred Assets and equity interests of the Acquired Companies (other than Permitted Liens and Liens in respect of obligations for Indebtedness included in Closing Indebtedness and not being repaid at the Closing) under each of the Contracts set forth on Section 8.02(d)(i) of the Parent Disclosure Schedule and (ii) the release of all guarantees by the Transferred Entities in favor of Parent under each of the Contracts set forth on Section 8.02(d)(ii) of the Parent Disclosure Schedule.

(e)   All of the payments and deliveries to be made by Parent to Buyer or VS Holdco, if applicable, pursuant to Section 2.09 and, if applicable Section 2.13, shall have been made or shall be made concurrently with the Closing.

Section 8.03.   Conditions to Obligation of Parent. The obligation of Parent to consummate the Closing is subject to the satisfaction (or, to the extent permissible, waiver by Parent) of the following further conditions:

(a)   Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

(b)   (i) The representations and warranties of Buyer contained in Section 4.01, Section 4.02 and Section 4.08 (determined without regard to any qualification or exception contained therein relating to “material”, “materiality” or any similar qualification or standard) shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date (except with respect to representations and warranties that are made expressly as of a specific date, which representations and warranties shall be true and correct in all material respects as of such date), and (ii) the representations and warranties of Buyer contained in Article 4 other than Section 4.01, Section 4.02 and Section 4.08 (determined without regard to any qualification or exception contained therein relating to “material”, “materiality” or any similar qualification or standard) shall be true and correct at and as of the Closing Date, as if made at and as of such date (except with respect to representations and warranties that are made expressly as of a specific date, which representations and warranties shall be true and correct as of such date), in the case of this clause (ii) with only such exceptions as would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the performance by Buyer of its obligations under this Agreement.

(c)   Parent shall have received a certificate signed by an officer of Buyer certifying as to the matters set forth in Section 8.03(a) and Section 8.03(b).

(d)   All of the payments and deliveries to be made by Buyer to Parent or VS Holdco and/or by VS Holdco to Parent, as applicable, pursuant to Section 2.09 and, if applicable Section 2.13, shall have been made or shall be made concurrently with the Closing.

Article 9
Survival; Indemnification

Section 9.01.   Survival. None of the representations and warranties of the parties hereto contained in this Agreement shall survive the Closing. The (i) covenants and agreements of the parties hereto contained in this Agreement that by their terms relate only to a period between the date of this Agreement and the Closing shall survive the Closing until the date that is one year after the Closing Date, (ii) covenants and agreements of the parties hereto contained in Article 6 shall survive for the full period of all applicable statutes of limitations and (iii) any other covenants and agreements of the parties hereto contained in this Agreement that by their terms relate to the period after the Closing shall survive the Closing indefinitely or for the shorter period explicitly specified therein. Notwithstanding the preceding sentences, any breach of covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given in accordance with Section 9.03 or 9.04 as applicable to the party hereto against whom such indemnity may be sought prior to such time.

Section 9.02.   Indemnification. (a) Effective at and after the Closing, Parent hereby indemnifies Buyer and its Affiliates (excluding the Acquired Companies) (the “Buyer Indemnified Parties”) against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto) (“Damages”) actually incurred or suffered by any Buyer Indemnified Party arising out of (i) any breach of covenant or agreement made or to be performed by Parent pursuant to this Agreement, and (ii) any Excluded Liability; provided that for the avoidance of doubt, it is understood that the foregoing indemnification in clauses (i) and (ii) with respect to the Buyer Indemnified Parties is intended to indemnify the Buyer Indemnified Parties (A) for Damages arising out of any and all Excluded Liabilities that may be claimed or determined to be liabilities of any Acquired Company and (B) only for Damages suffered or incurred by them directly (and nothing in this proviso shall limit any Buyer Indemnified Party’s right to seek indemnification from Parent hereunder for Damages suffered or incurred by such Buyer Indemnified Party directly), and shall in no event be deemed to provide for any duplicative recovery with respect to Damages suffered by any Acquired Company and indemnified pursuant to Section 9.02(c) (and nothing in this proviso shall limit any Acquired Company’s right to seek indemnification from Parent hereunder for such Damages).

(b)   Effective at and after the Closing, Buyer hereby indemnifies Parent and its Affiliates against and agrees to hold each of them harmless from any and all Damages actually incurred or suffered by Parent or any of its Affiliates arising out of any breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement;

provided that Buyer’s maximum liability under this Section 9.02(b) shall not exceed the Purchase Price, plus the amount of any capital contributions made by Parent to VS Holdco pursuant to Section 2.13(b).

(c)   Effective at and after the Closing, Parent hereby indemnifies the Acquired Companies against and agrees to hold each of them harmless from any and all Damages actually incurred or suffered by any Acquired Company arising out of (i) any breach of covenant or agreement made or to be performed by Parent pursuant to this Agreement and (ii) any Excluded Liability, it being understood that the indemnification in this Section 9.02(c) is intended to indemnify the Acquired Companies for Damages arising out of any and all Excluded Liabilities that may be claimed or determined to be liabilities of any Acquired Company and shall in no event be deemed to provide for any duplicative recovery with respect to Damages suffered by any Buyer Indemnified Party and indemnified pursuant to Section 9.02(a).

(d)   Effective at and after the Closing, VS Holdco hereby indemnifies Parent and its Affiliates against and agrees to hold each of them harmless from any and all Damages actually incurred or suffered by Parent or any of its Affiliates arising out of (i) any breach of covenant or agreement made or to be performed by VS Holdco pursuant to this Agreement from and after the Closing, and (ii) any breach or default by VS Holdco or any of its Subsidiaries of the DC7 Lease or the DC7 Lease Term Sheet, or the rejection of the DC7 Lease or the DC7 Lease Term Sheet under applicable bankruptcy laws, in each case, in connection with any insolvency, bankruptcy, liquidation or similar proceeding of the lessor (or any successor thereto) party to the DC7 Lease or the DC7 Lease Term Sheet VS Holdco or any of its Subsidiaries; provided, however, that no breach, default or rejection so occurring in connection with such proceedings shall be subject to indemnification pursuant to this Section 9.02(d)(ii) if Parent and/or the tenant (or any successor or assignee thereof) fails to (1) in the case of a sale, (x) timely elect, pursuant to Section 365(h) of the United States Bankruptcy Code to retain possession for the remaining term of such lease and any extensions permitted under such lease, and, timely seek adequate protection in the form of such Section 365(h) protection, and (y) use its reasonable best efforts to enforce that election, and (2) in the case of a rejection, (x) timely elect, pursuant to Section 365(h) of the United States Bankruptcy Code to retain possession for the remaining term of such lease and any extensions permitted under such lease, and, timely seek adequate protection in the form of such Section 365(h) protection, and (y) use its reasonable best efforts to enforce that election. Effective at and after the Closing, each Acquired Company hereby indemnifies Parent and its Affiliates against and agrees to hold each of them harmless from any and all Damages actually incurred or suffered by Parent or any of its Affiliates arising out of any Assumed Liability of such Acquired Company, and at or prior to Closing, Parent shall cause each of the Acquired Companies to execute and deliver to Parent the written agreement of such Acquired Company to the foregoing and to its indemnification obligations under Section 2.06(b).

(e)   Parent’s maximum liability in the aggregate under Section 9.02(a)(i) and Section 9.02(c)(i) shall not exceed the Purchase Price, plus the amount of any capital contributions made by Buyer to VS Holdco pursuant to Section 2.13(b).

(f)    Notwithstanding anything to the contrary contained herein, (i) Parent’s indemnification obligations set forth in Section 9.02(a)(ii) and Section 9.02(c)(ii) shall not be limited in any way by the non-survival of any of the representations and warranties set forth in Article 3, it being agreed that any Buyer Indemnified Party and Acquired Company shall be entitled to recover Damages with respect to any Excluded Liability in accordance with this Article 9 notwithstanding the fact that the subject matter of the Excluded Liability for which Parent has an indemnification obligation may be covered by one or more of the representations and warranties set forth in Article 3, and (ii) with respect to Parent’s indemnification obligations set forth in Section 9.02(a) and Section 9.02(c) arising out of or relating to the matters set forth in Item 5 of Section 2.05 of the Parent Disclosure Schedule, “Damages” shall not include any amounts for any consequential or similar damages (including lost profits and diminution of value).

Section 9.03.   Third Party Claim Procedures. (a) The party seeking indemnification under Section 9.02 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under such Section. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.

(b)   The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense; provided that for any Third Party Claim with respect to Excluded Taxes for any Parent Tax Group (other than that made up exclusively of Acquired Companies), Parent shall assume control of such Third Party Claim at its own expense.

(c)   If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 9.03, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Third Party Claim, if the settlement does not release the Indemnified Party and its Affiliates from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates and (ii) the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose; provided that Buyer or its Affiliates shall not be entitled to participate in the defense of any Third Party Claim to the extent relating solely to Taxes of (A) any Parent Tax Group (other than any Parent Tax Group made up exclusively of the Acquired Companies) or (B) Parent and/or any of its Affiliates (excluding, for the avoidance of doubt, any Acquired Company). The fees and expenses of such separate counsel shall be paid by the Indemnified Party.

(d)   Each party hereto shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 9.04.   Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 9.02 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within 30 days following the receipt of a notice with respect to any such claim that the Indemnifying Party disputes its indemnity obligation to the Indemnified Party for any Damages with respect to such claim, such Damages shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall promptly pay to the Indemnified Party any and all Damages arising out of such claim. If the Indemnifying Party has timely disputed its indemnity obligation for any Damages with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 11.06.

Section 9.05.   Calculation of Damages. (a) The amount of any Damages payable under Section 9.02 by the Indemnifying Party shall be net of (i) any amounts recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor (net of (A) any deductibles, co-payments, self-insured amounts payable by the Indemnified Party or its Subsidiaries, premium increases (to the extent attributable directly to the applicable benefit to the Indemnified Party) or other out-of-pocket costs and expenses (including reasonable legal fees and expenses, if any) actually and reasonably incurred by the Indemnified Party in seeking such insurance proceeds and (B) any Taxes imposed on the Indemnified Party or any of its Subsidiaries in respect of the receipt or accrual of such insurance proceeds) and (ii) the Indemnified Party’s share of any actual reduction in cash Taxes payable that are not Excluded Taxes (or increase in the cash Tax refunds receivable that are not for the benefit of Parent pursuant to Section 6.03) realized within three years of the Closing by any of the Acquired Companies as a consequence of, or in connection with, the circumstances giving rise to the Damages subject to indemnification under this Article 9 (calculated on a “with and without” basis). If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

(b)   The Indemnifying Party shall not be liable under Section 9.02 for any Damages relating to any matter to the extent that such Damages are reflected, recorded or included in the Purchase Price on a dollar-for-dollar basis.

Section 9.06.   Exclusivity. From and after the Closing Date, except with respect to the Transaction Documents or pursuant to Section 2.12 and Section 11.12, this Article 9 will provide the exclusive remedy for any claim arising out of this Agreement or the transactions contemplated hereby, other than any claim for Fraud; provided that this Section 9.06 shall not operate to limit or impede Buyer’s or its Affiliates’ right to recover under any representations and warranties insurance policy obtained by Buyer with respect to this Agreement.

Article 10
Termination

Section 10.01.  Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a)   by mutual written agreement of Parent and Buyer;

(b)   by Buyer (if Buyer is not then in material breach of its representations, warranties, covenants or agreements under this Agreement), upon written notice to Parent, if there has been a violation, breach or inaccuracy of any representation, warranty, covenant or agreement of Parent contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 8.02(a) or Section 8.02(b) not to be satisfied, and such violation, breach or inaccuracy has not been waived by Buyer or cured by Parent within 20 days after receipt by Parent of written notice thereof from Buyer or is not capable of being cured;

(c)   by Parent (if Parent is not then in material breach of its representations, warranties, covenants or agreements under this Agreement), upon written notice to Buyer, if there has been a violation, breach or inaccuracy of any representation, warranty, agreement or covenant of Buyer contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 8.03(a) or Section 8.03(b) not to be satisfied, and such violation, breach or inaccuracy has not been waived by Parent or cured by Buyer within 20 days after receipt by Buyer of written notice thereof from Parent or is not capable of being cured;

(d)   by either Buyer or Parent, upon written notice to the other, if the Closing has not occurred on or before August 20, 2020 (the “Termination Date”); provided that if on the Termination Date, all of the conditions to Closing set forth in Article 8 have been satisfied (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) other than the condition set forth in Section 8.01(d) (to the extent resulting in whole or in part to the pendency of any approval, consent, notice, filing or other action by any Governmental Authority), then either Buyer or Parent may, by written notice to the other, cause the Termination Date to be November 20, 2020; provided, further that (i) Buyer shall not have the right to terminate this Agreement pursuant to this Section 10.01(d) if Buyer is then in material breach of its representations, warranties, covenants or agreements under this Agreement which breach is a principal cause of, or resulted in the failure of the Closing to have occurred by the Termination Date, and (ii) Parent shall not have the right to terminate this Agreement pursuant to this Section 10.01(d) if Parent is then in material breach of its representations, warranties, covenants or agreements under this Agreement which breach is a principal cause of, or resulted in the failure of the Closing to have occurred by the Termination Date; or

(e)   by either Parent or Buyer, upon written notice to the other, if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction.

Section 10.02.  Effect of Termination. If this Agreement is terminated as permitted by Section 10.01, such termination shall be without liability of any party to this Agreement (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the willful breach by a party hereto of any covenant or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach; provided further that, notwithstanding anything to the contrary contained in this Agreement, but without limiting Parent’s rights to an injunction or injunctions or specific performance pursuant to Section 11.12, in no event shall Buyer or any of its representatives (including any investment banker, financial advisors, attorneys, accountants or other advisors) or any of their respective Affiliates or any of their Affiliates’ respective direct or indirect, former, current or future general or limited partners, stockholders, equityholders, securityholders, financing sources, managers, members, directors, officers, representatives, employees, controlling persons, agents or assignees (collectively, the “Buyer Related Parties”) have any liability for any loss or damage arising out of or in connection with any breach or failure to perform under this Agreement or any other agreement or instrument entered into in connection with this Agreement or any of the other Transaction Documents, any of the transactions contemplated hereby or thereby (or abandonment or termination thereof), the failure of any of the transactions contemplated by this Agreement or any of the other Transaction Documents to be consummated or any matters forming the basis for any such failure, in an aggregate amount in excess of $40,000,000.00 (the “Cap”), and in no event shall Parent or any of its Affiliates seek or be entitled to recover any amounts in connection with the foregoing except solely Parent in an aggregate amount not to exceed the Cap. In no event shall Parent or any of its Affiliates seek to recover monetary damages from any Buyer Related Party (other than as specified in the Limited Guaranty). For the avoidance of doubt, (i) under no circumstances shall Parent be permitted or entitled to receive both a grant of specific performance pursuant to Section 11.12, on the one hand, and monetary damages (whether pursuant to this Agreement or the Limited Guaranty), on the other hand, and (ii) nothing in this Section 10.02 shall limit Buyer’s indemnification obligations set forth in Article 9 from and after the Closing or Parent’s rights and remedies under the Confidentiality Agreement. The provisions of Sections 11.03, 11.05, 11.06 and 11.07 shall survive any termination hereof pursuant to Section 10.01.

Article 11
Miscellaneous

Section 11.01.  Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Buyer, to:

SP VS Buyer LP
c/o Sycamore Partners Management, L.P.
9 West 57th Street, 31st Floor

New York, NY 10019
Attention: Stefan L. Kaluzny
E-mail: skaluzny@sycamorepartners.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Sean Rodgers, P.C., Hamed Meshki, P.C. and Karen E. Flanagan
E-mail: sean.rodgers@kirkland.com, hamed.meshki@kirkland.com; karen.flanagan@kirkland.com if to Parent, to:

L Brands, Inc.
Three Limited Parkway
Columbus, Ohio 43230
Attention: Tim Faber
E-mail: TFaber@lb.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: William H. Aaronson
E-mail: william.aaronson@davispolk.com

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 11.02.  Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)   No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as set forth in Section 9.06, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 11.03.  Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided that, at or promptly following the Closing, Buyer and Parent shall cause VS Holdco to (i) reimburse each of Buyer and Parent for all reasonable out-of-pocket costs and expenses incurred by each of them as of the Closing in connection with the negotiation, preparation, execution and delivery of the Transaction Documents and the evaluation and consummation of the transactions contemplated hereby and thereby (collectively the “Transaction Expenses”); provided further, that (A) the aggregate reimbursement of Transaction Expenses to be paid by VS Holdco to Buyer shall not exceed $30,000,000; provided that the costs and expenses incurred by Buyer (or any direct or indirect Subsidiary of VS Holdco) in connection with the ABL Debt Financing shall not be taken into account for purposes of the foregoing limitation; and (B) the aggregate reimbursement of Transaction Expenses to be paid by VS Holdco to Parent shall not exceed $25,000,000, and (ii) reimburse Parent for any Prepaid Restructuring Costs; provided that the aggregate amount of reimbursement in respect of Prepaid Restructuring Costs shall not exceed $5,000,000 minus the Assumed Restructuring Costs.

Section 11.04.  Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto; provided that, notwithstanding the foregoing, Buyer may assign any of its rights hereunder to any of its Subsidiaries, it being agreed that no such assignment shall relieve Buyer from any of its obligations set forth in this Agreement; provided further that, notwithstanding the foregoing, VS Holdco and each of its Subsidiaries may assign any of their rights set forth in this Agreement for collateral security purposes to any third party financing source.

Section 11.05.  Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.06.  Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any federal or state court sitting in the State of Delaware and any federal or state appellate court therefrom) (the “Chosen Courts”), and each of the parties hereto hereby irrevocably consents to the jurisdiction of the Chosen Courts in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party hereto anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party hereto agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.07.  WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.08.  Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party hereto has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, except for the Persons entitled to indemnification under Article 9 and the D&O Indemnitees as set forth in Section 5.11(c).

Section 11.09.  Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.10.  Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.11.  Disclosure Schedules. Parent has set forth information on the Parent Disclosure Schedule in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of the Parent Disclosure Schedule need not be set forth in any other section so long as its relevance to such other section of the Parent Disclosure Schedule or section of the Agreement is reasonably apparent on the face of the information disclosed therein to the Person to which such disclosure is being made. The parties hereto acknowledge and agree that (i) the Parent Disclosure Schedule may include certain items and information solely for informational purposes for the convenience of Buyer, (ii) the disclosure by Parent of any matter in the Parent Disclosure Schedule shall not be deemed to constitute an acknowledgment by Parent that the matter is required to be disclosed by the terms of this Agreement or that the matter is material, (iii) the disclosure by Parent of any matter in the Parent Disclosure Schedule shall not be construed as or constitute an admission, evidence or agreement that a violation, right of termination, default, non-compliance, liability or other obligation of any kind exists with respect to any item, gives rise to a material adverse effect, or is outside the ordinary course of business, (iv) with respect to the enforceability of contracts with third parties, the existence or non-existence of third-party rights, the absence of breaches or defaults by third parties, or similar matters or statements, is intended only to allocate rights and risks among the parties hereto and is not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any party hereto by any Person who is not a party hereto, or give rise to any claim or benefit to any Person who is not a party hereto, and (v) the Parent Disclosure Schedule shall not be deemed or interpreted to broaden Parent’s representations and warranties.

Section 11.12.  Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Chosen Courts; provided that under no circumstance shall Parent be permitted or entitled to receive both a grant of specific performance pursuant to this Section 11.12, on the one hand, and monetary damages (whether pursuant to this Agreement or the Limited Guaranty), on the other hand.

Section 11.13.  Bulk Sales Laws. Buyer, Parent and VS Holdco each hereby waive compliance by Parent with the provisions of the “bulk sales”, “bulk transfer” or similar laws of any state.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SP VS BUYER LP

By: SP VS GP LLC
Its: General Partner

By:	/s/ Stefan L. Kaluzny
	Name:	Stefan L. Kaluzny
	Title:	President

Signature Page to Transaction Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

L Brands, Inc.

By:	/s/ Stuart B. Burgdoerfer
	Name:	Stuart B. Burgdoerfer
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Transaction Agreement]

Exhibit B

VS Holdco Operating Agreement

(see attached)

THE PARTNERSHIP INTERESTS EVIDENCED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY U.S. STATE OR NON-U.S. JURISDICTION AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLIANCE WITH APPLICABLE U.S. FEDERAL, STATE OR NON-U.S. SECURITIES LAWS. IN ADDITION, TRANSFER OR OTHER DISPOSITION OF THE INTERESTS IS RESTRICTED AS PROVIDED IN THIS AGREEMENT.

AMENDED AND RESTATED
AGREEMENT OF EXEMPTED LIMITED PARTNERSHIP

of

[●]

dated

[●], 2020

TABLE OF CONTENTS

Page

Article 1
General Matters

Article 2
Authorization of Units; Capital Contributions

Article 3
Distributions and Allocations

Section 3.01. Distributions	26
Section 3.02. General Allocations	30
Section 3.03. Regulatory Allocations	31
Section 3.04. Special Tax Allocations	32

Article 4
Governance

i

Article 5
Rights and Obligations of Partners

Article 6
Accounting and Reports

Section 6.01. Accounting	50
Section 6.02. Fiscal Year	51
Section 6.03. Reports	51

Article 7
Tax Matters

Article 8
Transfer of Units; Admission of Limited Partners

Section 8.01. General	56
Section 8.02. Transferability of Rights	57

Article 9
Right of First Offer; Tag-along Rights;
Drag-Along Rights; Preemptive Rights; IPO

Section 9.01. Right of First Offer	58
Section 9.02. Tag-Along Rights	59
Section 9.03. Drag-Along Rights	61
Section 9.04. Additional Conditions to Tag-Along Sales and Drag-Along Sales	63

Section 9.05. Preemptive Rights	67
Section 9.06. IPO	68
Section 9.07. General Partner Matters	71

Article 10
Registration Rights

Article 11
Termination, Winding Up and Dissolution

Section 11.01. Termination and Winding Up	86
Section 11.02. Winding up and Dissolution	86
Section 11.03. Notice of Dissolution	88
Section 11.04. Reasonable Time for Winding Up	88
Section 11.05. Return of Capital only from Partnership Assets	88
Section 11.06. Termination of Agreement upon Dissolution; Survival of Rights	88

Article 12
General Provisions

Section 12.12. Counterparts; Effectiveness	92
Section 12.13. Entire Agreement	92
Section 12.14. Severability	92
Section 12.15. Specific Performance	92
Section 12.16. Representations and Warranties of the Limited Partners	92
Section 12.17. Third Party Rights	94

AMENDED AND RESTATED
AGREEMENT OF EXEMPTED LIMITED PARTNERSHIP

OF

[●]

This AMENDED AND RESTATED AGREEMENT OF EXEMPTED LIMITED PARTNERSHIP (this “Agreement”) of [●][1], a Cayman Islands exempted limited partnership (the “Partnership”), is executed and delivered as a deed by and among SP VS Buyer LP, a Delaware limited partnership (“Buyer”), [●][2], a [●] (collectively, “L Brands”), the Partnership, and the General Partner on [●], 2020 (the “Effective Date”). The terms “Buyer” and “L Brands” shall each also mean, if any such Person shall have Transferred any of its Units or equity securities in the Partnership to any of its Permitted Transferees (in each case, as such terms are defined below), such Person and its Permitted Transferees, taken together, and any right, obligation or action that may be exercised or taken at the election of such Person may be taken at the election of such Person and its Permitted Transferees.

W I T N E S S E T H :

WHEREAS, the Partnership was formed on [●] by the General Partner and certain other limited partners (the “Initial Limited Partners”) pursuant to the filing of the Certificate in accordance with the Act;

WHEREAS, the General Partner and the Initial Limited Partners entered into the initial exempted limited partnership agreement of the Partnership on [●] (the “Original Agreement”);

WHEREAS, pursuant to the Transaction Agreement (the “Transaction Agreement”) dated February 20, 2020 between Buyer and L Brands, Inc., a Delaware corporation (“L Brands Parent”), the applicable Subsidiaries of L Brands Parent as set forth in the Restructuring Transactions (as defined in the Transaction Agreement) identified as the sellers of the interests in the Partnership sold, or caused to be sold, to Buyer 55% of the Units;

WHEREAS, on the date hereof, and in connection with the closing of the transactions contemplated by the Transaction Agreement, Buyer will be admitted as a Limited Partner and the Partners desire to amend and restate the Original Agreement in its entirety, as set forth herein.

___________________

[1] To be entered into by “VS Holdco” in the Transaction Agreement.

[2] To be entered into by the applicable Subsidiaries of L Brands Parent as set forth in the Restructuring Transactions (as defined in the Transaction Agreement) and who are the sellers of interests in the Partnership as set forth in the Transaction Agreement.

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NOW, THEREFORE in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Article 1
General Matters

Section 1.01.      Definitions. (a) As used herein, the following terms have the following meanings:

“Additional Tax Distribution Amount” means, with respect to any Limited Partner for a Taxable Year that includes the date of this Agreement or begins after the date of this Agreement, an amount, not less than zero, determined by applying (i) the highest combined U.S. federal, state and local marginal rate of tax on income described in clause (ii) below applicable to a U.S. C corporation for such Taxable Year taking into account the deduction under Section 250 of the Code (or in the case of a Limited Partner or equityholder not taxed as a C corporation, the highest combined U.S. federal, state and local marginal rate of tax on income described in clause (ii) applicable to an individual resident of New York, NY taking into account the net investment income tax under Section 1411 and any limitations on deductions for state and local income tax rates under the Code, if applicable) to (ii) any amounts required to be included in income by such Limited Partner or its direct or indirect equityholders under Section 951 or Section 951A of the Code (excluding such income realized with respect to the portion of a Taxable Year ending prior to the Closing Date (computed assuming all relevant entities year ended on the Closing Date and used a “closing of the books” methodology for determining items that were realized in any hypothetical period ending on the Closing Date)) as a result of such Limited Partner’s ownership interest in the Partnership (including, for the avoidance of doubt, as a result of such direct or indirect equityholder’s status as a “United States shareholder” of such Limited Partner, or of another direct or indirect equityholder of such Limited Partner, in either case, that is a Controlled Foreign Corporation); provided that amounts described in clause (ii) shall be determined without regard to items of income, gain, loss or deduction that are not attributable to such Limited Partner’s or such equityholder’s (as the case may be) direct or indirect ownership interest in the Partnership.

“Advisory Agreement(s)” means, collectively, (i) the Advisory Agreement, dated the date hereof, by and between L Brands and the Partnership (and/or one or more of its Subsidiaries), and (ii) the Advisory Agreement, dated the date hereof, by and between Sycamore Partners Management, L.P., a Delaware limited partnership, and the Partnership (and/or on or more of its Subsidiaries), in each case, as amended or modified from time to time in accordance with their respective terms. The maximum amount of the fees payable in any 12-month period by the Partnership (and/or one or more of its Subsidiaries) pursuant to each Advisory Agreement is set forth on Schedule B.

“Affiliate” means, with respect to any Person, any other Person who, as of the relevant time for which the determination of affiliation is being made, directly or

 6

indirectly controls, is controlled by or is under common control with such Person; provided that no security holder of the Partnership shall be deemed an Affiliate of the Partnership or any other security holder of the Partnership solely by reason of any investment in the Partnership or the existence or exercise of any rights or obligations under this Agreement or the Units held by such security holder. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings. For the avoidance of doubt, for purposes of this Agreement, none of the General Partner or the Partnership or any of its Subsidiaries shall be deemed to be Affiliates of Buyer or any of its Affiliates or of L Brands Parent or any of its Affiliates. For purposes of this Agreement, no Limited Partner shall by reason of this Agreement or the other Transaction Documents be deemed to be an Affiliate of any other Limited Partner or of the General Partner or the Partnership (or any of its Subsidiaries).

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.

“Available Profit” means any Net Income realized by the Partnership as determined by the General Partner acting by the GP Board after the date a relevant Limited Partner receives Profits Interests in the Partnership (computing assuming that the Book Value of each asset was adjusted to equal fair market value at the time of the issuance of Profits Interests to such Limited Partner) (as reasonably determined by the General Partner acting by the GP Board).

“BBA” means Title XI of the U.S. Bipartisan Budget Act of 2015, H.R. 1314, Public Law Number 114-74.

“Book Value” means, with respect to any of the Partnership’s property, unless otherwise determined by the General Partner acting by the GP Board, the Partnership’s adjusted basis for federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulations Sections 1.704-l(b)(2)(iv)(d)-(g) and (m).

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Buyer Units” means the Class A Units held by Buyer as of the date of this Agreement, the Initial Ownership of which represents a 55% Percentage Interest in the Partnership as of the date hereof; it being agreed and understood that any such Units will continue to be Buyer Units in the hands of any transferee of Buyer in connection with any Transfer permitted under this Agreement.

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“Capital Contribution” means any cash, promissory obligations or other property which a Limited Partner contributes to the Partnership pursuant to this Agreement.

“Certificate” means the statement in terms of Section 9 of the Act as filed with the Registrar on [●] pursuant to the Act.

“Class A Unit” means a Unit representing a fractional part of the Limited Partners’ ownership interests in the Partnership and having the rights and obligations specified with respect to Class A Units in this Agreement; it being agreed and understood that a “Class A Unit” shall mean and include (i) each Unit initially acquired by Buyer or any of its Affiliates pursuant to the Transaction Agreement and (ii) each Unit acquired from the Partnership by a Management Partner from and after the Effective Date the payment for which was satisfied in cash or is to be satisfied in cash pursuant to one or more promissory notes payable to the Partnership (the Class A Units issued by the Partnership pursuant to this clause (ii), the “Management Partner Class A Units”), provided that (A) the Partnership may not issue or sell any Management Partner Class A Unit for an amount less than the Management Partner Original Cost for such Management Partner Class A Unit and (B) the Partnership may not issue or sell more than 5,200,000 Management Partner Class A Units in the aggregate. For the avoidance of doubt, (x) as of the Effective Date immediately after Buyer’s acquisition of the Units pursuant to the Transaction Agreement, each Unit held by Buyer and each of its Affiliates shall be deemed to be Class A Units, and no Units held by L Brands, L Brands Parent or any of their respective Affiliates shall be deemed to be Class A Units, and (y) Profits Interests shall not be deemed to be Class A Units.

“Class B Unit” means a Unit representing a fractional part of the Limited Partners’ ownership interests in the Partnership and having the rights and obligations specified with respect to Class B Units in this Agreement; it being agreed and understood that a “Class B Unit” shall mean and include each Unit retained by L Brands, L Brands Parent and each of their Affiliates in connection with the consummation of the transactions contemplated by the Transaction Agreement.

“Code” means the U.S. Internal Revenue Code of 1986.

“Competitive LB Business” means the specialty retail business of body care, candles, home fragrance products, soaps and sanitizers as conducted by L Brands Parent and its Affiliates as of the date hereof; provided that the Competitive LB Business shall not include the business relating to any product sold by VS Holdco or any of its Subsidiaries (or their predecessors in-interest) during the 12-month period prior to the date of the Transaction Agreement, excluding any such product for which only a de minimis amount was sold by VS Holdco and its Subsidiaries (or their predecessors in-interest) during such period.

“Competitive VS Business” means (i) the specialty retail business of women’s intimate and other apparel, accessories, beauty care products and prestige fragrances, and (ii) the global development, production and sourcing functions of L Brands Parent and its

 8

Subsidiaries solely to the extent related to women’s intimate and other apparel, in each case, as conducted as of the date hereof (or, with respect to clause (ii), as contemplated to be conducted pursuant to the Transaction Documents) by VS Holdco and its Subsidiaries; provided that the Competitive VS Business shall not include the business relating to any product sold by L Brands Parent or any of its Subsidiaries (excluding any Acquired Company or their predecessors in-interest) during the 12-month period prior to the date of the Transaction Agreement, excluding any such product for which only a de minimis amount was sold by L Brands Parent and its Subsidiaries (excluding any Acquired Company or their predecessors in-interest) during such period.

“Controlled Foreign Corporation” means “controlled foreign corporation” as defined under Section 957 of the Code.

“Corporate Investment Vehicle” means (i) Buyer or, if Buyer is not a C corporation for U.S. federal income tax purposes, any direct or indirect owner of Buyer that is classified as a C corporation for U.S. federal income tax purposes, and (ii) any Permitted Transferee of Buyer to which Buyer Transfers any Units that is designated by Buyer as a “Corporate Investment Vehicle”; provided that no Person shall be a “Corporate Investment Vehicle” unless, from the time of such Person’s formation, such Person has held no material assets other than a direct or indirect equity (and/or debt) interest in the Partnership and its Subsidiaries (and assets incident to holding such equity and/or debt interests) and engaged in no activities (other than activities incident to such Person’s ownership of such equity and/or debt interests, maintaining its corporate existence, or otherwise complying with Applicable Laws).

“Distribution” means each distribution made by the Partnership to a Limited Partner in respect of such Limited Partner’s Units, whether in cash, property or securities of the Partnership and whether by liquidating distribution, redemption, repurchase or otherwise; provided that none of the following shall be a Distribution: (i) any redemption, conversion or purchase of Units by the Partnership from its or its Subsidiaries’ former employees, directors or consultants in accordance with this Agreement or the Equity Plan, (ii) any recapitalization or exchange of any Units, or any consolidation or division (by way of unit split, unit dividend or otherwise) or any combination (by way of unit split, unit dividend or otherwise) of any issued Units (including pursuant to Section 9.06), (iii) any reimbursement or payment of fees, expenses or costs required to be made to or on behalf of any Limited Partner or any of its Affiliates (including pursuant to the Advisory Agreements), or (iv) any payments made to holders of Units pursuant to and in accordance with the Transaction Documents other than this Agreement as in effect from time to time.

“Drag-Along Percentage” means, for any Drag-Along Sale, a fraction the numerator of which is the number of Units proposed to be sold by the Drag-Along Seller in such Drag-Along Sale and the denominator of which is the number of Units owned by the Drag-Along Seller immediately prior to such Drag-Along Sale.

 9

“Drag-Along Portion” means, with respect to any Other Partner and for any Drag-Along Sale, (i) the number of Units owned by such Other Partner immediately prior to such Drag-Along Sale multiplied by (ii) the Drag-Along Percentage.

“EBITDA” means consolidated net income of the Partnership and its Subsidiaries as presented on the face of its most recently prepared financial statements prepared in accordance with GAAP, plus (solely to the extent deducted in the determination of consolidated net income) any (i) income tax expense, (ii) interest expense, and (iii) depreciation and amortization expense, in each case of clauses (i), (ii) and (iii) based on such financial statements and defined (to the extent defined) in accordance with GAAP, and subject to such add-backs as customarily included in financing arrangements.

“ECI” means any income or gain that would be classified as effectively connected with the conduct of a trade or business within the United States as provided in Section 864 of the Code.

“Equity Value” of any Vested Unit means, with respect to any Sale of the Partnership, the amount that the holder of such Vested Unit would receive in respect of such Vested Unit pursuant to Section 3.01(a)(i) if the aggregate net proceeds which would be received by all Limited Partners (or by the Partnership or any of its Subsidiaries on the Limited Partners’ behalf) in such Sale of the Partnership were distributed to all Limited Partners in accordance with Section 3.01(a)(i).

“Estimated Tax Distribution Date” means, with respect to any Taxable Year, two Business Days prior to the 15th day of each of the 4th month, 6th month, 9th month and 12th month of such Taxable Year.

“Exchange Act” means the U.S. Securities Exchange Act of 1934.

“Financial Consideration is in Place” means so long as L Brands Parent utilizes the equity method of accounting (as defined in accordance with GAAP) for its investment in the Partnership.

“FINRA” means the U.S. Financial Industry Regulatory Authority.

“Fiscal Year” means the Partnership’s annual accounting period established pursuant to Section 6.02 of this Agreement.

“GAAP” means generally accepted accounting principles in the United States.

“General Partner” means [●], a Delaware limited liability company, or any Successor General Partner, in its capacity as general partner of the Partnership.

“General Tax Distribution Amount” means with respect to any Limited Partner for a Taxable Year that includes the date hereof or begins after the date hereof, an amount, not less than zero, determined by applying (i) the highest combined U.S. federal, state and local tax rate on income taxed as ordinary income or long-term capital gains, as

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the case may be, applicable to a U.S. C corporation (or, in the case of a Limited Partner other than L Brands or Buyer or their respective Permitted Transferees that is not taxed as a U.S. C corporation on its allocable share of the income of the Partnership, at the rate applicable to an individual residing in New York, New York, taking into account the net investment income tax under Section 1411, if applicable, and the deduction under Section 199A of the Code and any limitation on the deduction for state and local income Taxes under the Code) to (ii) such Limited Partner’s Net Taxable Income (or applicable portion thereof) for such Taxable Year.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“GP Agreement” means the Amended and Restated Limited Liability Company Agreement of the General Partner dated as of the date hereof, as the same may be amended or otherwise modified from time to time in accordance with the terms of such agreement.

“Initial Investor” means, respectively, Buyer (and its Permitted Transferees to which it Transfers Units) and L Brands (and its Permitted Transferees to which it Transfers Units).

“Initial Ownership” means, with respect to any Limited Partner, the number of Units owned by such Limited Partner as of the date hereof, taking into account any split of the Units, dividend of Units, reverse split of the Units or similar event.

“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IPO” means the first underwritten public offering of the equity securities of the Issuer pursuant to an effective registration statement under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form.

“Issuer” means, as applicable, (i) the Partnership or (ii) any other Person all of the assets of which (other than assets incidental to such Person’s status as a public or private holding company of direct or indirect equity interests in the Partnership) comprise a direct or indirect equity interest in the Partnership.

“Issuer Shares” means equity securities of the Issuer of the class and series sold in the IPO. For purposes of this Agreement, any reference to Issuer Shares held or owned by any Person shall include a reference to Issuer Shares into which any other equity securities (or combination thereof) held or owned by such Person are exchangeable, convertible or exercisable.

“L Brands Units” means the Class B Units held by L Brands as of the date of this Agreement, the Initial Ownership of which represents a 45% Percentage Interest in the

 11

Partnership as of the date hereof; it being agreed and understood that any such Units will continue to be L Brands Units in the hands of any transferee of L Brands in connection with any Transfer permitted under this Agreement.

“Limited Partner” means any person or entity listed on the signature pages hereto in such Person’s capacity as a limited partner of the Partnership, or any other Person who is admitted as a limited partner of the Partnership in accordance with this Agreement in such Person’s capacity as a limited partner of the Partnership, in each case excluding the General Partner.

“Liquidation Event” means (i) the liquidation, winding up and dissolution of the Partnership in accordance with Article 11, (ii) a Sale of the Partnership, or (iii) a sale of any asset outside the ordinary course of business by the Partnership and/or any of its Subsidiaries, regardless of the form of any such transaction (whether by direct sale of such asset, by distribution of equity interests or otherwise) that is consummated at any time following the date that is 18 months after the date of the Transaction Agreement.

“Management Partner” means any Limited Partner who is a current or former officer, director or service provider of the Partnership or any of its Subsidiaries who has received Units pursuant to the Equity Plan (including upon the exercise of any options of the Partnership granted pursuant to the Equity Plan). The term “Management Partner” shall also mean, if any such Person shall have Transferred any of its Units to any of its Permitted Transferees, such Person and its Permitted Transferees, taken together, and any right, obligation or action that may be exercised or taken at the election of such Person or that may be taken at the election of such Person and its Permitted Transferees.

“Net Income” means the net income of the Partnership for any Fiscal Year (or other relevant period) as determined for purposes of maintaining Capital Accounts.

“Net Loss” means the net loss of the Partnership for any Fiscal Year (or other relevant period) as determined for purposes of maintaining Capital Accounts.

“Net Taxable Income” means for any Limited Partner for any Taxable Year (i) such Limited Partner’s allocable share of items of taxable income or gain realized by the Partnership for such Taxable Year (excluding, at the discretion of the Partnership, any taxable income or gain that would not be included in the determination of ECI of any Limited Partner that is not a U.S. Person) over (ii) such Limited Partner’s allocable share of items of taxable deductions or loss realized by the Partnership for such Taxable Year (excluding, at the discretion of the Partnership, any deductions or losses that would not be included in the determination of ECI of any Limited Partner that is not (or, if such Limited Partner is classified as a disregarded entity or partnership for U.S. federal income tax purposes, to the extent any of its applicable owner(s) is not) a U.S. Person and any other deductions or losses to the extent the Partnership determines that such Limited Partner (or its applicable owners) is unable to actually utilize such deduction or loss to offset its taxable income for such Taxable Year or a prior Taxable Year). To the extent that the amount computed for any Limited Partner under clause (ii) above exceeds the amount computed under clause (i) above for any Taxable Year, or the Partnership

 12

excludes any deduction or loss from such computation of Net Taxable Income of such Limited Partner for a Taxable Year because it determines that such deduction or loss cannot be actually utilized by such Limited Partner (or its applicable owners) to offset its taxable income for such Taxable Year (or prior Taxable Year), any such excess or excluded loss or deduction shall be carried forward to the succeeding Taxable Year and treated as an additional item of loss or deduction with respect to such Limited Partner for such succeeding Taxable Year. For purposes of computing the Net Taxable Income of any Limited Partner, such items shall exclude any items of income, gain, loss, or deduction allocated to a Limited Partner under Code Section 704(c) and any items of income, gain, loss or deduction allocated to a Limited Partner under Code Section 743 and any deduction permitted under Code Section 199A. Net Taxable Income shall exclude any items of taxable income or gain realized by the Partnership on or prior to the Closing (computed assuming the Partnership had a separate taxable year ending on the date hereof and used a “closing of books” methodology to determine its taxable income or gain for such hypothetical period). Any income realized by a Limited Partner with respect to a guaranteed payment with respect to its capital invested shall be treated as items of taxable income with respect to such Partner for purposes of clause (i) of the definition of Net Taxable Income and no income realized by a Limited Partner with respect to a guaranteed payment with respect to services shall be included in the determination of Net Taxable Income for any Limited Partner.

“Nonrecourse Deduction” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and (c).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.752-1(a)(2).

“Original Buyer Cost” means an aggregate dollar amount equal to 55% of the “Final Equity Value” (as such term is defined in the Transaction Agreement) plus 100% of any amounts contributed to the Partnership by Buyer pursuant to Section 2.13(b) of the Transaction Agreement, in each case, for all of the Class A Units held by Buyer as of the Effective Date.

“Original L Brands Cost” means an aggregate dollar amount equal to 45% of the “Final Equity Value” (as such term is defined in the Transaction Agreement) plus 100% of any amounts contributed to the Partnership by L Brands Parent pursuant to Section 2.13(b) of the Transaction Agreement, in each case, for all Class B Units held by L Brands as of the Effective Date.

“Original Cost” means, with respect to (i) any Buyer Unit, the aggregate Original Buyer Cost divided by the number of Buyer Units, and (ii) any Management Partner Class A Unit, the amount determined by dividing the then remaining Unreturned Original Cost with respect to all Buyer Units by the number of Buyer Units (the “Management Partner Original Cost”), in each case, as determined immediately prior to the issuance of each such Class A Unit.

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“Other Partner” means, with respect to a Drag-Along Sale, any Limited Partner other than Buyer.

“Partner Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Deduction” has the same meaning as the term “partner nonrecourse deduction” set forth in Treasury Regulations Section 1.704-2(i)(1) and (i)(2).

“Partners” means the Limited Partners and the General Partner.

“Partnership Audit Rules” means Sections 6221 through 6241 of the Code, as amended by the BBA together with any binding administrative guidance issued thereunder or successor provisions and any similar provision of state or local Tax laws.

“Percentage Interest” means, with respect to any Limited Partner at any time, the fraction (expressed as a percentage) that results from dividing (i) the number of Vested Units that such Limited Partner owns at such time by (ii) the number of Vested Units owned by all Limited Partners at such time. The Percentage Interests of the Limited Partners, from time to time, shall be set forth on the Schedule of Partners. Each Limited Partner (other than the Initial Investors) acknowledges and agrees that the Schedule of Partners may be redacted or information thereon may otherwise be aggregated to prevent disclosure of confidential information with respect to individual allocations of management incentive equity. As of the date hereof, Buyer shall hold 55% of the Percentage Interest in the Partnership, and L Brands shall hold 45% of the Percentage Interest in the Partnership; it being agreed and understood that such Percentage Interest shall be deemed to be in the form of 55,000,000 Class A Units issued to Buyer, and 45,000,000 Class B Units issued to L Brands, in each case, as of the Effective Date.

“Permitted Transferee” means:

(i)       in the case of Buyer, any controlled Affiliate of Sycamore Partners III GP, L.P. and/or any investment vehicle or fund controlled or managed by Sycamore Partners Management, L.P. and/or any of its Affiliates;

(ii)       in the case of L Brands, any controlled Affiliate of L Brands Parent; and

(iii)       in the case of any Management Partner, (A) any Person to whom Units are Transferred from such Management Partner (x) by will or the laws of descent and distribution or (y) if such transferee is the spouse, the lineal descendant, sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary of such Management Partner, or (B) a trust that is for the exclusive benefit of such Management Partner or a Permitted Transferee described under clause (A) above.

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“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Portfolio Company” means, with respect to any Limited Partner, any portfolio operating company in which such Limited Partner or any of its Affiliates has made a debt or equity investment excluding, in the case of Buyer, the Partnership or any of its Subsidiaries, or L Brands Parent or any of its Subsidiaries.

“Profits Interests” means any incentive equity Units issued by the Partnership that are intended to constitute “profits interests” for U.S. federal income tax purposes (and are designated as such in the agreements and documentation governing the issuance of such interests).

“Pro Rata Public Offering Share” means, with respect L Brands, in a Public Offering, the number of Issuer Shares eligible to be sold in such Public Offering equal to (i) the number of Issuer Shares held by L Brands as a percentage of all Issuer Shares held by Buyer and L Brands, multiplied by (ii) the number of Issuer Shares that Buyer and L Brands sell in the aggregate in such Public Offering.

“Public Offering” means an underwritten public offering of Issuer Shares pursuant to an effective registration statement under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form.

“Registrable Securities” means, at any time, the Issuer Shares (including any securities that may be issued or distributed or be issuable in respect of any Issuer Shares by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction) held by any Limited Partner until (i) a registration statement covering the Issuer Shares has become effective or has been declared effective by the SEC and the Issuer Shares have been disposed of pursuant to such effective registration statement, (ii) the Issuer Shares are sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met or (iii) the Issuer Shares are otherwise Transferred in accordance with this Agreement and the Issuer Shares may be resold without subsequent registration under the Securities Act.

“Registrar” means the Registrar of Exempted Limited Partnerships of the Cayman Islands.

“Registration Expenses” means any and all expenses incurred by the Issuer or any of its Subsidiaries incident to the performance of or compliance with any registration or marketing of Registrable Securities, including all (i) registration and filing fees, and all other fees and expenses payable in connection with the listing of securities on any securities exchange or automated interdealer quotation system, (ii) fees and expenses of compliance with any securities or “blue sky” laws, (iii) expenses in connection with the preparation, printing, mailing and delivery of any registration statements, prospectuses

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and other documents in connection therewith and any amendments or supplements thereto, (iv) security engraving and printing expenses, (v) internal expenses of the Issuer (including all salaries and expenses of its officers and employees performing legal or accounting duties), (vi) reasonable fees and disbursements of counsel for the Issuer and customary fees and expenses for independent certified public accountants retained by the Partnership (including the expenses relating to any comfort letters or costs associated with the delivery by independent certified public accountants of any comfort letters requested pursuant to Section 10.07(g)), (vii) reasonable fees and expenses of any special experts retained by the Issuer in connection with such registration, (viii) fees and expenses in connection with any review by FINRA of the underwriting arrangements or other terms of the offering, and all fees and expenses of any “qualified independent underwriter”, including the fees and expenses of any counsel thereto, (ix) fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding any Selling Expenses, (x) costs of printing and producing any agreements among underwriters, underwriting agreements and any “blue sky” or legal investment memoranda, (xi) transfer agents’ and registrars’ fees and expenses and the fees and expenses of any other agent or trustee appointed in connection with such offering, (xii) expenses relating to any analyst or investor presentations or any “road shows” undertaken in connection with the registration, marketing or selling of the Registrable Securities, (xiii) fees and expenses payable in connection with any ratings of the Registrable Securities, including expenses relating to any presentations to rating agencies and (xiv) all out-of-pocket costs and expenses incurred by the Issuer or its appropriate officers in connection with their compliance with Section 10.07.

“Registration Statement” means any registration statement of the Issuer that covers Registrable Securities pursuant to the provisions of this Agreement filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related prospectus, amendments and supplements to such registration statement, and including pre and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement; provided, however, that the term “Registration Statement” without reference to a time includes such Registration Statement as amended by any post-effective amendments as of the time of first contract of sale for the Registrable Securities.

“Reverse Transition Services Agreement” means the Reverse Transition Services Agreement dated the date hereof between L Brands Parent and the Partnership or a Subsidiary thereof.

“Rule 144” means Rule 144 (or any successor provisions) under the Securities Act.

“Sale of the Partnership” means either (i) a sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Partnership and its Subsidiaries, taken as a whole, or (ii) a transaction or series of transactions (including by way of merger, consolidation, sale of stock or otherwise) the result of which is that any Person or “group” (as defined in Section 13 of the Exchange Act), other than Buyer, L Brands or any of their respective Affiliates (or a

 16

“group” (as defined in Section 13 of the Exchange Act) containing any of them), becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 of the Exchange Act), directly or indirectly, of all or 50.1% or more of the Units then outstanding.

“Schedule of Partners” means the Schedule of Partners attached as Schedule A to this Agreement (which shall constitute part of the books and records of the Partnership). Such Schedule of Partners may be amended by the General Partner acting by the GP Board from time to time to reflect the list of Limited Partners, their Capital Contributions, the Units held by them at such time and their Percentage Interests, and a copy of such amended Schedule of Partners shall be delivered to each Limited Partner. Each Limited Partner (other than the Initial Investors) acknowledges and agrees that the Schedule of Partners may be redacted or information thereon may otherwise be aggregated to prevent disclosure of confidential information with respect to individual allocations of management incentive equity.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Shareholder in connection with the registration and sale of Registrable Securities pursuant to Article 10 (other than such fees and expenses expressly included in Registration Expenses).

“Shelf Registration Statement” means a Registration Statement of the Issuer filed with the SEC on Form S-3 (or any successor form or other appropriate form under the Securities Act) for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the SEC) covering the Registrable Securities, as applicable. To the extent that the Issuer is a “well-known seasoned issuer” (as such term is defined in Rule 405 (or any successor or similar rule) of the Securities Act), a “Shelf Registration Statement” shall be deemed to refer to an “automatic shelf registration statement,” as such term is defined in Rule 405 (or any successor or similar rule) of the Securities Act.

“Subsidiary” means, with respect to any Person, any entity of which (i) a majority of the voting securities or (ii) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, are at the time directly or indirectly owned by such first Person; provided that none of the General Partner or the Partnership (or any of its Subsidiaries) shall be deemed a Subsidiary of any Limited Partner solely by reason of any investment in the Partnership or the existence or exercise of any rights or obligations under this Agreement or the Units held by such Limited Partner.

“Successor General Partner” means a Person admitted to the Partnership as a successor General Partner in accordance with the terms of this Agreement.

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“Tag-Along Portion” means, with respect to any Non-Selling Partner in a Tag-Along Sale, (i) the total number of Vested Units to be Transferred in such Tag-Along Sale multiplied by (ii) the Percentage Interest of such Non-Selling Partner.

“Tax” means any tax or other like assessment or charge in the nature of a tax (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed with respect thereto.

“Tax Distribution Amount” means with respect to any Limited Partner for a Taxable Year, the sum of (i) the General Tax Distribution Amount for such Limited Partner plus (ii) the Additional Tax Distribution Amount for such Limited Partner. The Tax Distribution Amount for any Limited Partner shall be appropriately reduced to reflect any allocations of Tax credits to such Limited Partner (or items for which such Limited Partner obtains credit against income Taxes payable under Applicable Law (such as foreign taxes)) and appropriately increased to reflect any allocations of Tax credit recapture to such Limited Partner, in each case, as reasonably determined by the Partnership after consultation with the applicable Limited Partner(s).

“Taxable Year” means the Partnership’s accounting period for federal income tax purposes determined pursuant to Section 7.02 of this Agreement.

“Third Party” means a prospective purchaser of Units in an arm’s-length transaction from a Limited Partner, other than a Permitted Transferee of such Limited Partner.

“Transaction Documents” means this Agreement, the GP Agreement, the Transaction Agreement, the Confidentiality Agreement, the Sold VS Interests Assignment Agreement, the GP Assignment Agreement, the Transition Services Agreement, the Reverse Transition Services Agreement, the Reimbursement Agreement, the Construction Management Agreement Term Sheet, the Construction Management Agreement, the DC2 Lease Term Sheet, the DC2 Lease, the DC7 Lease Term Sheet, the DC7 Lease, the Shipping Building Sublease Term Sheet, the Shipping Building Sublease, the DC6 Construction Management Agreement, the Advisory Agreements, the Equity Commitment Letter and the Limited Guaranty. Capitalized terms used and not defined in this definition have the meanings ascribed to them in the Transaction Agreement.

“Transition Services Agreement” means the Transition Services Agreement dated the date hereof between the Partnership or a Subsidiary thereof and L Brands Parent.

“Transfer” means, with respect to any Units, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Units or any participation or interest therein, whether directly or indirectly (including pursuant to a derivative transaction or through the transfer of any equity securities in any direct or indirect company holding Units), or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such Units or any participation

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or interest therein or any agreement or commitment to do any of the foregoing; provided that nothing in this Agreement shall prohibit any sale, assignment, disposition of, exchange, pledge, encumbrance, hypothecation, transfer or issuance of any equity securities of Sycamore Partners III GP, L.P. or any of its controlled Affiliates (or any of Buyer’s Permitted Transferees) or L Brands Parent or any of its controlled Affiliates (or any of L Brands’ Permitted Transferees) except with respect to the equity securities of any such controlled Affiliate or Permitted Transferee (i) that owns, directly or indirectly, any Units and (ii) of which a majority of its assets is the Units or other equity securities of the Partnership and its Subsidiaries; provided, further that, subject to the restrictions set forth in Section 8.01(f), it is understood and agreed that nothing in this Agreement shall prohibit the Transfer of Units on the date hereof from L Brands to L Brands Parent or a wholly owned Subsidiary of L Brands Parent (including an entity owned by L Brands).

“Treasury Regulations” means the U.S. Treasury Regulations, including Temporary Regulations, promulgated under the Code, as such regulations are in effect from time to time. References to specific provisions of the Treasury Regulations include references to corresponding provisions of successor regulations.

“Unit” means a partnership interest in the Partnership held by a Limited Partner representing a portion of the partnership interests in the Partnership held by all Limited Partners; provided that any class or series of Units issued shall have the relative rights, powers and duties set forth in this Agreement and the partnership interests represented by such class or series of Units shall be determined in accordance with such relative rights, powers and duties.

“Unreturned Original Cost” means, with respect to each Class A Unit, an amount equal to the positive excess (i.e., not less than zero), if any, of (i) the Original Cost of such Class A Unit, over (ii) the aggregate amount of prior Distributions (other than Tax Distributions) made by the Partnership with respect to such Class A Unit.

“Unvested Units” means any Units that have not vested in accordance with the terms and conditions of any written agreement pursuant to which such Units were purchased or granted.

“Vested Units” means any Units issued to any of Buyer, L Brands or any of their respective Affiliates and any other Units that have vested in accordance with the terms and conditions of any written agreement pursuant to which such other Units were purchased or granted.

(b)       Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Act	1.02
Agents	4.07
Agreement	Preamble

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\

Term	Section

Buyer	Preamble
Buyer Manager	4.02(a)
Buyer Public Offering Notice	9.06(c)
Buyer Public Offering Securities	9.06(c)
Capital Account Catch Up Threshold	2.02(a) 3.01(a)(i)(B)
Cayman Co 2	7.02
Chosen Courts	12.10
Confidential Information	4.07
Covered Persons	5.04
Demand Registration	10.01(a)
Demand Request	10.01(a)
Deferred Distribution Amount	3.01(a)
Designated Individual	7.03(a)
Drag-Along Rights	9.03(a)
Drag-Along Sale	9.03(a)
Drag-Along Sale Notice	9.03(a)
Drag-Along Seller	9.03(a)
Dragged Units	9.03(a)
DRE	8.01(f)
Effective Date	Recitals
e-mail	12.05
Equity Plan	1.10
Excluded Registration	10.03(a)
Exercise Notice	9.05
GP Board	4.02(a)
Indemnified Party	10.10
Indemnifiable Losses	5.04
Indemnifying Party	10.10
Initial Limited Partners	Recitals
Issuance Notice	9.05
Key LB Employee	5.10(b)
Key VS Employee	5.10(a)
L Brands	Preamble
L Brands Manager	4.02(a)
L Brands Parent	Recitals
Liquidation Assets	11.02
Liquidation Cap Amount	11.02
Liquidation FMV	11.02
Liquidation Statement	11.02
Lock Up Period	10.05
Long Form Registration	10.01(a)
Management Partner Class A Units	1.01(a)
Management Partner Original Cost	1.01(a)
Manager	4.02(a)

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\

Term	Section

Maximum Offering Size	10.01(e)
New Securities	9.05(a)
Non-Selling Partner	9.01(a)
Objecting Party	7.03(c)
Offer	9.01(a)
Offer Acceptance Period	9.01(b)
Offered Units	9.01(a)
Offering Persons	10.07(l)
Offer Notice	9.01(a)
Offeror	9.01(a)
Offer Price	9.01(a)
Offer Rejection Event	Section 9.01(d)
Offer Submission Period	9.01(a)
Officers	4.03
Original Agreement	Recitals
Other Business	4.06(b)
Other Indemnitors	5.04(e)
Partnership	Preamble
Piggyback Registration	10.03(a)
Preemptive Partner	9.05(a)
Pro Rata Share	9.05
Registration Proceeding	10.10
Regulatory Allocations	4.02(f)
Related Party	4.02(f)(iii)(B)
Regarded Seller	8.01(f)
Registering Shareholder	10.01(a)(ii)
Requesting Shareholder	10.01(a)
Sale	9.01(a)
Shareholders	10.01(a)
Shelf Registration	10.01(a)
Shelf Request	10.02(a)
Shelf Take Down	10.02(d)
Short Form Registration	10.01(a)
Specified Proceedings	5.05(a)
Tag-Along Notice	9.02(a)
Tag-Along Notice Period	9.02(c)
Tag-Along Offer	9.02(a)
Tag-Along Response Notice	9.02(c)
Tag-Along Right	9.02(c)
Tag-Along Sale	9.02(a)
Tax Controversies	7.03(d)
Tax Distribution	3.01(d)
Tax Representative	7.03(a)
Transaction Agreement	Recitals
Underwritten Shelf Take Down Request	10.02(d)

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(c)       Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Appendices and Schedules are to Articles, Sections, Exhibits, Appendices and Schedules of this Agreement unless otherwise specified. All Exhibits, Appendices and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Appendix or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law. The word “or” means “and/or” unless the context provides otherwise. References to “dollars” or “$” shall mean U.S. dollars, and whenever conversion of values to or from any currency other than U.S. dollars for a particular date shall be required, such conversion shall be made using the closing rate provided by Bloomberg as of the date that is one Business Day prior to such date. References to one gender shall be held to include the other gender as the context requires. All references to things being done by the Partnership shall be construed as to things being done by the General Partner as general partner of the Partnership acting solely by the GP Board.

Section 1.02. Formation of the Partnership. The Partnership was formed and registered on [●] pursuant to the provisions of the Exempted Limited Partnership Law (2018 Revision) of the Cayman Islands, as amended from time to time (the “Act”) by the entry into the Original Agreement and the filing of the Certificate with the Registrar. Effective upon the execution hereof, the rights, duties and obligations of the Partners shall be as provided in this Agreement and, except as otherwise expressly provided herein, in the Act.

Section 1.03. Name. The name of the Partnership shall be “[●]”. The General Partner acting by the GP Board may change the name of the Partnership at any time and from time to time. Notification of any such change shall be given to all Limited Partners.

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Section 1.04. Purpose. The sole purpose of the Partnership is to carry on any and all lawful businesses and activities permitted from time to time under the Act. In furtherance of its purpose, the Partnership shall have and may exercise all of the powers now or hereafter conferred on limited partnerships formed under the Act. In furtherance of its purpose, the Partnership shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or for the protection and benefit of the Partnership.

Section 1.05. Principal Office; Registered Office. The principal office of the Partnership shall be at such place outside of the Cayman Islands as the General Partner acting by the GP Board may from time to time designate, and all business and activities of the Partnership shall be deemed to have occurred at its principal office. The Partnership may maintain offices at such other place or places outside of the Cayman Islands as the General Partner acting by the GP Board deems advisable. Notification of any such change shall be given to all Limited Partners. The address of the registered office of the Partnership in the Cayman Islands shall be Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

Section 1.06. Term. The term of the Partnership shall continue indefinitely until dissolution of the Partnership in accordance with the provisions of Article 11 hereof. The existence of the Partnership as a separate legal entity will continue until the notice of dissolution is filed with the Registrar as provided in the Act.

Section 1.07. Partnership Status. The Partners intend that the Partnership shall be treated as a partnership for U.S. federal and, if applicable, U.S. state and local income Tax purposes, and agree that except as otherwise determined by the General Partner acting by the GP Board (and subject to Section 4.02(f)) each Limited Partner and the Partnership shall file all Tax returns and shall otherwise take all Tax and financial reporting positions in a manner consistent with such treatment.

Section 1.08. Title to Property. All property of the Partnership, whether real or personal, tangible or intangible, shall be deemed to be held by the General Partner upon trust as an asset of the Partnership in accordance with the Act, and no Partner, individually, shall have any direct ownership interest in such property.

Section 1.09. Filing of Certificates. Subject to Section 4.02(f), each Manager and Officer is hereby authorized to execute, deliver and file, or to cause the execution, delivery and filing, of any amendments or restatements of the Certificate and any other certificates, notices, statements or other instruments (and any amendments or restatements thereof) necessary or advisable for the operation of the Partnership in all jurisdictions where the Partnership may elect to do business.

Section 1.10. Equity Incentive Plan. The parties will cooperate to allow the Partnership to adopt a management equity incentive plan (any and all management equity incentive plans of the Partnership and any amendments thereto, the “Equity Plan”); provided that, without the prior written consent of Buyer and L Brands, (i) no Profits Interests may be issued under the Equity Plan other than Profits Interests that participate

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only in Distributions above the watermark as of the date of issuance of such securities (i.e., the Available Profit level as of the date of issuance), and (ii) the Partnership may not issue or sell more than 5,200,000 Management Partner Class A Units in the aggregate. In addition to the aforementioned limitation on Management Partner Class A Units, the Board will agree upon a cap with respect to all remaining securities that may be issued under the Equity Plan (on an as-converted basis).

Article 2
Authorization of Units; Capital Contributions

Section 2.01. Authorization and Issuance of Units; Capital Contributions. (a) Subject to Section 4.02(f), the Partnership has the authority to issue an unlimited number of Units and other equity securities. Subject to Section 4.02(f), from time to time after the date hereof, the General Partner acting by the GP Board may cause the Partnership to offer and issue additional Units or other equity securities with such powers, preferences and rights, and subject to such obligations, as the General Partner acting by the GP Board may determine. Without limiting the foregoing (and notwithstanding any provision herein to the contrary), subject to Section 4.02(f), the General Partner acting by the GP Board shall have the power to amend this Agreement to reflect issuances of Units or other equity securities from time to time by the Partnership and to make any such other amendments as it deems necessary or desirable to reflect issuances of Units and other equity securities of the Partnership from time to time (including, without limitation, amending this Agreement to increase the number of Units or other equity securities of any class, group or series, to create and authorize a new class, group or series of equity securities and to add the terms of such new class, group or series including economic and governance rights which may be different from, senior to or more favorable than the Units or other equity securities of the Partnership), in each case without the approval or consent of any other Person (except as may be required under Section 4.02(f)). All Units issued hereunder shall be uncertificated unless otherwise determined by the General Partner acting by the GP Board. The Partnership may issue whole or fractional Units. The Partnership shall not issue any Units or other equity securities of the Partnership to the General Partner (other than an equity security representing only the rights and obligations of the General Partner expressly set forth herein), and the General Partner shall not have any economic interest in the Partnership. Notwithstanding anything to the contrary in this Agreement, from and after the Effective Date, no additional Class A Units (other than Management Partner Class A Units) or Class B Units may be issued by the Partnership.

(b)       Each Limited Partner has made (or shall be deemed for purposes of this Agreement to have made) a Capital Contribution on or prior to the date hereof with respect to such Limited Partner’s Units in the amount set forth opposite the name of such Person on the Schedule of Partners. Each Partner shall be shown as a Partner on the books and records of the Partnership. No Limited Partner shall be required to make any additional Capital Contributions.

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Section 2.02. Capital Accounts. (a) The Partnership shall maintain a separate capital account for each Limited Partner according to the rules of Treasury Regulations Section 1.704-1(b)(2)(iv) (a “Capital Account”). For this purpose, the Partnership may (in the discretion of the General Partner acting by the GP Board), upon the occurrence of the events specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such regulation and Treasury Regulations Sections 1.704-1(b)(2)(iv)(g), (h) and (s) to reflect a revaluation of Partnership property. As of the Effective Date, the aggregate Capital Account for L Brands with respect to the L Brands Units shall equal the Original L Brands Cost and the aggregate Capital Account for Buyer with respect to the Buyer Units shall equal the Original Buyer Cost.

(b)       For purposes of computing the amount of any item of Partnership income, gain, loss or deduction to be allocated pursuant to Article 3 and to be reflected in the Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal U.S. income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose); provided that:

(i)       The computation of all items of income, gain, loss and deduction shall include those items described in Code Section 705(a)(1)(B) or Code Section 705(a)(2)(B) and Treasury Regulations Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for federal income tax purposes.

(ii)       If the Book Value of any Partnership property is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(e), (f) or (s), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property.

(iii)       Items of income, gain, loss or deduction attributable to the disposition of Partnership property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

(iv)       To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

Section 2.03. Negative Capital Accounts. No Limited Partner shall be required to pay to any other Partner or the Partnership any deficit or negative balance which may exist from time to time in such Limited Partner’s Capital Account (including upon and after winding up and dissolution of the Partnership).

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Section 2.04. No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contribution or to receive any Distribution from the Partnership, except as expressly provided herein.

Section 2.05. Legends. To the extent the Units are ever certificated, in addition to any other legend that may be required, each certificate for Units issued to any Limited Partner shall bear a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 OR UNDER THE SECURITIES LAWS OF ANY U.S. STATE OR NON-U.S. JURISDICTION AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLIANCE WITH APPLICABLE U.S. FEDERAL, STATE OR NON-U.S. SECURITIES LAWS. IN ADDITION, TRANSFER OR OTHER DISPOSITION OF THIS SECURITY IS RESTRICTED AS PROVIDED IN THE AMENDED AND RESTATED AGREEMENT OF EXEMPTED LIMITED PARTNERSHIP OF [●] DATED [DATE], AS AMENDED FROM TIME TO TIME.

Article 3
Distributions and Allocations

Section 3.01. Distributions. (a) Except as otherwise provided in Article 11, subject to the other provisions of this Article 3 and Section 4.02(f), as applicable, the Partnership may make Distributions of available cash (subject to any restrictions contained in the financing agreements to which the Partnership or any its Subsidiaries is a party and subject to appropriate reserves) to the Limited Partners at such times and in such amounts as the General Partner acting by the GP Board may determine.

(i)       Any Distributions (other than Tax Distributions) made in connection with a Liquidation Event shall be made to the holders of Vested Units (determined as of the time of any such Distribution) in the following order and priority:

(A) First, to the holders of Class A Units that are Vested Units, an amount equal to the aggregate Unreturned Original Cost with respect to their Class A Units that are Vested Units outstanding immediately prior to such Distribution (in the proportion that each such holder’s share of Unreturned Original Cost with respect to its Class A Units that are Vested Units outstanding immediately prior to such Distribution bears to the aggregate Unreturned Original Cost with respect to all Class A Units that are Vested Units outstanding immediately prior to such Distribution) until each such holder has received Distributions (other than Tax Distributions) with respect to its Class A Units that are Vested Units pursuant to this Section 3.01(a)(i)(A) in an amount equal to the aggregate Unreturned Original Cost with respect to its Class A Units

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that are Vested Units outstanding immediately prior to such Distribution, and no Distribution or any portion thereof shall be made under any of the other subparagraphs of this Section 3.01(a)(i) until the entire amount of the Unreturned Original Cost with respect to the Class A Units that are Vested Units outstanding immediately prior to such Distribution has been paid in full;

(B)       Second, to the holders of all Units (for the avoidance of doubt, other than Profits Interests) that are Vested Units, as a group (among such holders as follows: (A) 75% to the holders of L Brands Units (ratably among such holders in proportion to their ownership of such L Brands Units immediately prior to such Distribution), and (B) 25% to the holders of Class A Units that are Vested Units (ratably among such holders in proportion to their ownership of such Class A Units that are Vested Units immediately prior to such Distribution), an amount equal to 100% of such Distribution until such time as the holders of the L Brands Units have received, together with the aggregate amount of prior Distributions (other than Tax Distributions) made by the Partnership with respect to the L Brands Units, an amount equal to the product obtained by multiplying (1) the sum of (x) all amounts distributed pursuant to this Section 3.01(a)(i)(B) and Section 3.01(a)(i)(A) plus (y) the amounts of all prior Distributions (other than Tax Distributions) made by the Partnership with respect to the Class A Units and the Class B Units, by (2) the Percentage Interest represented by the L Brands Units immediately prior to such Distribution (determined without regard to any Profits Interests) (the “Catch Up Threshold”), and no Distribution or any portion thereof shall be made under any of the other following subparagraphs of this Section 3.01(a)(i) until the Catch Up Threshold has been achieved; and

(C)       Third, to the holders of all Units that are Vested Units, as a group (ratably among such holders based upon their respective Percentage Interests immediately prior to such Distribution), an amount equal to 100% of the remaining amount of such Distribution.

(ii)       Any other Distributions (other than Tax Distributions and other than pursuant to a Liquidation Event) shall be made to the holders of Vested Units ratably among such holders based on their respective Percentage Interests immediately prior to such Distribution.

Notwithstanding any provision to the contrary contained in this Section 3.01(a), the portion of any Distribution (other than Tax Distributions) that would otherwise have been made with respect to any Unvested Unit shall be deferred (the “Deferred Distribution Amount”) until such Unvested Unit either (i) vests, in which case no future Distribution or portion thereof shall be made under Section 3.01(a) until the Deferred Distribution Amount attributable to such Unit is distributed to the holder thereof or (ii) is repurchased or forfeited pursuant to the repurchase or forfeiture provisions contained in any separate written agreement between the Partnership and such holder and/or the Person that holds a

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legal or beneficial interest in such holder, in which case (x) the Deferred Distribution Amount attributable to such Unit shall be distributed among the holders of Units in accordance with the priorities set forth in this Section 3.01(a) (it being agreed that Distributions pursuant to this clause (ii) shall not give rise to any Deferred Distribution Amount and, accordingly, holders of Unvested Units as of the time of a Distribution pursuant to this clause (ii) shall in no circumstances be entitled to any portion of future Distributions under this Section 3.01(a) on account thereof) and (y) the Capital Accounts of the holders will be adjusted accordingly.

Notwithstanding the foregoing, (x) the amount distributed in respect of any Profits Interests pursuant to Section 3.01(a) shall be reduced until the total amount of such reductions in respect of such Profits Interest is equal to the Available Profit for such Profits Interest plus the amount such Limited Partner paid for such Profits Interests, if any, and (y) no Distribution may be made to any Profits Interests held by a Limited Partner to the extent it would exceed the Available Profit allocated to such Limited Partner with respect to such Profits Interests (as reasonably determined by the General Partner acting by the GP Board) plus the amount such Limited Partner paid for such Profits Interests, if any. To the extent amounts are not distributed with respect to any Profits Interests as a result of the application of the immediately preceding sentence, such amounts shall be distributed to all other Partners with respect to their Vested Units as provided in Section 3.01(a).

(b)       Notwithstanding any provision to the contrary in this Agreement, the Partnership, and the General Partner acting by the GP Board on behalf of the Partnership, shall not make a Distribution to any Limited Partner on account of its interest in the Partnership if such Distribution would violate the Act or other Applicable Law.

(c)       The Partnership is authorized to withhold from Distributions and to pay over to any Governmental Authority any amounts which may be required to be so withheld pursuant to the Code or any provisions of any other U.S. federal, state, local or non-U.S. tax law. All amounts withheld pursuant to the Code or any provision of any U.S. state, local or non-U.S. tax law with respect to any allocation or Distribution to any Limited Partner shall be treated as amounts distributed to such Limited Partner pursuant to this Article for all purposes under this Agreement.

(d)

(i)       To the extent of available cash (and subject to Section 3.01(d)(iii) and subject to appropriate reserves), the Partnership shall make cash Distributions to each Limited Partner as follows:

(A)       First, (i) to the holders of Class A Units, until the holders of Class A Units have each received Distributions in respect of a Taxable Year equal to such holders’ Tax Distribution Amount for such Taxable Year that is attributable to their rights to receive Distributions under Section 3.01(a)(i)(A) and Section 3.01(a)(i)(B) in excess of the Original Cost with respect to their respective Class A Units (and their rights to

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receive Distributions under this Section 3.01(d)(i)(A)) and (ii) to the holders of Class B Units, until the holders of Class B Units have each received Distributions in respect of a Taxable Year equal to such holders’ Tax Distribution Amount for such Taxable Year that is attributable to their rights to receive Distributions under Section 3.01(a)(i)(B) in excess of the Original L Brands Cost with respect to their respective Class B Units (and their rights to receive Distributions under this Section 3.01(d)(i)(A)); provided that for the avoidance of doubt, if Distributions pursuant to this Section 3.01(d)(i)(A) are limited (due to the absence of available cash or pursuant to Section 3.01(d)(iii)), Distributions shall be made pro rata in accordance with the amount each such holder would have received if such limitations were not in effect; and

(B)       Second, to all holders of Units, pro rata in accordance with their respective Percentage Interests, until the holders of Buyer Units and the holders of L Brands Units have each received aggregate Distributions in respect of each Taxable Year at least equal to such holder’s Tax Distribution Amount for such Taxable Year (excluding the portion of such holders’ Tax Distribution Amount used to compute Distributions under Section 3.01(d)(i)(A)); provided, however, the actual Tax Distributions to be made to any holder of Units with respect to any Taxable Year (other than holders of Buyer Units and holders of L Brands Units) shall never exceed or be less than such holder’s Tax Distribution Amount for such Taxable Year (each such Distribution pursuant to Section 3.01(d)(i)(A) and this Section 3.01(d)(i)(B), a “Tax Distribution”).

(ii)       Tax Distributions actually made under Section 3.01(d)(i)(A) shall not be treated as advances against any future Distributions to any Limited Partner. Tax Distributions actually made under Section 3.01(d)(i)(B) to any Limited Partner shall be treated as advances against, and shall reduce, future Distributions due to such Limited Partners under Section 3.01(a)(i)(C) or Section 3.01(a)(ii), as the case may be. The Partnership shall make Tax Distributions in respect of a Taxable Year on each Estimated Tax Distribution Date to facilitate the payment of quarterly estimated income taxes, taking into account amounts previously distributed in respect of such Taxable Year pursuant to this Section 3.01(d). Not later than 60 Business Days after the end of each Taxable Year, the Partnership shall make final Tax Distributions for such Taxable Year in amounts sufficient to fulfill the Partnership’s obligations under this Section 3.01(d). To the extent that the aggregate amount of Tax Distributions made to a Limited Partner (other than to the holders of Buyer Units or L Brands Units) in respect of a Taxable Year exceeds such Limited Partner’s Tax Distribution Amount for such Taxable Year, such excess shall be applied against, and reduce, the Partnership’s obligation to make Tax Distributions to such Limited Partner for future Taxable Years..

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(iii)       Notwithstanding the foregoing, the Partnership shall not be required to make Tax Distributions to the extent that the Partnership (or any of its Subsidiaries) is subject to one or more financing arrangements entered with a third party that restricts or limits the ability to make such Distributions for any Taxable Year (including as a result of a Subsidiary being restricted in making Distributions to the Partnership to allow it to make Tax Distributions); provided that to the extent (i) such restrictions or limitations cease to apply or (ii) the Partnership did not make Tax Distributions due to the absence of available cash and the Partnership subsequently has cash available for distribution, the Partnership shall prior to making any other Distribution under this Agreement, make Tax Distributions to its Limited Partners so that each Limited Partner receives actual Tax Distributions equal to what such Limited Partner would have received if all Tax Distributions had been in accordance with Section 3.01(d)(i) without the limitation set forth in this Section 3.01(d)(iii) or in the limitations set forth in Section 3.01(d)(i) due to lack of available cash and/or imposition of appropriate reserves.

(iv)       If any Limited Partner transfers all, or any portion, of its interests in the Partnership, (A) the Partnership shall be entitled to compute Tax Distribution Amounts for the transferor and transferee in a manner so that the aggregate amount of Tax Distributions that the Partnership is required to make is not increased as a result of such transfer, provided that for the avoidance of doubt, this clause (A) shall not apply with respect to any such increase arising as a result of differences between the tax classification or tax residence of the transferor and the transferee (or their respective owners), and (B) if such Limited Partner has received Tax Distributions that are an advance on future Distributions, such advance shall apply to reduce Distributions to the transferor and/or transferee so that the Partnership shall be entitled to reduce future Distributions with respect to any advanced Tax Distribution in the same aggregate amount as if no transfer had occurred. Unless otherwise agreed by the Partnership, with the consent of L Brands and Buyer, no Limited Partner shall be entitled to any Tax Distributions once such Limited Partner’s interest in the Partnership is completely terminated.

(e)       No amount that is to be treated as a distribution from, or capital contribution to, pursuant to the terms of the Transaction Agreement, other than, for the avoidance of doubt, any amount that is taken into account in the calculation of Original Buyer Cost or Original L Brands Cost, shall be treated as an advance on, or otherwise alter, the amounts owed to the various Limited Partners under this Section 3.01.

(f)       The provisions of Section 3.01(a)(i) shall apply to determine each Limited Partner’s share of any proceeds with respect to any Sale of the Partnership.

Section 3.02. General Allocations. Net Income or Net Loss for a Fiscal Year (or other relevant period) (or individual items thereof for the Fiscal Year (or other relevant period) including the actual liquidation of the Partnership) shall be allocated among the Limited Partners in a manner that, as of the end of such Fiscal Year (or other relevant period) and to the greatest extent possible, the Capital Account of each Limited Partner

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shall be equal to the respective net amount, positive or negative, that would be distributed to such Limited Partner from the Partnership or for which such Limited Partner would be liable to the Partnership under this Agreement, determined as if, on the last day of such Fiscal Year (or other relevant period), the Partnership were to (a) liquidate the Partnership’s assets for an amount equal to their book value (determined according to the rules of Treasury Regulations Section 1.704-1(b)(2)(iv)), and (b) distribute the proceeds in liquidation in accordance with Section 11.02. Notwithstanding anything to the contrary, all allocations shall be computed assuming all Units are Vested Units.

Section 3.03. Regulatory Allocations. Notwithstanding anything to the contrary in Section 3.02:

(a)       Minimum Gain Charge Back. The Partnership shall allocate items of income and gain among the Limited Partners at such times and in such amounts as necessary to satisfy the minimum gain charge back requirements of Treasury Regulations Sections 1.704-2(f) and 1.704-2(j)(2).

(b)       Partner Minimum Gain Charge Back. The Partnership shall allocate items of income and gain among the Limited Partners at such times and in such amounts as is necessary to satisfy the member minimum gain charge back requirements of Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2).

(c)       Qualified Income Offset. The Partnership shall specially allocate items of income and gain when and to the extent required to satisfy the “qualified income offset” requirement within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

(d)       Nonrecourse Deductions. Any Nonrecourse Deductions will be specially allocated to the Limited Partners in proportion to their Percentage Interests and in a manner consistent with the requirements of Treasury Regulation Sections 1.704-2(c) and 1.704-2(1).

(e)       Allocation of Deductions Attributable to Limited Partner Nonrecourse Liabilities. Any Partner Nonrecourse Deductions shall be allocated among the Limited Partners that bear the economic risk of loss for such partner nonrecourse liability under Treasury Regulations Section 1.752-2 in accordance with the ratios in which such Limited Partners share such economic risk of loss and in a manner consistent with the requirements of Treasury Regulations Sections 1.704-2(i) and 1.704-2(j)(1).

(f)       Curative Allocations. The allocations set forth in Section 3.03(a)-Section 3.03(e) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss, expense, or deduction pursuant to this Section 3.03(f). Therefore, notwithstanding any other provision of this Article 3 (other than the Regulatory Allocations), the General Partner acting by the GP Board shall make such offsetting special allocations of Partnership income, gain, loss, expense, or deduction in whatever manner it determines appropriate so that, after such

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offsetting allocations are made, each Limited Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Limited Partner would have had if the Regulatory Allocations were not part of the Agreement and all Partnership items were allocated pursuant to Section 3.02.

Section 3.04. Special Tax Allocations. In accordance with Code Section 704(c)(1)(A) and Treasury Regulations Section 1.704-3 (and the principles of those provisions), income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership or after the Partnership has been revalued under Treasury Regulations Section 1.704-1(b)(2)(iv)(f) or (s) shall, solely for U.S. federal, state and local tax purposes, be allocated among the Limited Partners so as to take into account any variation between the adjusted basis of such Partnership property to the Partnership for U.S. federal income tax purposes and its value as so determined at the time of the contribution or revaluation of such Partnership property. The Partnership shall use the “traditional” allocation method set forth under Treasury Regulations Section 1.704-3(b) for contributed property and revalued property. Notwithstanding the foregoing, if requested by L Brands or Buyer (and consented to by the non-requesting party (either L Brands or Buyer, as the case may be), with such consent not to be unreasonably withheld, delayed, or conditioned), the General Partner acting by the GP Board shall cause the Partnership to use an alternative method to the “traditional” method for any contributed or revalued asset, provided such method is permitted under the Treasury Regulations (including the “remedial” method within Treasury Regulations Section 1.704-3(d)). For purposes of this provision, it shall be reasonable for L Brands or Buyer to withhold consent to the Partnership using an alternative method to the “traditional” method if using such method is reasonably likely to result in such Limited Partner (or any of its owners, direct or indirect) incurring a material tax liability in any year (or other relevant period) for which it is likely to not receive a Tax Distribution or otherwise be reimbursed pursuant to the terms of this Agreement.

Article 4
Governance

Section 4.01. General Authority. Subject to the terms, conditions and limitations set forth herein, (i) the business and affairs of the Partnership shall be managed by, or under the direction of, the General Partner, (ii) the General Partner shall have all power and authority to manage and to direct the management of the business and affairs of the Partnership and to make all decisions to be made by or on behalf of the Partnership and (iii) the powers of the General Partner shall include all powers, statutory or otherwise, possessed by or permitted to a general partner under the Act. Without any limitation to the foregoing, the Partnership shall not, and shall not permit any of its Subsidiaries to, take or omit to take any action without the prior approval of the General Partner acting by the GP Board if the taking or omission of such action by a corporation organized under the laws of the State of Delaware requires or is customarily subject to the approval of the board of directors of such corporation, other than as expressly provided for in this Agreement (including Section 4.02(f)).

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Section 4.02. GP Board Matters. (a) The parties hereby agree that the General Partner shall maintain a board of directors (the “GP Board”) for the purposes and in accordance with the terms set forth herein, and the General Partner shall be managed, operated and controlled solely by the GP Board in all respects for the duration of the Partnership. The General Partner hereby delegates to the GP Board the authority to act for and on behalf of the General Partner in its capacity as general partner of the Partnership, and, without limiting the foregoing, all actions to be taken by the General Partner under this Agreement shall be taken by the General Partner acting by the GP Board. Without limiting the foregoing, the parties hereby agree that the composition, actions and proceedings of the GP Board and other matters related thereto shall be governed by the terms and conditions of this Section 4.02 to the extent set forth herein. The Partners hereby agree to take any reasonable actions necessary or advisable to carry out the purpose and intent of this Section 4.02, including amending the organizational documents of the General Partner to the extent necessary or advisable to carry out the purpose and intent of this Section 4.02. The GP Board shall consist of five members (each, a “Manager”). The composition of the GP Board shall be as follows: (i) three Managers shall be designated by Buyer (each, a “Buyer Manager”) and (ii) two Managers shall be designated by L Brands (each, an “L Brands Manager”); provided that if (A) (x) L Brands has a Percentage Interest of at least 60% but less than 80%, L Brands shall designate three Managers, (y) L Brands has a Percentage Interest of at least 80%, L Brands shall designate four Managers, and (z) L Brands has a Percentage Interest of at least 95%, L Brands shall designate all Managers, and in each of clauses (x), (y) and (z) the number of Managers designated by Buyer shall be correspondingly reduced; provided, that in any such case, and as a condition to the change in GP Board designation contemplated by this clause (A), Buyer shall have consent, notice, information and other minority rights to be agreed between Buyer and L Brands acting in good faith, which shall in no event be less favorable to Buyer than those provided to L Brands under this Agreement, and each Limited Partner shall execute and deliver such amendments to this Agreement as may be reasonably requested by Buyer to give effect to the foregoing, and (B) (x) L Brands holds less than 50% of its Initial Ownership but at least 25% of its Initial Ownership, L Brands shall designate one Manager and (y) L Brands holds less than 25% of its Initial Ownership, L Brands shall not designate any Managers, and in each of clauses (x) and (y) the number of Managers designated by Buyer shall be correspondingly increased. As of the date hereof, the Buyer Managers and the L Brands Managers shall be the persons set forth on Schedule C.

(b)       Composition of GP Board Committees and Subsidiary Boards. The Partnership and the Partners shall take all actions necessary (i) to cause the Buyer Managers and the L Brands Managers to be designated as members of any committee, subcommittee or working group of the GP Board and (ii) to cause one or more of the management team members of the Partnership and/or its Subsidiaries to be designated as members of the board of directors or similar governing body of each of the Partnership’s Subsidiaries and any committee, subcommittee or working group thereof, with the intention and understanding that the overall strategic policy and direction of the Partnership and its Subsidiaries will be determined by the GP Board. Notwithstanding anything that may be permitted pursuant to the constituent documents of the Partnership

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or any of its Subsidiaries, no Person shall take any action with respect to the Partnership or any of its Subsidiaries that would be inconsistent with the provisions of this Section 4.02.

(c)       Vacancies; Removals. If, as a result of death, disability, retirement, resignation, removal or otherwise, there shall exist or occur any vacancy on the GP Board, the Person entitled under Section 4.02(a) to designate such Manager whose death, disability, retirement, resignation or removal resulted in such vacancy may designate another individual to fill such vacancy and serve as a Manager. Each of Buyer and L Brands shall have the sole and exclusive right to immediately appoint and remove for any reason the Managers that it is entitled to designate pursuant to Section 4.02(a).

(d)       Quorum; Action by the GP Board. A quorum of the GP Board shall consist of a majority of the members of the GP Board, of whom at least one shall be an L Brands Manager for so long as L Brands has the right to designate at least one Manager pursuant to Section 4.02(a); provided, that if no L Brands Manager is present at a meeting nor at an adjournment thereof scheduled no earlier than two days thereafter, then a quorum may be established at the next adjournment of such meeting scheduled no earlier than two days after the previous adjournment without regard to any L Brands Manager’s presence. All actions of the GP Board shall require (i) the affirmative vote of at least a majority of the Managers present at a duly-convened meeting of the GP Board at which a quorum is present or (ii) the unanimous written consent of the GP Board.

(e)       Voting Power. With respect to any matter submitted for approval of, or any action to be taken by, the GP Board at any time, each Manager shall be entitled to cast one vote.

(f)       Actions Requiring Consent.

(i)       Until the first to occur of (x) an IPO and (y) the first date on which L Brands holds less than 50% of its Initial Ownership, the Partnership will not do, and it shall cause each of its Subsidiaries not to do, and the General Partner and the GP Board will not approve, any of the following without the prior written consent of L Brands:

(A)       amend, waive, modify or supplement (including, in each case, by merger, consolidation or otherwise) any provision of the Certificate, this Agreement or any other constituent or organizational document of the Partnership or, in the case of any constituent or organizational document of any of the Partnership’s Subsidiaries, in any manner that would be materially adverse to L Brands;

(B)       increase or decrease the size of the GP Board;

(C)       appoint the Chief Executive Officer of the General Partner without (i) providing L Brands reasonable prior notice (and in any event, not less than five Business Days’ prior notice) of the GP Board’s

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preliminary intentions with respect to the appointment of any Chief Executive Officer of the General Partner and (ii) the GP Board consulting with L Brands during such five Business Day period and duly considering L Brands’ views on any such appointment prior to the GP Board’s final determination with respect to the appointment of any Chief Executive Officer of the General Partner; it being agreed that upon satisfaction of the conditions set forth in the preceding clauses (i) and (ii), the GP Board shall be entitled to appoint the Chief Executive Officer of the General Partner without the consent of L Brands;

(D)       issue any equity securities of the Partnership or any of its Subsidiaries, other than (v) issuances of Units or options for Units to officers, directors or service providers of the Partnership or any of its Subsidiaries pursuant to the Equity Plan, (w) issuances of equity securities by any wholly owned Subsidiary of the Partnership to the Partnership or another wholly owned Subsidiary of the Partnership, (x) without limiting any other provision of this Agreement, issuances of equity securities pursuant to any of the exceptions set forth in Section 9.05(f), (y) issuances of equity securities in compliance with the preemptive rights under Section 9.05 or (z) pursuant to Section 9.06;

(E)       repurchase or redeem any equity securities of the Partnership or any of its Subsidiaries, other than (x) on a pro rata basis with respect to all of the holders of such type of equity security in accordance with their ownership interests of such type of equity security, (y) repurchases from officers, directors or service providers of the Partnership or any of its Subsidiaries pursuant to the Equity Plan or otherwise upon termination of service or employment, or (z) repurchases or redemptions by the Partnership or any wholly owned Subsidiary of the Partnership of equity securities of any wholly owned Subsidiary of the Partnership;

(F)       (x) during the period from the date hereof until the first anniversary of the date hereof, create, incur or assume any indebtedness for borrowed money, (y) after the first anniversary of the date hereof until the second anniversary of the date hereof, create, incur or assume any indebtedness for borrowed money that would result in the aggregate indebtedness for borrowed money of the Partnership and its Subsidiaries exceeding one times EBITDA for the last four consecutive fiscal quarters of the Partnership (determined as of the date of such incurrence on a pro forma basis and after giving effect to all other transactions consummated on such date), and (z) after the second anniversary of the date hereof, create, incur or assume any indebtedness for borrowed money that would result in the aggregate indebtedness for borrowed money of the Partnership and its Subsidiaries exceeding two times EBITDA for the last four consecutive fiscal quarters of the Partnership (determined as of the

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date of such incurrence on a pro forma basis and after giving effect to all other transactions consummated on such date); provided that, in any such case, the following shall not be included for purposes of the restrictions or calculations set forth in the foregoing subclauses (x), (y) and/or (z) of this clause (F): (1) intercompany borrowings solely among the Partnership and wholly owned Subsidiaries of the Partnership; (2) capital leases in the ordinary course of business; (3) any indebtedness for borrowed money assumed by the Partnership and/or its Subsidiaries (A) under the China Facility or an Acceptable Replacement Facility, as applicable (as each such term is defined in the Transaction Agreement), or (B) to make any payments under the Transaction Agreement in connection with the Purchase Price (as such term is defined in the Transaction Agreement) or Transaction Expenses (as such term is defined in the Transaction Agreement) or any other transaction expenses incurred by the Partnership and/or its Subsidiaries in connection with the consummation of the Transaction Agreement; and/or (4) any other indebtedness for borrowed money to the extent such indebtedness is incurred in furtherance of the liquidity or working capital of the Partnership and its Subsidiaries (and not for purposes of financing a distribution to the Limited Partners), including asset-based revolving credit borrowings to the extent necessary to fund all or any portion of an Upward Adjustment Amount (as defined in, and in accordance with, the Transaction Agreement) or the payment of any other amounts that may be due and owing to L Brands or its Affiliates under the Transaction Agreement in connection with the Purchase Price (as such term is defined in the Transaction Agreement) or Transaction Expenses (as such term is defined in the Transaction Agreement);

(G)       purchase or otherwise acquire equity securities, assets, properties or businesses of any Person (whether by merger, purchase of stock, purchase of assets or otherwise) for a purchase price in excess of (x) $50,000,000 in a single transaction or a series of related transactions or (y) $100,000,000 in the aggregate in any 12-month period, other than (1) acquisitions and transfers of assets solely among the Partnership and wholly owned Subsidiaries of the Partnership and (2) acquisitions of inventory and product in the ordinary course of business;

(H)       sell, convey, transfer or otherwise dispose of 75% or more of the assets (including securities of any Person (other than the Partnership or any of its Subsidiaries)), properties or businesses of the Partnership and its Subsidiaries (whether by merger, sale of stock, sale of assets or otherwise) other than (I) sales of inventory to customers in the ordinary course of business, (II) dispositions and transfers solely among the Partnership and wholly owned Subsidiaries of the Partnership, or (III) any transaction effected in accordance with the requirements of Section 9.03;

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(I)       enter into any new line of business or make any material modification to any existing line of business (excluding any disposal which is subject to Section 4.02(f)(i)(H)), other than the apparel business, related businesses and any logical extensions of either of the foregoing;

(J)       appoint or remove the auditors of the Partnership or any of its Subsidiaries, unless any such replacement auditors is any of PriceWaterhouseCoopers LLP, Deloitte & Touche LLP, Ernst & Young LLP or KPMG LLP or their successors;

(K)       other than as specifically contemplated by this Agreement, make or change any tax election, claim any available credit or adopt any other method or procedure related to the preparation of the Partnership’s U.S. federal, state, local or non-U.S. Tax returns, in each case that would reasonably be expected to have a material and adverse impact on L Brands;

(L)       make any material change to any accounting policy, other than any such change required to comply with GAAP or Applicable Law; or

(M)       authorize, agree or commit to do any of the foregoing.

(ii)       Until the first to occur of (x) an IPO and (y) the first date on which L Brands holds no Units, the Partnership will not do, and it shall cause each of its Subsidiaries not to do, and the General Partner and the GP Board will not approve, any of the following without the prior written consent of L Brands:

(A)       declare or pay any cash or other dividend or any other distribution on the equity securities of the Partnership or any of its Subsidiaries that is not made in accordance with the Distribution waterfall set forth in Section 3.01;

(B)       amend, waive, modify or supplement (including, in each case, by merger, consolidation or otherwise) this Section 4.02(f)(ii); or

(C)       authorize, agree or commit to do any of the foregoing.

(iii)       Until the first to occur of (x) an IPO and (y) the first date on which L Brands holds less than 10% of its Initial Ownership, the Partnership will not do, and it shall cause each of its Subsidiaries not to do, and the GP Board will not approve, any of the following without the prior written consent of L Brands:

(A)       make any change to the tax status of the Partnership or any of its material Subsidiaries in each case that would have a material and disproportionate adverse impact on L Brands, giving due regard to the particular tax profile and tax attributes of each Limited Partner;

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provided that the Partnership shall provide notice to L Brands reasonably in advance of making any such change (irrespective of whether such change would have a material and disproportionate adverse impact on L Brands);

(B)       enter into, extend, terminate, amend or modify, or exercise or waive any right or obligation of the Partnership or any of its Subsidiaries under, including, in each case, by merger, consolidation or otherwise, any agreement or transaction with any Partner, any of its Affiliates or Portfolio Companies or any of their respective equityholders, managers, officers, directors or employees (each a “Related Party”) other than on terms not less favorable in any material respect to the Partnership or such Subsidiary as would be obtainable by the Partnership or such Subsidiary at the time in a comparable arm’s length transaction with an unaffiliated third party (it being agreed that L Brands shall be provided not less than five days’ notice prior to the effectiveness of any such action by the Partnership or any of its Subsidiaries that involves aggregate payments in any single transaction or series of related transactions in excess of $10 million), other than (i) this Agreement (including any of the transactions expressly contemplated hereunder), (ii) any Transfer in accordance with Article 8, (iii) any issuance of Units in compliance with the preemptive rights under Section 9.05, (iv) enforcing any agreement with any Related Party in accordance with its terms, (v) any transaction pursuant to Section 9.06 in connection with an IPO, (vi) the Transaction Documents and/or the consummation of any of the transactions expressly contemplated thereby, (vii) compensation and benefits plans, agreements and arrangements with respect to any officers and/or employees of the Partnership or any of its Subsidiaries, (viii) is solely among the Partnership and/or one or more of its Subsidiaries or is solely among one or more of the Partnership’s Subsidiaries or (ix) any transaction or agreement approved by the Managers of the GP Board that are not Buyer Managers;

(C)       amend, waive, modify or supplement (including, in each case, by merger, consolidation or otherwise) this Section 4.02(f)(iii); or

(D)       authorize, agree or commit to do any of the foregoing.

(g)       Meetings. Regular meetings of the GP Board shall be held at such dates, times and places as the GP Board shall from time to time determine, but in no event less than one regularly scheduled meeting every fiscal quarter. Special meetings of the GP Board may be called at any time by any Manager upon at least two days’ notice given to each Manager. Each special meeting of the GP Board shall be held at such date, time and place as shall be fixed by the Person calling the meeting. The Partnership shall pay all reasonable out-of-pocket expenses incurred by each Manager in connection with attending regular and special meetings of the GP Board and any committee, subcommittee or working group thereof, and any such meetings of the board of directors

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or similar governing body of any Subsidiary of the Partnership and any committee, subcommittee or working group thereof.

(h)       Telephonic Meetings Permitted. Managers, or members of any committee, subcommittee or working group of the GP Board, may participate in a meeting of the GP Board, or of such committee, subcommittee or working group, by means of conference telephone or similar communication equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this Section 4.02(h) shall constitute presence in person at such meeting.

(i)       Notice of Meeting. The General Partner agrees to give each Manager (by email or otherwise) notice and the agenda for each meeting of the GP Board or any committee, subcommittee or working group thereof at least 24 hours prior to such meeting or such shorter period as such Manager agrees to receive such notice or agenda.

Section 4.03. Officers. Subject to Section 4.02(f), the GP Board may, from time to time as it deems advisable, designate an agent, employee or other representative of the Partnership as a “representative” of the Partnership authorized to take such action for or sign agreements or documents on behalf of the General Partner as general partner of the Partnership. Without limiting the generality of the foregoing, subject to Section 4.02(f), the GP Board may from time to time as it deems advisable, select natural persons and designate them as officers of the General Partner who acts for the Partnership (the “Officers”) and assign titles (including Chief Executive Officer, Chief Financial Officer, Vice President, Secretary, and Treasurer) to any such person. Any delegation pursuant to this Section 4.03 may be revoked at any time by the GP Board. An Officer may be removed with or without cause by the GP Board.

Section 4.04. Rights and Responsibilities. (a) The GP Board may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and no Manager or any of such Manager’s Affiliates shall be responsible for any misconduct or negligence on the part of any such agent appointed by the GP Board in good faith. The GP Board shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by the GP Board in good faith reliance on such advice shall in no event subject the GP Board or any Manager to liability to the Partnership or any Partner.

(b)       The Managers and Officers (but, for the avoidance of doubt, not the Limited Partners in their capacities as such) shall owe such fiduciary duties to the Partnership and the Limited Partners as shall exist from time to time under the laws of the State of Delaware with respect to directors and officers, respectively, of a corporation organized under the laws of the State of Delaware.

Section 4.05. Termination of Governance Rights. The provisions of Section 4.01-Section 4.04 shall terminate upon the consummation of an IPO; provided that, prior to the consummation of any IPO, Buyer and L Brands shall discuss in good faith

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appropriate representation of L Brands on the board of directors of the Issuer and contractual arrangements, if any, with respect thereto, based on, among other things, L Brands’ expected ownership of Issuer Shares following the consummation of the IPO.

Section 4.06. Business Opportunity.

(a)       To the fullest extent permitted by Applicable Law, and except as otherwise provided in Section 5.09, the doctrine of corporate opportunity as the same applies under the laws of the State of Delaware, or any other analogous doctrine, shall not apply with respect to the Partners or any of the Managers (other than any Limited Partner or Manager who is or was a full-time employee of the Partnership or any of its Subsidiaries or who is or was otherwise issued Units pursuant to the Equity Plan). In no event shall any Partner or any individual serving as a Manager (other than any Limited Partner or Manager who is or was a full-time employee of the Partnership or any of its Subsidiaries or who is or was otherwise issued Units pursuant to the Equity Plan) be liable to the Partnership, any Subsidiary of the Partnership or to any party hereto for breaches of fiduciary or other similar duties by virtue of the fact that such individual fails to bring a business opportunity to the attention of the Partnership or any Subsidiary of the Partnership or presents a business opportunity to a Limited Partner or an Affiliate of a Limited Partner (rather than, or in addition to, presenting such opportunity to the Partnership).

(b)       Without limiting the generality of the foregoing, except as otherwise provided in Section 5.09 or Section 5.10, none of the Partners (including any Managers designated by any Limited Partner) nor any of their respective Affiliates (nor any of their respective Portfolio Companies) shall have any obligation to refrain from (i) engaging, directly or indirectly, in the same or similar activities or lines of business as the Partnership or any of its Subsidiaries or developing or marketing any products or services that compete, directly or indirectly, with those of the Partnership or any of its Subsidiaries, (ii) investing or owning any interest publicly or privately in, or developing a business relationship with, any Person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Partnership or any of its Subsidiaries, (iii) doing business with any client or customer of the Partnership or any of its Subsidiaries (collectively, the activities described in clauses (i) through (iii), an “Other Business”), or (iv) employing or otherwise engaging a former Officer, officer or employee of the Partnership or any of its Subsidiaries. In furtherance of the foregoing, except as otherwise provided in Section 5.09, the Partners expressly acknowledge and agree that (i) no Partner nor any of its Affiliates (including any Manager designated by any Limited Partner, but excluding any Limited Partner or Manager who is or was a full-time employee of the Partnership or any of its Subsidiaries or who is or was otherwise issued Units pursuant to the Equity Plan) will be obligated to inform the Partnership of any such opportunity, relationship or investment, (ii) the other Partners will not acquire, be provided with an option or opportunity to acquire or be entitled to any interest or participation in any such Other Business as a result of the participation therein of a Partner or its Affiliates (including any Managers designated by any Limited Partner, but excluding any Limited Partner or Manager who is or was a full-time employee of the

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Partnership or any of its Subsidiaries or who is or was otherwise issued Units pursuant to the Equity Plan), (iii) the Partners expressly waive, to the fullest extent permitted by Applicable Law, any rights to assert any claim that such involvement breaches any duty owed to any Partner, or the Partnership or its Subsidiaries or to assert that such involvement constitutes a conflict of interest by such Persons with respect to the Partnership or its Subsidiaries (other than with respect to any Limited Partner or Manager who is or was a full-time employee of the Partnership or any of its Subsidiaries or who is or was otherwise issued Units pursuant to the Equity Plan) and (iv) nothing contained herein shall limit, prohibit or restrict any Partner, any of its Affiliates or any current or former Manager designated by any Limited Partner from serving on the board of directors or other governing body or committee of any Other Business (other than with respect to any Limited Partner or Manager who is or was a full-time employee of the Partnership or any of its Subsidiaries or who is or was otherwise issued Units pursuant to the Equity Plan). This Section 4.06(b) shall not apply to any Limited Partner who is or was an employee of the Partnership or any Subsidiary of the Partnership.

Section 4.07. Confidentiality. (a) Each Limited Partner agrees that Confidential Information may be made available to such Limited Partner in connection with such Limited Partner’s investment in the Partnership. Each Limited Partner agrees that it shall use, and that it shall cause any Person to whom Confidential Information is disclosed pursuant to clause (i) below to use, the Confidential Information only in connection with its investment in the Partnership, for purposes of the business of the Partnership and its Subsidiaries or as required pursuant to (or otherwise for purposes of) this Agreement and/or the other Transaction Documents and not for any other purpose. Each Partner further acknowledges and agrees that it shall not disclose any Confidential Information to any Person, except that Confidential Information may be disclosed:

(i)       to such Limited Partner’s Agents (and such Limited Partner’s Affiliates and their Agents) in the normal course of the performance of their duties or to any financial institution providing credit to such Limited Partner (or such Affiliate of such Limited Partner);

(ii)       to the extent required by Applicable Law (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which a Limited Partner is subject; provided that such Limited Partner agrees to give the Partnership prompt notice of such request, to the extent permissible under Applicable Law and reasonably practicable, so that the Partnership may seek an appropriate protective order or similar relief (and the Limited Partner shall cooperate with such efforts by the Partnership, and shall in any event make only the minimum disclosure required by such Applicable Law));

(iii)       to any Person to whom such Limited Partner is contemplating a Transfer of its Units; provided that such Transfer would not be in violation of the provisions of this Agreement and such potential Transferee is advised of the confidential nature of such information and agrees to be bound by a confidentiality agreement consistent with the provisions hereof;

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(iv)       to any regulatory authority or rating agency to which the Limited Partner or any of its Affiliates is subject or with which it has regular dealings; provided that such authority or agency is advised of the confidential nature of such information;

(v)       to the extent related to the tax treatment and tax structure of the transactions contemplated by this Agreement (including all materials of any kind, such as opinions or other tax analyses that the Partnership, its Affiliates or its Agents have provided to such Limited Partner relating to such tax treatment and tax structure);

(vi)       for purposes of reporting to its (or its Affiliates’) members, partners or other equityholders the performance of the Partnership and its Subsidiaries and for purposes of including applicable information in its (or any of its Affiliates’) financial statements; or

(vii)       if the prior written consent of the GP Board shall have been obtained.

Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim by or against the Partnership or any Limited Partner.

(b)       “Confidential Information” means any information concerning the Partnership or any Persons that are or become its Subsidiaries or the financial condition, business, operations or prospects of the foregoing Persons in the possession of or furnished to any Limited Partner pursuant to this Agreement (including by virtue of its present or former right to designate a Manager) that is proprietary or confidential; provided that the term “Confidential Information” (i) does not include information that is or becomes generally available to the public other than as a result of a disclosure by a Limited Partner or its Affiliates, and their respective directors, officers, employees, stockholders, members, partners, agents, counsel, investment advisers or other representatives (all such persons being collectively referred to as “Agents”) in violation of this Agreement, (ii) does not include information that was available to such Limited Partner on a non-confidential basis prior to its disclosure to such Limited Partner or its Agents by the Partnership pursuant to this Agreement, (iii) does not include information that becomes available to such Limited Partner on a non-confidential basis from a source other than the Partnership after the disclosure of such information to such Limited Partner or its Agents by the Partnership pursuant to this Agreement, which source is (at the time of receipt of the relevant information) not, to the best of such Limited Partner’s knowledge, bound by a confidentiality agreement with (or other confidentiality obligation to) the Partnership, (iv) does not include information that is or was independently developed by such Limited Partner or its Agents without violating any confidentiality agreement with the Partnership, or (v) solely with respect to L Brands, does not include information that is known or used in the businesses of L Brands and its Subsidiaries prior to the date hereof more broadly than in the businesses of the Partnership and its Subsidiaries (other than any information that is included as a Transferred Asset under the

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Transaction Agreement). Nothing in this Section 4.07 shall limit any other confidentiality obligations among the parties to this Agreement pursuant to any other agreement.

(c)       Notwithstanding anything to the contrary contained herein, each Manager shall, subject to Applicable Law, be permitted to communicate Confidential Information received by such Manager in his capacity as a Manager to the Person who designated such Manager so long as such Person keeps such Confidential Information confidential pursuant to this Section 4.07.

Article 5
Rights and Obligations of Partners

Section 5.01. Liability for Debts of the Partnership; Limited Liability. (a) Except as otherwise provided in the Act, the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Partnership, and no Limited Partner or Manager shall be obligated personally for any such debt, obligation or liability of the Partnership solely by reason of being a Limited Partner or acting as a Manager.

(b)       Except as otherwise expressly required by law, a Limited Partner, in its capacity as such, shall have no liability to the Partnership, any other Limited Partner or to the creditors of the Partnership in excess of such Limited Partner’s Capital Contribution and other payments required to be made by such Limited Partner under this Agreement.

(c)       An individual Limited Partner may also be an officer, manager, director or service provider of the Partnership or any of its Subsidiaries. The existence of these relationships and acting in such capacities shall not affect the liability of the individual Limited Partner (in its capacity as such) so existing or acting.

Section 5.02. Lack of Authority. No Limited Partner in its capacity as such has the authority or power to act for or on behalf of the Partnership in any manner, to do any act that would be (or could be construed as) binding on the Partnership or to make any expenditures on behalf of the Partnership, unless such specific authority has been expressly granted to such Limited Partner by the GP Board, and the Limited Partners hereby consent to the exercise by the GP Board and the Managers of the powers conferred on them by law and this Agreement. Without limiting the foregoing, none of the service by a Limited Partner or its designee on the GP Board, nor any other act by a Limited Partner set forth in Section 20(2) of the Act, will (i) be deemed to constitute participation in the control or conduct of the Partnership, (ii) affect, impair or eliminate the limitations on liability of a Limited Partner under this Agreement or (iii) otherwise cause a Limited Partner to become a General Partner.

Section 5.03. No Right of Partition. No Partner shall have the right to seek or obtain partition by court decree or operation of law of any Partnership property, or the right to own or use particular or individual assets of the Partnership.

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Section 5.04. Exculpation and Indemnification. (a) Except in the case of its bad faith, gross negligence (as such term is construed under the laws of the State of Delaware) or willful misconduct, no Limited Partner or any of its Affiliates or any of their Agents or any Manager (collectively, “Covered Persons”) shall be liable to the Partnership or any other Covered Person for monetary damages for any breach of fiduciary or similar duty (to the extent that such Covered Person has any such duty) relating to the Partnership to the fullest extent permitted by Applicable Law.

(b)       Except in the case of bad faith, gross negligence (as such term is construed under the laws of the State of Delaware) or willful misconduct, each Person (and the heirs, executors or administrators of such Person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such Person is or was a Partner, Affiliate of a Partner, Manager or Officer, shall be indemnified and held harmless by the Partnership to the fullest extent permitted by law against any and all losses, damages, costs or liabilities (including reasonable and documented out-of-pocket legal fees and expenses and reasonable and documented out-of-pocket costs of investigation) incurred in connection therewith (“Indemnifiable Losses”); provided that the Partnership shall not be obligated to indemnify and hold harmless such Person in connection with any such claim, action, suit or proceeding conducted, brought or threatened by the Partnership or any Covered Person unless such claim, action, suit or proceeding involves such Person in his or her capacity as a Partner, Affiliate of a Partner, an Officer or Manager. The right to indemnification conferred in this Section 5.04 (i) shall also include the right to be paid by the Partnership the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent permitted by law and (ii) shall not include indemnification against any loss of profit or return (including with respect to Taxes) on any Covered Person’s direct or indirect investment in the Partnership (including any diminution in the value thereof). The right to indemnification conferred in this Section shall be a contract right.

(c)       The Partnership may, by action of the General Partner acting by the GP Board, provide indemnification to such other employees and Agents of the Partnership or other persons who are or were serving at the request of the Partnership as a director, officer, employee or Agent of another company, corporation, partnership, joint venture, trust or other enterprise to such extent and to such effect as the GP Board shall determine to be appropriate.

(d)       The Partnership shall have the power to purchase and maintain insurance on behalf of any person who is or was a Covered Person or an Officer, employee or Agent of the Partnership, or is or was serving at the request of the Partnership as a member, director, officer, employee or Agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Partnership would have the power to indemnify him against such liability under Applicable Law. The rights and authority conferred in this Section shall not be exclusive

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of any other right which any Person may otherwise have or hereafter acquire with respect to the matters covered in this Section 5.04.

(e)       Without limiting the generality of the foregoing, the Partnership acknowledges that certain Managers (including certain Managers appointed by Buyer) and Limited Partners may have certain rights to indemnification, advancement of expenses and/or insurance provided by other third party sources with respect to such Managers’ and/or Limited Partners’ association with the Partnership and/or any of its Subsidiaries (the “Other Indemnitors”). Notwithstanding the existence of any Other Indemnitor with respect to any such Manager or Limited Partner, the Partnership and its Subsidiaries shall be the indemnitors of first resort (i.e., the Partnership and its Subsidiaries’ obligations for indemnification, expense advancement and insurance coverage to such Manager or Limited Partner are primary and any obligations of any Other Indemnitor to advance expenses or to provide indemnification or insurance coverage for the same expenses or liabilities incurred by such Manager or Limited Partner are secondary), with respect to any such Managers’ or Limited Partners’ association with the Partnership and its Subsidiaries. The Other Indemnitors shall be third party beneficiaries of the terms of this Section 5.04(e).

(f)       Neither the amendment of this Section, nor, to the fullest extent permitted by Applicable Law, any modification of law, shall eliminate or reduce the effect of this Section in respect of any acts or omissions occurring prior to such amendment or modification.

(g)       Notwithstanding anything to the contrary in this Agreement, no provision of this Section 5.04 shall limit or affect (and this Section 5.04 shall not apply to) any Partner’s obligation (or any obligation of any Affiliate of such Partner) to comply with the express terms of this Agreement or any of the Transaction Documents, or any losses or claims relating thereto.

Section 5.05. Procedures. (a) In the event that any claim, action, suit or proceeding is conducted, brought, threatened or asserted by a Person other than the Partnership or any Covered Person (a “Specified Proceeding”), the Covered Person seeking indemnity in respect thereof shall promptly notify the Partnership thereof. Failure to provide notice shall not affect the Partnership’s obligations hereunder except to the extent the Partnership is materially prejudiced thereby.

(b)       The Partnership shall have the right to participate in and control the defense of any such Specified Proceeding and, in connection therewith, to retain counsel reasonably satisfactory to each Covered Person, at the Partnership’s expense, to represent each Covered Person and any others the Partnership may designate in such Specified Proceeding. The Partnership shall keep the Covered Person advised of the status of such Specified Proceeding and the defense thereof and shall consider in good faith recommendations made by the Covered Person with respect thereto.

(c)       In any such Specified Proceeding, any Covered Person shall have the right to retain its own counsel at its own expense; provided that the fees and expenses of such

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Covered Person’s counsel shall be at the expense of the Partnership if (i) the Partnership and such Covered Person shall have mutually agreed to the retention of such counsel, (ii) the Partnership has failed, within a reasonable time after having been notified of the existence of an indemnified claim, to assume the defense of such indemnified claim or (iii) the named parties to any such Specified Proceeding (including any impleaded parties) include both the Partnership and such Covered Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Partnership shall not, in respect of the legal expenses of any Covered Person in connection with any Specified Proceeding or related Specified Proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such Covered Persons.

(d)       The Partnership shall not be liable for any settlement of any Specified Proceeding effected without its written consent (which consent shall not be unreasonably withheld or delayed), but if settled with such consent or if there be a final judgment for the plaintiff, the Partnership agrees to indemnify each Covered Person, to the extent provided in Section 5.04, from and against all Indemnifiable Losses by reason of such settlement or judgment. The Partnership shall not effect any settlement of any pending or threatened Specified Proceeding in respect of which any Covered Person is seeking indemnification hereunder without the prior written consent of each Covered Person (which consent shall not be unreasonably withheld or delayed by any such Covered Person), unless such settlement includes an unconditional release of each such Covered Person from all liability and claims that are the subject matter of such Specified Proceeding.

(e)       The parties shall cooperate in the execution and delivery of agreements, instruments and other documents and in the provision of access to witnesses, documents and property (including access to perform interviews, physical investigations or other activities) with respect to any Specified Proceeding.

Section 5.06. Continuing Provisions. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 5 shall continue as to a Person notwithstanding that such Person has ceased to be a Covered Person.

Section 5.07. Limited Partners’ Right to Act; Voting Rights of Units. For situations where the approval of the Limited Partners (rather than the approval of the General Partner acting by the GP Board on behalf of the Limited Partners) is required by Applicable Law or the terms of this Agreement, the Limited Partners shall act through meetings and written consents as described in Sections 5.07(a) and 5.07(b)) below:

(a)       Except as otherwise provided in this Agreement, each Limited Partner owning Units shall be entitled to vote on or approve or consent as to any action required to be taken or any determination required to be made by the Limited Partners under this Agreement or the Act. Each Unit shall have one vote. Except as otherwise provided by this Agreement, acts by the Limited Partners holding a majority of the Units, voting as a single class, shall be the act of the Limited Partners.

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(b)       The actions by the Limited Partners permitted hereunder may be taken at a meeting called by Limited Partners holding at least 35% of the Units on at least two days’ prior written notice to the other Limited Partners entitled to vote, which notice shall state the purpose or purposes for which such meeting is being called. The actions taken by the Limited Partners entitled to vote or consent at any meeting, however called and noticed, shall be as valid as though taken at a meeting duly held after regular call and notice if immediately before, at or after the meeting, each of the Limited Partners as to whom it was improperly held signs a written waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof. Prompt written notice of the action so taken at a meeting shall be given to those Limited Partners not entitled to vote. The actions by the Limited Partners entitled to vote or consent may be taken by vote of the Limited Partners entitled to vote or consent at a meeting or by written consent (without a meeting and without a vote) so long as in the case of a written consent such consent is signed by the Limited Partners having not less than the minimum number of Units that would be necessary to authorize or take such action at a meeting at which all Limited Partners entitled to vote thereon were present and voted. Prompt written notice of the action so taken without a meeting shall be given to those Limited Partners entitled to vote or consent who have not consented in writing and to those Limited Partners not entitled to vote. Any action taken pursuant to such written consent of the Limited Partners shall have the same force and effect as if taken by the Limited Partners at a meeting thereof.

Section 5.08. Affiliate Transactions. Without limitation to the other rights of the Limited Partners set forth in this Agreement including Section 4.02(f), the Partnership shall not, and shall not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase, lease or otherwise acquire any property or assets from, or enter into or make or amend any transaction, contract, agreement, loan, advance or guarantee with or for the benefit of, any Affiliate of the Partnership, any Limited Partner or any “Associate” of any Limited Partner (within the meaning of Rule 12b-2 under the Exchange Act) (other than the Partnership and its Subsidiaries), unless such transaction (i) is on terms not less favorable in any material respect to the Partnership or such Subsidiary as would be obtainable by the Partnership or such Subsidiary at the time in a comparable arms’ length transaction with an unaffiliated third party (it being agreed that L Brands shall be provided not less than five days’ notice prior to the effectiveness of any such action by the Partnership or any of its Subsidiaries that involves aggregate payments in any single transaction or series of related transactions in excess of $10 million), or (ii) is approved in accordance with Section 4.02(f)(iii)(B) or is permitted under the exceptions set forth in clauses (i) through (ix) thereof.

Section 5.09. Non-Compete. (a) L Brands agrees that, until the earlier of such time as L Brands no longer directly or indirectly owns any Units and the consummation of an IPO, L Brands shall not, and shall cause L Brands Parent and its controlled Affiliates not to, engage (directly or indirectly) in any Competitive VS Business (whether as an operator of such business, owner of any equity securities or debt securities of any Person conducting such business, lessee or holder of any assets used to conduct such business or otherwise), other than through the Partnership and its Subsidiaries; provided

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that nothing in this Section 5.09(a) shall prohibit (i) the acquisition or ownership by any Person of less than 5% of the outstanding securities of a company listed on a national securities exchange or traded in a national over-the-counter market, (ii) the acquisition or ownership by any Person of a company having less than 10% of its sales attributable to the Competitive VS Business, (iii) the acquisition or ownership by any Person of a company having 10% or more but less than 30% of its sales attributable to the Competitive VS Business; provided that (A) such Person enters, within one year after the consummation of such acquisition, into a definitive agreement to cause the divestiture of a sufficient portion of the Competitive VS Business of such company such that the restrictions set forth in this Section 5.09(a) would not operate to restrict such acquisition or ownership and (B) such Person completes such divestiture within 18 months of the date of such definitive agreement; provided further that if such divestiture has not been consummated due to (x) any waiting period applicable to such divestiture under the HSR Act or any other Applicable Law not having expired or been terminated, or (y) the failure to obtain any other required approval or consent from a Governmental Authority applicable to such divestiture, then such period in clause (B) in the preceding proviso shall automatically be extended so that it expires one week following the later of the expiration or termination of such waiting period and the obtaining of all such required approvals and consents, or (iv) the performance by L Brands or any of its Affiliates of their respective obligations under the Transition Services Agreement.

(b)       The Partnership agrees that, until the earlier of such time as L Brands no longer directly or indirectly owns any Units and the consummation of an IPO, the Partnership shall not, and shall cause its Subsidiaries not to, engage (directly or indirectly) in any Competitive LB Business (whether as an operator of such business, owner of any equity securities or debt securities of any Person conducting such business, lessee or holder of any assets used to conduct such business or otherwise); provided that nothing in this Section 5.09(b) shall prohibit (i) the acquisition or ownership by any Person of less than 5% of the outstanding securities of a company listed on a national securities exchange or traded in a national over-the-counter market, (ii) the acquisition or ownership by any Person of a company having less than 10% of its sales attributable to the Competitive LB Business, (iii) the acquisition or ownership by any Person of a company having 10% or more but less than 30% of its sales attributable to the Competitive LB Business; provided that (A) such Person enters, within one year after the consummation of such acquisition, into a definitive agreement to cause the divestiture of a sufficient portion of the Competitive LB Business of such company such that the restrictions set forth in this Section 5.09(b) would not operate to restrict such acquisition or ownership and (B) such Person completes such divestiture within 18 months of the date of such definitive agreement; provided further that if such divestiture has not been consummated due to (x) any waiting period applicable to such divestiture under the HSR Act or any other Applicable Law not having expired or been terminated, or (y) the failure to obtain any other required approval or consent from a Governmental Authority applicable to such divestiture, then such period in clause (B) in the preceding proviso shall automatically be extended so that it expires one week following the later of the expiration or termination of such waiting period and the obtaining of all such required approvals and consents, (iv) any activities by any Person other than the Partnership and

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its Subsidiaries, or (v) the performance by the Partnership or any of its Subsidiaries of their respective obligations under the Reverse Transition Services Agreement.

Section 5.10. Non-Solicit. (a) L Brands agrees that until the earlier of such time as L Brands no longer directly or indirectly owns any Units and the third anniversary of the date of this Agreement, L Brands shall not, and shall cause L Brands Parent and its controlled Affiliates not to, solicit for employment or hire any employee of the Partnership or any of its Subsidiaries with the title of Vice President or above (each, a “Key VS Employee”) or in any way induce any Key VS Employee into terminating their employment with the Partnership or any of its Subsidiaries; provided that nothing in this Section 5.10(a) shall prohibit any such Person from (i) conducting any general solicitations for employment, such as any newspaper or Internet help wanted advertisement, directly or through any agent (including placement and recruiting agencies) that is not directed at Key VS Employees, or (ii) hiring any Key VS Employee (A) who approaches such Person in response to such advertisements or general solicitations, (B) who contacts such Person on his own initiative without any direct or indirect solicitation from such Person or (C) whose employment with the Partnership or any of its Subsidiaries has ceased.

(b)       Until the earlier of such time as L Brands no longer directly or indirectly owns any Units and the third anniversary of the date of this Agreement, the Partnership shall not, and shall cause its Subsidiaries not to, solicit for employment or hire any employee of L Brands Parent or any of its Subsidiaries with the title of Vice President or above (each, a “Key LB Employee”) or in any way induce any Key LB Employee into terminating their employment with L Brands Parent or any of its Subsidiaries; provided that nothing in this Section 5.10(b) shall prohibit any such Person from (i) conducting any general solicitations for employment, such as any newspaper or Internet help wanted advertisement, directly or through any agent (including placement and recruiting agencies) that is not directed at Key LB Employees, (ii) hiring any Key LB Employee (A) who approaches such Person in response to such advertisements or general solicitations, (B) who contacts such Person on his own initiative without any direct or indirect solicitation from such Person or (C) whose employment with L Brands Parent or any of its Subsidiaries has ceased, or (iii) soliciting or hiring any Key LB Employee to the extent expressly permitted or contemplated by the Transition Services Agreement, Reverse Transition Services Agreement or any other written agreement entered into between L Brands, on the one hand, and the Partnership or any of its Subsidiaries, on the other hand.

Section 5.11. Disclosure. Each Limited Partner shall furnish to the Partnership upon request any information or related documentation with respect to the Limited Partner reasonably determined by the General Partner to be necessary under Applicable Law in connection with the formation, operation, winding-up or termination of the Partnership. Without limitation on the preceding sentence, as requested by the General Partner, the Limited Partner shall furnish such information and related documentation (including duly executed governmental forms) regarding the Limited Partner and the ultimate beneficial ownership and management of the Limited Partner as is required under Applicable Law for the General Partner, the Partnership and their respective

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Affiliates to comply with applicable governmental reporting requirements as well as “know your customer,” “anti-money laundering” and similar rules.

Article 6
Accounting and Reports

Section 6.01. Accounting. (a) All matters concerning the determination of the relative amount of allocations and distributions among the Limited Partners pursuant to Article 2 and Article 3 shall be determined by the General Partner acting by the GP Board in good faith, which determination shall be final and conclusive as to all of the Limited Partners absent manifest clerical error.

(b)       Except in the case of bad faith, gross negligence or willful misconduct on the part of any such independent public accountants (in which case the Partnership shall appoint one of any member firm of PricewaterhouseCoopers International Limited, Ernst & Young Global Limited, KPMG International Cooperative and Deloitte Touche Tohmatsu Limited as its independent public accountant), the independent public accountants of the Partnership shall be the same as the then-current independent public accountants of L Brands Parent for so long as L Brands Parent is providing enterprise resource and planning (ERP) services to the Partnership or any of its Subsidiaries pursuant to the Transition Services Agreement and, thereafter, the Partnership shall appoint one of any member firm of PricewaterhouseCoopers International Limited, Ernst & Young Global Limited, KPMG International Cooperative and Deloitte Touche Tohmatsu Limited as its independent public accountant.

(c)       The Partnership shall adopt and follow GAAP, consistently applied, and all financial terms used herein shall, to the extent not otherwise defined, be interpreted according to GAAP in accordance with their common usage by auditors in the United States. Without limitation of the other rights of the Limited Partners under this Agreement, (i) each Initial Investor (with respect to such period(s) during which such Initial Investor is a Limited Partner) and its respective independent auditors shall be entitled to have reasonable access to and consultation with the Partnership’s management (including its finance and accounting staff) and the Partnership’s independent public accountants and shall be entitled to review such accountants’ work papers and the information made available to them in connection with the preparation and audit of the Partnership’s financial statements, (ii) the Partnership shall cause its independent public accountants to make such work papers and information available to such Initial Investor (with respect to such period(s) during which such Initial Investor is a Limited Partner) and otherwise to cooperate with each Initial Investor and their respective independent auditors as reasonably requested with respect thereto, and (iii) the Partnership shall afford each such Initial Investor and its respective independent public accountants and other authorized representatives such other reasonable access to the Partnership’s books of account, financial and other records as such Initial Investor may reasonably request relating to such period(s) upon reasonable prior notice and during normal business hours of the Partnership. The rights set forth in this Section 6.01(c) shall expire on the first to occur of the consummation of an IPO and, with respect to each Initial Investor, the first

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date on which such Initial Investor holds less than 10% of its Initial Ownership; provided that such rights shall not expire with respect to L Brands for so long as the Financial Consideration is in place.

(d)       For so long as the Financial Consideration is in Place, the Partnership shall adopt and follow L Brands Parent’s certification procedures with respect to the Partnership’s financial statements, as updated from time to time and communicated by L Brands to the Partnership, including:

(i)       no later than 5:00 pm Eastern Time on the second Monday after the end of each fiscal quarter, the Partnership shall provide to L Brands and Buyer the unaudited consolidated balance sheet of the Partnership and its Subsidiaries as at the end of such quarter and the related unaudited statement of operations for such quarter and for the portion of the Fiscal Year then ended, in each case prepared in accordance with GAAP; and

(ii)       no later than 5:00 pm Eastern Time on the second Thursday after the end of each fiscal quarter, the Partnership shall provide certification to L Brands and Buyer of the financial statements in clause (i) above, including providing to L Brands and Buyer such supporting detail as is reasonably required by L Brands Parent and/or Buyer for such Person’s certification process.

Section 6.02. Fiscal Year. The Fiscal Year of the Partnership shall be the annual period ending each year on the Saturday that is closest (measured by number of calendar days) to January 31. For so long as the Financial Consideration is in Place, the Partnership shall not change the Fiscal Year of the Partnership without the prior written consent of L Brands.

Section 6.03. Reports. The Partnership shall furnish to each of Buyer and L Brands, for so long as each such Person owns any Units:

(a)       as soon as practicable and, in any event, within 30 days after the end of each of the first three fiscal quarters, the unaudited consolidated balance sheet of the Partnership and its Subsidiaries as at the end of such quarter and the related unaudited statement of operations for such quarter and for the portion of the Fiscal Year then ended, in each case prepared in accordance with GAAP, which financial statements shall be reviewed by the Partnership’s independent public accountants;

(b)       as soon as practicable and, in any event, within 60 days after the end of each Fiscal Year, (A) the audited consolidated financial statements, including balance sheet, of the Partnership and its Subsidiaries as at the end of such Fiscal Year, and the related audited statement of operations, members’ equity, cash flow and footnotes for such Fiscal Year, in each case prepared in accordance with GAAP and certified by the Partnership’s independent public accountants;

(c)       as soon as practicable and, in any event, (i) within 75 days after the end of each Fiscal Year, a draft of the U.S. Internal Revenue Service Schedule K-1 for such

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Person and drafts of all information necessary for the preparation of such Person’s state income Tax returns, (ii) within 120 days after the end of such Fiscal Year, a U.S. Internal Revenue Service Schedule K-1 (and any additional information necessary for the preparation of such Person’s U.S. federal income Tax return) and (iii) within 150 days after the end of such Fiscal Year, all information necessary for the preparation of such Person’s state income Tax returns;

(d)       by 5 pm Eastern Time on each Monday of the first week of each fiscal month, an update of the projected results of the Partnership and its Subsidiaries for the then fiscal quarter and then Fiscal Year; and

(e)       at the request of either Buyer or L Brands, as soon as practicable following such request, any additional financial and tax accounting information and statements with respect to the Partnership and its Subsidiaries as such Limited Partner shall from time to time reasonably request, including information regarding items of income, gain, loss, deduction and credit by entity, jurisdiction or such other manner as requested by such Limited Partner.

This Section 6.03 shall in any event terminate following the effective date of an IPO; provided that (i) if (A) the Partnership is not converted to a corporation for U.S. federal income Tax purposes in connection with such IPO and (B) following such IPO, all of the Partners will not hold their interest in the Partnership indirectly through an entity taxable as a corporation for U.S. federal income tax purposes, the amended and restated operating agreement of the Partnership entered into in connection with such IPO shall contain provisions substantially similar to the provisions in Section 6.03(c) and Section 6.03(e) unless mutually agreed by L Brands and Buyer, and (ii) with respect to L Brands and Buyer, Section 6.03(a), Section 6.03(b) and Section 6.03(d) shall remain in full force and effect following the effective date of an IPO for so long as the Financial Consideration is in Place.

Article 7
Tax Matters

Section 7.01. Preparation of Tax Returns; Tax Cooperation. (a) Except as otherwise provided in Section 6.02 of the Transaction Agreement, the Partnership shall arrange for the preparation and timely filing of all Tax returns required to be filed by the Partnership. The Partnership shall provide to L Brands and Buyer, for L Brands’ and Buyer’s review and approval (not to be unreasonably withheld, conditioned or delayed), all Tax returns of the Partnership required to be prepared and filed pursuant to this Section 7.01 in accordance with the following:

(i)       U.S. federal income Tax returns and other material income Tax returns shall be provided to L Brands and Buyer as soon as is practical, and in any event by the date that is 75 days after the end of each Fiscal Year. L Brands and Buyer shall have 30 days to provide any objections or other comments, in writing, to the Partnership. If L Brands and Buyer do not have any objections or

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comments, then on the day that is 30 days after the applicable U.S. federal income Tax return or other material income Tax return has been so delivered to L Brands and Buyer, such Tax return shall become final as prepared by the Partnership. Subject to Section 4.02(f), any disputes with respect to any such Tax returns shall be resolved by the General Partner acting by the GP Board no later than (A) in the case of U.S. federal income Tax returns, 120 days after the end of such Fiscal Year, and (B) in the case of other income Tax returns, 150 days after the end of such Fiscal Year.

(ii)       Material Tax returns not described in clause (i) shall be provided to L Brands and Buyer as soon as is practical, and in any event by the date that is 15 Business Days prior to the due date thereof (including any extensions). L Brands and Buyer shall have five Business Days to provide any objections or other comments, in writing, to the Partnership. The Partnership shall consider in good faith any such objections or comments provided by L Brands and Buyer. Subject to Section 4.02(f), any dispute with respect to any such Tax returns shall be resolved by the General Partner acting by the GP Board no later than two Business Days prior to the due date thereof (including any extensions).

(b)       The General Partner and each Limited Partner shall reasonably cooperate to determine whether any Subsidiary of the Partnership is a “controlled foreign corporation” (within the meaning of Section 957 of the Code), or a “specified 10-percent owned foreign corporation” (within the meaning of Section 245A of the Code), for each Taxable Year, including by the delivery of information within the possession of such Limited Partner or that may be obtained by such Limited Partner using commercially reasonable efforts.

Section 7.02. Tax Elections. Except as otherwise required by Section 706 of the Code and the Treasury Regulations promulgated thereunder, the Taxable Year shall be the Fiscal Year set forth in Section 6.02. The Partnership shall have in effect, for the Taxable Year that includes the Effective Date, an election under Section 754 of the Code. Subject to Section 4.02(f), Section 7.03(b) and Section 7.03(c), the General Partner acting by the GP Board shall otherwise determine whether to make or revoke any available election pursuant to the Code, claim any available credit or adopt any other method or procedure related to the preparation of the Partnership’s U.S. federal, state, local or non-U.S. Tax returns, it being understood that, as of the Effective Date, the Partnership intends to initially apply a 15% mark-up (or commission rate) on sourcing services provided by [●][3] (“Cayman Co 2”) to the Partnership (and those of its Subsidiaries that are not disregarded as separate from Cayman Co 2) (provided that at any time the Partnership may adjust such commission rate to the extent it is determined by the General Partner (acting through the GP Board) that changing the rate is required to comply with applicable tax laws governing the Partnership, Cayman Co 2 and its Subsidiaries, and/or any of the other Acquired Companies). Each Limited Partner will upon reasonable

___________________

[3] To be the entity designated as “Cayman Co 2” in Appendix II to the Transaction Agreement.

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request supply promptly any information necessary to give proper effect to such action; provided that notwithstanding anything to the contrary in this Agreement, L Brands shall not be required at any time to provide the General Partner acting by the GP Board any information concerning any Tax return of any consolidated, combined or unitary group of which L Brands is a member for U.S. federal, state, local or non-U.S. income or franchise Tax purposes (other than excerpted information to the extent relevant to the Partnership, including information relevant for the preparation of the Tax returns of the Partnership, the computation of withholding by the Partnership, or the computation of any Tax Distributions).

Section 7.03. Tax Controversies. (a) The General Partner shall serve as the “partnership representative” of the Partnership (the “Tax Representative”), as provided in Section 6223(a) of the Code (as amended by the BBA) and any similar provisions under any other U.S. state, local or non-U.S. laws, as the same may be amended from time to time, in any jurisdiction in which such designation is applicable. If permitted, the Tax Representative may appoint a “designated individual” for each taxable year (as described in Treasury Regulations Section 301.6223-1(b)(3)(ii)) (a “Designated Individual”). Each Limited Partner agrees to execute, certify, acknowledge, deliver, swear to, file, and record at the appropriate public offices such documents as may be deemed necessary or appropriate to evidence the appointments in this Section 7.03, including statements required to be filed with the Tax returns of the Partnership in order to effect the designation of the Tax Representative or the Designated Individual.

(b)       Neither the Partnership nor the Tax Representative shall (and shall not permit any Person acting as the Designated Individual for the Partnership) to make an election pursuant to Section 6221(b) of the Code (as amended by the BBA) or any similar provision under state, local or non-U.S. law to elect out of the Partnership Audit Rules without the prior written consent of L Brands and Buyer.

(c)       Neither the Partnership nor the Tax Representative or Designated Individual shall make an election under Section 6226(a) of the Code (as amended by the BBA) or any similar provisions under any state, local or non-U.S. law with respect to the alternative to payment of an imputed underpayment by the Partnership without the prior written consent of Buyer and L Brands; provided that if Buyer or L Brands does not provide such consent (the “Objecting Party”) and, on written demand of the other party, the Objecting Party is unable to demonstrate to the reasonable satisfaction of such other party that the Objecting Party will satisfy its indemnification obligations pursuant to Section 7.04 if such election is not made, then such Objecting Party shall be deemed to have consented to such election. Notwithstanding the foregoing, the Partnership and the Tax Representative shall be entitled to make an election under Section 6226 of the Code (as amended by the BBA) for any year beginning on or prior to the date hereof without the prior written consent of Buyer or L Brands.

(d)       Except to the extent otherwise required by Applicable Law, the Tax Representative (or Designated Individual) shall have the sole authority with respect to tax audits, exams, or other tax controversies with respect to the Partnership (“Tax

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Controversies”); provided that with respect to any material Tax Controversy, the Tax Representative (or Designated Individual) shall (i) provide the GP Board, L Brands and Buyer with notice in writing as soon as reasonably practicable following the receipt by the Partnership or any of its Subsidiaries of notice of such material Tax Controversy, (ii) keep the GP Board, L Brands and Buyer timely informed concerning any material developments with respect to such material Tax Controversy, (iii) not permit any settlement of such material Tax Controversy that would reasonably be expected to have any material, adverse and disproportionate effect on L Brands or Buyer, without the prior written consent of L Brands and Buyer, as the case may be, which consent shall not be unreasonably withheld, conditioned or delayed, and (i) not take any action relating to any aspect of such Tax Controversy that is primarily related to L Brands or Buyer without the consent of L Brands or Buyer, as the case may be, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 7.04. Indemnification and Reimbursement for Payments on Behalf of a Limited Partner. If the Partnership is obligated to pay any Taxes (including, for the avoidance of doubt, any imputed underpayment within the meaning of Section 6225 of the Code) that are specifically attributable to a Limited Partner (as determined by the Partnership in accordance with this Section 7.04), then such Person shall indemnify the Partnership in full for the entire amount paid (including interest, penalties and related costs, fees and expenses). In determining whether any such Taxes are specifically attributable to a Limited Partner, each Limited Partner shall bear the economic benefits and burdens of any payment by the Partnership in the same manner (to the maximum extent possible) in which the economic benefits and burdens of the corresponding adjustment would have been borne had the Partnership made an election under Code Section 6221(b) for the relevant year. The General Partner acting by the GP Board may offset Distributions to which a Person is otherwise entitled under this Agreement against such Person’s obligation to indemnify the Partnership under this Section 7.04. The Partnership may pursue and enforce all rights and remedies it may have against each Limited Partner under this Section 7.04, including instituting a lawsuit to collect such contribution with interest calculated at a rate equal to three percentage points over the average daily Prime Rate as published in The Wall Street Journal, Eastern Edition in effect from time to time during the applicable period (but not in excess of the highest rate per annum permitted by Applicable Law).

Section 7.05. Former Limited Partners; Survival; Amendment. For purposes of Section 7.04, the term “Limited Partner” shall include a former Limited Partner. The obligations of each Limited Partner and former Limited Partner under Section 7.04, and, for the avoidance of doubt, the rights of L Brands and Buyer under Section 7.03(c) (with respect to any imputed underpayment resulting from an audit of any Taxable Year during any portion of which L Brands or Buyer was a Limited Partner) and Section 7.03(d) (with respect to any Tax Controversy pertaining to any Taxable Year during any portion of which L Brands or Buyer was a Limited Partner), shall survive the Transfer by such Limited Partner of its Units (or withdrawal by a Limited Partner or redemption of a Limited Partner’s Units) and the dissolution of the Partnership until 90 days after the applicable statute of limitations. Section 7.03(c), Section 7.03(d) and Section 7.04 and

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this Section 7.05 shall not be amended without the prior written consent of any Limited Partner or former Limited Partner that would be adversely affected by such amendment.

Section 7.06. Assertion of Treaty Benefits. The Partnership shall use commercially reasonable efforts to (or to cause its relevant Subsidiaries to) assert and obtain any reduction in, or exemption from, source country withholding Taxes that would otherwise be imposed in respect of L Brands’ or Buyer’s allocable share of any payments made to the Partnership (or its relevant Subsidiary), in each case, to the extent that (i) the Partnership is permitted to assert and obtain such relief under Applicable Law (including any applicable income Tax treaty) and (ii) L Brands or Buyer (as applicable) (A) requests such action to be taken and (B) delivers to the Partnership such certificates or other information as is necessary for the Partnership to assert and obtain such relief.

Article 8
Transfer of Units; Admission of Limited Partners

Section 8.01. General. (a) No Limited Partner may Transfer any of its Units or any interest therein, except (i) to Permitted Transferees, (ii) pursuant to Section 9.01, (iii) pursuant to Section 9.02, (iv) pursuant to Section 9.03, (v) pursuant to Section 9.06, (vi) after an IPO, pursuant to a Public Offering or Rule 144, (vii) for repurchases by the Partnership from officers, directors or service providers of the Partnership or any of its Subsidiaries pursuant to the Equity Plan or otherwise upon termination of service or employment or (viii) pursuant to Section 9.07(d).

(b)       Any Transfer of Units or any interest therein which is not made in compliance with the provisions of this Agreement shall be void, and the Partnership shall not recognize any such Transfer. Notwithstanding anything else contained herein, no Transfer shall be made except in compliance with all Applicable Law, including the Securities Act.

(c)       Notwithstanding anything to the contrary in this Agreement, no Transfer of any Units or any interest therein will be valid, and no Transferee will be admitted as a Limited Partner of the Partnership (to the extent that such Transferee is not already a Limited Partner), unless (i) in the case of a Transfer permitted by clauses (i), (ii) or (iii) of Section 8.01(a) above, such Transferee shall have executed and delivered to the Partnership a counterpart of, or deed of adherence to, this Agreement and such other documents or agreements as shall be reasonably requested by the Partnership to confirm such Transferee’s admission as a Limited Partner and (ii) all necessary regulatory approvals and third-party approvals, including any required approvals under the HSR Act, shall have been obtained in respect of such Transfer. Upon the satisfaction of the foregoing conditions, such Transferee (to the extent that such Transferee is not already a Limited Partner or the Transferee is not the Partnership) will be admitted to the Partnership as a Limited Partner and will be listed in the books and records of the Partnership as a Limited Partner. Immediately following any admission of a new Limited Partner, the Transferor will cease to be a Limited Partner of the Partnership with respect to the Units so Transferred (provided that such Transferor shall continue to have the

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rights and obligations set forth in Sections 3.04, 4.07, 5.01, 5.04, 5.05, 5.06, 7.02, 7.03, 7.04, 12.09, 12.10, 12.11 and 12.15, and as otherwise expressly provided herein to survive cessation of ownership of such Units), and the Partners are hereby authorized to continue the business of the Partnership without commencing winding up, except as otherwise provided in Article 11.

(d)       Notwithstanding anything to the contrary in this Agreement, no Transfer of any Units or any interest therein will be valid, and no Transferee will be admitted as a Limited Partner of the Partnership (to the extent that such Transferee is not already a Limited Partner) if such Transfer is reasonably expected to cause the Partnership to be classified as a “publicly traded partnership” as that term is defined in Section 7704 of the Code and the Treasury Regulations promulgated thereunder.

(e)       The Partners agree to cooperate and to cause their Affiliates to cooperate in the preparation and filing of any and all reports or other submissions required in connection with obtaining any regulatory approvals and in obtaining any necessary third-party approvals required to permit a Transfer pursuant to Section 8.01(c).

(f)       Notwithstanding anything to the contrary in this Agreement, until the first anniversary of the Effective Date, no holder of L Brands Units as of the Effective Date shall Transfer any L Brands Units to any Person (including a Permitted Transferee) unless, following such Transfer, there would be at least two entities that are regarded for U.S. federal income tax purposes and that are treated for such purposes as owning L Brands Units, each of which satisfy the following criteria (a “Regarded Seller”): (A) such Regarded Seller, or an entity that was disregarded as separate from such Regarded Seller for U.S. federal income tax purposes (a “DRE”), sold to Buyer, as contemplated by the Transaction Agreement, a portion of the interests in the Partnership that were treated for U.S. federal income tax purposes as having been owned by such Regarded Seller immediately prior to the Closing, and (B) such Regarded Seller would be treated for U.S. federal income tax purposes as the owner of at least 2.25% of the L Brands Units then outstanding. For purposes of this Section 8.01(f), (x) a Transfer will include any actual or deemed transfer for U.S. federal income tax purposes such as a liquidation resulting from a change in income tax classification of the holder of any L Brands Units and (y) references to an entity shall include any predecessor or successor to such entity the predecessor or successor status of which arises from the occurrence of a reorganization described in Section 368(a)(1)(F).

Section 8.02. Transferability of Rights. The rights expressly provided to L Brands and Buyer in this Agreement and all other rights of each Limited Partner set forth in this Agreement that are generally applicable to all Limited Partners, in each case may be transferred by such Person in connection with any Transfer of Units of such Person that is permitted under Article 8. Notwithstanding anything to the contrary herein, the rights of each Limited Partner set forth in Sections 4.02(a)-(c), inclusive, are personal to each such Limited Partner, and no transferee or other Limited Partner may succeed to or be assigned any of such rights.

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Article 9
Right of First Offer; Tag-along Rights;
Drag-Along Rights; Preemptive Rights; IPO

Section 9.01. Right of First Offer. (a) From and after the third anniversary of the Effective Date, each of Buyer and L Brands may Transfer any Units to any Person, subject to compliance with the remainder of this Section 9.01. If, at any time after the third anniversary of the Effective Date, Buyer or L Brands (or any of their respective Permitted Transferees to whom they have Transferred Units) desires to Transfer any Units to any Third Party, such Person (the “Offeror”) shall give written notice (an “Offer Notice”) to L Brands and Buyer, respectively (each in such capacity, the “Non-Selling Partner”), that the Offeror desires to make such a Transfer (a “Sale”). The Offer Notice shall set forth the number of Units proposed to be Transferred by the Offeror (the “Offered Units”). The Non-Selling Partner shall have a 30-day period (the “Offer Submission Period”) in which to make an offer to the Offeror (an “Offer”), setting forth the price that the Non-Selling Partner proposes to pay for all (but not less than all) of such Offered Units (the “Offer Price”) and all other terms and conditions sought by the Non-Selling Partner.

(b)       The Offeror shall have a 30-day period (the “Offer Acceptance Period”) in which to accept the Offer by giving a written notice of acceptance to the Non-Selling Partner prior to the expiration of the Offer Acceptance Period.

(c)       If the Offeror accepts the Offer, (1) (A) the Non-Selling Partner shall purchase and pay, by wire transfer of immediately available funds to an account designated by the Offeror, for the Offered Units within 20 Business Days after the date on which the Offeror accepted the Offer, and (B) the Offeror shall, concurrently with such payment, deliver to such Non-Selling Partner the certificates (if any) or other applicable instruments (if any) representing the Offered Units; provided that, if the Transfer of the Offered Units is subject to any prior regulatory approval, the time period during which such Transfer may be consummated shall, subject to Section 9.01(d)(v), be extended until the expiration of five Business Days after all such approvals shall have been received, and (ii) the Offeror shall make such representations, warranties and execute such documents as are customary for transactions of the nature of the proposed Transfer; provided that the representations and warranties to be made by the Offeror shall be limited to the following representations and warranties (and the Offeror shall agree to indemnify the Non-Selling Partner for breach of such representations and warranties): (A) the Offeror holds all right, title and interest in and to the Offered Units, free and clear of all liens and encumbrances (other than any restrictions imposed pursuant to Applicable Law and this Agreement), (B) the obligations of the Offeror in connection with the transaction have been duly authorized, (C) the documents to be entered into by the Offeror have been duly executed by the Offeror and delivered to the Non-Selling Partner and are enforceable against the Offeror in accordance with their respective terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity) and (D) neither the execution and delivery of documents to be entered into in connection with the

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transaction, nor the performance of the Offeror’s obligations thereunder, will cause a breach or violation of the terms of any material agreement to which it is a party or Applicable Law.

(d)       Upon the earlier to occur of (i) the expiration of the Offer Submission Period without the Non-Selling Partner making an Offer, (ii) rejection of the Offer by the Offeror, (iii) the expiration of the Offer Acceptance Period without the Offeror accepting the Offer, (iv) if the Offer is accepted by the Offeror (and without limiting any of the other rights or remedies of the Offeror), the failure of the Non-Selling Partner making the Offer to purchase all (and not less than all) of the Units subject to such Offer Notice pursuant to Section 9.01(c) within the time designated therein for closing, and (v) the failure to obtain any required regulatory approval for the purchase of the Offered Units by the Non-Selling Partner within 120 days of the Offeror’s acceptance of the Offer (the earliest to occur of clauses (i), (ii), (iii), (iv) or (v), the “Offer Rejection Event”), the Offeror shall, pursuant to Section 9.02, have a 120-day period immediately following the occurrence of the Offer Rejection Event during which to effect a Transfer of all (but not less than all) of the Offered Units on substantially the same or more favorable (as to the Offeror) terms and conditions as were set forth in the Offer at a price not less than the Offer Price; provided that, if the Transfer is subject to regulatory approval, such 120-day period shall be extended until the expiration of five Business Days after all such approvals shall have been received; provided further that such Transfer shall be consummated within 180 days of the Offer Rejection Event. If the Offeror does not consummate the Transfer of the Offered Units in accordance with the foregoing time limitations, then the right of the Offeror to effect the Transfer of such Offered Units pursuant to this Section 9.01(d) shall terminate and the Offeror shall again comply with the procedures set forth in this Section 9.01 with respect to any proposed Transfer of Units to a Third Party.

(e)       The provisions of this Section 9.01 shall (i) not apply to any Transfer of Units (A) to any Permitted Transferee of the Offeror, (B) any Transfer pursuant to Section 9.02 following compliance with this Section 9.01, (C) in a Drag-Along Sale pursuant to Section 9.03, or (D) pursuant to a Public Offering or a Transfer pursuant to Section 9.06 and (ii) terminate upon the consummation of an IPO.

Section 9.02. Tag-Along Rights. (a) This Section 9.02 shall not apply in the event of any Transfer pursuant to Section 9.01 in which the Non-Selling Partner accepts the Offer of the Offeror. From and after the third anniversary of the Effective Date, if the Offeror proposes to Transfer Offered Units pursuant to Section 9.01, and the Offeror does not accept the Offer from the Non-Selling Partner with respect to such Offered Units, then the Offeror may Transfer all (but not less than all) of the Offered Units to a Third Party on the terms and conditions set forth in this Section 9.02.

(b)       Subject to Section 9.04, at least 30 days prior to the consummation of a Transfer of all (but not less than all) of the Offered Units, the Offeror shall give written notice (the “Tag-Along Notice,” which Tag Along Notice may be submitted in conjunction with the Offer Notice) to the Non-Selling Partner of the proposed Transfer of

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the Offered Units by the Offeror (a “Tag-Along Sale”). The Tag-Along Notice shall identify the purchaser in the Tag-Along Sale, the number of Units to be Transferred in the Tag-Along Sale, the price to be paid for each Unit Transferred in the Tag-Along Sale and all other material terms and conditions of the Tag-Along Sale, and offer the Non-Selling Partner the opportunity to participate in such Tag-Along Sale in accordance with this Section 9.02 (the “Tag-Along Offer”). The Transfer of the Offered Units pursuant to such Tag-Along Sale shall be on substantially the same or more favorable (as to the Offeror) terms and conditions, in the aggregate, as were set forth in the Offer with respect to such Offered Units at a price not less than the Offer Price set forth in such Offer.

(c)       The Non-Selling Partner shall have the right (a “Tag-Along Right”), exercisable by written notice (a “Tag-Along Response Notice”) given to the Offeror within 10 days after its receipt of the Tag-Along Notice (the “Tag-Along Notice Period”), to request that the Offeror include in the Tag-Along Sale up to a number of Units representing the Non-Selling Partner’s Tag-Along Portion. The Tag-Along Response Notice shall include wire transfer or other instructions for payment of the consideration for the Units being Transferred by the Non-Selling Partner in such Tag-Along Sale. The Non-Selling Partner shall also deliver to the Offeror, together with its Tag-Along Response Notice, the certificates (if any) or other applicable instruments representing the Units of the Non-Selling Partner elected by the Non-Selling Partner to be included in the Tag-Along Sale, together with a limited power-of-attorney authorizing the Offeror or its representative to Transfer such Units on the terms set forth in the Tag-Along Notice. Delivery of the Tag-Along Response Notice with such certificates and limited power-of-attorney shall constitute an irrevocable acceptance of the Tag-Along Offer by the Non-Selling Partner, subject to the provisions of this Section 9.02 and Section 9.04. If, at the termination of the Tag-Along Notice Period, the Non-Selling Partner shall not have elected to participate in the Tag-Along Sale, the Non-Selling Partner shall be deemed to have waived its rights under this Section 9.02 with respect to the Transfer of its Units pursuant to such Tag-Along Sale.

(d)       If at the end of a 120-day period after delivery of such Tag-Along Notice, the Offeror has not completed the Transfer of all Units proposed to be sold by the Offeror and the Non-Selling Partner on the terms and conditions set forth in the Tag-Along Notice, the Offeror shall (i) return to the Non-Selling Partner the limited power-of-attorney and all certificates and other applicable instruments representing the Units that the Non-Selling Partner delivered for Transfer pursuant to this Section 9.02 and any other documents in the possession of the Offeror executed by the Non-Selling Partner in connection with the proposed Tag-Along Sale, and (ii) all the restrictions on Transfer contained in this Agreement or otherwise applicable at such time with respect to such Units shall continue in effect; provided that, if the Transfer is subject to regulatory approval, such 120-day period shall be extended until the expiration of five Business Days after all such approvals shall have been received; provided further that such Transfer shall be consummated within 180 days of the Offer Rejection Event.

(e)       Promptly after the consummation of the Tag-Along Sale, the Offeror shall (i) notify the Non-Selling Partner thereof, (ii) remit to the Non-Selling Partner the total

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consideration for the Units of the Non-Selling Partner Transferred pursuant thereto less the Non-Selling Partner’s pro rata share of any escrows, holdbacks or adjustments in purchase price and any transaction expenses as determined in accordance with Section 9.04, with the purchase price paid by wire transfer of immediately available funds in accordance with the wire transfer instructions in the Tag-Along Response Notice and (iii) furnish such other evidence of the completion and the date of completion of such transfer and the terms thereof as may be reasonably requested by the Non-Selling Partner. The Offeror shall promptly remit to the Non-Selling Partner any additional consideration payable in connection with such Tag-Along Sale with respect to the Non-Selling Partner’s Units upon the release thereof from any escrows, holdbacks or adjustments in purchase price.

(f)       If (i) the Non-Selling Partner declines to exercise its Tag-Along Rights or (ii) the Non-Selling Partner elects to exercise its Tag-Along Rights with respect to less than its Tag-Along Portion, the Offeror shall be entitled to Transfer, pursuant to the Tag-Along Offer, a number of Units held by it equal to the number of Units constituting, as the case may be, the Non-Selling Partner’s Tag-Along Portion or the portion of the Non-Selling Partner’s Tag-Along Portion with respect to which Tag-Along Rights were not exercised.

(g)       Notwithstanding anything contained in this Section 9.02, there shall be no liability on the part of the Offeror to the Non-Selling Partner (other than the obligation to return the certificates or other applicable instruments (if any) representing Units and limited powers-of-attorney received by the Offeror) or any other Person if the Transfer of Units pursuant to this Section 9.02 is not consummated for whatever reason. Whether to effect a Transfer of Units pursuant to this Section 9.02 by the Offeror is in the sole and absolute discretion of the Offeror. No Limited Partner exercising its Tag-Along Rights under this Section 9.02 shall be required, for the purposes of exercising such rights, to comply with the provisions of Section 9.01 in connection with such Transfer.

(h)       The provisions of this Section 9.02 shall (i) not apply to any Transfer of Units (A) to any Permitted Transferee of Buyer or L Brands or (B) in any Drag-Along Sale pursuant to Section 9.03(a) and (ii) terminate upon the consummation of an IPO.

Section 9.03. Drag-Along Rights. (a) From and after the third anniversary of the Effective Date (or such earlier date as may be agreed to by Buyer and L Brands), subject to the terms and conditions of Section 9.04, if Buyer, for so long as Buyer (and its Permitted Transferees) hold more Units than L Brands (and its Permitted Transferees) (collectively, the “Drag-Along Seller”), proposes to effect a Sale of the Partnership (a “Drag-Along Sale”), the Drag-Along Seller may at its option (the “Drag-Along Rights”) require (i) each Other Partner to participate in such Drag-Along Sale on the terms and conditions set forth in this Section 9.03 and Section 9.04, including requiring each Other Partner to Transfer a number of its Units equal to its Drag-Along Portion (the “Dragged Units”) on such terms and conditions set forth in this Section 9.03 and Section 9.04, if such Drag-Along Sale involves the Transfer of Units, and (ii) the General Partner to withdraw as general partner of the Partnership on the appointment of another general

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partner qualified to act as such in accordance with the Act and nominated by the Drag-Along Seller (and Section 9.07 shall not apply).

(b)       If the Drag-Along Seller elects to exercise its Drag-Along Rights, at least 30 days prior to the consummation of a Drag-Along Sale, the Drag-Along Seller shall give written notice (a “Drag-Along Sale Notice”) to each Other Partner of such Drag-Along Sale. The Drag-Along Sale Notice shall identify the purchaser in the Drag-Along Sale, the transaction structure for the Drag-Along Sale, the consideration for which such Sale of the Partnership is proposed to be made and all other material terms and conditions of the Drag-Along Sale. Subject to Section 9.04, each Other Partner shall be required to participate in the Drag-Along Sale on the terms and conditions set forth in the Drag-Along Sale Notice and to tender its Dragged Units as set forth below, and each Other Partner will be deemed to have consented to such Drag-Along Sale (and agrees to waive any dissenter’s rights, appraisal rights or similar rights in connection therewith). Notwithstanding any provision to the contrary contained in this Agreement, any Unit that does not become a Vested Unit immediately prior to, or in connection with, any Drag-Along Sale or any other sale of the Partnership shall be forfeited and cancelled with concurrent effect upon the consummation of any such transaction, and no Limited Partner shall have any further rights or obligations with respect to such forfeited Units.

(c)       If requested by the Drag-Along Seller, not later than 10 Business Days after the date of the Drag-Along Sale Notice, each Other Partner shall deliver to the Drag-Along Seller the certificates or other applicable instruments (if any) representing the Dragged Units of such Other Partner, together with a limited power-of-attorney authorizing the Drag-Along Seller or its representative to Transfer such Dragged Units on the terms set forth in the Drag-Along Notice and wire transfer or other instructions for payment of the consideration for the Units being Transferred by such Other Partner in such Drag-Along Sale.

(d)       If at the end of a 180-day period after delivery of such Drag-Along Sale Notice, the Drag-Along Seller has not completed the Sale of the Partnership on the terms and conditions set forth in the Drag-Along Notice, the Drag-Along Seller shall (i) return to each Other Partner the limited power-of-attorney and all certificates and other applicable instruments (if any) representing the Dragged Units that such Other Partner delivered for Transfer pursuant to this Section 9.03 and any other documents in the possession of the Drag-Along Seller executed by such Other Partner in connection with the proposed Drag-Along Sale, and (ii) all the restrictions on Transfer contained in this Agreement or otherwise applicable at such time with respect to such Units shall continue in effect; provided that, if the Transfer is subject to regulatory approval, such 180-day period shall be extended until the expiration of five Business Days after all such approvals shall have been received.

(e)       Promptly after the consummation of a Drag-Along Sale, the Drag-Along Seller shall (i) notify each Other Partner thereof, (ii) remit to each Other Partner the total consideration for the Dragged Units of such Other Partner Transferred pursuant thereto less such Other Partner’s pro rata share (based on its aggregate Equity Value of its Units Transferred in such Drag-Along Sale) of any escrows, holdbacks or adjustments in

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purchase price and any transaction expenses as determined in accordance with Section 9.04, with the purchase price paid by wire transfer of immediately available funds in accordance with the wire transfer instructions in the applicable Drag-Along Response Notice and (iii) furnish such other evidence of the completion and the date of completion of such transfer and the terms thereof as may be reasonably requested by such Other Partner. The Drag-Along Seller shall promptly remit to the Other Partners any additional consideration payable with respect to such Other Partners’ Dragged Units in connection with such Drag-Along Sale upon the release thereof from any escrows, holdbacks or adjustments in purchase price.

(f)       Notwithstanding anything contained in this Section 9.03, there shall be no liability on the part of the Drag-Along Seller to the Other Partners (other than the obligation to return the certificates or other applicable instruments (if any) representing Units and limited powers-of-attorney received by the Drag-Along Seller) or any other Person if the Sale of the Partnership pursuant to this Section 9.03 is not consummated for whatever reason. Whether to effect a Sale of the Partnership pursuant to this Section 9.03 by the Drag-Along Seller is in the sole and absolute discretion of the Drag-Along Seller.

(g)       For so long as L Brands (together with its Permitted Transferees) continues to hold at least 50% of its Initial Ownership, prior to delivering a Drag-Along Sale Notice, the Drag-Along Seller shall notify L Brands in writing of its intention to effect a Drag-Along Sale. In such case, L Brands shall have a 15-day period in which to make (in its sole discretion) an offer to consummate (as an acquiror) a Sale of the Partnership, which offer shall set forth the price and other material terms upon which L Brands proposes to consummate such Sale of the Partnership.

(h)       The provisions of this Section 9.03 shall terminate upon the consummation of an IPO.

Section 9.04. Additional Conditions to Tag-Along Sales and Drag-Along Sales. Notwithstanding anything to the contrary contained in Section 9.02 or Section 9.03, the rights and obligations of any Non-Selling Partner to participate in a Tag-Along Sale under Section 9.02 and the rights and obligations of the Other Partners to participate in a Drag-Along Sale under Section 9.03 are subject to the following conditions:

(a)       Subject to Section 9.04(b) and Section 9.04(c), upon the consummation of such Tag-Along Sale, (i) all Limited Partners participating in such Tag-Along Sale will receive the same form of consideration as, and the same amount of consideration determined on a per Unit basis as, the Offeror, (ii) if any Limited Partner is given an option as to the form and amount of per Unit consideration to be received in such Tag-Along Sale, all Limited Partners participating therein will be given the same option (excluding customary rollover consideration in the case of Management Partners). Subject to Section 9.04(b) and Section 9.04(c), upon the consummation of such Drag-Along Sale, (i) all Limited Partners participating in such Drag-Along Sale will receive the same form of consideration as the Drag-Along Seller, (ii) if any Limited Partner is given an option as to the form of consideration to be received in such Drag-Along Sale, all

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Limited Partners participating therein will be given the same option (excluding customary rollover consideration in the case of Management Partners) and (iii) all Limited Partners participating in such Drag-Along Sale will receive their applicable Equity Value with respect to each of their Units sold in such Drag-Along Sale.

(b)       The consideration to be paid in exchange for Units pursuant to Section 9.02(e) may include securities; provided that the Offeror shall use its commercially reasonable efforts to cause to be paid to the Non-Selling Partner by the Third Party acquiror, if the Non-Selling Partner so elects, in lieu of such securities an amount in cash equal to the fair market value of such securities (as determined by the General Partner acting by the GP Board in good faith taking into account relevant factors in accordance with Applicable Law) that the Non-Selling Partner would otherwise receive as of the date of the issuance of such securities in such Transfer, it being understood and agreed that this proviso shall not be a condition to any such Tag-Along Sale and the Offeror shall have no liability to the Non-Selling Partner in the event that the Third Party acquiror elects not to pay any such portion of the consideration in cash (in lieu of such securities).

(c)       The consideration to be paid in exchange for Units pursuant to Section 9.03(e) may include securities; provided that the Drag-Along Seller shall use its commercially reasonable efforts to cause to be paid to any Other Partner by the Third Party acquiror, if such Other Partner so elects, in lieu of such securities an amount in cash equal to the fair market value of such securities (as determined by the General Partner acting by the GP Board in good faith taking into account relevant factors in accordance with Applicable Law) that such Other Partner would otherwise receive as of the date of the issuance of such securities in such Transfer, it being understood and agreed that this proviso shall not be a condition to any such Drag-Along Sale and the Drag-Along Seller shall have no liability to any Other Partner in the event that the Third Party acquiror elects not to pay any such portion of the consideration in cash (in lieu of such securities).

(d)       No Non-Selling Partner shall be obligated to pay any expenses incurred in connection with any unconsummated Tag-Along Sale, and each Limited Partner selling Units in a consummated Tag-Along Sale shall be obligated to pay only its pro rata share (based on the number of Units Transferred) of expenses incurred in connection with a consummated Tag-Along Sale to the extent such expenses are incurred for the benefit of all Limited Partners participating in such consummated Tag-Along Sale and are not otherwise paid by the Partnership or another Person.

(e)       No Limited Partner shall be obligated to pay any expenses incurred in connection with any unconsummated Drag-Along Sale (which expenses shall be borne by the Partnership if not paid by any potential Third Party acquiror in connection with any such unconsummated Drag-Along Sale), and each Limited Partner shall be obligated to pay only its pro rata share (based on its aggregate Equity Value of all of its Units Transferred in such Drag-Along Sale) of expenses incurred in connection with a consummated Drag-Along Sale to the extent such expenses are incurred for the benefit of all Limited Partners and are not otherwise paid by the Partnership or another Person.

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(f)       Each Limited Partner participating in a Tag-Along Sale or a Drag-Along Sale, as the case may be, shall (i) make such representations, warranties and covenants, provide such indemnities and enter into such definitive agreements as are customary for transactions of the nature of the proposed Transfer; provided that (A) the representations and warranties to be made by such Person shall be limited to the following representations and warranties (and such Person shall agree to indemnify the purchaser for breach of such representations and warranties): (w) such Person holds all right, title and interest in and to the Units that such Person purports to hold, free and clear of all liens and encumbrances (other than any restrictions imposed pursuant to Applicable Law and this Agreement), (x) the obligations of such Person in connection with the transaction have been duly authorized, (y) the documents to be entered into by such Person have been duly executed by such Person and delivered to the purchaser and are enforceable against such Person in accordance with their respective terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity) and (z) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of such Person’s obligations thereunder, will cause a breach or violation of the terms of any material agreement to which it is a party or Applicable Law and (B) notwithstanding anything to the contrary herein, in no event shall any such Person (other than a Management Limited Partner) be required to agree to or otherwise become bound by (or have any of its Affiliates become bound by) in connection with this Section 9.04 any non-competition covenant, non-solicitation/no-hire covenant (either of employees or customers) or any other restrictive covenant with respect to its or any of its Affiliates’ right to engage in or invest in any business (other than a customary covenant regarding non-solicitation/no-hire of the employees of the Partnership and its Subsidiaries that is no more restrictive than the covenant set forth in Section 5.10(a) (for clarity, the duration of such non-solicitation/no-hire covenant shall not exceed three years from the closing date of such Tag-Along Sale or Drag-Along Sale, as applicable) and solely to the same extent that Buyer agrees to such covenant); provided further that if any such Person is required to provide any indemnities in connection with such Transfer (other than with respect to the foregoing representations), liability shall (as to such Person) be expressly stated to be several but not joint and such Person shall not be liable for more than its pro rata share (based on the number of Units Transferred, in the case of a Tag-Along Sale, and, based on the aggregate Equity Value of all of its Units Transferred, in the case of a Drag-Along Sale) of any such liability, and (ii) be required to bear its pro rata share (based on the number of Units Transferred, in the case of a Tag-Along Sale, and, based on the aggregate Equity Value of all of its Units Transferred, in the case of a Drag-Along Sale) of any escrows, holdbacks or adjustments in purchase price.

(g)       Without limiting the generality of the foregoing or any other provision of this Agreement, it is agreed and understood that in the case of a Sale of the Partnership (or any other transaction subject to Section 9.01, Section 9.02 or Section 9.03) (including as part of a transaction provided for in Section 9.01, Section 9.02 or Section 9.03), at the request of Buyer, the transaction will be structured so that any Corporate Investment Vehicle (or any entity owned by a Corporate Investment Vehicle, including Buyer or

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another Affiliate of Sycamore Partners III GP, L.P.) is not the seller and rather that the owners of any such Corporate Investment Vehicle shall sell all (or the applicable portion) of their stock, debt, options and/or other securities of the Corporate Investment Vehicle(s) (which represent an indirect beneficial interest in the Units to be transferred) to the applicable buyer for the applicable consideration which otherwise would have been payable in such transaction with respect to the Units represented thereby. To the extent that any stock, debt, options and/or other securities of any Corporate Investment Vehicle is to be sold pursuant to the previous sentence, it is agreed and understood that the owners of such stock, debt, options or other securities issued by such Corporate Investment Vehicle and sold in such transaction shall be entitled to the same consideration for the transfer of such stock, debt, options or other securities that Buyer would have received if it had transferred the applicable Units directly. To the extent that any restructuring transaction permitted by this Agreement involves the sale by the Partnership of any material Subsidiary of the Partnership or material asset, it is agreed and understood that the Partnership shall engage in any transaction if and to the extent requested by Buyer, to distribute such Subsidiary of the Partnership or assets in kind to its Partners in a manner to permit any Corporate Investment Vehicle to be a direct owner of interests in such entity or asset and to effectuate the sale of such Subsidiary or asset in a manner that permits the owners of any Corporate Investment Vehicles to sell their shares or other interests in such transaction with the proceeds to the owners of the Corporate Investment Vehicles on such sale equaling the proceeds that Buyer would have received had the Partnership sold such Subsidiary of the Partnership or asset directly on the same economic terms and distributed the proceeds to its Limited Partners under Section 3.01(a)(i); provided that if L Brands believes that such a distribution and sale would result in L Brands incurring a material amount of taxable income or gain in excess of the amount of taxable income or gain that L Brands would have recognized had the Partnership sold the assets directly on the same economic terms as being proposed if the Buyer’s proposed distribution occurred and the Partnership distributed the proceeds as provided in the Agreement, the Partnership, the General Partner acting by the GP Board, L Brands, and Buyer shall work in good faith to come up with a feasible alternative structure to allow for a distribution to Buyer in some form to allow for its sale of its Corporate Investment Vehicle and for L Brands to minimize any additional tax costs from such transaction (as compared to the tax costs if the Partnership had sold its assets and then distributed such proceeds). Each holder of Units other than such Corporate Investment Vehicle shall be deemed to have consented to (and shall waive any dissenter’s rights, appraisal rights or similar rights in connection therewith, if applicable) and shall otherwise not raise any objections to, and shall cooperate fully with, any such resulting transfer of shares of equity, debt, options or other securities issued by such Corporate Investment Vehicle in any transaction described in this Section 9.04(g). None of L Brands’ consent rights in Section 4.02 shall be interpreted to allow L Brands to preclude a sale of a Corporate Investment Vehicle (or any restructuring to allow for such a sale) as contemplated by this Section 9.04(g), and all provisions of Section 9.01, Section 9.02, Section 9.03, and Section 9.04 shall apply, mutatis mutandis, following any restructuring required to permit a sale of a Corporate Investment Vehicle as contemplated by this Section 9.04 such that Buyer and L Brands shall have the same rights and obligations as provided in such sections.

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Section 9.05. Preemptive Rights. (a) The Partnership shall give each of Buyer and L Brands, for so long as each such Person (together with its Permitted Transferees) holds at least 50% of such Person’s Initial Ownership (each such Person that meets such criteria, a “Preemptive Partner”), written notice (an “Issuance Notice”) of any proposed issuance by the Partnership of any Units, by any Subsidiary of the Partnership of any equity securities of such Subsidiary, or by the Partnership or any Subsidiary of any securities convertible into or exchangeable for Units or any equity securities of the Partnership or any Subsidiary of the Partnership) (the “New Securities”) at least 30 days prior to the proposed issuance date. The Issuance Notice shall set forth the price at which such New Securities are to be issued and all other material terms and conditions of such issuance. Subject to Section 9.05(f), each Preemptive Partner shall be entitled to purchase up to such Limited Partner’s Percentage Interest (as determined immediately before giving effect to such issuance) of the aggregate number of New Securities proposed to be issued (such amount, the “Pro Rata Share”), at the price and on the terms and conditions specified in the Issuance Notice.

(b)       Each Preemptive Partner who desires to purchase any or all of its Pro Rata Share of the New Securities specified in the Issuance Notice shall deliver written notice to the Partnership (each, an “Exercise Notice”) of its election to purchase such New Securities within 30 days after its receipt of the Issuance Notice. The Exercise Notice shall specify the number (or amount) of New Securities to be purchased by such Preemptive Partner and shall constitute exercise by such Preemptive Partner of its rights under this Section 9.05 and a binding agreement of such Preemptive Partner to purchase, at the price and on the terms and conditions specified in the Issuance Notice, the number (or amount) of New Securities specified in the Exercise Notice. If, at the termination of such 30-day period, any Preemptive Partner shall not have delivered an Exercise Notice to the Partnership, such Preemptive Partner shall be deemed to have waived all of its rights under this Section 9.05 with respect to the purchase of such New Securities. Promptly following the termination of such 30-day period, the Partnership shall deliver to each Preemptive Partner a copy of all Exercise Notices it received.

(c)       If any Preemptive Partner fails to exercise its preemptive rights under this Section 9.05 or elects to exercise such rights with respect to less than such Preemptive Partner’s Pro Rata Share, the Partnership shall notify the other Preemptive Partner, if the other Preemptive Partner has delivered an Exercise Notice to exercise its rights to purchase its entire Pro Rata Share, that such other Preemptive Partner shall be entitled to purchase from the Partnership all New Securities with respect to which the other Preemptive Partner shall not have exercised its preemptive rights.

(d)       The Partnership shall have 90 days from the date of the Issuance Notice to consummate the proposed issuance of any or all of the New Securities that the Preemptive Partners have not elected to purchase on substantially the same or more favorable (as to the Partnership) terms and conditions as were set forth in the Issuance Notice with respect to such New Securities at a price not less than the price set forth in such Issuance Notice; provided that, if such issuance is subject to regulatory approval, such 90-day period shall be extended until the expiration of five Business Days after all

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such approvals have been received; provided further that such issuance shall be consummated within 180 days of the date of the Issuance Notice. If the Partnership proposes to issue any such New Securities after such 90-day (or 180-day) period, it shall again comply with the procedures set forth in this Section 9.05.

(e)       At the consummation of the issuance of such New Securities, the Partnership shall issue certificates or other instruments representing the New Securities (if, in the General Partner acting by the GP Board’s discretion, such New Securities are to be certificated) to be purchased by each Preemptive Partner exercising preemptive rights pursuant to this Section 9.05 registered in the name of such Preemptive Partner, against payment by such Preemptive Partner of the purchase price for such New Securities in accordance with the terms and conditions as specified in the Issuance Notice.

(f)       Notwithstanding the foregoing, no Preemptive Partner shall be entitled to purchase New Securities as contemplated by this Section 9.05 in connection with (i) issuances of Units or other New Securities (or options to acquire Units or other New Securities) to officers, directors or service providers of the Partnership or any of its Subsidiaries pursuant to the Equity Plan or any other incentive compensation agreement, plan or arrangement approved by the General Partner acting by the GP Board, (ii) issuance of equity securities of any wholly owned Subsidiary of the Partnership to the Partnership or any other wholly owned Subsidiary of the Partnership, (iii) issuances of Units or other equity securities to a Third Party as consideration for any bona fide, arm’s length direct or indirect merger, acquisition or similar transaction approved by the General Partner acting by the GP Board in accordance with the provisions of this Agreement including Section 4.02(f), (iv) a transaction or reorganization pursuant to Section 9.06 or (v) issuances of any Units or other equity securities or any securities issued or issuable in respect of Units or other equity securities by way of conversion, exchange, stock dividend, split or combination, recapitalization, merger, consolidation, other reorganization or otherwise pursuant to a Public Offering, in each case that is in accordance with the provisions of this Agreement including Section 4.02(f), if applicable.

(g)       Notwithstanding anything contained in this Section 9.05, there shall be no liability on the part of the Partnership to any Preemptive Partner or any other Person if the issuance of New Securities pursuant to this Section 9.05 is not consummated for whatever reason. This Section 9.05 shall terminate upon the consummation of an IPO.

Section 9.06. IPO. (a) Subject to approval by the General Partner acting by the GP Board, the Partnership may effect an IPO from and after the third anniversary of the Effective Date; provided that notwithstanding any provision in this Agreement to the contrary, at any time from and after the third anniversary of the Effective Date, Buyer (for so long as it holds more Units than L Brands (and its Permitted Transferees)), upon written notice to the Partnership, may in its sole discretion, elect to cause the Partnership to effect an IPO. The General Partner acting by the GP Board shall cause the Issuer to sign a deed of adherence to this Agreement.

If (i) the General Partner acting by the GP Board and/or Buyer approve an IPO in accordance with this Agreement and (ii) the IPO is an underwritten offering and if the GP

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Board also determines it is desirable that the vehicle to be used for the IPO or Public Offering should be a corporation, each holder of Units (x) will consent to and vote for a recapitalization, reorganization, exchange and/or other transaction (including a merger or consolidation or conversion) pursuant to which each holder of Units exchanges their existing equity securities of the Partnership into securities that the managing underwriters, the General Partner acting by the GP Board and Buyer find acceptable and/or the Partnership converts to a vehicle that is a corporation (including by becoming a Subsidiary of such vehicle) and (y) will take all necessary or desirable actions in connection with the consummation of any such recapitalization, reorganization, exchange or other transaction; provided that the resultant securities that the Limited Partners receive reflect and are consistent with the rights and preferences set forth in this Agreement as in effect immediately prior to such IPO and determined as if all such securities had been distributed pursuant to Section 3.01(a)(ii) hereof; provided further, to the extent the Partnership has made any Distributions to the holders of the Units pursuant to Section 3.01(a)(i) hereof (for the avoidance of doubt, excluding any Distributions pursuant to Section 3.01(a)(ii) that are applied to reduce the Unreturned Original Cost of Class A Units) and the Catch Up Threshold set forth in Section 3.01(a)(i)(B) has not been achieved prior to the consummation of the IPO, then each of the holders of L Brands Units will be entitled to a special Distribution of Issuer Shares (based on the value thereof in the IPO) until the Catch Up Threshold is achieved. Without limiting the generality of the foregoing, each holder of Units hereby waives any dissenters rights, appraisal rights or similar rights in connection with any such recapitalization, reorganization or exchange (and at the request of the General Partner acting by the GP Board or Buyer will execute and deliver further appropriate written evidence of such waiver of such holder’s dissenter’s rights, appraisal rights or similar rights in connection with such transaction).

To the extent the Partnership is to engage in an IPO or any Public Offering, the Partnership and the General Partner acting by the GP Board shall, if requested by Buyer, structure any recapitalization, reorganization, exchange or other transaction whereby the Partnership is to convert to a corporation by using a Corporate Investment Vehicle as the vehicle for the IPO or Public Offering, by allowing a merger of any Corporate Investment Vehicle(s) into the vehicle used for the IPO or Public Offering, by causing any Corporate Investment Vehicle(s) to become a Subsidiary of the vehicle used for the IPO or Public Offering, or through another structure whereby the owners of any Corporate Investment Vehicle(s) become direct owners of the applicable securities of the vehicle to be used for the IPO or Public Offering; provided that any such transaction shall be structured in a manner to allow the holders of securities in the Corporate Investment Vehicle to defer taxation on any exchange of securities in the Corporate Investment Vehicle for securities of the vehicle that is to conduct the IPO or Public Offering; provided further that if L Brands (or any Permitted Transferee of L Brands) demonstrates to the reasonable satisfaction of the GP Board that such Person would be a Corporate Investment Vehicle if the word “Buyer” were replaced with the words “L Brands” in each instance where it appears in the definition of “Corporate Investment Vehicle”, then such Person shall also be permitted to merge with, become a subsidiary of, or participate in such other structure such that the holders of its securities become direct owners of the applicable securities of the vehicle used for the IPO or Public Offering, in each case, on substantially the same

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terms as if such Person were a Corporate Investment Vehicle (other than terms that an underwriter requests because of the fact that L Brands is or was part of a larger consolidated income tax group). Each Limited Partner shall consent to and raise no objections to, and cooperate fully with, any such structure used for the IPO or Public Offering. In connection with any IPO or Public Offering conducted using a structure described in this paragraph, the owners of equity, debt or options issued by such Corporate Investment Vehicle shall be entitled to the same consideration (whether in the form of cash, publicly-traded property, non-publicly-traded property, or any combination thereof) that the Corporate Investment Vehicle would have received had it participated in the Public Offering in the same manner as the other holders of Units of the Partnership holding the same class of Units held by the Corporate Investment Vehicle.

The provisions of this Section 9.06 and all references to the defined term IPO in this Agreement will apply (except where the context otherwise requires), mutatis mutandis, to any IPO effected through an initial public offering and sale of any equity securities of any Subsidiary of the Partnership and the liquidation or winding up in connection therewith (including, if requested by Buyer, to structure any transaction in a manner to allow the owners of any Corporate Investment Vehicle(s) to become direct owners of securities in the vehicle that will be used for the IPO or Public Offering). To the extent that equity securities of any Person are distributed to any holders of Units in connection with a liquidation or winding up of the Partnership in connection with such IPO, such holders hereby agree to enter into a securityholders agreement with such Person and each other holder which contains restrictions on the Transfer of such equity security and other provisions (including with respect to forfeiture provisions and vesting and the governance and control of such Person) in form and substance substantially similar to the provisions and restrictions set forth herein, other than the rights and obligations of this Agreement that expressly terminate upon the consummation of an IPO.

(b)       Subject to the provisions of Section 9.06(a) hereof, L Brands or Buyer may propose that any IPO be structured as an “Up-C” transaction, and if such a proposal is made and each of the General Partner acting by the GP Board, Buyer and L Brands consent to such proposal (such consent not to be unreasonably withheld, conditioned or delayed), the Issuer and all Limited Partners (at the Issuer’s expense) shall use reasonable best efforts to consult with one another to structure the IPO in accordance with such proposal, in which case (i) L Brands and Buyer (if such Limited Partner so requests) shall receive rights to exchange its Units for Issuer Shares that reflect and are consistent with the rights and preferences set forth in this Agreement as then in effect and with a frequency no less favorable than those to which any other Limited Partner is entitled, (ii) L Brands and Buyer (and their respective Permitted Transferees), if such Limited Partner so requests, shall be permitted to join a tax receivable agreement on customary terms with the Issuer, (iii) if requested by Buyer or L Brands, the Issuer and all Limited Partners shall approve a merger or conversion of the Issuer or one or more of its Subsidiaries with and into a corporation and (iv) the Issuer shall comply with the requirements of all laws and Governmental Authorities, exchanges and other self-regulatory organizations that are applicable to, or have jurisdiction over, any such IPO.

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(c)       With respect to the first Public Offering in which Buyer proposes to Transfer any of its Issuer Shares, at least ten days prior to the initial submission to the SEC of the registration statement for such Public Offering by the Partnership, Buyer shall give written notice (the “Buyer Public Offering Notice”) to L Brands if Buyer desires to Transfer in such Public Offering any Issuer Shares eligible to be sold in such Public Offering. The Buyer Public Offering Notice shall set forth the number of Issuer Shares (the “Buyer Public Offering Securities”) that Buyer intends to sell in such Public Offering. L Brands shall have the right, exercisable by written notice given to Buyer within ten days after its receipt of the Buyer Public Offering Notice, to acquire up to 10% of the Buyer Public Offering Securities, at (i) the offering price for each Buyer Public Offering Security set forth in the effective registration statement for such Public Offering minus (ii) the amount of the underwriting discounts and commissions per Buyer Public Offering Security set forth in the effective registration statement for such Public Offering. If L Brands elects to purchase any of the Buyer Public Offering Securities, L Brands shall purchase and pay, by wire transfer of immediately available funds to an account designated by Buyer, for such Buyer Public Offering Securities at the closing of such Public Offering; provided that, if the Transfer of such Buyer Public Offering Securities is subject to any prior regulatory approval and such approval is not obtained at least two Business Days prior to the closing of such Public Offering, then Buyer shall be entitled to sell in such Public Offering all of the Buyer Public Offering Securities set forth in the Buyer Public Offering Notice without regard to this Section 9.06(c). Buyer shall be entitled to sell all Buyer Public Offering Securities set forth in the Buyer Public Offering Notice in such Public Offering other than those acquired by L Brands pursuant to this Section 9.06(c).

(d)       With respect to the first Public Offering in which Buyer Transfers any of its Issuer Shares, L Brands shall have the right (but not the obligation) to place or offer for sale in such Public Offering a number of its Issuer Shares eligible to be sold in such Public Offering up to its Pro Rata Public Offering Share, and at the same price and terms as Buyer.

Section 9.07. General Partner Matters. (a) A Person will be admitted as a Successor General Partner if and only if such Person is elected to be a Successor General Partner in the manner described in this Section 9.07 and any such Successor General Partner will continue the Partnership without commencing winding up.

(b)       Prior to the earlier of (i) a Sale of the Partnership and (ii) such time that L Brands does not hold any Units, (A) (w) the General Partner may withdraw as the Partnership’s general partner only by delivering a notice of withdrawal to the Limited Partners, (x) the Limited Partners holding a majority of the Percentage Interest will elect a Successor General Partner as the General Partner, (y) such Successor General Partner will be admitted to the Partnership as a Successor General Partner only upon the Partnership’s receipt of a written assumption by such Person of all of the General Partner’s rights and obligations hereunder and the filing of a statement in terms of Section 10 of the Act with the Registrar in accordance with the Act and (z) the General Partner will be deemed to have withdrawn as the Partnership’s general partner upon the

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date a Successor General Partner is admitted to the Partnership pursuant to this clause (A), and (B) the last sentence of Section 2.01(a), Section 4.01, the first four sentences of Section 4.02(a) and this Section 9.07 shall not be amended without the prior written consent of Buyer and L Brands.

(c)       Each Limited Partner acknowledges that, as of and following the date hereof, the General Partner may be capitalized with only de minimis or no funds, and each Limited Partner hereby irrevocably and forever releases and discharges each, and agrees that it will make no claims against any, direct or indirect member, partner or holder of equity interests in the General Partner based upon any claims against the General Partner arising under or in connection with this Agreement, including under any “veil piercing” or similar theory, and whether due to claims of undercapitalization of the General Partner or otherwise. Each of the direct and indirect members, partners and holders of equity interests in the General Partner (and their respective heirs, executors, administrators, successors and assigns) is an express third-party beneficiary of the foregoing.

(d)       In connection with any Transfer of Units the Partners hereby agree to take any reasonable actions necessary or advisable, as may be requested by Buyer, for so long as Buyer (and its Permitted Transferees) hold more Units than L Brands (and its Permitted Transferees), or as otherwise requested by the GP Board, including effecting transfers of the interests in the General Partner without additional consideration and amending the organizational documents of the General Partner.

Article 10
Registration Rights

Section 10.01. Demand Registration. (a) At any time (and from time to time) after the earlier of (x) 180 days after the effective date of the registration statement for the IPO and (y) the expiration of the period during which the managing underwriters for the IPO shall prohibit the Issuer from effecting any other public sale or distribution of Registrable Securities, the Issuer shall receive a request (each such request, a “Demand Request”) from Buyer or L Brands (each such Person (together with its permitted assigns, a “Requesting Shareholder”) that the Issuer effect the registration under the Securities Act of all or any portion of such Requesting Shareholder’s Registrable Securities on Form S-3 (a “Short Form Registration”) or, only if the Issuer is not eligible to use Form S-3 at such time, Form S-1 (or any successor form thereto) (a “Long Form Registration,” and together with a Short Form Registration, (a “Demand Registration”), for the registration of such Registrable Securities, the Partnership shall provide the notices and take the actions set forth in the immediately following paragraph. Each Demand Request shall specify the aggregate amount of Registrable Securities to be registered and the intended methods of disposition thereof. Promptly upon delivery of the Demand Request, the Issuer shall as soon as practicable, and in any event within 90 days, in the case of a request for a Long Form Registration, and within 45 days, in the case of a

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Short Form Registration, in each case, after the date of the Demand Request, file with the SEC a Registration Statement relating to such Demand Request covering all Registrable Securities requested to be included in such registration, as specified in the Demand Request (provided, however, that if a Demand Request is delivered prior to the expiration of the Lock-up Period (as defined below), the Issuer shall not be obligated to file, but shall be obligated to prepare, such Registration Statement prior to the expiration of the Lock-up Period) and use its reasonable best efforts to cause such Registration Statement to become effective under the Securities Act as promptly as reasonably practicable.

The Issuer shall promptly give notice of any Demand Request at least 20 Business Days prior to the anticipated filing date of the registration statement relating to such Demand Registration to the other equityholders of the Issuer entitled to exercise registration rights (together with their respective permitted assigns, (the “Shareholders”) and shall use its reasonable best efforts to effect, as expeditiously as possible, the registration under the Securities Act, as detailed above, of:

(i)       subject to the restrictions set forth in Section 10.01(e) and Section 10.03, all Registrable Securities for which the Requesting Shareholder has requested registration under this Section 10.01; and

(ii)       subject to the restrictions set forth in Section 10.01(e) and Section 10.03, all other Registrable Securities of the same class as those requested to be registered by the Requesting Shareholder that any Shareholder with rights to request registration under this Section 10.01 (all such Limited Partners, together with the Requesting Shareholder, and any Shareholders participating in a Piggyback Registration pursuant to Section 10.03, the “Registering Shareholders”) have requested the Issuer to register by request received by the Issuer within 15 Business Days after such Shareholders receive the Issuer’s notice of the Demand Registration;

all to the extent necessary to permit the disposition (in accordance with the Demand Request) of the Registrable Securities so to be registered; provided that, subject to Section 10.01(d), the Issuer shall not be obligated to effect more than one Demand Request in any six-month period, and no Requesting Shareholder shall be entitled to make more than three requests for registration pursuant to this Section 10.01, other than Short Form Registrations, for which an unlimited number of requests pursuant to this Section 10.01 shall be permitted, so long as the Issuer is eligible to use Form S-3 under the Securities Act (or any successor thereto); provided further that the Issuer shall not be obligated to effect a Demand Request unless the aggregate proceeds expected to be received from the sale of the Registrable Securities requested to be included in such Demand Request equals or exceeds $100,000,000.

(b)       Promptly after the expiration of the fifteen-Business Day-period referred to in Section 10.01(a)(ii), the Issuer will notify all Registering Shareholders of the identities of the other Registering Shareholders and the number of Registrable Securities requested to be included therein.

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(c)       The Issuer shall be liable for and pay all Registration Expenses in connection with any Demand Registration, regardless of whether such Demand Registration is effected; provided that the Issuer shall not be liable for, and the Requesting Shareholder who made the request for such Demand Registration shall be liable for, any Registration Expenses of any registration begun pursuant to Section 10.01(a), the request of which is subsequently withdrawn by such Requesting Shareholder unless the withdrawal is based upon (i) any fact, circumstance, event, change, effect or occurrence that individually or in the aggregate has a material adverse effect on the Issuer, or (ii) material adverse information concerning the Issuer that the Issuer had not publicly revealed prior to such request for a Demand Registration or that the Issuer had not otherwise notified such Requesting Shareholder of at the time of such request. All Selling Expenses incurred in connection with any Demand Registration shall be borne by the Shareholders of the Registrable Securities so registered pro rata on the basis of the aggregate offering or sale price of the Registrable Securities so registered.

(d)       A Demand Registration shall not be deemed to have occurred unless the registration statement relating thereto (i) has become effective under the Securities Act and (ii) has remained continuously effective until all Registrable Securities of the Registering Shareholders included in such registration have actually been sold thereunder); provided that such registration statement shall not be considered a Demand Registration if, after such registration statement becomes effective, such registration statement is interfered with by any stop order, injunction or other order or requirement of the SEC or other Governmental Authority.

(e)       If a Demand Registration involves an underwritten Public Offering and the managing underwriter advises the Issuer that, in its view, the number of Registrable Securities requested to be included in such registration exceeds the largest number of Registrable Securities that can be sold without having an adverse effect on such offering, including the price at which such Registrable Securities can be sold (the “Maximum Offering Size”), the Issuer shall include in such registration, in the priority listed below, up to the Maximum Offering Size:

(i)       first, all Registrable Securities requested to be included in such registration by any Shareholders pursuant to this Section 10.01 (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Shareholders on the basis of the relative number of shares of Registrable Securities held by each such Shareholder at such time of determination (provided that any securities thereby allocated to a Shareholder that exceed such Shareholder’s request shall be reallocated among the remaining requesting Shareholders in like manner)); and

(ii)       second, any securities proposed to be registered by any other Persons (including the Issuer), with such priorities among them as the Issuer shall determine.

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Section 10.02. Shelf Registration.

(a)       At any time after the earlier of (x) 180 days after the effective date of the registration statement for the IPO and (y) the expiration of the period during which the managing underwriters for the IPO shall prohibit the Issuer from effecting any other public sale or distribution of Registrable Securities, Buyer or L Brands may make a written request (a “Shelf Request”) to the Issuer to file with the SEC a Shelf Registration Statement, which Shelf Request shall specify the aggregate amount of Registrable Securities to be registered therein and the intended methods of distribution thereof (any such requested Shelf Registration Statement, a “Shelf Registration”).

(b)       Following the delivery of a Shelf Request, the Issuer shall, subject to Section 10.02(f), (i) file as promptly as reasonably practicable (and, in any event, within 30 days following delivery of such Shelf Request) with the SEC a Shelf Registration Statement (which shall be an automatic Shelf Registration Statement if the Issuer qualifies at such time to file such a Shelf Registration Statement) relating to the offer and sale of all Registrable Securities from time to time in accordance with the methods of distribution stated in the Shelf Request and set forth in the Shelf Registration Statement (provided, however, that if a Shelf Request is delivered prior to the expiration of the Lock-up Period, the Issuer shall not be obligated to file, but shall be obligated to prepare, such Shelf Registration Statement prior to the expiration of the Lock-up Period) and (ii) use its reasonable best efforts to cause such Shelf Registration Statement to become effective under the Securities Act as promptly as reasonably practicable.

(c)       The Issuer shall use its reasonable best efforts to keep any Shelf Registration Statement filed pursuant to Section 10.02(b) continuously effective under the Securities Act in order to permit the prospectus forming a part thereof to be usable in connection with any Shelf Take-Down (as defined below) until the date as of which all Registrable Securities have been sold pursuant to the Shelf Registration Statement or another Registration Statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder) or otherwise cease to be Registrable Securities.

(d)       Shelf Take-Downs.

(i)       An offering or sale of Registrable Securities pursuant to a Shelf Registration Statement (each, a “Shelf Take-Down”) may, subject to Section 10.02(f), be initiated at any time by Buyer or L Brands.

(ii)       If Buyer or L Brands elects by written request to the Issuer, a Shelf Take-Down shall be in the form of an underwritten offering (such written request, an “Underwritten Shelf Take-Down Request”) and the Issuer shall amend or supplement the Shelf Registration Statement for such purpose as soon as practicable.

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(iii)       Promptly upon delivery of an Underwritten Shelf Take-Down Request, the Issuer shall include in such Shelf Take-Down all such Registrable Securities that are requested to be included on such Shelf Take-Down.

(e)       The Issuer shall be liable for and pay all Registration Expenses in connection with any Shelf Registration and any Shelf Take-Down. All Selling Expenses incurred in connection with any Shelf Registration and any Shelf Take-Down shall be borne by Buyer or L Brands, as applicable.

(f)       Upon notice to the Requesting Shareholder who made the request for such Demand Registration, the Issuer may defer taking action with respect to a registration pursuant to Section 10.01 or Section 10.02 on two occasions during any period of six consecutive months for a reasonable time specified in the notice but not exceeding 30 days (which period may not be extended or renewed), if the Issuer has determined (i) after consultation with an investment banking firm of recognized national standing and such firm shall have advised the Issuer in writing, that effecting such registration would materially and adversely affect an offering of securities of the Issuer the preparation of which had then been commenced, (ii) such registration would materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Issuer, (iii) such registration would require premature disclosure of material information that the Issuer has a bona fide business purpose for preserving as confidential, or (iv) such registration would render the Issuer unable to comply with requirements under the Securities Act or Exchange Act. Any such determination under the foregoing clauses (ii), (iii), or (iv) shall be evidenced by a resolution of the board of directors of the Issuer and delivered at such time to Investor. Any such deferral shall terminate at such earlier time as the filing or continued use of the applicable Registration Statement would no longer so affect, interfere, require such premature disclosure or so render the Issuer unable to comply. The Issuer shall not register any securities for its own account or that of any other stockholder during the period of such deferral other than an Excluded Registration (as defined below).

Section 10.03. Piggyback Registration. (a) If at any time following the IPO the Issuer proposes to register any of its equity securities under the Securities Act (other than a registration on Form S-8, S-4 or F-4, or any successor forms, relating to equity securities issuable upon exercise of employee stock options or in connection with any employee benefit or similar plan of the Issuer or in connection with a direct or indirect acquisition by the Issuer of another Person (such registration, an “Excluded Registration”)), whether or not for sale for its own account, the Issuer shall each such time give prompt notice at least ten Business Days prior to the anticipated filing date of the registration statement relating to such registration to each Shareholder, which notice shall set forth such Shareholder’s rights under this Section 10.03 and shall offer such Shareholder the opportunity to include in such registration statement the number of Registrable Securities of the same class or series as those proposed to be registered as each such Shareholder may request (a “Piggyback Registration”), subject to the provisions of Section 10.03(b). Upon the request of any such Shareholder made within five (5) Business Days after the receipt of notice from the Issuer (which request shall

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specify the number of Registrable Securities intended to be registered by such Shareholder), the Issuer shall use its reasonable best efforts to effect the registration under the Securities Act of all Registrable Securities that the Issuer has been so requested to register by all such Shareholders, to the extent necessary to permit the disposition of the Registrable Securities so to be registered; provided that (i) if such registration involves an underwritten Public Offering, all such Shareholders requesting to be included in the Issuer’s registration must sell their Registrable Securities to the underwriters selected as provided in Section 10.07(f) on the same terms and conditions as apply to the Issuer or the applicable Requesting Shareholder, as applicable, and (ii) if, at any time after giving notice of its intention to register any of its equity securities pursuant to this Section 10.03(a) and prior to the effective date of the registration statement filed in connection with such registration, the Issuer shall determine for any reason not to register such securities, the Issuer shall give notice to all such Shareholders and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration. No registration effected under this Section 10.03 shall relieve the Issuer of its obligations to effect a registration to the extent required by Section 10.01 or Section 10.02. The Issuer shall pay all Registration Expenses in connection with each Piggyback Registration. All Selling Expenses incurred in connection with any Piggyback Registration shall be borne by the Shareholders of the Registrable Securities so registered pro rata on the basis of the aggregate offering or sale price of the Registrable Securities so registered.

(b)       If a Piggyback Registration involves an underwritten Public Offering (other than any Demand Registration, in which case the provisions with respect to priority of inclusion in such offering set forth in Section 10.01(e) shall apply) and the managing underwriter advises the Issuer in writing that, in its view, the number of Registrable Securities that the Issuer and the Shareholders intend to include in such registration exceeds the Maximum Offering Size, the Issuer shall include in such registration, in the following priority, up to the Maximum Offering Size:

(i)       first, so much of the Registrable Securities proposed to be registered for the account of the Issuer as would not cause the offering to exceed the Maximum Offering Size;

(ii)       second, all Registrable Securities requested to be included in such registration by any Shareholders pursuant to this Section 10.03 (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Shareholders on the basis of the relative number of shares of Registrable Securities held by each such Shareholder at such time of determination (provided that any securities thereby allocated to a Shareholder that exceed such Shareholder’s request shall be reallocated among the remaining requesting Shareholders in like manner)); and

(iii)       third, any securities proposed to be registered for the account of any other Persons with such priorities among them as the Issuer shall determine.

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Section 10.04. Withdrawal Rights. Any Requesting Shareholder having notified or directed the Issuer to include any or all of its Registrable Securities in a registration statement under the Securities Act shall have the right to withdraw any such notice or direction with respect to any or all of the Registrable Securities designated by it for registration by giving written notice to such effect to the Issuer prior to the effective date of such registration statement. In the event of any such withdrawal, the Issuer shall not include such Registrable Securities in the applicable registration and such Registrable Securities shall continue to be Registrable Securities for all purposes of this Agreement. No such withdrawal shall affect the obligations of the Issuer with respect to the Registrable Securities not so withdrawn.

Section 10.05. Lock-Up Agreements. If any registration of Registrable Securities shall be effected in connection with a Public Offering, no Shareholder shall effect any public sale or distribution, including any sale pursuant to Rule 144, of Registrable Securities (except as part of such Public Offering) during the period beginning 14 days prior to the effective date of the applicable registration statement until the earlier of (i) such time as the Issuer and the managing underwriter shall agree and (ii) 180 days (the “Lock-up Period”).

Section 10.06. Limitation on Grant of Future Registration Rights. From and after the date of this Agreement, the Issuer shall not, without the consent of Buyer and L Brands, enter into any agreement with any Person, including any holder or prospective holder of any securities of the Issuer, giving any registration rights (i) the terms of which are more favorable than, senior to or conflict with, the registration rights granted to Buyer and L Brands hereunder or (ii) permitting such Person to exercise a demand registration right; provided that the Issuer may enter into an agreement granting such rights if such agreement provides Buyer and L Brands with piggyback rights consistent with those granted to Buyer and L Brands hereunder, and, if such agreement contains any provisions granting rights to participate in an underwritten offering, then Buyer and L Brands shall participate with such other holders on a pro rata basis; and provided, further, that the Issuer may enter into an agreement granting such demand rights in connection with the issuance of securities of the Issuer pursuant to (i) a bona fide material acquisition, disposition or other similar transaction involving the Issuer or any of its Subsidiaries, (ii) an exchange of indebtedness of the Issuer into equity and (iii) a proposed resale of convertible securities of the Issuer by any holder thereof, in each case, to the extent that the entering into of such an agreement is customary in a transaction of the type contemplated.

Section 10.07. Registration Procedures. Unless otherwise specified in this Article 10, whenever Shareholders request that any Registrable Securities be registered pursuant to this Article 10, subject to the provisions of this Article 10, the Issuer shall use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as promptly as reasonably practicable, and, in connection with any such request:

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(a)       The Issuer shall, as promptly as reasonably practicable, prepare and file with the SEC a registration statement on any form for which the Issuer then qualifies or that counsel for the Issuer shall deem appropriate and which form shall be available for the sale of such Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its reasonable best efforts to cause such filed registration statement to become and remain effective for a period of not less than three years or for the period set forth in this Agreement. The Issuer shall also, as promptly as reasonably practicable, prepare and file with the SEC such amendments (including post-effective amendments) and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement in accordance with the Requesting Shareholders’ intended method of distribution set forth in such registration statement and as may be necessary to keep the registration statement continuously effective for the period set forth in this Agreement.

(b)       Prior to filing a registration statement, including a Shelf Registration Statement, or prospectus or any amendment or supplement thereto, the Issuer shall, if requested, furnish to each participating Shareholder and each underwriter, if any, of such Registrable Securities covered by such registration statement copies of such registration statement as proposed to be filed, and thereafter the Issuer shall furnish to such Shareholder and underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424, Rule 430A, Rule 430B or Rule 430C under the Securities Act and such other documents as such Shareholder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Shareholder. Each Shareholder shall have the right to request that the Issuer modify any information contained in such registration statement, amendment and supplement thereto pertaining to such Shareholder and the Issuer shall use its reasonable best efforts to comply with such request; provided that the Issuer shall not have any obligation to so modify any information if the Issuer reasonably expects that so doing would cause the prospectus to contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(c)       After the filing of any registration statement including a Shelf Registration Statement, covering such Registrable Securities, the Issuer shall (i) respond as promptly as reasonably practicable to any comments received from the SEC and request acceleration of effectiveness as promptly as reasonably practicable after it learns that the SEC will not review the registration statement or after it has satisfied comments received from the SEC, (ii) cause the related prospectus to be supplemented by any required prospectus supplement, and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act, (iii) comply with the provisions of the Securities Act with respect to the disposition of all such Registrable Securities covered by such registration statement

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during the applicable period in accordance with the intended methods of disposition by the Shareholders thereof set forth in such registration statement or supplement to such prospectus and (iv) promptly notify each Shareholder holding Registrable Securities covered by such registration statement of any stop order issued or threatened by the SEC or any state securities commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

(d)       The Issuer shall use its reasonable best efforts to (i) register or qualify such Registrable Securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions in the United States as any Registering Shareholder holding such Registrable Securities reasonably (in light of such Shareholder’s intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other Governmental Authorities as may be necessary by virtue of the business and operations of the Issuer and do any and all other acts and things that may be reasonably necessary or advisable to enable such Shareholder to consummate the disposition of such Registrable Securities owned by such Shareholder; provided that the Issuer shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 10.07(d), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

(e)       The Issuer shall immediately notify each Registering Shareholder holding such Registrable Securities covered by a registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly prepare and make available to each such Shareholder and file with the SEC any such supplement or amendment.

(f)       (i) In any Public Offering resulting from the exercise of a Demand Registration, Buyer and L Brands shall mutually agree upon the managing underwriter in connection with such Public Offering, which selection shall be subject to the approval of the Issuer, not to be unreasonably withheld or delayed, and (ii) the Issuer shall select all other underwriters in connection with any Public Offering. In connection with any Public Offering, the Issuer shall enter into customary agreements (including an underwriting agreement in customary form, including indemnification and contribution provisions substantially to the effect and to the extent provided in this Article 10) and take such all other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities in any such Public Offering, including any required filing and the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with FINRA.

(g)       The Issuer shall furnish to each underwriter participating in such registration, if any, a signed counterpart, addressed to such underwriter, of (i) an opinion of counsel to the Issuer, (ii) a “negative assurances letter” of the legal counsel

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representing the Issuer for the purposes of such registration, and (iii) a comfort letter and “bring-down” comfort letter from the Issuer’s independent public accountants, each in customary form and covering such matters of the kind customarily covered by opinions, letters or comfort letters, as the case may be, as the managing underwriter therefor reasonably requests.

(h)       The Issuer may require each Shareholder promptly to furnish in writing to the Issuer such information regarding the distribution of the Registrable Securities as the Issuer may from time to time reasonably request and such other information as may be legally required in connection with such registration.

(i)       Each Shareholder agrees that, upon receipt of any notice from the Issuer of the happening of any event of the kind described in Section 10.07(e), such Shareholder shall forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Shareholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 10.07(e), and, if so directed by the Issuer, such Shareholder shall deliver to the Issuer all copies, other than any permanent file copies then in such Shareholder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. If the Issuer shall give such notice, the Issuer shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 10.07(a)) by the number of days during the period from and including the date of the giving of notice pursuant to Section 10.07(e) to the date when the Issuer shall make available to such Shareholder a prospectus supplemented or amended to conform with the requirements of Section 10.07(e).

(j)       The Issuer shall use its reasonable best efforts to list all Registrable Securities covered by a registration statement on any securities exchange or quotation system on which any of the Registrable Securities are then listed or traded.

(k)       The Issuer shall have appropriate officers of the Issuer (i) prepare and make presentations at any “road shows” and before analysts and rating agencies, as the case may be, (ii) take other actions to obtain ratings for any Registrable Securities and (iii) otherwise use their reasonable best efforts to cooperate as reasonably requested by the Requesting Shareholders or the underwriters in the offering, marketing or selling of the Registrable Securities.

(l)       The Issuer shall, in connection with a customary due diligence review, make available for inspection by the Requesting Shareholder, any underwriter participating in any such disposition of Registrable Securities, if any, and any counsel or accountants retained by the Requesting Shareholder or underwriter (collectively, the “Offering Persons”), all financial and other records and pertinent corporate documents and properties of the Issuer and its Subsidiaries, and cause the officers, directors and employees of the Issuer and its Subsidiaries to supply all information and participate in customary due diligence sessions in each case reasonably requested by any such representative, underwriter, counsel or accountant in connection with such Registration Statement; provided, however, that any information that is not generally publicly

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available at the time of delivery of such information shall be kept confidential by such Offering Persons unless (i) disclosure of such information is required by court or administrative order or in connection with an audit or examination by, or a blanket document request from, a regulatory or self-regulatory authority or auditor, (ii) disclosure of such information, in the reasonable judgment of the Offering Persons, is required by law or applicable legal process (including in connection with the offer and sale of securities pursuant to the rules and regulations of the SEC), (iii) such information is or becomes generally available to the public other than as a result of a non-permitted disclosure or failure to safeguard by such Offering Persons in violation of this Agreement or (iv) such information (A) was known to such Offering Persons (prior to its disclosure by the Issuer) from a source other than the Issuer when such source, to the knowledge of the Offering Persons, was not bound by any contractual, legal or fiduciary obligation of confidentiality to the Issuer with respect to such information, (B) becomes available to the Offering Persons from a source other than the Issuer when such source, to the knowledge of the Offering Persons, is not bound by any contractual, legal or fiduciary obligation of confidentiality to the Issuer with respect to such information or (C) was developed independently by the Offering Persons or their respective representatives without the use of, or reliance on, information provided by the Issuer.

Section 10.08. Indemnification by the Issuer. The Issuer agrees to indemnify and hold harmless each Shareholder owning any Registrable Securities covered by a registration statement, its officers, directors, employees and Agents, and each Person, if any, who controls such Shareholder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all Indemnifiable Losses caused by or relating to any untrue statement or alleged untrue statement of a material fact contained in any such registration statement or prospectus relating to such Registrable Securities (as amended or supplemented if the Issuer shall have furnished any amendments or supplements thereto) or any preliminary prospectus or free writing prospectus (as defined in Rule 405 under the Securities Act) relating thereto, or caused by or relating to any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such Indemnifiable Losses are caused by or related to any such untrue statement or omission or alleged untrue statement or omission so made based upon information furnished in writing to the Issuer by such Shareholder or on such Shareholder’s behalf expressly for use therein. The Issuer also agrees to indemnify any underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Shareholders provided in this Section 10.08.

Section 10.09. Indemnification by Participating Shareholders. Each Shareholder holding Registrable Securities included in any registration statement agrees, severally but not jointly, to indemnify and hold harmless the Issuer, its officers, directors, employees and Agents and each Person, if any, who controls the Issuer within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, to the same extent as the foregoing indemnity from the Issuer to such Shareholder, but only with respect to

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information furnished in writing by such Shareholder or on such Shareholder’s behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus. Each such Shareholder also agrees to indemnify and hold harmless underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Issuer provided in this Section 10.09. As a condition to including Registrable Securities in any registration statement filed in accordance with this Article 10, the Issuer may require that it shall have received an undertaking reasonably satisfactory to it from any underwriter to indemnify and hold it harmless to the extent customarily provided by underwriters with respect to similar securities. No Shareholder shall be liable under this Section 10.09 for any Indemnifiable Losses in excess of the net proceeds realized by such Shareholder in the sale of Registrable Securities of such Shareholder to which such Indemnifiable Losses relate.

Section 10.10. Conduct of Indemnification Proceeding. In the event that any claim, action, suit or proceeding is conducted, brought, threatened or asserted involving any Person (an “Indemnified Party”) in respect of which indemnity may be sought pursuant to this Article 10 the Person against whom such indemnity may be sought (the “Indemnifying Party”). Failure to provide notice shall not affect the Indemnifying Party’s obligations hereunder except to the extent the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall assume the defense of any such Registration Proceeding and, in connection therewith, shall retain counsel reasonably satisfactory to the Indemnified Party, at the Indemnifying Party’s expense. In any such Registration Proceeding, the Indemnified Party shall have the right to retain its own counsel at its own expense; provided that the fees and expenses of such Indemnified Party’s counsel shall be at the expense of the Indemnifying Party if (i) the Indemnifying Party and such Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) in the reasonable judgment of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in respect of the legal expenses of any Indemnified Party in connection with any Registration Proceeding or related Registration Proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any Registration Proceeding effected without its written consent (which consent shall not be unreasonably withheld or delayed), but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify each Indemnified Party, to the extent provided in Section 10.08 or Section 10.09, from and against all Indemnifiable Losses by reason of such settlement or judgment. The Indemnifying Party shall not effect any settlement of any pending or threatened Registration Proceeding in respect of which any Indemnified Party is seeking indemnification hereunder without the prior written consent of such Indemnified Party (which consent shall not be unreasonably withheld or delayed by any such Indemnified Party), unless such settlement includes an unconditional release of such Indemnified

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Party from all liability and claims that are the subject matter of such Registration Proceeding.

Section 10.11. Contribution. (a) If the indemnification provided for in this Article 10 is unavailable to the Indemnified Parties in respect of any Indemnifiable Losses, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Indemnifiable Losses (i) as between the Issuer and the Shareholders holding Registrable Securities covered by a registration statement on the one hand and the underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by the Issuer and such Shareholders on the one hand and the underwriters on the other, from the offering of the Registrable Securities, or if such allocation is not permitted by Applicable Law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Issuer and such Shareholders on the one hand and of such underwriters on the other in connection with the statements or omissions that resulted in such Indemnifiable Losses, as well as any other relevant equitable considerations, and (ii) as between the Issuer on the one hand and each such Shareholder on the other, in such proportion as is appropriate to reflect the relative fault of the Issuer and of each such Shareholder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Issuer and such Shareholders on the one hand and such underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Issuer and such Shareholders bear to the total underwriting discounts and commissions received by such underwriters, in each case as set forth in the effective registration statement for such registration. The relative fault of the Issuer and such Shareholders on the one hand and of such underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuer and such Shareholders or by such underwriters. The relative fault of the Issuer on the one hand and of each such Shareholder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(b)       The Issuer and the Shareholders agree that it would not be just and equitable if contribution pursuant to this Section 10.11 were determined by pro rata allocation (even if the underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 10.11(a). The amount paid or payable by an Indemnified Party as a result of the Indemnifiable Losses referred to in Section 10.11(a) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 10.11, no underwriter shall be required to contribute any amount in excess of the amount by which the total price at

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which the Registrable Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any Indemnifiable Losses that such underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and no Shareholder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of such Shareholder were offered to the public (less underwriters’ discounts and commissions) exceeds the amount of any Indemnifiable Losses that such Shareholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Each Shareholder’s obligation to contribute pursuant to this Section 10.11 is several in the proportion that the proceeds of the offering received by such Shareholder bears to the total proceeds of the offering received by all such Shareholders and not joint.

Section 10.12. Participation in Public Offering. No Shareholder may participate in any Public Offering hereunder unless such Shareholder (i) agrees to sell such Shareholder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and the provisions of this Agreement in respect of registration rights.

Section 10.13. Cooperation by the Issuer.

(a)       If any Shareholder shall transfer any Registrable Securities pursuant to Rule 144, the Issuer shall cooperate, to the extent commercially reasonable, with such Shareholder and shall provide to such Shareholder such information as such Shareholder shall reasonably request to enable Buyer or L Brands to transfer Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

(b)       The Issuer shall use reasonable best efforts to furnish forthwith, but in any event within three Business Days following receipt of a request therefor from Buyer or L Brands, to the Issuer’s transfer agent an opinion of counsel that unlegended stock certificates (or its equivalent) may be issued in respect of any Registrable Securities.

(c)       With a view to making available the benefits of Rule 144 to each of Buyer and L Brands, the Issuer agrees that, for so long as such Person owns Registrable Securities, the Issuer will use its reasonable best efforts to:

(i)       make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the date of this Agreement;

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(ii)       file with the SEC in a timely manner all reports and other documents required of the Issuer under the Exchange Act; and

(iii)     so long as such Person owns any Registrable Securities, furnish to such Person upon written request a written statement by the Issuer as to its compliance with the reporting requirements of the Exchange Act.

Section 10.14. Transfer of Registration Rights. Each of Buyer and L Brands, and each of its Permitted Transferees, may assign some or all of its rights under this Article 10 to (i) any Permitted Transferee of such Shareholder or (ii) any third party Transferee of its Registrable Securities; provided that in either case such Transferee agrees in writing to be bound by the provisions of this Agreement.

Section 10.15. Termination of Registration Rights. Buyer and L Brands shall be entitled to the rights included under this Article 10 until such time as Buyer and L Brands, respectively, no longer has “beneficial ownership” of any Registrable Securities for purposes of Rule 13d-3 or Rule 13d-5 under the Exchange Act.

Article 11
Termination, Winding Up and Dissolution

Section 11.01. Termination and Winding Up. The Partnership shall commence winding up, and the affairs of the Partnership shall be wound up upon the first to occur of the following:

(a)       the affirmative vote of the General Partner acting by the GP Board approving such termination, winding up and dissolution, if such termination, winding up and dissolution is required by Applicable Law;

(b)       the affirmative vote of the General Partner acting by the GP Board approving such termination, winding up and dissolution, upon the General Partner acting by the GP Board’s good faith determination that such winding up and dissolution is in the best interests of the Limited Partners; and

(c)       the order of a court of competent jurisdiction for the winding up and dissolution of the Partnership pursuant to the Act.

Except as otherwise set forth in this Article 11, the Partnership is intended to have perpetual existence. The death, retirement, resignation, expulsion, bankruptcy or dissolution of a Limited Partner or the occurrence of any other event that terminates the continued status of a Limited Partner as a partner in the Partnership shall not in and of itself cause a termination and winding up of the Partnership, and the Partnership shall continue in existence subject to the terms and conditions of this Agreement.

Section 11.02. Winding up and Dissolution. Promptly upon the commencement of the winding up of the Partnership, the General Partner acting by the GP Board shall act as liquidator or may appoint one or more Managers or Limited Partners as liquidator. The

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liquidator shall proceed diligently to wind up the affairs of the Partnership and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as an expense of the Partnership. Until final distribution, the liquidator shall continue to operate the properties of the Partnership with all of the power and authority of the General Partner acting by the GP Board. The steps to be accomplished by the liquidator are as follows:

(a)       The liquidator shall pay, satisfy or discharge from the assets of the Partnership all of the debts, liabilities and obligations of the Partnership (including all expenses incurred in liquidation) or otherwise make reasonable provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine).

(b)       Notwithstanding anything else contained in this Agreement, the liquidator may withhold, in their discretion, from any Distributions to any Limited Partner (i) any amounts then due from such Limited Partner to the Partnership or any of its Subsidiaries, and apply the amounts withheld to pay the amounts then due and (ii) any amounts required to pay any Taxes and related expenses that the liquidator determines to be properly attributable to such Limited Partner (including withholding taxes and interest, penalties and expenses incurred in respect thereof) and apply the amounts withheld to pay the Taxes or expenses attributable thereto.

(c)       As promptly as practicable after winding up, the liquidator shall (i) determine, in its discretion, the fair market value of the assets (the “Liquidation Assets”) of the Partnership that are available for distribution pursuant to this Section (the “Liquidation FMV”), (ii) determine the amounts to be distributed to each Limited Partner in accordance with Section 3.01(a)(i) and (iii) deliver to each Limited Partner a statement (the “Liquidation Statement”) setting forth the Liquidation FMV and the amounts and recipients of such Distributions.

(d)       As soon as the Liquidation FMV and the proper amounts of Distributions have been determined in accordance with Section 11.02(c), the liquidator shall promptly distribute the Liquidation Assets to the holders of Units in accordance with Section 3.01(a)(i), as modified hereby. Any non-cash Liquidation Assets shall first be written up or down to their Liquidation FMV, and any income, gain or loss created as a result thereof shall be allocated in accordance with Section 3.02. In making distributions of any Liquidation Assets to any group of Limited Partners, the liquidator shall allocate each type of Liquidation Asset (i.e., cash or cash equivalents, equity securities, etc.) among the Limited Partners ratably based upon the aggregate amounts to be distributed with respect to the Units held by each Limited Partner in accordance with Section 3.01(a)(i). Notwithstanding the foregoing, if the amount that would be distributed in an actual liquidation of the Partnership in respect of any Class A Unit as governed by this Section 11.02 would exceed (i) the Original Cost with respect to such Class A Unit; plus (ii) the aggregate amount of Net Income (or items of income or gain for the year of an actual liquidation) allocated with respect to such Class A Unit (including in the year of the Distribution under this Section 11.02); less (iii) all prior Distributions (other than Tax Distributions not treated as advances) received with respect to such Class A Unit (such

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amount being, the “Liquidation Cap Amount”), the actual amount distributed in an actual liquidation to the holder of any such Class A Unit with respect to such Class A Unit shall equal the Liquidation Cap Amount for such Class A Unit and the amount that would have been distributed to the holder of such Class A Unit with respect to such Class A Unit (but for the application of the Liquidation Cap Amount) shall be distributed to the other Limited Partners as provided in Section 3.01(a)(i) (taking into account the limitations of this sentence). Notwithstanding any other provision of this Agreement to the contrary, the Partnership shall, to the extent permitted by applicable provisions of the Code regarding maintaining Capital Accounts, allocate Net Income and Net Loss for each Taxable Year (and allocate items of income, gain, loss, or deduction (including from the adjustments to the non-cash Liquidation Assets) that consist of Net Income or Net Loss for the Taxable Year of any liquidation governed by this Section 11.02) so as to minimize the effect of the application of the Liquidation Cap Amount for all Class A Units.

(e)       The distribution of cash or property to a Limited Partner in accordance with the provisions of this Section 11.02 constitutes a complete return to the Limited Partner of its Capital Contributions and a complete distribution to the Limited Partner with respect to its interest in the Partnership. To the extent that a Limited Partner returns funds to the Partnership, it has no claim against any other Limited Partner for those funds.

Section 11.03. Notice of Dissolution. On completion of the distribution of the Partnership’s assets as provided herein, the Partnership is terminated (and the Partnership shall not be terminated prior to such time), and the liquidator (or such other Person as the Act may require or permit) shall file a notice of dissolution with the Registrar in accordance with the Act, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to dissolve the Partnership. Upon the filing of the notice of dissolution, the Partnership is dissolved. The Partnership shall be deemed to continue in existence for all purposes of this Agreement until it is dissolved pursuant to this Section 11.03.

Section 11.04. Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 11.02 in order to minimize any losses otherwise attendant upon such winding up.

Section 11.05. Return of Capital only from Partnership Assets. The liquidator shall not be personally liable for the return of Capital Contributions or any portion thereof to the Limited Partners (it being understood that any such return shall be made solely from the Partnership’s assets).

Section 11.06. Termination of Agreement upon Dissolution; Survival of Rights. All provisions of this Agreement shall terminate upon dissolution of the Partnership, except as expressly provided otherwise herein (it being agreed that Sections 4.06, 4.07, 5.01, 12.09, 12.10 and 12.11 and this Section 11.06 shall survive dissolution of the Partnership).

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Article 12
General Provisions

Section 12.01. Power of Attorney. (a) Each Limited Partner hereby constitutes and appoints the General Partner with full power of substitution, as such Person’s true and lawful agent and attorney-in-fact, with full power and authority in such Person’s name, place and stead, to execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (i) this Agreement, all certificates and other instruments and all amendments thereof in accordance with the terms hereof which the General Partner deems appropriate or necessary to form, qualify, or continue the qualification of, the Partnership as an exempted limited partnership in the Cayman Islands and in all other jurisdictions in which the Partnership may conduct business or own property; (ii) subject to Section 4.02(f), all instruments which the General Partner deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; and (iii) all conveyances and other instruments or documents which the General Partner deems appropriate or necessary to reflect the termination, winding up and dissolution of the Partnership pursuant to the terms of this Agreement, including a notice of dissolution.

(b)       The foregoing power of attorney is irrevocable and is intended to secure a proprietary interest of the General Partner and the performance of the obligations of each Limited Partner hereunder, and shall survive and not be affected by the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Limited Partner and the Transfer of all or any portion of such Limited Partner’s Units or partnership interest in the Partnership and shall extend to such Limited Partner’s heirs, successors, assigns and personal representatives.

Section 12.02. Title to Partnership Assets. The Partnership’s assets shall be deemed to be held by the General Partner upon trust as an asset of the Partnership in accordance with the Act, and no Limited Partner, individually or collectively, shall have any ownership interest in such assets or any portion thereof. All assets of the Partnership shall be recorded as the property of the Partnership on its books and records.

Section 12.03. Creditors. None of the provisions of this Agreement shall be for the benefit of or, to the fullest extent permitted by law, enforceable by any creditors of the Partnership or any of its Affiliates, and no creditor who makes a loan to the Partnership or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Partnership in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in the Partnership’s profits, losses, Distributions, capital or property other than as a creditor.

Section 12.04. Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

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Section 12.05. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Buyer or the Partnership, to:

SP VS Buyer LP
c/o Sycamore Partners Management, L.P.
9 West 57th Street, 31st Floor
New York, NY 10019
Attention: Stefan L. Kaluzny
E-mail: skaluzny@sycamorepartners.com

with copies to:

Kirkland & Ellis LLP
601 Lexington Avenue

New York, NY 10022
Attention: Sean Rodgers, P.C., Hamed Meshki, P.C., Karen E. Flanagan
E-mail: sean.rodgers@kirkland.com, hamed.meshki@kirkland.com, karen.flanagan@kirkland.com if to L Brands, to:

c/o L Brands, Inc.
Three Limited Parkway
Columbus, Ohio 43230
Attention: Tim Faber
E-mail: Tfaber@lb.com

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: William H. Aaronson
E-mail: william.aaronson@davispolk.com

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Partnership. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

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Any Person that becomes a Limited Partner after the date hereof shall provide its address and facsimile number to the Partnership.

Section 12.06. Amendments and Waivers. (i) Subject to Section 2.01, Section 4.02(f) and Section 7.05, any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Partnership with approval of the General Partner acting by the GP Board and Limited Partners holding at least a majority of all Units held by the parties hereto at the time of such proposed amendment or modification, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)       No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 12.07. Expenses. Except as otherwise provided herein or in the other Transaction Documents, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 12.08. Successors and Assigns. Subject to Section 7.05, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement other than in connection with a Transfer permitted pursuant to Article 8.

Section 12.09. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the Cayman Islands, without regard to the conflicts of law rules of such state.

Section 12.10. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any federal or state court sitting in the State of Delaware) and any federal or state appellate court therefrom) (the “Chosen Courts”), and each of the parties hereto hereby irrevocably consents to the jurisdiction of the Chosen Courts in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party hereto anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party hereto agrees that service of

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process on such party as provided in Section 12.05 shall be deemed effective service of process on such party.

Section 12.11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.12. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party hereto has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party hereto shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 12.13. Entire Agreement. This Agreement, the GP Agreement and the other Transaction Documents constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 12.14. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.15. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Chosen Courts, in addition to any other remedy to which they are entitled at law or in equity.

Section 12.16. Representations and Warranties of the Limited Partners. Each Limited Partner represents and warrants to the Partnership and each other Limited Partner, and each Transferee of Units shall be deemed to represent and warrant to the Partnership and each other Limited Partner, upon the Transfer of Units to such Transferee, that:

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(a)       Corporate Existence and Power. If such Limited Partner is not an individual, such Limited Partner is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of its jurisdiction of organization and has all corporate powers required to carry on its business as now conducted.

(b)       Corporate Authorization. If such Limited Partner is not an individual, the execution, delivery and performance by such Limited Partner of this Agreement and the consummation of the transactions contemplated hereby by such Limited Partner are within such Limited Partner’s corporate powers and have been duly authorized by all necessary corporate action on the part of such Limited Partner. This Agreement constitutes a valid and binding agreement of such Limited Partner enforceable against such Limited Partner in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(c)       Governmental Authorization. The execution, delivery and performance by such Limited Partner of this Agreement and the consummation of the transactions contemplated hereby by such Limited Partner require no action by or in respect of, or filing with, any Governmental Authority other than any such action or filing the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the performance by such Limited Partner of its obligations under this Agreement or such Limited Partner’s consummation of the transactions contemplated by this Agreement.

(d)       Noncontravention. The execution, delivery and performance by such Limited Partner of this Agreement and the consummation of the transactions contemplated hereby by such Limited Partner do not and will not (i) if such Limited Partner is not an individual, violate the certificate of incorporation, bylaws, articles of formation, operating agreement or similar organizational document of such Limited Partner, (ii) violate any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Limited Partner or to a loss of any benefit to which such Limited Partner is entitled under, any provision of any material agreement binding upon such Limited Partner, or (iv) result in the creation or imposition of any lien on any asset of such Limited Partner, except, in the case of clauses (ii) through (iv), as would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the performance by such Limited Partner of its obligations under this Agreement or such Limited Partner’s consummation of the transactions contemplated by this Agreement.

(e)       Investment. Such Limited Partner is acquiring the Units being acquired by it for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Such Limited Partner (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be

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capable of evaluating the merits and risks of its investment in the Partnership and is capable of bearing the economic risks of such investment.

Section 12.17. Third Party Rights. Any Covered Person, Indemnified Party or Person specified in Section 9.07(c) not being a party to this Agreement, may enforce any rights granted to it pursuant to this Agreement in its own right as if it were a party to this Agreement. Except as expressly provided herein, a person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Law, 2014, as amended, modified, re-enacted or replaced to enforce any term of this Agreement. Notwithstanding any term of this Agreement, the consent of or notice to any person who is not a party to this Agreement shall not be required for any termination, rescission or agreement to any variation, waiver, assignment, novation, release or settlement under this Agreement at any time.

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IN WITNESS WHEREOF, the undersigned have executed as a deed or caused to be executed as a deed on their behalf this Agreement on the date first written above.

PARTNERSHIP:

[●] by its general partner, [●]

By:
Name:
Title:

Witness:
Name:

GENERAL PARTNER:

[●]

By:
Name:
Title:

Witness:
Name:

LIMITED PARTNERS:

SP VS BUYER LP

By:
Name:
Title:

Witness:
Name:

[L BRANDS]

By:
Name:
Title:

Witness:
Name: